Exhibit 99.2

Summary

This summary highlights selected information appearing elsewhere in this offering memorandum. Since it is a summary, this section does not contain all the information that you should consider before investing in the notes. You should carefully read the entire offering memorandum, including the financial data and related notes and the section entitled “Risk factors,” and the documents and financial data incorporated by reference herein before making an investment decision.

We have entered into an agreement with Borse Dubai Limited (“Borse Dubai”) whereby, following the completion of Borse Dubai’s pending offer (the “Borse Dubai Offer”) to acquire OMX AB (“OMX”), we will acquire all shares of OMX then owned or subsequently acquired by Borse Dubai (the “OMX acquisition”). We have also entered into an agreement with Borse Dubai pursuant to which we will acquire 33.3% of the equity of the Dubai International Financial Exchange (“DIFX”) in exchange for cash and certain technology and trademark licensing agreements (the “DIFX transactions”). In addition, on November 7, 2007, we entered into a definitive agreement to acquire (the “PHLX acquisition”) the Philadelphia Stock Exchange, Inc. (“PHLX”), and on October 1, 2007, we entered into a definitive agreement to acquire (the “BSX acquisition”) the Boston Stock Exchange (“BSX”). After the close of the BSX acquisition, BSX’s current operations will be discontinued and, consequently, there is no financial impact from the BSX acquisition reflected in the pro forma financial data in this offering memorandum. We refer to the OMX acquisition, the DIFX transactions, the PHLX acquisition, the BSX acquisition, the issuance of the notes offered hereby and borrowings under the term loan portion of certain credit facilities which we will enter into in connection with the OMX acquisition and the PHLX acquisition (“Credit Facilities”) collectively as the “Transactions.” Unless otherwise indicated, discussion of the Transactions in this offering memorandum (including for purposes of “Selected unaudited pro forma condensed combined financial data of the combined company”) assumes Nasdaq purchased 100% of the OMX shares in the OMX acquisition and the initial purchasers did not exercise the over-allotment option. Following the OMX acquisition, the resulting company will be called The NASDAQ OMX Group, Inc., and for purposes of this offering memorandum the combined company resulting from the acquisitions of OMX and PHLX is referred to as “The NASDAQ OMX Group” or the “combined company.” Although we currently expect to enter into the Credit Facilities and consummate the other Transactions shortly after the notes are issued, the consummation of the other Transactions is not a condition to completion of this offering.

Unless otherwise noted or the context otherwise requires, the terms “Nasdaq,” “we,” “us” and “our” refer to The Nasdaq Stock Market, Inc., its wholly-owned subsidiaries and other entities in which it has a controlling financial interest for periods prior to the OMX acquisition and to The NASDAQ OMX Group, Inc., its wholly-owned subsidiaries and other entities in which it has a controlling financial interest for periods following the OMX acquisition. The term “The NASDAQ Stock Market” refers to The NASDAQ Stock Market LLC, its wholly-owned subsidiaries and other entities in which it has a controlling financial interest.

Our company

We are a leading provider of securities listing, trading, and information products and services. Our revenue sources are diverse and include revenues from transaction services, market data products and services, listing fees, insurance products, shareholder, director and newswire services and financial products. We operate The NASDAQ Stock Market, which is the largest electronic equity securities market in the U.S., both in terms of number of listed companies and traded share volume. As of September 30, 2007, The NASDAQ Stock Market was home to over 3,100 listed companies with a combined market capitalization of over $4.7 trillion. We also operate, through The NASDAQ Stock Market, the NASDAQ Market Center, which provides our market participants with the ability to access, process, display and integrate orders and quotes in The NASDAQ Stock Market and other national securities exchanges in the U.S. Transactions involving 551.3 billion equity securities were executed on or reported to our systems during the nine months ended September 30, 2007, 27.7% higher than the same period in 2006.

Through our technology leadership and customer focus, we have demonstrated our ability to increase our market share and grow our net exchange revenues (revenues less liquidity rebates, brokerage, clearance and exchange fees) and profitability. We are the largest pool of liquidity for trading equities in the U.S. From the quarter ended December 31, 2005 through the quarter ended September 30, 2007, we grew our average daily matched volume in U.S. cash equities from 1.1 billion to 1.9 billion. We also increased our reported market share in New York Stock Exchange (“NYSE”) listed stocks traded from 14.9% for December 2004 to 34.5% for September 2007. For the 12 months ended September 30, 2007, we generated net exchange revenues of $783.7 million.

Industry trends

The liberalization and globalization of world markets have resulted in greater mobility of capital, greater international participation in local markets, greater trading volumes and more competition among markets in different geographical areas. Trading volume in the U.S. equity market has grown meaningfully over the past few years.

Industry growth is driven by additional demand for active and transaction-intensive asset management, the shift away from floor-based to electronic trading platforms, significantly enhanced technology, increased participation from retail investors and regulatory changes both in Europe and in the U.S. Globally, investors continue to demand greater efficiency in trading securities, new sophisticated order types, seamless trading across asset classes and markets, and ever better performance of trading platforms, which we expect will continue to fuel growth in volumes, irrespective of the macroeconomic environment.

Recent regulatory changes have been implemented to eliminate trading barriers between exchanges and to increase efficiency for investors. The adoption of Regulation NMS in the U.S. and the current implementation of the European Markets in Financial Instruments Directive (“MiFID”) aim to promote and ensure market center competition, order interaction and price transparency so that investors may enjoy lower transaction costs and more flexibility to trade financial assets in a number of different locations and methods. The most significant change is that each exchange will be forced to route orders to the market centers with the best execution performance, including price, speed, liquidity and reliability, as opposed to merely executing them.

As a result of these industry trends, an exchange’s scale and technology have become very important factors in maintaining competitive advantages. Scale allows for greater liquidity pools, which is a critical criterion for where investor order flow is directed. In addition, scale provides an exchange with operating leverage by processing a growing number of transactions over an existing technology platform, which we believe improves profitability. Given the recent regulatory changes in the U.S. and Europe, as well as the continued evolution of investor requirements, technology capabilities have become even more important because order flow will be driven to those exchange providers that provide the best execution performance and multi-asset trading capabilities over an integrated platform.

The acquisition of OMX AB and strategic partnership with Borse Dubai Limited

We have entered into an agreement with Borse Dubai whereby, following the completion of Borse Dubai’s pending offer to acquire OMX, we will acquire all shares of OMX then owned or subsequently acquired by Borse Dubai, and Borse Dubai will become a significant minority shareholder of The NASDAQ OMX Group. The Government of Dubai created Borse Dubai in 2007 to consolidate its exchange holdings, which include the Dubai Financial Market and DIFX. Borse Dubai currently owns 29.1% of OMX’s outstanding shares, either directly or through option contracts, and controls an additional 19.3% through irrevocable undertakings granted in favor of Borse Dubai and Nasdaq by OMX shareholders, for a total of 48.3%. Our agreement with Borse Dubai is conditioned upon Borse Dubai acquiring at least 67.0% of the outstanding OMX shares. In a press release dated February 15, 2008, Borse Dubai reported that the Borse Dubai Offer had been accepted by shareholders representing approximately 68.6% of the OMX shares. Following settlement of the option contracts held by Borse Dubai, Borse Dubai would be expected to hold in the aggregate approximately 97.6% of the OMX shares. Borse Dubai also announced an extended acceptance period for shareholders who had not yet tendered.

OMX owns and operates the largest securities marketplace in Northern Europe, including markets in Sweden, Denmark and Finland. In addition to trading in equities, bonds and derivatives, OMX also provides services to listed companies as well as information services to participants in the financial markets. In addition, OMX provides technology solutions for trading, clearing and settlement, and market data distribution to over 60 exchanges, clearing houses and central security depositories (“CSDs”) in over 50 countries. As of September 30, 2007, OMX was home to 839 listed companies with a combined market capitalization of approximately $1.5 trillion. Through technology leadership and customer focus, OMX has demonstrated its ability to consistently grow total revenues and increase profitability. For the 12 months ended September 30, 2007, OMX generated total revenues of $577.4 million.

Our acquisition of OMX will create a premier global exchange company and exchange technology provider. We believe the combination of Nasdaq’s global brand and technology leadership with OMX’s global technology expertise, customer base and multi-product capabilities will further enhance our competitive position in the industry. We expect the acquisition of OMX to close in February 2008.

Assuming Borse Dubai owns 100% of all outstanding OMX shares once its pending offer is complete, we will acquire those shares for an aggregate equity consideration of approximately $4.2 billion, or SEK 27.3 billion, consisting of approximately $1.9 billion, or SEK 12.6 billion, in cash, and approximately 60.6 million shares of Nasdaq common stock at $37.43 per share, based on Nasdaq’s closing stock price as of September 26, 2007 (the signing of the amended offer letter agreement between Nasdaq and Borse Dubai), resulting in a value of approximately $2.3 billion, or SEK 14.7 billion, for the new equity issued. As of February 15, 2008, the total consideration to be paid by us pursuant to the OMX acquisition was approximately $4.5 billion, or SEK 28.5 billion, and the value of the new equity to be issued was $2.5 billion, or SEK 15.9 billion, based on Nasdaq’s closing stock price and applicable exchange rates as of such date.

We have also entered into an agreement with Borse Dubai which provides that in exchange for a contribution of $50.0 million in cash to DIFX, and the entry into certain technology and trademark licensing agreements, we will acquire 33.3% of the equity of DIFX. This agreement will allow DIFX to utilize Nasdaq’s trademark and exchange technologies from both us and OMX, which, we believe, will enhance DIFX’s growth in Middle Eastern and North African financial markets. For additional information on the acquisition of OMX and our strategic partnership with Borse Dubai, you should also read the “The Transactions” section included elsewhere in this offering memorandum.

The acquisition of the Philadelphia Stock Exchange

On November 7, 2007, we announced the acquisition of PHLX for $652.0 million in cash. PHLX is the third largest options market in the U.S. Its equity options market share has grown from 10.7% in December 2004 to 15.4% in September 2007. For the 12 months ended September 30, 2007, PHLX generated total revenues of $122.7 million. The acquisition of PHLX provides us with immediate exposure to a fast growing asset class and diversification into an area adjacent to our core equity business. It is also complementary to our new options trading platform, the NASDAQ Options Market, that we expect to launch in the first half of 2008. We expect the acquisition of PHLX to close in the first half of 2008, following the completion of the OMX acquisition.

Combination rationale

Our new company, to be called The NASDAQ OMX Group, will bring together three companies with a common culture and vision of innovation, competitiveness and pioneering technological expertise.

Creates a premier global exchange company

The combination of Nasdaq, OMX and PHLX brings together highly complementary businesses, uniting Nasdaq’s leading global brand, highly efficient electronic trading platform and track record of customer focused innovation with OMX’s global technology services platform and customer base, the efficient Nordic Exchange, derivatives capabilities and track record of successful cross-border exchange integrations, and PHLX’s options trading platform in the U.S. The NASDAQ OMX Group is a premier global exchange company that is the largest in global listings, second largest in market capitalization of listed companies, second largest in cash equity trading and the third largest in equity derivatives trading in both the U.S. and Europe. The combined company has over 3,950 listings across all industries, more than any other exchange in the world.

Diversifies our operations and enhances existing product offering

The acquisition of OMX will add 839 listed companies from 18 countries in Europe, Asia and Australia and provide us with a truly global issuer base by diversifying our business from both a geographic and product standpoint. We believe the acquisition of OMX and PHLX will enhance our product offering by providing us with immediate leadership in European cash equities trading, as well as U.S. and European derivatives trading. OMX will also provide us with a new source of long-term recurring revenues through its global technology solutions business and enrich our information sales. We will be able to offer trade data from OMX’s European exchanges to U.S. investors and increase our sales of Nasdaq trade data to European investors. In addition, we will be able to leverage the strength of each organization’s distribution capabilities to broaden the data customer base, as well as create new data products. The combination also provides us with derivatives clearing and settlement services capabilities in Europe.

Solidifies our leadership in global exchange technology

Nasdaq is a pioneer in electronic trading. We believe that we have the fastest, most efficient trading platform for equities in the U.S., with almost 100% system reliability and high scalability. Similarly, OMX has extensive experience and expertise in providing state-of-the art exchange technology worldwide to a sophisticated and global customer base, and is well-known for its innovative technology development. PHLX’s proprietary trading system has demonstrated superior capacity, speed and system reliability within the U.S. derivatives market. This combination unites world class technology leadership across all of our product offerings and, over time, we expect to integrate these technologies into a best-of-breed platform that we believe will enable us to further enhance our competitive position.

Increases our strategic opportunities

With increased financial and managerial resources, we believe The NASDAQ OMX Group will be a global partner of choice for future cooperation and consolidation opportunities. The network of customers using OMX’s technology solutions gives us a unique advantage to form potential strategic relationships. The strategic partnership with Borse Dubai and our investment in DIFX provide us with significant resources and valuable expertise in the growing Middle Eastern and North African financial markets, as well as enhance the globalization of the Nasdaq brand name, further increasing our strategic opportunities.

Business overviews

Nasdaq

We are a leading provider of securities listing, trading, and information products and services. Historically, we have divided our products and services into two business segments: Market Services and Issuer Services.

Market Services

Our Market Services segment includes our transaction-based business (NASDAQ Market Center) and our market information services business (Nasdaq Market Services Subscriptions). The NASDAQ Market Center is our transaction-based platform that provides our market participants with the ability to access, process, display and integrate orders and quotes, enabling our customers to execute trades in over 7,600 equity securities and exchange traded funds (“ETFs”), as of September 30, 2007. The NASDAQ Market Center allows us to route and execute buy and sell orders and generates transaction-based revenues. It also reports transactions for Nasdaq-listed securities and securities listed on other national securities exchanges, providing fee-based revenues. We also generate revenues by providing varying levels of quote and trade information to market participants and data vendors, who in turn sell subscriptions for this information to the public. Our systems enable vendors to gain direct access to our detailed order data, index information, mutual fund pricing information, and corporate action information on Nasdaq-listed securities.

Average daily volume in Nasdaq-listed securities was 1.81 billion shares in 2004, 1.80 billion shares in 2005, 2.01 billion shares in 2006 and 2.16 billion shares for the nine months ended September 30, 2007. Our market share of reported trading volume in Nasdaq-listed securities has grown from 57.8% in December 2004 to 71.3% in September 2007, and our market share of reported trading volume in NYSE-listed securities has grown from 14.9% to 34.5% for the same periods, respectively. For the 12 months ended September 30, 2007, the Market Services segment generated $506.2 million of net exchange revenues, representing 64.6% of our total net exchange revenues. The NASDAQ Market Center generated $310.7 million of net exchange revenues, the Nasdaq Market Services Subscription business generated $164.0 million of net exchange revenues and Other Market Services generated $31.5 million of net exchange revenues for the 12 months ended September 30, 2007.

Issuer Services

Our Issuer Services segment includes our securities listing business, insurance business, shareholder, director and newswire services (Corporate Client Group) and our financial products business (Nasdaq Financial Products). For the nine months ended September 30, 2007, 95 initial public offerings (“IPOs”) were listed on The NASDAQ Stock Market, representing a market share of 65.0% of the total number of U.S. IPOs. In each of the past five years, Nasdaq has secured more IPOs in the U.S. than any of its competitors. The companies listed on The NASDAQ Stock Market represent a diverse array of industries, including information technology, financial services, healthcare, consumer products and industrials. This diversity of Nasdaq-listed companies allows us to develop industry-specific and other Nasdaq indexes, then develop and license financial products and associated derivatives based on these indexes. In addition to generating licensing revenues for Nasdaq, these products, particularly mutual funds and ETFs, lead to increased investments in companies listed on The NASDAQ Stock Market, which enhances our ability to attract new listings.

For the 12 months ended September 30, 2007, our Issuer Services segment generated $277.3 million of net exchange revenues, representing 35.4% of total net exchange revenues. The Corporate Client Group generated $234.7 million of net exchange revenues and the Nasdaq Financial Products business generated $42.6 million of net exchange revenues for the 12 months ended September 30, 2007.

OMX

OMX, established in Stockholm, Sweden in 1984, owns and operates the largest securities marketplace in Northern Europe, and provides marketplace services and solutions to exchanges, clearing organizations and CSDs. OMX is divided into three business areas: Nordic Marketplaces, Information Services & New Markets and Market Technology.

Nordic Marketplaces.  The Nordic Marketplaces business area includes exchanges in Stockholm, Sweden; Helsinki, Finland; Copenhagen, Denmark; and Reykjavik, Iceland. These exchanges each have one main market and an alternative market called First North, which is tailored to the needs of smaller companies. All markets provide products and services facilitating the listing and trading of securities and the clearing of derivatives. Members of the Nordic Marketplaces can trade in equities and depository receipts, warrants, convertibles, rights, fund units, options, ETFs, bonds and other fixed income products. For the 12 months ended September 30, 2007, Nordic Marketplaces generated revenues of $296.4 million, representing 44.9% of OMX’s total revenues. Revenues from trading, issuer services and other services accounted for 73.8%, 18.2% and 8.0%, respectively, of total revenues within the Nordic Marketplaces business area.

Information Services & New Markets.  The Information Services & New Markets business area combines OMX’s information services with OMX’s securities administration services and OMX’s ownership and operation of the Baltic exchanges and CSDs. There are four main revenue sources within this business area:

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Information revenue.  OMX’s information revenues are generated primarily through sales and distribution of market information and are based on the number of real-time terminals used and reported by end-users. Trading information is the largest source of revenue in this business area, and OMX had 107 information vendors as of September 30, 2007.

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Baltic Markets.  Revenue from the Baltic Markets comprise trading revenue and issuer revenue from the exchanges owned by OMX in Estonia, Latvia and Lithuania. Trading revenue is based on the number of transactions and the value of the shares being sold. Issuer revenue is based on the market capitalization of listed companies and the number and size of new listings on those exchanges.

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Broker Services.  Revenue from Broker Services is derived from securities administration, mainly back-office services related to share trading in the Nordic region, and the licensing and operation of back-office systems, also in the Nordic region. Revenue from securities administration is based on a fixed basic fee for administration and variable revenue based on the number of transactions carried out.

•	Other revenue. Other revenue for the Information Services & New Markets business area is generated from training, sales of informational materials and line connection fees for members.

For the 12 months ended September 30, 2007, Information Services & New Markets generated revenues of $121.7 million, representing 18.4% of OMX’s total revenues.

Market Technology.   OMX’s Market Technology business area provides technology solutions for trading, clearing and settlement and also offers facility management, integration and advisory services. Revenue is derived from three primary sources:

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License, support and project revenue.  Revenues are derived from the system solutions developed and sold by OMX. A system solution is a fully integrated set of hardware, software, technology know-how, training and ongoing support services. It is the core of operating, trading and matching engines, information dissemination systems and clearing and settlement systems in a securities marketplace. Solutions provided by OMX are used by more than 60 exchanges, clearing houses and CSDs in over 50 countries worldwide. When OMX provides a system solution, it undertakes to upgrade, develop and maintain the system and receives regular support revenues for this work. OMX typically enters into long-term contracts with its clients, usually for five years or longer. For the majority of contracts, annual revenues are fixed upfront for the duration of the contract.

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Facility management services.  OMX assumes responsibility for the operation of a system platform for a customer, for which OMX receives recurring facility management revenue. Contract periods vary between three and six years.

•	Other revenues. Other revenues mainly consist of revenue from consulting services.

For the 12 months ended September 30, 2007, Market Technology generated revenues of $241.9 million, representing 36.6% of OMX’s total revenues.

PHLX

PHLX is the third largest options market in the U.S., and provides a marketplace for the trading of equity options, index options, currency options, equities and futures. PHLX operates an electronic trading platform and a trading floor, with electronic and floor contract volume split approximately 60% and 40%, respectively. The average daily volume of equity options contracts traded on PHLX for the nine months ended September 30, 2007 was 1.5 million compared to 0.5 million in 2004. Since PHLX’s average daily volume of U.S. options contracts has been growing faster than the industry, its equity options market share has increased from 10.7% in December 2004 to 15.4% in September 2007. The majority of PHLX’s revenues are based on options trading volume, with the remainder coming from floor charges, regulatory fees and other activities. PHLX’s platform is attractive to both retail investors, who tend to prefer electronic trading, and institutional investors, who typically pursue more complex trading strategies and tend to prefer to trade on the floor.

Strengths of The NASDAQ OMX Group

Premier global exchange company

The NASDAQ OMX Group is a premier global exchange company that is the largest in global listings, second largest in market capitalization of listed companies, second largest in cash equity trading worldwide and the third largest in equity derivatives trading in both the U.S. and Europe.

For the 12 months ended September 30, 2007, the combined company had an average daily trading volume of 7.4 million trades in cash equities, representing a value of approximately $61.0 billion. During the nine months ended September 30, 2007, the combined company’s traded value of cash equities was approximately $14.0 trillion. In addition, the combined company has over 3,950 listings from 39 countries with an aggregate market capitalization of approximately $6.2 trillion as of September 30, 2007. We believe we will continue to be the single largest liquidity pool for trading equities in the U.S. The NASDAQ OMX Group has many of the world’s largest companies listed on its marketplaces, with a leading market share of listings in the technology, software, telecommunication and pulp and paper industries worldwide. Issuers listing with the combined company will be associated with an innovative, future-focused global exchange company with blue-chip peers in all industry sectors and will have access to a broad base of investors. Over time, we expect that The NASDAQ OMX Group will be able to offer a global liquidity pool and cross-border trading, while continuing to maintain the technology leadership that offers investors speed, scalability, reliability and low cost.

Leader in global exchange technology

We believe The NASDAQ OMX Group is the leader in global exchange technology. As the world’s first electronic stock exchange, Nasdaq pioneered electronic trading and has continued to innovate over the last 30 years and has the fastest, most efficient trading platform in the U.S. Our platform processes trades at sub-millisecond transaction speeds that are the fastest in the industry with close to 100% system reliability, which we believe is also industry-leading. In addition, our platform is highly scalable with current capacity at twice the level of daily peaks. We can handle significantly higher transaction volume at low incremental cost. We believe our technology provides the lowest cost structure in the industry, which further enhances our competitive position.

Similarly, OMX has been a leader in creating a truly integrated cross-border stock market and has also created a global technology customer base of more than 60 marketplaces in over 50 countries worldwide, including Hong Kong, Singapore, Australia and the U.S. We believe PHLX is also a technology leader and that it has developed one of the fastest and most reliable options trading platforms in the industry. We believe that The NASDAQ OMX Group will continue to provide leading technology for the world’s competitive and demanding capital markets, which increasingly require that exchanges be able to constantly secure the best price for investors and issuers, a natural strength of our combined robust technology and electronic trading platforms.

Diversified business platform

The NASDAQ OMX Group has a diversified revenue base, both in terms of geography and product offering. The combined company has over 3,950 listings from approximately 39 countries as of September 30, 2007. Companies from the U.S. and Northern Europe will account for approximately 70% and 21% of our combined total listings, respectively, with various countries around the world accounting for the remaining 9%. In addition, over 45% of our combined revenues will be generated outside the U.S. Our combined listings will cover a broad range of industries, including technology, software, telecommunications, financial services, health care, consumer goods, general manufacturing, pulp and paper, and energy and utilities. The global technology solutions business of OMX gives us access to a new long-term recurring revenue stream. In addition, the strong derivatives exchange businesses of OMX and PHLX will complement Nasdaq’s new electronic options exchange, the NASDAQ Options Market, that is expected to launch in the first half of 2008 and further diversify our product offerings and geographic presence. OMX will also provide us with derivatives clearing and settlement services capabilities in Europe.

Highly recurring revenue base

The majority of The NASDAQ OMX Group’s net exchange revenues will be generated by activities that are not driven by trading volume. On a pro forma basis for the 12 months ended September 30, 2007, 67.6% of our combined net exchange revenues were fee-based, including revenues from annual listing fees, data and financial products, shareholder, director and newswire services, as well as OMX’s technology solutions business. On a pro forma basis for the 12 months ended September 30, 2007, OMX’s technology solutions business represented 16.0% of the net exchange revenues of The NASDAQ OMX Group. This revenue stream is highly recurring since the contracts are for multiple years and the annual revenues are typically fixed upfront. On a pro forma basis for the 12 months ended September 30, 2007, 32.4% of our combined net exchange revenues were transaction-based. However, we believe that a significant portion of our net exchange revenues related to trading is also recurring since we believe that a core level of trading activity always exists, irrespective of market conditions. For example, in the last 15 years, Nasdaq-listed average daily volume has never dropped by more than 10% from one year to the next.

Strong financial performance

We have demonstrated an ability to consistently achieve strong financial results. While we grew our revenues both organically and through the acquisition and integration of Brut and INET, our disciplined cost management and focus on operational efficiencies allowed us to decrease our total operating expenses from $476.4 million in 2004 to $451.5 million for the 12 months ended September 30, 2007. In addition, OMX and PHLX have also demonstrated strong financial performance.

Proven and disciplined management team

We have a proven and disciplined management team that has substantial industry experience and expertise in making and integrating strategic acquisitions. Led by Robert Greifeld, our President and Chief Executive Officer, our executive management team has an average of 20 years of experience in the financial services industry. Robert Greifeld and his team have overseen our growth and strong financial performance. The acquisition of OMX brings the addition of Magnus Böcker, the current President and Chief Executive Officer of OMX, and the expertise of his executive management team. Magnus Böcker and his team also have significant integration experience, through the successful integration of seven exchanges in the Nordic and Baltic regions.

Recent developments

Sale of the LSE stake

On September 25, 2007, we sold 28.0% of the share capital of the London Stock Exchange plc (“LSE”) to Borse Dubai for approximately $1.6 billion in cash. On September 26, 2007, through open market transactions, we sold the remaining balance of our holdings in the LSE for $193.5 million in cash. As a result, we recognized a $431.4 million pre-tax gain which is net of $18.0 million of costs directly related to the sale, primarily for broker fees. We used approximately $1.1 billion of the approximately $1.8 billion in total proceeds from the sale of the LSE shares to repay in full and terminate our then-outstanding credit facilities.

Acquisition of the Boston Stock Exchange

On October 1, 2007, we entered into a definitive agreement to acquire BSX for $61.0 million in cash. The BSX acquisition will provide us with an additional license for trading both equities and options and a clearing license. The acquisition of BSX is expected to close in the first half of 2008. After the close of the BSX acquisition, BSX’s current operations will be discontinued and will not be integrated into our current operations. As a result of this, no financial impact from the BSX acquisition is reflected in the pro forma financial data contained within this offering memorandum.

Sale of the Hellman & Friedman ownership stake

On November 8, 2007, we announced that Hellman & Friedman (“H&F”) sold approximately 23.5 million shares of our common stock in a public offering. The shares sold consisted of shares issued through the conversion of the $300.0 million 3.75% convertible notes issued to H&F and the exercise of the warrants issued to H&F, as well as shares held outright by H&F.

The Portal Alliance

On November 12, 2007, we and a group of leading securities firms announced our intention to form The Portal Alliance, an industry-standard facility designated to serve the market for 144A equity securities. The Portal Alliance will work with third-party service providers to create an open, industry-standard facility for the private offering, trading, shareholder tracking and settlement of unregistered equity securities sold to qualified institutional buyers.

Potential Acquisition of Certain Businesses from Nord Pool ASA

On December 21, 2007, OMX announced its plan to acquire certain businesses from Nord Pool ASA (“Nord Pool”). Through this transaction, OMX will acquire Nord Pool’s clearing and consulting operations and international products business, including carbon dioxide products and international power contracts. The proposed acquisition is subject to due diligence, signing of a definitive purchase agreement and approval by regulatory authorities. OMX expects to sign a definitive purchase agreement in the first quarter of 2008. If a definitive purchase agreement is signed, the acquisition would likely be completed by mid-year 2008. OMX anticipates paying NOK 2,150 million, or $385.6 million, at closing, of which NOK 1,700 million, or $304.9 million, would be in cash (of which up to $300.0 million would be funded by a senior secured delayed draw term loan facility to be entered into concurrently with the closing of the OMX acquisition that will be available for six months to fund the proposed acquisition of the Nord Pool businesses) and NOK

450 million, or $80.7 million, would be in the form of a vendor note due to current owners of Nord Pool within 18 months after closing. OMX may also be obligated to pay further earn-out payments of up to NOK 800 million, or $143.5 million, based on volume over a five-year period.

OMX and Nord Pool have a long cooperative relationship based on OMX delivering and operating Nord Pool’s existing trading and clearing platforms. OMX’s acquisition of the Nord Pool businesses would create a foundation for expansion within Nord Pool’s core area of operations. Nord Pool’s experience and knowledge of the financial commodity market, complemented by OMX’s technology and its customer base, offer significant opportunities for creating a strong partnership, which we believe would be well positioned to benefit from the development of a global market for carbon dioxide emissions allowances in the wake of the Kyoto protocol.

Nord Pool’s clearing platform is complementary to OMX’s clearing operations and would further diversify the combined company’s revenue stream. By creating economies of scale through the integration of the clearing platforms of Nord Pool and OMX, we expect that OMX’s customers would benefit from lower overall transaction costs and a broader product range.

In a press release dated December 21, 2007, OMX reported that for the first 11 months of 2007, the to-be-acquired businesses of Nord Pool generated revenues of NOK 316 million, or $53.7 million, earnings before interest and taxes (“EBIT”) of NOK 98 million, or $16.6 million, and net profit of NOK 84 million, or $14.3 million. According to the press release, the to-be-acquired businesses had a net excess cash position above required clearing capital of NOK 166 million, or $29.8 million. We understand that the financial data reported in the press release is unaudited and may be subject to further adjustment.

Recent performance of Nasdaq and OMX

Nasdaq

On January 31, 2008, we reported our preliminary unaudited results for the fourth quarter and full year 2007. For full year 2007, we generated net exchange revenues of $812.3 million, which is an increase of 18.2% over full year 2006. This was driven primarily by increases in trade execution volume for U.S.-listed equities as well as increasing matched market share in stocks listed on the NYSE and the American Stock Exchange (“AMEX”) of 17.1% and 33.3%, respectively. This is an increase of 6.7% in NYSE-listed stocks and 8.8% in AMEX-listed stocks over full year 2006. We were also able to capture 62% of all U.S. IPOs eligible for The NASDAQ Stock Market or the NYSE in 2007, with total gross proceeds of $16.8 billion.

Operating income was $365.7 million, which is an increase of 70.8% over the full year 2006. This was driven primarily by growth in net exchange revenues as discussed above as well as expense savings due to acquisition integration and the migration to a single trading platform.

Because the financial data described above is not derived from audited financial statements, it may be subject to revision in connection with completion of our December 31, 2007 audit.

OMX

On January 31, 2008, OMX announced its preliminary unaudited results for the fourth quarter and full year 2007. For full year 2007, OMX generated revenue from continuing operations of SEK 4,073 million, which is an increase of 16.8% over full year 2006. This increase is mainly due to rising trading revenues, higher information sales and increased license, support and project revenue from the technology operations.

Operating income from continuing operations was SEK 1,360 million, which is an increase of 8.8% over full year 2006. This increase was driven primarily by growth in revenue as well as improved profitability in the Market Technology business area.

During the fourth quarter of 2007, OMX’s total revenue rose to SEK 1,113 million, an increase of 9% compared with the year-earlier period. The fourth quarter of 2007 included SEK 3 million from the sale of Lawshare, part of discontinuing operations. Total revenues for the fourth quarter of 2006 include earnings of SEK 83 million, attributable to the sale of shares in VPC AB. The primary reasons for the rise in total revenues were higher trading revenues, increased information sales and increased revenues in the technology operations. The order intake in the technology operations rose to SEK 732 million during the quarter.

Total expenses were SEK 866 million during the fourth quarter. Operating expenses include a cost of SEK 83 million as a non-recurring effect of OMX deciding to follow a ruling stipulated by the Swedish Tax Board. This cost has no impact on cash flow. Excluding this additional tax expense, expenses rose by 16% compared with the year-earlier period and by 15% excluding discontinuing operations. In addition, the increase compared with the year-earlier period is primarily attributable to increased exchange activity, enhanced new product and service drives, and increased activity in the technology operations.

Because the financial data described above is not derived from audited financial statements, it may be subject to revision in connection with completion of OMX’s December 31, 2007 audit.

2008 outlook

We believe that 2007’s successful implementation of our strategy for achieving significant market share gains will provide a number of benefits into 2008. In establishing our position as trading the most shares of any U.S. equities market in 2007 our single platform has stood out as a reliable, flexible and high capacity system delivering high levels of execution quality and speed under even the most demanding market conditions. The standout performance of our technology has led to an improved competitive position for our execution and market data businesses while realizing the anticipated cost savings from successfully integrating three platforms onto a single trading platform.

Our experience with the successful integration of Brut, INET and our other acquisitions form the basis for our domestic outlook for 2008. Following SEC approval we anticipate launching the NASDAQ Options Market which will bring the Nasdaq market structure to the fast growing asset class of exchange listed options. Our pending acquisition of BSX should provide an additional quote for market participants who want to use Nasdaq’s high performance systems to post multiple protected quotes under Regulation NMS. Following the closing of our previously announced acquisition of PHLX, we expect to continue its options market structure as a complement to the NASDAQ Options Market. In addition to benefiting our transactions business the proposed acquisitions of BSX and PHLX open up new content for enhancing our market data offerings. We believe that our business drivers are likely to continue to have a mixed impact on our operations and the elevated levels of volatility experienced during the first two months of the year will positively affect our Market Services segment through higher trading volumes but negatively impact our Issuer Services segment by reducing the anticipated number of IPOs and capital formation transactions more generally. As in 2007, we expect that we will continue to realize additional sources of revenue from enhanced product offerings and acquisitions which are complementary to our existing businesses.

Internationally, the expected combination with OMX and investment in DIFX are anticipated to enhance the globalization of the Nasdaq brand name and further increase our strategic opportunities. As the combined group we expect to be a premier global exchange company and to leverage the strength of each organization’s data distribution capabilities to broaden the data customer base as well as to create new data products. Furthermore, we expect the combination of Nasdaq, OMX and PHLX will unite world class technology leadership across all of our product offerings and, over time, will allow us to integrate these technologies into a platform that will enable us to further enhance our competitive position. The combination of OMX, PHLX and BSX with Nasdaq also is expected to provide us with the opportunity for certain revenue and costs synergies.

Summary unaudited pro forma financial information

of the combined company

The following tables set forth information about the pro forma financial condition and results of operations of The NASDAQ OMX Group after giving effect to the completion of the Transactions (other than the BSX acquisition). The table immediately below sets forth unaudited pro forma condensed combined statements of income data for the fiscal year ended December 31, 2006 and the nine months ended September 30, 2006 and 2007 as if the Transactions had been completed on January 1, 2006, and summary unaudited pro forma condensed combined balance sheet data as of September 30, 2007, as if the Transactions had been completed on that date. The information presented below was derived from the consolidated historical financial statements of Nasdaq, OMX and PHLX, and should be read in conjunction with these financial statements and the notes thereto included elsewhere or incorporated by reference in this offering memorandum and the other unaudited pro forma financial data, including related notes, included elsewhere in this offering memorandum.

The unaudited pro forma financial data is based on estimates and assumptions that are preliminary and does not purport to represent the financial position or results of operations that would actually have occurred had the Transactions been completed as of the dates or at the beginning of the periods presented or what the combined company’s results will be for any future date or any future period. See also “Forward-looking statements” and “Risk factors.” For purposes of the pro forma financial data in the table immediately below, OMX financial data has been translated from Swedish kronor into U.S. dollars. OMX financial data included in the pro forma data as of and for the year ended December 31, 2006 and the nine months ended September 30, 2007 is presented in accordance with U.S. GAAP. OMX financial data included in the pro forma data as of and for the nine months ended September 30, 2006 is presented in accordance with IFRS. The pro forma condensed combined financial data is unaudited and is presented for informational purposes only.

	Pro forma year ended December 31, 2006(1)(2)	Pro forma nine months ended September 30,
(Dollars in thousands)		2006(3)(4)	2007(1)(5)

Income statement data:
Market services	$1,768,089	$1,284,932	$1,902,974
Issuer services	300,914	218,105	254,569
Market technology	158,983	103,509	114,295
Other	19,847	13,706	12,730

Total revenues	2,247,833	1,620,252	2,284,568
Liquidity rebates	(644,860)	(491,027)	(754,743)
Brokerage, clearance and exchange fees	(325,521)	(214,964)	(416,674)

Total cost of revenues	(970,381)	(705,991)	(1,171,417)
Net exchange revenues	1,277,452	914,261	1,113,151
Compensation and benefits	399,302	276,203	322,071
Marketing and advertising	29,732	16,731	19,397
Depreciation and amortization	132,497	113,687	78,717
Professional and contract services	88,478	59,453	71,958
Computer operations and data communications	87,054	61,656	56,385
Provision for bad debts	464	(260)	2,292
Occupancy	65,900	49,942	50,750
Regulatory	—	—	21,504
Equity issued to third parties	15,449	15,449	—
General, administrative and other	57,334	39,488	89,220

Total direct expenses	876,210	632,349	712,294
Support costs from related parties, net	33,771	25,789	—

Total operating expenses	909,981	658,138	712,294
Operating income	367,471	256,123	400,857
Interest income	34,017	24,469	34,990
Interest expense	(128,984)	(100,662)	(85,887)
Dividend income	7,247	6,129	5,792
Capital gains from shares in equity investments	15,350	3,020	15,149
Gain on foreign currency option contracts	—	—	33,548
Minority interest	317	587	(886)

Income from continuing operations before taxes	295,418	189,666	403,563
Income tax provision	95,061	66,092	132,886

Net income from continuing operations	$200,357	$123,574	$270,677

(1) Prepared in accordance with U.S. GAAP.

(2) OMX income statement data translated based on an average exchange rate of SEK/USD of 6.8403.

(3) OMX financial data prepared in accordance with IFRS.

(4) OMX income statement data translated based on an average exchange rate of SEK/USD of 7.2844.

(5) OMX income statement data translated based on an average exchange rate of SEK/USD of 6.6669 and OMX balance sheet data translated at an exchange rate of SEK/USD of 6.4379.

Summary consolidated financial information and operating data of OMX

The following tables set forth summary historical financial data of OMX, which should be read in conjunction with the consolidated financial statements of OMX and the notes thereto and the discussion under “Management’s discussion and analysis of financial condition and results of operations of OMX” included in this offering memorandum. The summary balance sheet data as of December 31, 2005 and 2006 and the summary income statement data for each of the years in the three-year period ended December 31, 2006 have been derived from the audited consolidated financial statements and related notes included elsewhere in this offering memorandum. The summary balance sheet data as of September 30, 2007 and summary income statement data for the nine months ended September 30, 2006 and 2007 and the 12 months ended September 30, 2007 have been derived from the unaudited consolidated financial statements and related notes included elsewhere in this offering memorandum. The summary balance sheet data as of December 31, 2004 has been derived from audited consolidated financial statements and related notes not included in this offering memorandum. The summary balance sheet data as of September 30, 2007 and the operating data for the nine months ended September 30, 2006 and 2007 and the 12 months ended September 30, 2007 include, in the opinion of OMX’s management, all adjustments considered necessary for a fair statement of such data. The results of operations for the nine months ended September 30, 2006 and 2007 and the 12 months ended September 30, 2007 are not necessarily indicative of results that may be expected for the entire year, nor is the information below necessarily indicative of OMX’s future performance.

OMX’s consolidated financial statements have been prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. Other U.S. GAAP data presented in the following tables have been derived from unaudited analyses prepared by OMX from its accounting records.

(IFRS)	Year ended December 31,			Nine months ended September 30,		12 months ended September 30, 2007(1)
(SEK in millions)	2004(1)	2005(1)(3)	2006(1)	2006(1)	2007(1)

Results of Operations:
Results of operations from continuing operations:

Revenues:
Net sales	2,576	2,969	3,313	2,409	2,820	3,724
Own work capitalized	74	125	68	66	100	102
Other revenues	119	—	105	22	101	184

Total revenues	2,769	3,094	3,486	2,497	3,021	4,010

Expenses:
Premises expenses	(308)	(189)	(204)	(150)	(138)	(192)
Marketing expenses	(38)	(40)	(63)	(32)	(41)	(72)
Consultancy expenses	(195)	(253)	(310)	(226)	(268)	(352)
Operations and maintenance, IT	(254)	(225)	(239)	(179)	(162)	(222)
Other external expenses	(302)	(201)	(167)	(110)	(174)	(231)
Personal expenses	(1,017)	(1,049)	(1,083)	(798)	(978)	(1,263)
Depreciation and impairment	(228)	(225)	(216)	(162)	(196)	(250)

Total expenses	(2,342)	(2,182)	(2,282)	(1,657)	(1,957)	(2,582)

(IFRS)	Year ended December 31,			Nine months ended September 30,		12 months ended September 30, 2007(1)
(SEK in millions)	2004(1)	2005(1)(3)	2006(1)	2006(1)	2007(1)

Participation in earnings of associated companies	9	15	46	42	36	40
Operating income	436	927	1,250	882	1,100	1,468

Financial items:
Financial income	40	48	48	32	69	85
Financial expenses	(90)	(112)	(101)	(69)	(120)	(152)

Total financial items	(50)	(64)	(53)	(37)	(51)	(67)

Income after financial items	386	863	1,197	845	1,049	1,401
Tax	(162)	(303)	(240)	(197)	(208)	(251)

Net profit from continuing operations	224	560	957	648	841	1,150
Net profit (loss) from discontinued operations(2)	159	(17)	(46)	(33)	(55)	(68)

Net profit	383	543	911	615	786	1,082

Balance sheet data (end of period):
Cash and cash equivalents	1,377	1,243	928	1,019	730	730
Working capital	(108)	292	253	310	347	347
Property and equipment, net	366	355	321	306	295	295
Total assets	6,620	10,612	12,528	11,337	13,687	13,687
Total debt	2,785	5,863	7,914	6,836	8,861	8,861
Total stockholders’ equity, incl. minority	3,835	4,749	4,614	4,501	4,826	4,826

Cash flows and other financial data:
Capital expenditures	325	397	306	210	409	505

Cash flow from:
Current operations	611	480	1,032	722	851
Investing activities	100	(1,139)	(284)	(711)	(350)
Financing activities, excl. dividend	(793)	698	(133)	69	114

Operating data:(4)
Average daily number of trades in equities (in thousands)	68.43	84.67	124.48	118.98	182.97
Turnover per day (SEK in billions)	22.8 (5)	28.2	38.8	38.3	49.4
Average daily trade volume of equity-related derivative contracts (in thousands)	423.20	438.25	501.05	553.71	563.48
Average daily trade volume of fixed-income derivative contracts (in thousands)	25.83	37.63	52.75	53.04	93.40
Market capitalization of listed companies (SEK in trillions)	5.3 (5)	7.2	8.4	7.6	10.2
New listings	16 (6)	42	104	63	66
Number of listed companies	747	743	794	764	839

(1) Effective January 1, 2005, OMX reports in accordance with IFRS. Restatement of comparison figures was made for 2004 in respect of all standards, except for IAS 39 (Financial instruments), which was applied for the first time in 2005. Furthermore, from January 1, 2006, OMX has applied hedge accounting for hedging of internally forecasted flows in foreign currency. Income from cash flow hedges is reported in shareholders’ equity.

(2) The years 2002 to 2006 have been reclassified for comparison purposes due to the disclosure of discontinued operations, relating to OMX’s UK sales operations in securities administration services.

(3) Copenhagen Stock Exchange was consolidated in OMX from January 1, 2005.

(4) Pro forma for all seven exchanges except where otherwise noted.

(5) Excludes the Iceland exchange.

(6) Excludes First North and the Iceland exchange.

Summary financial information and operating data of PHLX

The following table sets forth summary historical financial data of PHLX, which should be read in conjunction with the consolidated financial statements of PHLX and the notes thereto included in this offering memorandum. The summary balance sheet data as of December 31, 2004, 2005 and 2006 and the summary statement of operations data for each of the years in the three-year period ended December 31, 2006 have been derived from the audited consolidated financial statements and related notes included elsewhere in this offering memorandum. The summary balance sheet data as of September 30, 2006 and 2007 and summary statement of operations data for the nine months ended September 30, 2006 and 2007 and the 12 months ended September 30, 2007 have been derived from the unaudited consolidated financial statements and related notes included elsewhere in this offering memorandum. The summary balance sheet data as of September 30, 2007 and the operating data for the nine months ended September 30, 2006 and 2007 and the 12 months ended September 30, 2007 include, in the opinion of PHLX’s management, all adjustments considered necessary for a fair statement of such data. The results of operations for the nine months ended September 30, 2006 and 2007 and the 12 months ended September 30, 2007 are not necessarily indicative of results that may be expected for the entire year, nor is the information below necessarily indicative of PHLX’s future performance.

	Year ended December 31,			Nine months ended September 30,		12 months ended September 30, 2007
(Dollars in thousands)	2004	2005	2006	2006	2007

Statement of operations data:
Transaction fees	$45,011	$53,554	$75,710	$56,768	$70,490	$89,432
Clearing and settlement	3,849	3,041	2,252	1,753	1,413	1,912
Security price data and floor charges	6,906	6,756	10,673	7,982	9,264	11,955
Regulatory fees	10,747	11,074	10,350	8,060	8,115	10,405
Dividend and interest income	629	1,438	2,889	2,120	2,186	2,955
Gain on real estate transaction	—	—	5,738	5,500	—	238
Other	7,671	6,959	5,934	4,509	4,410	5,835

Total revenues	74,813	82,822	113,546	86,692	95,878	122,732
Compensation and other staffing costs	35,196	39,743	46,829	31,131	41,951	57,649
Data processing and communication costs	8,599	8,352	10,505	7,379	9,182	12,308
Depreciation and amortization	11,060	12,231	11,862	9,116	9,290	12,036
Occupancy costs	3,855	4,150	4,999	3,673	3,486	4,812
Professional services	6,950	6,850	7,927	5,435	6,193	8,685
Demutualization costs	102	—	—	—	—	—
License costs	2,169	1,658	1,730	1,609	111	232
Equity issued to third parties	—	17,835	15,449	15,449	—	—
Other	6,945	6,939	5,320	6,821	10,435	8,934

Total operating expenses	74,876	97,758	104,621	80,613	80,648	104,656
Income (loss) before income tax expense (benefit)	(63)	(14,936)	8,925	6,079	15,230	18,076

Income tax expense (benefit)	70	(987)	9,349	8,175	8,505	9,679

Net income (loss)	$(133)	$(13,949)	$(424)	$(2,096)	$6,725	$8,397

	As of December 31,			As of September 30,		As of and for the 12 months ended September 30, 2007
(Dollars in thousands)	2004	2005	2006	2006	2007

Balance sheet data (end of period):
Cash and cash equivalents	$10,568	$45,086	$50,676	$47,336	$68,067	$68,067
Working capital	7,137	29,824	41,661	43,203	45,181	45,181
Property and equipment, net	31,790	35,602	42,318	37,750	49,821	49,821
Total assets	85,816	131,737	155,206	141,505	185,408	185,408
Total debt	178	46	—	—	—	—
Total stockholders’ equity	45,731	79,281	91,041	92,469	97,769	97,769

Cash flows and other financial data:
Capital expenditures	13,140	16,559	19,713	11,264	16,793	25,242

Cash flow from:
Operating activities	14,126	24,968	18,669	10,349	28,986
Investing activities	(11,880)	(20,831)	(13,007)	(8,036)	(11,592)
Financing activities	(2,945)	30,381	(72)	(63)	(3)

Operating data (unaudited):
Industry average daily trade volume in equity options (in millions)	4.32	5.43	7.35	7.16	9.75
PHLX market share in equity options	11.80%	11.41%	14.39%	13.62%	15.14%
Average daily trade volume in equity option contracts (in thousands)	509.56	619.93	1,057.25	974.87	1,475.20
Average daily trade volume in index option contracts (in thousands)	21.02	24.75	30.38	32.84	28.91
Average daily trade volume in currency option contracts	919	634	524	540	403

The Transactions

The OMX acquisition

We have entered into an agreement with Borse Dubai whereby, following the completion of Borse Dubai’s pending offer to acquire OMX (the “Borse Dubai Offer”), Borse Dubai will sell the OMX shares acquired in the Borse Dubai Offer or otherwise owned by Borse Dubai to us in exchange for (i) up to SEK 12.6 billion in cash ($2.0 billion as of February 15, 2008), which amount will be decreased by SEK 265 for every OMX share not acquired by Borse Dubai in connection with the Borse Dubai Offer, and (ii) approximately 60.6 million shares of our common stock. The Borse Dubai Offer was opened for acceptances effective January 8, 2008 and will remain open for 20 business days plus an extension to allow supplemental financial data for Borse Dubai to be registered with the Swedish Financial Supervisory Authority (the “SFSA”) and distributed to OMX shareholders. Borse Dubai currently owns 29.1% of OMX’s outstanding shares, either directly or through option contracts, and controls an additional 19.3% through irrevocable undertakings granted in favor of Borse Dubai and Nasdaq by certain OMX shareholders, for a total of 48.3%. Under the irrevocable undertakings, such OMX shareholders have agreed to, among other things, tender their shares in and support the Borse Dubai Offer, as long as there is not a competing offer equal to or for more than SEK 303 per OMX share outstanding. The minimum condition for Borse Dubai’s obligations under the Borse Dubai Offer is that 50% plus one of the outstanding OMX shares have been tendered in the Borse Dubai Offer or are otherwise owned by Borse Dubai or any of its subsidiaries or are subject to the Borse Dubai option agreements. However, we are permitted to terminate our agreements with Borse Dubai if less than 67% of the outstanding OMX shares are tendered into the Borse Dubai Offer and delivered to us by Borse Dubai. In a press release dated February 15, 2008, Borse Dubai reported that the Borse Dubai Offer had been accepted by shareholders representing approximately 68.6% of the OMX shares. Following settlement of the options, Borse Dubai would be expected to hold in the aggregate approximately 97.6% of the OMX shares. Borse Dubai also announced an extended acceptance period for shareholders who had not yet tendered. We have agreed to apply for a secondary listing on the OMX Nordic Exchange following the closing of the OMX acquisition.

As of February 15, 2008, the total consideration proposed to be paid by us pursuant to the OMX acquisition was equivalent to $4.5 billion, or SEK 28.5 billion, based on Nasdaq’s closing stock price and the SEK/USD exchange rate as of such date. At the close of the OMX acquisition, Borse Dubai will directly hold approximately 42.7 million shares of our common stock (representing 19.99% of our fully diluted outstanding share capital) and the balance of the 60.6 million shares (approximately 18.0 million shares representing approximately 8.45% of our fully diluted share capital) will be held in a trust (the “Trust”) for Borse Dubai’s economic benefit until disposed of by the Trust. As required by our certificate of incorporation, Borse Dubai’s voting rights with respect to the 60.6 million shares will be limited to a maximum of 5% of our fully diluted outstanding share capital. For as long as the Trust continues to hold any shares of Nasdaq common stock, Borse Dubai has agreed to use its reasonable best efforts to cause the Trust to dispose of its Nasdaq common stock. However, Borse Dubai has no obligation to cause the Trust to dispose of any shares of Nasdaq common stock if the net amount that the Trust would receive from any sale of such shares is less than $49.20 per share, the agreed-upon floor price, which is equal to the implied price per share of Nasdaq common stock paid by Borse Dubai in the OMX acquisition. This implied share price is subject to adjustment based upon the SEK/USD exchange rate at the closing of the Transactions relating to the OMX acquisition, and upward adjustment based upon certain reasonable expenses of the Trust and a 6% cost of capital, and downward adjustment for any distributions made by Nasdaq.

Following the closing of the OMX acquisition, our Chief Executive Officer (currently Robert Greifeld) will serve as Chief Executive Officer of The NASDAQ OMX Group, Inc., and OMX’s Chief Executive Officer (currently Magnus Böcker) will serve as President. The NASDAQ OMX Group, Inc.’s Board of Directors will consist of 16 directors, comprised of (i) nine individuals from (or nominated by) Nasdaq’s Board of Directors as of immediately prior to the completion of the Transactions, (ii) Nasdaq’s Chief Executive Officer, (iii) four individuals from (or proposed for nomination by) OMX’s Board of Directors as of immediately prior to the completion of the Transactions and (iv) two individuals proposed for nomination by Borse Dubai.

The DIFX transaction

In addition, as part of the Transactions, we, Borse Dubai and DIFX will enter into an agreement which provides that in exchange for $50.0 million in cash to DIFX and the entry into certain technology and trademark licensing agreements, we will acquire 33.3% of the equity of DIFX. We will also be responsible for 50% of any additional capital contribution calls made by DIFX, subject to a maximum aggregate additional commitment by us of up to $25.0 million. Closing of this transaction is conditioned upon the concurrent closing of the OMX acquisition. We have agreed to apply for a secondary listing on DIFX following the closing of the OMX acquisition.

PHLX acquisition

As a part of the Transactions, we have also entered into a definitive agreement to acquire PHLX for $652.0 million in cash. PHLX is the third largest options market in the U.S. Consummation of the PHLX acquisition is subject to customary closing conditions and approvals. The acquisition of PHLX is expected to close in the first half of 2008.

BSX acquisition

On October 1, 2007, we entered into a definitive agreement to acquire BSX for $61.0 million in cash. Consummation of the BSX acquisition is subject to customary closing conditions and approvals. The BSX acquisition will provide us with an additional license for trading both equities and options and a clearing license. The acquisition of BSX is expected to close in the first half of 2008. After the close of the BSX acquisition, BSX’s current operations will be discontinued and will not be integrated into our current operations.

Credit Facilities

We expect the Credit Facilities to provide for up to $2,075.0 million of senior secured loans, which will include (i) a five-year, $2,000.0 million senior secured term loan facility (the “Term Loan Facility”), which consists of (a) an up to $1,050.0 million term loan facility allocated to the OMX acquisition (to the extent that less than 100% of the OMX shares are purchased on the OMX closing date, the remaining portion of this part of the Term Loan Facility may be allocated to a delayed draw term loan facility that will be available for six months following the closing date to purchase the remaining OMX shares, if any, as well as to refinance certain existing debt of OMX and its subsidiaries that is not refinanced on the closing date), (b) a $650.0 million delayed draw term loan facility allocated to the PHLX acquisition that will be available until July 31, 2008, and (c) a $300.0 million delayed draw term loan facility that will be available for six months following the closing of the OMX acquisition to fund the proposed acquisition of certain assets of Nord Pool and (ii) a five-year, $75.0 million senior secured revolving credit facility, with a letter of credit subfacility and swingline loan subfacility (the “Revolving Credit Facility”), which we expect to be undrawn at the closing of the OMX acquisition. In addition to providing financing for the acquisitions of OMX, PHLX and certain assets of Nord Pool, we intend to use the debt financing under the Credit Facilities to (i) pay fees and expenses incurred in connection with the Transactions, (ii) repay certain indebtedness of OMX, PHLX and their respective subsidiaries and (iii) provide ongoing working capital and provide for other general corporate purposes of The NASDAQ OMX Group and its subsidiaries. See “Description of certain indebtedness—Credit Facilities.”

Risk factors

You should carefully consider all the information included in this offering memorandum and, in particular, the risks described below, before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and even the risks described below may adversely affect our business in ways we have not described or do not currently anticipate. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, you may lose all or part of your original investment.

Risks related to the Transactions

We may not be able to successfully combine the Nasdaq, OMX and PHLX businesses.

Rationalizing, coordinating and integrating the operations of Nasdaq, OMX and PHLX will involve complex technological, operational and personnel-related challenges. This process will be time-consuming and expensive and may disrupt the business of the combined company. The difficulties, costs and delays that could be encountered may include:

•	unforeseen difficulties, costs or complications in combining the companies’ operations, which could lead to the combined company not achieving the synergies we anticipate;

•	unanticipated incompatibility of systems and operating methods;

•	inability to use capital assets efficiently to develop the business of the combined company;

•	the difficulty of complying with government-imposed regulations in both the U.S. and Europe, which may be different from each other;

•	resolving possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between Nasdaq, OMX and PHLX;

•	the diversion of management’s attention from ongoing business concerns and other strategic opportunities;

•	the integration of Nasdaq’s, OMX’s and PHLX’s respective businesses, operations and workforces;

•

unforeseen difficulties in operating acquired businesses in parallel with similar businesses we currently operate, including unforeseen difficulties in operating the PHLX options market in parallel with the NASDAQ Options Market, the electronics options exchange that we expect to launch in the first half of 2008;

•	unforeseen difficulties in operating businesses we have not operated before, such as PHLX’s trading floor and its futures and clearing businesses;

•	unanticipated difficulty of integrating OMX and PHLX simultaneously;

•	the retention of key employees and the management of Nasdaq, OMX and PHLX;

•	the implementation of disclosure controls, internal controls and financial reporting systems at OMX to enable the combined company to comply with the requirements of U.S. GAAP and U.S.

securities laws and regulations required as a result of the combined company’s status as a reporting company under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the coordination of geographically separate organizations;

•	the coordination and consolidation of ongoing and future research and development efforts;

•	possible tax costs or inefficiencies associated with integrating the operations of the combined company;

•

possible modification of OMX’s and PHLX’s operating control standards in order for the combined company to comply with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules and regulations promulgated thereunder, which is required as a result of the combined company’s status as a reporting company under the Exchange Act;

•	the retention and recruitment of employees to support existing and new aspects of the combined company’s business and new technology development;

•

the pre-tax cash restructuring and revenue investment costs for the integration of OMX, which we estimate to be approximately $150.0 million to be incurred in the two years following completion of the acquisition of OMX;

•	the retention of strategic partners and attracting new strategic partners;

•	negative impacts on employee morale and performance as a result of job changes and reassignments; and

•	regulatory issues, including with respect to the regulatory approvals necessary to complete the Transactions.

For these reasons, the combined company may not achieve the anticipated financial and strategic benefits, including cost savings from operational efficiencies and synergies, from the combination of the businesses of Nasdaq, OMX and PHLX, and any actual cost savings and synergies may be lower than we currently expect and may take a longer time to achieve than we currently anticipate, and we may fail to realize any of the anticipated benefits of the combination of the three companies.

If we are unable to complete the acquisition of PHLX, or complete it on a timely basis, our business and operating results may be negatively impacted.

Completion of the PHLX acquisition is subject to, among other things, several conditions, including the absence of any injunction or legal restraint or prohibition preventing the consummation of the acquisition, favorable resolution of the appeal in the Delaware Supreme Court of the settlement of shareholder litigation brought against PHLX, there having been no material adverse change (as defined) to the business of PHLX and the receipt of SEC approvals. We cannot assure you that all of these conditions will be met in time (or are not otherwise waived by the applicable party) or that the planned acquisition will not otherwise be terminated. If the closing of the acquisition fails or is significantly delayed, our business and financial condition may be negatively impacted. Any delay in the completion of the transaction may diminish anticipated benefits or may result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the completion of the PHLX acquisition.

We will need to invest in our operations to integrate OMX, PHLX and prior transactions and to maintain and grow our business, and we may need additional funds to do so.

We depend on the availability of adequate capital to maintain and develop our business. We believe that we can meet our current capital requirements, including our planned acquisition of BSX and investment in DIFX and OMX’s planned acquisition of certain assets of Nord Pool, from internally generated funds, cash on hand and available borrowings. If the combined company is unable to fund its capital requirements as currently planned, however, it would have a material adverse effect on the combined company’s business, financial condition and operating results.

In addition to our debt service obligations, we will need to continue to invest in our operations through 2010 to integrate OMX and PHLX. If the combined company does not achieve the expected operating results, we will need to reallocate our cash resources. This may include borrowing additional funds to service debt payments, which may impair our ability to make investments in our business or to integrate OMX and PHLX.

Should the combined company need to raise funds through incurring additional debt, the combined company may become subject to covenants even more restrictive than those contained in our credit agreement and the indenture governing the notes offered hereby. Furthermore, if we issue additional equity, our equity holders will suffer dilution. Thus, there can be no assurance that additional capital will be available on a timely basis, on favorable terms or at all.

Charges to earnings resulting from acquisition, restructuring and integration costs may materially adversely affect the combined company’s operating results and the market value of its common stock following the completion of the Transactions.

In accordance with U.S. GAAP, the combined company will account for the completion of the Transactions using the purchase method of accounting. The combined company will allocate the total estimated purchase price to OMX’s and PHLX’s net tangible assets, amortizable intangible assets and non-amortized intangibles, and based on their fair values as of the date of completion of the Transactions, record the excess of the purchase price over those fair values as goodwill. The combined company’s financial results, including earnings per share, could be adversely affected by a number of financial adjustments required by U.S. GAAP including the following:

•

the combined company will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the Transactions during such estimated useful lives;

•

the combined company may have additional depreciation expense as a result of recording purchased tangible assets at fair value, in accordance with U.S. GAAP, as compared to book value as recorded by OMX;

•

to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets; and

•	the combined company will incur certain adjustments to reflect OMX’s financial condition and operating results under U.S. GAAP and U.S. dollars.

We expect to incur costs associated with the Transactions, including financial advisors’ fees and legal and accounting fees. In addition, we expect to incur costs associated with realizing synergies from the Transactions. These costs may be substantial and may include those related to the severance and stock option acceleration provisions of employee benefit plans, which could be triggered by the completion of the Transactions as well as other exit costs. We face potential costs related to employee retention and deployment of physical capital and other integration costs. We have not yet determined the amount of these costs. We expect to account for costs directly related to the Transactions, including financial advisors’ costs, legal and accounting fees, and certain exit costs associated with OMX’s and PHLX’s operations as purchase related adjustments when the Transactions are completed, as proscribed under U.S. GAAP. These items will reduce cash balances for the periods in which those costs are paid. Other costs that are not directly related to the Transactions, including retention and integration costs, will be recorded as incurred and will negatively impact earnings, which could have a material adverse effect on the combined company’s operating results and the price of its common stock.

In addition, from the date of the completion of the Transactions, the combined company’s results of operations will include OMX’s operating results, presented in accordance with U.S. GAAP. OMX’s historical consolidated financial statements for 2004 through 2007 have been prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. For instance, U.S. GAAP will require OMX to recognize revenue under certain of its technology contracts over the term of the contract rather than at the beginning of the contract. Accordingly, the U.S. GAAP presentation of OMX’s results of operations may not be comparable to its historical financial statements.

The combined company’s indebtedness following completion of the Transactions will limit financial flexibility.

Our indebtedness as of September 30, 2007 was $443.1 million. After giving effect to the Transactions, the combined company’s pro forma indebtedness as of September 30, 2007 is up to approximately $2.6 billion, including $300.0 million of convertible debt that was converted into common stock after September 30, 2007, and excluding the initial purchasers’ exercise, if any, of their option to purchase up to an additional $50.0 million aggregate principal amount of notes to cover over-allotments and up to $300.0 million of term loans to be borrowed to finance the acquisition of certain Nord Pool assets.

The combined company’s leverage after completion of the Transactions will be higher than Nasdaq’s, PHLX’s and OMX’s combined existing indebtedness. As a result of the increase in debt, demands on the cash resources of the combined company will increase after completion of the Transactions, which could have the effect of reducing funds available to the combined company for its operations and general corporate purposes or for capital expenditures as a result of the dedication of a substantial portion of the combined company’s consolidated cash flow from operations to the payment of principal and interest on the combined company’s indebtedness, which could have important effects on the combined company’s common stock; increasing the combined company’s vulnerability to a downturn in general economic conditions; placing the combined company at a competitive disadvantage compared with its competitors with less debt; and affecting the combined company’s ability to obtain additional financing in the future for refinancing indebtedness, acquisitions, working capital, capital expenditures or other purposes.

The market price of the combined company’s common stock may decline as a result of the completion of the Transactions.

The market price of Nasdaq common stock may decline as a result of the completion of the Transactions if:

•	the combination of Nasdaq’s business with the business of OMX or PHLX is unsuccessful;

•	we do not achieve the expected benefits of the combinations as rapidly or to the extent anticipated by financial analysts or investors; or

•	the effect of the Transactions on our financial results is not consistent with the expectations of financial analysts or investors.

The benefits of the combination of Nasdaq and OMX may not be achieved if we cannot effect the compulsory acquisition of all of the issued and outstanding OMX shares or if we terminate the OMX transaction agreement.

Under Swedish law, to effect the compulsory acquisition of OMX shares for which valid acceptances have not been received under the Borse Dubai Offer, we are required to have acquired more than 90% of the outstanding OMX shares. However, in the absence of other unfulfilled closing conditions, we can only terminate the OMX transaction agreement if less than 67% of the outstanding OMX shares are tendered into the Borse Dubai Offer or are otherwise owned by Borse Dubai, including pursuant to the Borse Dubai option agreements, and delivered to us. If we terminate the OMX transaction agreement on this basis and Borse Dubai consummates the Borse Dubai Offer, we will not be able to acquire OMX. In addition, the Borse Dubai Offer is subject to a condition that the Borse Dubai Offer is accepted to such an extent that Borse Dubai becomes the owner of shares representing more than 50% of the outstanding OMX shares on a fully diluted basis. As a result, it is possible that, at the end of the Borse Dubai Offer period, we and Borse Dubai will not have acquired a sufficient number of OMX shares under the Borse Dubai Offer to effect a compulsory acquisition of the remaining outstanding OMX shares. Since, in this situation, OMX would not be a wholly-owned subsidiary of Nasdaq, this may prevent or delay us from realizing the anticipated benefits (including synergies) from the integration of our operations with OMX’s operations by requiring transactions between OMX and Nasdaq to be on an arm’s-length basis.

We may be required to pay a higher price for some OMX shares as a result of compulsory acquisition proceedings under Swedish law.

In the event that we obtain more than 90% of the OMX shares, we intend to commence a compulsory acquisition procedure under the Swedish Companies Act to acquire all remaining OMX shares. The cost of the compulsory acquisition proceeding will be borne entirely by us, provided that the OMX acquisition is realized and we acquire more than 90% of OMX’s shares.

The purchase price for the OMX shares acquired through a compulsory acquisition procedure will be determined by an arbitration tribunal. The Swedish Companies Act provides that the purchase price for the remaining OMX shares will be equivalent to the value of the consideration in the Borse Dubai Offer, unless there are any special circumstances at hand that call for a different price. It may take up to two years or more from initiation of the compulsory acquisition procedure until the arbitration tribunal decides on the purchase price. Thereafter, the purchase price will be distributed to the shareholders whose OMX shares were acquired through the compulsory acquisition procedure, together with interest earned at a market rate set by the Swedish Central Bank pursuant to Swedish law.

We may elect to request advance title to the OMX shares to be acquired in the compulsory acquisition procedure, in accordance with the Swedish Companies Act. Advance title means that full ownership is obtained by us with respect to the remaining OMX shares before the arbitration proceedings regarding the purchase price have been completed. The arbitration tribunal’s granting of advance title would be subject to our providing satisfactory security for payment of the purchase price and the accrued interest thereon.

As a result of the compulsory acquisition proceedings under Swedish law, we may ultimately have to pay, in the aggregate, a higher price per OMX share in order to purchase the remaining OMX shares that are outstanding after completion of the Borse Dubai Offer than we have agreed to pay through the OMX transaction agreement.

Developments adverse to OMX or Nasdaq may occur after you make your investment decision, and the terms of the OMX acquisition may be modified without your consent.

Your decision to invest in the notes is made at the time you purchase the notes and not at the closing of the OMX acquisition. Accordingly, facts and circumstances arising after the issuance and sale of the notes, including changes in OMX’s or Nasdaq’s business or financial condition or the terms of the Transactions or the financings thereof, will have no effect on your rights and obligations as a purchaser of notes, although they may have an adverse impact on OMX’s or Nasdaq’s business or financial condition.

The indenture governing the notes does not preclude Borse Dubai from amending or waiving any provision of the acquisition agreement or any other agreements related to the OMX acquisition. We are permitted to terminate our agreements with Borse Dubai if less than 67% of the outstanding OMX shares are tendered into the Borse Dubai Offer or are otherwise owned by Borse Dubai, including pursuant to the Borse Dubai option agreements, and delivered to us by Borse Dubai. In addition, the parties currently have the right to terminate the acquisition agreement at any time on or after April 15, 2008, subject to certain conditions specified in the acquisition agreement. The parties may or may not amend this provision to extend this date in the future.

Risks relating to Nasdaq’s, OMX’s, PHLX’s and the combined company’s businesses

The securities market business is highly competitive.

Nasdaq, OMX and PHLX face, and the combined company will face, competition from numerous entities in the securities market industry, including competition for trading services, listings, and financial products from other exchanges and market centers. This competition includes both product and price competition and could increase as a result of the registration of new exchanges and market centers in the United States and Europe.

In addition, the liberalization and globalization of world markets have resulted in greater mobility of capital, greater international participation in local markets and more competition. Both in the U.S. and in other countries, the competition among exchanges and other execution venues has become more intense.

In the last several years, the structure of the securities industry has changed significantly through demutualizations and consolidations. In response to growing competition, many marketplaces in both Europe and the United States have demutualized to provide greater flexibility for future growth. The securities industry is also experiencing consolidation, creating a more intense competitive environment. In addition, a high proportion of business in the securities market is becoming increasingly concentrated in a smaller number of institutions and the combined company’s revenue may therefore become concentrated in a smaller number of customers.

Examples of these new competitive forces include:

•	the creation of NYSE Euronext in April 2007 and its pending acquisition of AMEX (see discussion below);

•	new electronic communication networks (“ECNs”) operating in the U.S. cash equities trading market, such as Direct Edge, Lava Flow and BATS;

•	proposed new U.S. exchanges, such as BATS which has filed an application to register as a U.S. registered national securities exchange;

•	the combination of Deutsche Börse AG and International Securities Exchange Holdings, Inc.;

•	electronic trading systems specializing in large volume trades, such as LiquidNet, Pipeline Trading and Investment Technology Group’s POSIT platform;

•	a number of investment banks have set up a multilateral trading facility in Europe, also known as Project Turquoise;

•	a number of investment banks have launched a multilateral trade reporting facility in Europe, also known as Project Boat;

•	alternative trading platforms in Europe such as Equiduct, Chi-X and Plus Markets;

•	alternative trade reporting platforms in Europe such as Reuters Trade Publication;

•	electronic trading systems specializing in large volume trades, such as LiquidNet, Pipeline Trading and Investment Technology Group’s POSIT platform;

•	the Chicago Stock Exchange, Inc., the National Stock Exchange and the Chicago Board Options Exchange all have investment agreements with other participants in the securities industry;

•	the International Securities Exchange’s and the Chicago Board Options Exchange’s launch of cash equities exchanges in September 2006 and March 2007, respectively; and

•	global electronic interdealer brokers, such as ICAP.

If these or other trading venues are successful, the combined company’s business, financial condition and operating results could be adversely affected.

Because of these market trends, the combined company will face intense competition. Competitors may develop market trading platforms that are more competitive than those of the combined company. If the combined company is unable to compete successfully in this environment, our business, financial condition and operating results will be adversely affected.

Price competition has affected and could continue to affect the business of Nasdaq, OMX and PHLX.

The securities trading industry in the United States is characterized by intense price competition. We have in the past lowered prices and increased rebates for trade executions to attempt to gain or maintain market share. These strategies have not always been successful and have at times hurt operating performance. OMX similarly reduced its trading fees in 2007 and 2008, and its operating performance may be hurt if the trading fee reductions do not result in sufficiently increased market share. Additionally, we have also been, and may once again be, required to adjust pricing to respond to actions by competitors, which adversely impacts operating results.

OMX and PHLX are subject to potential price competition from new competitors and potentially from new and existing regulated markets and multilateral trading facilities.

The securities trading industry also competes with respect to the pricing of market data. In addition, we are subject to price competition with respect to proprietary products for pre-trade book data and for post-trade last sale data. In the future, our competitors may offer market data rebates for quotes and trades on their systems. The success of competitors for trade executions, pressure from users for lower data fees and regulatory changes could also affect OMX’s market data business and PHLX’s options trading business.

Our trade reporting facility (which we operate jointly with the Financial Industry Regulatory Authority (“FINRA,” formerly known as the National Association of Securities Dealers (“NASD”)) for the purpose of accepting reports of off-exchange trades) faces competition from the trade reporting facilities operated jointly with FINRA by the National Stock Exchange and the NYSE. Our trade reporting facility also faces competition from FINRA’s alternative display facility. Our competitors’ market data rebate programs for trade reporting could lead to a loss of market share and decreased revenues.

The NYSE’s recent mergers and acquisitions activity has created a strong competitor in our industry that has a similar strategy to that of the combined company.

The combination of the NYSE and Euronext creates strong competition for the combined company. The combination makes NYSE Euronext more competitive in attracting new listings. NYSE Euronext is also enhancing its electronic trading capabilities, which compete directly with Nasdaq’s and may result in NYSE Euronext’s trading volume increasing to our detriment. On January 17, 2008, NYSE Euronext issued a press release announcing it had entered into a definitive agreement to acquire AMEX. According to the press release, NYSE Euronext expects the acquisition of AMEX to enhance NYSE Euronext’s scale in U.S. options (making it the third largest U.S. options marketplace), and in ETFs, closed-end funds, structured products and cash equities. If NYSE Euronext succeeds in attracting disproportionately more trading volume or additional listings, this may have a negative impact on the combined company’s business, financial condition and operating results.

We face significant competition in our securities trading business, which could reduce Nasdaq’s, OMX’s and PHLX’s transactions, trade reporting and market information revenues and negatively impact our financial results.

We compete for trading of securities listed on NYSE and AMEX, OMX competes for trading of securities listed on the Nordic Exchange and the Baltic Market and PHLX competes for trading of options listed on the Chicago Board Options Exchange, International Securities Exchange, NYSE, AMEX and the Boston Options Exchange. Any decision by market participants to quote, execute or report their trades in the U.S. through other exchanges, ECNs or the Alternative Display Facility maintained by FINRA could have a negative impact on our share of quotes and trades in securities traded through the NASDAQ Market Center. Any decision by market participants to quote, execute or report their trades in Northern Europe through another regulated market or multilateral trading facility could have a negative impact on OMX’s share of quotes and trades in securities traded through the Nordic Exchange.

Although we trade a large percentage of securities of Nasdaq-listed companies, we face strong competition from other exchanges and emerging players in the market. For non-Nasdaq-listed securities, the other national exchanges collectively offer greater liquidity than we do.

Accordingly, we face greater obstacles in trying to attract trading volume in non-Nasdaq-listed securities. OMX has had a history of trading a greater percentage of the securities of several of the largest OMX-listed companies than its nearest competitors although it does face trade execution competition from other European and U.S. markets.

The combined company’s responses to competition may not be sufficient to regain lost business or prevent other market participants from shifting some of their quoting and/or trade reporting to other industry participants. We may need to reduce prices to remain competitive.

Nasdaq and OMX must adapt to significant competition in their listing businesses.

Nasdaq and OMX must adapt to significant competition in their respective listing businesses from other exchanges. Historically, the NYSE has been our largest competitor, and we have competed with the NYSE primarily for listings of larger domestic and international companies. OMX faces competition from various European exchanges for new secondary listings. In addition, on occasion, issuers may transfer their listings from Nasdaq and OMX to other venues. While the reduction in initial listings or the loss of one or more large issuers could decrease the combined company’s listing revenues, it could cause an even more significant decrease in revenues from the quoting, reporting and trading of those issuers’ securities.

Nasdaq’s revenues may be affected by competition in the business for financial products.

We have grown our financial products business, which creates indexes and licenses them for Nasdaq-branded financial products. Nasdaq-sponsored financial products are subject to intense competition from other ETFs, derivatives and structured products as investment alternatives. Our revenues may be adversely affected by increasing competition from competitors’ financial products designed to replicate or correlate with the performance of our financial products. In addition, the legal and regulatory climate, which supports the licensing of these financial products, has changed in a manner which is likely to adversely impact our ability to successfully license our products. Further, many other entrants have recently emerged who not only compete with us for future growth opportunities, but who may also introduce products that erode the position of our current offerings, thereby adversely affecting our business, financial conditions and operating results.

A decrease in trading volume will decrease the combined company’s trading revenues.

Trading volume is directly affected by economic, political and market conditions, broad trends in business and finance, unforeseen market closures or other disruptions in trading, the level and volatility of interest rates, inflation, changes in price levels of securities and the overall level of investor confidence. Because a significant percentage of our revenues is tied directly to the volume of securities traded on The NASDAQ Stock Market, it is likely that a general decline in trading volumes would lower revenues and may adversely affect the combined company’s operating results. In addition, investor confidence and trader interest, and thus trading volume, can be affected by factors outside the combined company’s control such as publicity surrounding investigations and prosecutions for corporate governance or accounting irregularities at listed companies.

Declines in the initial public offering market could have an adverse effect on our revenues.

Stagnation or decline in the initial public offering market will impact the number of new listings on The NASDAQ Stock Market and the Nordic Exchange, and thus the combined company’s related revenues. We recognize revenue from new listings on a straight-line basis over an estimated six-year service period.

The combined company may experience fluctuations in its operating results.

The financial services industry is risky and unpredictable and is directly affected by many national and international factors beyond our control. Any one of these factors could have a material adverse effect on the combined company’s business, financial condition and operating results by causing a substantial decline in the financial services markets and reduced trading volume.

Additionally, since borrowings under the Credit Facilities that we plan to enter into in connection with the Transactions bear interest at variable rates and we do not have interest rate hedges in place on this debt, any increase in interest rates will increase the combined company’s interest expense and reduce its cash flow. Other than variable rate debt, we believe our business has relatively large fixed costs and low variable costs, which magnifies the impact of revenue fluctuations on the combined company’s operating results. As a result, a decline in our revenue may lead to a relatively larger impact on operating results. A substantial portion of the combined company’s operating expenses will be related to personnel costs, regulation and corporate overhead, none of which can be adjusted quickly and some of which cannot be adjusted at all. The combined company’s operating expense levels will be based on our expectations for future revenue. If actual revenue is below management’s expectations, or if the combined company’s expenses increase before revenues do, both revenues less liquidity rebates, brokerage, clearance and exchange fees and operating results would be materially and adversely affected. Because of these factors, it is possible that the combined company’s operating results or other operating metrics may fail to meet the expectations of noteholders and other investors. If this happens, the market price of the combined company’s common stock may be adversely affected.

The combined company’s results of operations may differ significantly from the unaudited pro forma condensed combined financial data included in this offering memorandum.

This offering memorandum includes unaudited pro forma condensed combined financial statements to illustrate the effects of the Transactions on the historical financial position and operating results of Nasdaq, OMX and PHLX. The unaudited pro forma condensed combined statements of income combine the historical consolidated financial statements of income of Nasdaq, OMX and PHLX, giving effect to the Transactions as if they had been completed on January 1, 2006. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Nasdaq, OMX and PHLX, giving effect to the Transactions as if they occurred on September 30, 2007. This pro forma financial data is presented for illustrative purposes only and does not necessarily indicate the results of operations or the combined financial position that would have resulted had the Transactions been completed at the beginning of the periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

The combined company must control its costs to remain profitable.

We base our cost structure on historical and expected levels of demand for our products and services. A decline in the demand for the combined company’s products and services may reduce the combined company’s revenues without a corresponding decline in its expenses since the combined company may not be able to adjust its cost structure on a timely basis. The combined company’s failure to achieve its goals on cost savings may have an adverse impact on the combined company’s results of operations.

The combined company may not be able to keep up with rapid technological and other competitive changes affecting its industry.

The markets in which the combined company will compete are characterized by rapidly changing technology, evolving industry standards, frequent enhancements to existing products and services, the introduction of new services and products and changing customer demands. If the combined company’s platforms fail to function as expected, the combined company’s business would be negatively affected. In addition, the combined company’s business, financial condition and operating results may be adversely affected if the combined company cannot successfully develop, introduce or market new services and products or if it needs to adopt costly and customized technology for its services and products. Further, the combined company’s failure to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development efforts, could have a material adverse effect on its business, financial condition and operating results.

System limitations, failures or security breaches could harm the combined company’s business.

Nasdaq’s, OMX’s and PHLX’s businesses depend on the integrity and performance of the computer and communications systems supporting them. If the combined company’s systems cannot expand to cope with increased demand or otherwise fail to perform, the combined company could experience unanticipated disruptions in service, slower response times and delays in the introduction of new products and services. These consequences could result in lower trading volumes, financial losses, decreased customer service and satisfaction and regulatory sanctions. Nasdaq, OMX and PHLX have experienced occasional systems failures and delays in the past and could experience future systems failures and delays.

If the combined company’s trading volume increases unexpectedly, the combined company will need to expand and upgrade its technology, transaction processing systems and network infrastructure. We do not know whether it will be able to accurately project the rate, timing or cost of any increases, or expand and upgrade its systems and infrastructure to accommodate any increases in a timely manner.

The combined company’s systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, sabotage or terrorism, computer viruses, intentional acts of vandalism and similar events. We have active and aggressive programs in place to identify and minimize our exposure to these vulnerabilities and work in collaboration with the technology industry to share corrective measures with our business partners. Although we currently maintain and expect to maintain multiple computer facilities that are designed to provide redundancy and back-up to reduce the risk of system disruptions and have facilities in place that are expected to maintain service during a system disruption, such systems and facilities may prove inadequate. Any system failure that causes an interruption in service or decreases the responsiveness of the combined company’s services could impair its reputation, damage its brand name and negatively impact its business, financial condition and operating results.

The implementation of MiFID may increase competition for quoting, trade execution and reporting revenues in Europe.

The combined company’s competitive position could be adversely affected by legislation and regulation implementing MiFID, which required all European Union countries to have MiFID regulation in force by November 1, 2007. MiFID is intended to create a unified European financial services market, with common regulation regarding investments and trading in European Union countries. MiFID is intended to enable greater transparency and competition among exchanges (regulated markets), investment firms and banks who internalize their order flow (systematic internalizers), and multilateral trading facilities. MiFID encourages competition for quotation, trade execution, trade reporting and market data distribution and introduces a European-wide requirement for best execution by requiring investment firms to establish and publish execution policies for all traded instruments.

MiFID provides that trades may be executed on recognized exchanges, on multilateral trading facilities via over-the-counter trading or through systematic internalization. As a result, MiFID creates an opportunity for exchanges for new multilateral trading facilities, over-the-counter and internalization arrangements to be developed on either a single country or a pan-European basis, thereby removing entry barriers and facilitating entry of alternative off-exchange trading facilities and increasing the attractiveness of such alternative facilities to users. In addition, investment firms will have to ensure that they obtain the “best execution” conditions for their clients, and will therefore have to direct orders to the most favorable execution venue, without any regulatory incentive to favor established regulated markets.

Taken together, these changes to the regulatory environment are likely to make it easier for multilateral trading facilities to establish themselves in Europe as low-cost alternatives to regulated exchanges, thereby increasing the level of competition with and between market operators. OMX will face competition from other exchanges as well as from multilateral trading facilities and alternative trading systems (including a move toward greater systematic internalization by member firms outside OMX’s exchanges) and this competition may intensify in the near future especially as technological advances create pressure to reduce the costs of trading. Increased competition from alternative trading facilities and operators could cause the combined company to lose market share or to lower its fees in order to remain competitive, either of which could lead to lower revenues and/or lower margins, harming profitability.

The adoption and implementation of Regulation NMS by the SEC could adversely affect our business.

On April 6, 2005, the SEC adopted Regulation NMS. Regulation NMS’s four primary components are: the Order Protection Rule, the Access Rule, the Market Data Rule and the Sub-Penny Rule. We have incurred technological and other costs in changing our systems and operations so that we can comply with these rules. Although the major provisions of Regulation NMS have largely been phased in over the course of 2007, the impact of Regulation NMS is hard to predict and there may be problems or competitive challenges that we do not foresee that adversely affect our business as Regulation NMS is implemented. Regulation NMS may increase competition in securities listed on The NASDAQ Stock Market or other exchanges from existing or new competitors.

Regulatory changes and changes in market structure could have a material adverse effect on our business.

Nasdaq, OMX and PHLX operate in a highly regulated industry. In recent years, the securities trading industry and, in particular, the securities markets, have been subject to significant regulatory changes. Moreover, the securities markets have been the subject of increasing governmental and public scrutiny in response to a number of recent developments and inquiries. Any of these factors or events may result in future regulatory or other changes, although we cannot predict the nature of these changes or their impact on our business at this time. The combined company’s market participants also operate in a highly regulated industry. The SEC, the Swedish Financial Supervisory Authority (the “SFSA”) and other regulatory authorities could impose regulatory changes that could impact the ability of Nasdaq’s, PHLX’s and OMX’s market participants to use the NASDAQ Market Center, PHLX or the Nordic Exchange or could adversely affect The NASDAQ Stock Market, PHLX or the Nordic Exchange. Regulatory changes by the SEC, the SFSA or other regulatory authorities could result in the loss of a significant number of market participants or a reduction in trading activity on The NASDAQ Stock Market, PHLX or the Nordic Exchange.

The regulatory framework under which Nasdaq, OMX and PHLX operate and new regulatory requirements or new interpretations of existing regulatory requirements could require substantial time and resources for compliance, which could make it difficult and costly for the combined company to operate the businesses.

Under current U.S. federal securities laws, changes in Nasdaq’s and PHLX’s rules and operations, including pricing structure, must be reviewed, and in many cases explicitly approved by the SEC. The SEC may approve, disapprove, or recommend changes to proposals that Nasdaq and PHLX submit. In addition, the SEC may delay either the approval process or the initiation of the public comment process.

OMX is subject to regulatory oversight in all the countries in which it operates regulated businesses, such as operating exchanges or CSDs. The countries in which OMX is currently regulated are Sweden, Finland, Denmark, Iceland, Estonia, Lithuania and Latvia.

OMX has, in all the aforementioned countries, received authorization from the relevant authorities to conduct its regulated business activities. The authorities may revoke this authorization if OMX does not suitably carry out its regulated business activities. The authorities are also entitled to request that OMX adopt measures in order to ensure that OMX continues to fulfill the authorities’ requirements.

Furthermore, OMX holds minority stakes in other regulated entities. OMX owns approximately 10% of the Oslo Stock Exchange, approximately 24% of the United Kingdom derivatives exchange EDX London, 3% of the Bulgarian Stock Exchange and approximately 33% of the International Exchange St. Petersburg.

In addition, certain of OMX’s customers also operate in a highly regulated industry. Regulatory authorities with jurisdiction over OMX and the exchanges it operates could impose regulatory changes that could impact the ability of OMX’s customers to use one or more of the exchanges operated by OMX. The loss of a significant number of customers or a reduction in trading activity on any of the exchanges comprising the Nordic Exchange as a result of such changes could have a material adverse effect on the combined company’s business, financial condition and operating results. Certain of OMX’s customers are themselves exchanges which outsource certain technology functions to OMX, and thus the combined company would be particularly exposed to regulatory or other events impacting the global exchange industry.

Nasdaq is, and the combined company will be, subject to extensive U.S. regulation that may harm our ability to compete with less regulated entities.

Under current U.S. federal securities laws, changes in our rules and operations, including our pricing structure, must be reviewed, and in many cases explicitly approved by the SEC. The SEC may approve, disapprove or recommend changes to proposals that we submit. In addition, the

SEC may delay the initiation of the public comment process or the approval process. This delay in approving changes, or the altering of any proposed change, could have an adverse effect on our business, financial condition and operating results. We must compete not only with ECNs that are not subject to the same SEC approval process but also with other exchanges that have lower regulation and surveillance costs than us. There is a risk that trading will shift to exchanges that charge lower fees because, among other reasons, they spend significantly less on regulation.

In addition, Nasdaq’s registered broker-dealer subsidiaries, Nasdaq Execution Services, LLC (“Nasdaq Execution Services”) and NASDAQ Option Services, LLC are subject to regulation by the SEC, FINRA and other self-regulatory organizations. Any failure to comply with these broker-dealer regulations could have a material effect on the operation of our business, financial condition and operating results. These subsidiaries are subject to regulatory requirements intended to ensure their general financial soundness and liquidity, which require that they comply with certain minimum capital requirements. The SEC and FINRA impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Uniform Net Capital Rule and NYSE and FINRA rules impose certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC, the NYSE and FINRA for certain withdrawals of capital.

PHLX’s equity and option markets are regulated by the SEC and the futures business is regulated by the U.S. Commodities Futures Trading Commission (the “CFTC”). Upon consummation of the PHLX acquisition, we will be subject to further regulation in these new lines of business and for the first time will be subject to regulation by the CFTC.

Nasdaq has self-regulatory obligations and also operates for-profit businesses, and these two roles may create conflicts of interest.

We have obligations to regulate and monitor activities on The NASDAQ Stock Market and ensure compliance with applicable law and the rules of our market by market participants and Nasdaq-listed companies. The SEC staff has expressed concern about potential conflicts of interest of “for-profit” markets performing the regulatory functions of a self-regulatory organization. Although Nasdaq outsources the majority of its market regulation functions to FINRA, Nasdaq does perform regulatory functions related to its listed companies and its market. In addition, as part of Nasdaq’s application for exchange registration, Nasdaq has agreed that 20% of the directors of its exchange subsidiary will be elected by members of the exchange rather than the equity holders of the subsidiary. Any failure by Nasdaq to diligently and fairly regulate its market or to otherwise fulfill its regulatory obligations could significantly harm its reputation, prompt SEC scrutiny and adversely affect the combined company’s business and reputation.

OMX’s reputation depends on the diligent performance of its self-regulatory obligations.

The Nordic Exchange monitors trading on the Nordic Exchange and compliance with listing standards. It also monitors the listing of equities and other financial instruments. The prime objective of such monitoring activities is to maintain confidence in the exchanges among the general public. The monitoring functions within the Nordic Exchange are the responsibility of the Surveillance Committees. The Surveillance Committees are established by the board of directors of the OMX Nordic Exchange Stockholm AB in order to strengthen the integrity of and confidence in the Nordic Exchange and to avoid conflicts of interest. Each of the Surveillance

Committees consists of five members, three of whom are independent of OMX or qualified owners of OMX. Any failure by OMX to diligently and fairly regulate its market could significantly harm its reputation, prompt scrutiny from its regulators and adversely affect its business and reputation.

Recent SEC rulemaking has liberalized the foreign private issuer deregistration rules.

In March 2007, the SEC adopted rules that make it easier for foreign private issuers to deregister and terminate their SEC reporting obligations. Under the new deregistration rule, a foreign private issuer can deregister its equity securities if its average U.S. trading volume over a 12-month period represents 5% or less of its worldwide trading volume, so long as it meets certain requirements. Once a foreign private issuer’s securities are deregistered and the issuer ceases its Exchange Act reporting, those securities are no longer eligible for trading on any public exchange in the U.S. As a result, we may face the loss of listing and trading services revenues associated with foreign private issuers who choose to deregister under the new SEC rules.

Regulatory recognition of foreign exchanges may harm the combined company’s ability to compete with less regulated entities.

Under current U.S. federal securities laws, foreign exchanges seeking to operate in the U.S. must meet substantially all of the regulatory requirements we face. The SEC has the authority to exempt foreign exchanges from these requirements and currently has granted one foreign exchange, Tradepoint LLC, an exemption based on low volume and other restrictions. Consequently, Virt-x Exchange Limited (the successor to Tradepoint LLC) is the only foreign exchange able to operate in the U.S. without meeting all the regulatory requirements we face. Recently, the SEC has begun discussing the possibility of reciprocal recognition of exchanges operating under comparable regulatory regimes. Based on the extent and manner in which the SEC pursues reciprocal recognition, there is a possibility that other foreign exchanges may enter the U.S. market without meeting all the regulatory requirements we meet. The entry of foreign exchanges into the U.S. market without complying with U.S. regulatory obligations would create additional competitive pressure on the combined company, particularly in the trading of dual-listed foreign securities.

The legal and regulatory environment in the United States may make it difficult for The NASDAQ Stock Market to attract the secondary listings of non-U.S. companies.

The combined company’s U.S. exchange, The NASDAQ Stock Market, will continue to compete to obtain the listing of non-U.S. issuer securities (in addition to the listing of U.S. issuer securities). However, the legal and regulatory environment in the United States, as well as the perception of this environment, has made and may continue to make it more difficult for Nasdaq to attract these listings and may therefore adversely affect the combined company’s competitive position. For example, Sarbanes-Oxley imposes a stringent set of corporate governance, reporting and other requirements on publicly listed companies in the U.S. Significant resources are necessary for issuers to come into and remain in compliance with the requirements of Sarbanes-Oxley, which has had, and may continue to have, an impact on the ability of The NASDAQ Stock Market to attract and retain listings. At the same time, international companies are increasingly seeking access to the U.S. markets through private transactions that do not require listing or trading in the U.S. public markets, such as through Rule 144A transactions. Non-U.S. issuers may choose to list with non-U.S. securities exchanges exclusively without a secondary listing in the United States because they perceive the U.S. regulatory requirements and the U.S. litigation environment as too cumbersome and costly. If the combined company is unable to successfully attract the listing business of non-U.S. issuers, the perception of The NASDAQ Stock Market as a premier listing venue may be diminished, and the combined company’s competitive position may be adversely affected or its operating results could suffer.

We believe, based on the SEC’s Fact Sheet on Potential Cross-Border Exchange Mergers, dated June 16, 2006, that listed companies on the Nordic Exchange are not, and will not become as a consequence of the completion of the Transactions, subject to the requirements of Sarbanes-Oxley unless they otherwise choose to list or register their securities in the United States. However, there can be no assurances that non-U.S. issuers that do not list on The NASDAQ Stock Market will elect to list on the Nordic Exchange rather than other non-U.S. exchanges.

The combined company will be exposed to clearing risk.

OMX clears a range of equity-related and fixed-income-related derivative products. OMX assumes the counterparty risk for all transactions that are cleared through its markets and guarantees that its cleared contracts will be honored. As protection against the risks that are associated with its derivatives clearing business, OMX enforces minimum financial and operational criteria for membership eligibility, requires members and investors to provide collateral, and maintains established risk policies and procedures to ensure that the counterparty risks are properly monitored and pro-actively managed, but none of these measures provides absolute assurance against defaults by OMX’s counterparties on their obligations. Moreover, while collateralizing member and investor risk exposures is designed to ensure that sufficient collateral is maintained to compensate for the default risk incurred, no guarantee can be given that the collateral provided will at all times be sufficient. Although OMX maintains, and the combined company will maintain, clearing capital resources to serve as an additional layer of protection to help ensure that the combined company is able to meet its obligations, these resources may not be sufficient. Indebtedness to be incurred by the combined company in connection with the Transactions could limit the combined company’s flexibility in operation of its clearing business.

The combined company will be exposed to credit risk from third parties, including customers, counterparties and clearing agents.

We are exposed to credit risk from third parties, including customers, counterparties and clearing agents. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. In particular, our subsidiary Nasdaq Execution Services may be exposed to credit risk, due to the default of trading counterparties, in connection with the clearing and routing services Nasdaq Execution Services provides for our trading customers.

System trades in Nasdaq-listed securities, NYSE-listed securities, AMEX-listed securities and trades routed to other market centers for Exchange members are cleared by Nasdaq Execution Services, as a member of the National Securities Clearing Corporation (the “NSCC”).

Pursuant to the rules of the NSCC and Nasdaq Execution Services’ clearing agreement, Nasdaq Execution Services is liable for any losses incurred due to counterparty or a clearing agent’s failure to satisfy its contractual obligations, either by making payment or delivering securities. Adverse movements in the prices of securities that are subject to these transactions can increase our credit risk. However, we believe that the risk of material loss is limited, as Nasdaq Execution Services’ customers are not permitted to trade on margin and NSCC rules limit counterparty risk on self-cleared transactions by establishing credit limit and capital deposit requirements for all brokers that clear with NSCC. Nasdaq Execution Services has never incurred a liability due to a customer’s failure to satisfy its contractual obligations as counterparty to a system trade. Credit difficulties or insolvency or the perceived possibility of credit difficulties or insolvency of one or more larger or visible market participants could also result in market-wide credit difficulties or other market disruptions. We also have credit risk related to transaction fees that are billed to customers on a monthly basis, in arrears. Our potential exposure to credit losses on these transactions is represented by the receivable balances in our Condensed Consolidated Balance Sheets. Our customers are financial institutions whose ability to satisfy their contractual obligations may be impacted by volatile securities markets. Credit losses such as those described above could adversely affect our consolidated financial position and results of operations.

A majority of OMX’s outstanding investments at September 30, 2007 were in securities issued by the Swedish Government. OMX has no significant concentration of credit exposure to any other individual counterparty.

The derivative instruments to which OMX is a party involve a counterparty risk, that is, that the counterparty will not fulfill its portion of the agreement relating to futures or options. In order to limit counterparty risk, only counterparties with a high degree of creditworthiness are accepted. OMX also uses the standard form of International Swaps and Derivatives Association, Inc. (“ISDA”) agreement to minimize counterparty risk. The total counterparty risk related to financial transactions amounted to SEK 409 million at December 31, 2006 and SEK 311 million at September 30, 2007, including bank balances but excluding counterparty risk attributable to the OMX Nordic Exchange Stockholm AB’s clearing operations (see below) and collateral funds invested in Swedish Government securities. The largest exposure to an individual institution did not exceed SEK 97 million at December 31, 2006 and SEK 125 million at September 30, 2007.

No single OMX customer was responsible for more than 20% of invoicing as of September 30, 2007. Counterparty risk arises by the OMX Nordic Exchange Stockholm AB providing clearing services and thereby acts as the central counterparty in all derivatives contracts subject to counterparty clearing. For the purpose of minimizing this counterparty risk, the OMX Nordic Exchange Stockholm AB requires that the counterparties pledge collateral to guarantee fulfillment of their commitments to the OMX Nordic Exchange Stockholm AB. Pledged collateral amounted to SEK 15,458 million at December 31, 2006 and SEK 17,864 million at September 28, 2007. None of the members of the OMX Nordic Exchange Stockholm AB accounted for more than approximately 15% of the total exposure on September 28, 2007.

Failure to attract and retain key personnel may adversely affect the combined company’s ability to conduct its business.

The combined company’s future success depends, in large part, upon its ability to attract and retain highly qualified professional personnel. Competition for key personnel in the various localities and business segments in which the combined company will operate is intense. The combined company’s ability to attract and retain key personnel, in particular senior officers, will be dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. There is no guarantee that the combined company will have the continued service of key employees who will be relied upon to execute its business strategy and identify and pursue strategic opportunities and initiatives. In particular, the combined company may have to incur costs to replace senior executive officers or other key employees who leave, and the combined company’s ability to execute its business strategy could be impaired if it is unable to replace such persons in a timely manner.

The combined company will be highly dependent on the continued services of Robert Greifeld, our current Chief Executive Officer and President and the anticipated Chief Executive Officer of the combined company, Magnus Böcker, the current Chief Executive Officer of OMX and the anticipated President of the combined company, and other executive officers and key employees who possess extensive financial markets knowledge and technology skills. Other than employment agreements with Mr. Greifeld and Nasdaq’s general counsel, we do not have employment agreements with key executive officers, which would prevent them from leaving and competing with us. We do not maintain “key person” life insurance policies on any of our executive officers, managers, key employees or technical personnel. The loss of the services of these persons for any reason, or the loss of the services of similarly-positioned, key OMX employees, as well as any negative market or industry perception arising from those losses, could have a material adverse effect on the combined company’s business, financial condition and operating results.

We are subject to risks relating to litigation and potential securities law liability.

Many aspects of our business potentially involve substantial liability risks. PHLX and OMX are also exposed to substantial liability risks relating to the operation of their businesses. These risks will become risks of the combined company.

Although we are immune from private suits for self-regulatory organization activities, this immunity only covers certain of our activities, and we and our broker-dealer affiliates could be exposed to liability under federal and state securities laws, other federal and state laws and court decisions, and rules and regulations promulgated by the SEC and other regulatory agencies. In addition, the combined company will be subject to liability under the laws of certain foreign jurisdictions. These risks include, among others, potential liability from disputes over the terms of a trade, or claims that a system failure or delay cost a customer money, that we entered into an unauthorized transaction or that we provided materially false or misleading statements in connection with a securities transaction. As we intend to defend any such litigation actively, significant legal expenses could be incurred.

In addition, Nasdaq and PHLX are subject to oversight by the SEC. The SEC regularly examines Nasdaq, PHLX and their broker-dealer affiliates for compliance with Nasdaq’s and PHLX’s obligations under the securities laws. In the case of non-compliance with our obligations under those laws, Nasdaq, PHLX or their broker-dealer affiliates could be subject to investigation and judicial or administrative proceedings that may result in substantial penalties.

OMX is regulated both at the national level in several countries and at the European Union level. Implementation and application of these regulations may be undertaken by one or more regulatory authorities, which may challenge compliance with one or more aspects of such regulations. If a regulatory authority makes a finding of non-compliance, conditional fines can be imposed and OMX’s license can be revoked.

Failure to protect Nasdaq’s, OMX’s and PHLX’s intellectual property rights could harm the combined company’s brand-building efforts and ability to compete effectively.

To protect Nasdaq’s, OMX’s and PHLX’s intellectual property rights, we rely, and the combined company will rely, on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with its affiliates, clients, strategic partners and others. The protective steps that the combined company will take may be inadequate to deter misappropriation of its proprietary information. The combined company may be unable to detect the unauthorized use of, or take appropriate steps to enforce, its intellectual property rights. Nasdaq has registered, or applied to register, its trademarks in the United States and in over 50 foreign jurisdictions and has pending U.S. and foreign applications for other trademarks. Nasdaq also maintains copyright protection on its Nasdaq-branded materials and pursues patent protection for Nasdaq-developed inventions and processes. OMX claims copyright to the software products developed by OMX, and holds a number of patents, patent applications and licenses, including the names OMX, OMX Nordic Exchange, Genium, OMX Nordic Exchange Stockholm AB and OMX Exchanges. PHLX owns or licenses rights to trade names, trademarks, service marks, and domain names that it uses in conjunction with its operations and services. Effective trademark, copyright, patent and trade secret protection may not be available in every country in which we offer or the combined company intends to offer its services. Failure to protect Nasdaq’s, OMX’s and PHLX’s intellectual property adequately could harm the combined company’s brand and affect its ability to compete effectively. Further, defending the combined company’s intellectual property rights could result in the expenditure of significant financial and managerial resources.

Damage to the combined company’s reputation could have a material adverse effect on its businesses.

One of the combined company’s competitive strengths will be its strong reputation and brand name. Various issues may give rise to reputational risk, including issues relating to:

•	the representation of the combined company’s business in the media;

•	the accuracy of the combined company’s financial statements and other financial and statistical information;

•	the quality of the combined company’s corporate governance structure; and

•

the quality of the combined company’s products, including the reliability of its transaction-based business, the accuracy of the quote and trade information provided by its market information services business and the accuracy of calculations used by its financial products business for indexes and unit investment trusts.

Damage to the combined company’s reputation could cause some issuers not to list their securities on the combined company’s exchanges, as well as reduce the trading volume on the combined company’s exchanges or cause it to lose customers in its market information services or financial products businesses. This, in turn, may have a material adverse effect on the combined company’s business, financial condition and operating results.

Future acquisitions, partnerships and joint ventures may require significant resources and/or result in significant unanticipated losses, costs, or liabilities.

Over the past three years, acquisitions including the acquisitions of INET and Nasdaq Execution Services (formerly Brut, LLC) and the proposed combinations with OMX, PHLX and BSX have been (or, in the case of future acquisitions, are expected to be) significant factors in Nasdaq’s growth. Although we cannot predict the combined company’s rate of growth as the result of acquisitions with complete accuracy, we believe that additional acquisitions or entering into partnership and joint ventures will be important to the combined company’s growth strategy. Many of the other potential purchasers of assets in our industry have greater financial resources than we have. Therefore, we cannot be sure that we will be able to complete future acquisitions on terms favorable to us.

We may finance future acquisitions by issuing additional equity and/or debt. The issuance of additional equity in connection with any such transaction could be substantially dilutive to existing shareholders. The issuance of additional debt could increase our leverage substantially. In addition, announcement or implementation of future transactions by us or others could have a material effect on the price of our stock. We could face financial risks associated with incurring additional debt, particularly if the debt resulted in significant incremental leverage. Additional debt may reduce our liquidity, curtail our access to financing markets, impact our standing with the credit agencies and increase the cash flow required for debt service. Any incremental debt incurred to finance an acquisition could also place significant constraints on the operation of our business.

These equity, debt and managerial commitments may impair the operation of our businesses. Furthermore, any future acquisitions of businesses or facilities could entail a number of additional risks, including:

•	problems with effective integration of operations;

•	the inability to maintain key pre-acquisition business relationships;

•	increased operating costs;

•	the diversion of our management team from its other operations;

•	problems with regulatory bodies;

•	exposure to unanticipated liabilities;

•	difficulties in realizing projected efficiencies, synergies and cost savings; and

•	changes in our credit rating and financing costs.

OMX operates in various emerging markets that are subject to greater political, economic, and social uncertainties than developed countries.

The operations of OMX are subject to the risk inherent in international operations, including but not limited to, risks with respect to operating in Central and Eastern Europe, the Middle East and Asia. Some of these economies are perceived to be subject to greater political, economic and social uncertainties than countries with more developed institutional structures. Political, economic or social events or developments in one or more of these countries could adversely affect OMX’s operations and its related financial results and, in turn, the operations and financial results of the combined company.

OMX has invested substantial capital in system platforms, including Genium, and a failure to successfully implement such systems could adversely affect OMX’s business.

In its technology operations, OMX invests substantial amounts in the development of system platforms. Although investments are carefully planned, there can be no assurance that the demand for such platforms will justify the related investments and that the future levels of orders will be sufficient to generate an acceptable return on such investments. In particular, OMX’s Market Technology business area has invested substantial capital in its development of next-generation information technology for marketplaces called Genium. If OMX is unable to successfully implement Genium, or if OMX fails to generate adequate revenue from planned system platforms, or if it fails to do so within the envisioned timeframe, it could have an adverse effect on the combined company’s results of operations and financial condition.

If the Transactions are completed, OMX’s technology operations may be negatively affected.

If the Transactions are completed, certain current or potential customers of OMX’s technology operations, who do not currently view OMX as a competitor, may view the combined company as a competitor. As a result, these customers may limit or eliminate their use of OMX’s technology operations, and, as a result, the performance of OMX’s technology operations may suffer.

After completion of the Transactions, the combined company will be exposed to greater currency risk.

After completion of the Transactions, the combined company will have operations in the U.S. and several of the Nordic and Baltic markets and will thus have significant exposure to exchange rate movements between the Swedish krona, Danish krone, Icelandic króna, euro, U.S. dollar and other foreign currencies. Significant inflation or disproportionate changes in foreign exchange rates with respect to one or more of these currencies could occur as a result of general economic conditions, acts of war or terrorism, changes in governmental monetary or tax policy or changes in local interest rates. Although we have certain currency hedges in place, these hedges may not be effective and, as a result, fluctuations in exchange rates may increase the amount of U.S. dollars we are required to pay for OMX shares.

In addition, these exchange rate differences will also affect the translation of OMX’s results of operations and financial condition into U.S. dollars as part of the preparation of the combined company’s consolidated financial statements.

Our investment in DIFX may be unsuccessful and could harm us in other ways.

Pursuant to the DIFX transaction agreement, we and Borse Dubai have agreed that in exchange for $50.0 million and the entry into certain licensing and technology agreements, we will acquire 33.3% of the outstanding equity of DIFX. We have also committed to providing additional capital, up to $25.0 million, to DIFX under certain circumstances. These investments are in addition to the maximum of approximately SEK 12.6 billion in cash we may pay Borse Dubai for OMX shares pursuant to the OMX transaction agreement. Our investment in DIFX may be unsuccessful.

Additionally, these licensing and technology agreements will allow DIFX to use the Nasdaq trademark and exchange technologies from both of us and OMX. DIFX’s use may have an adverse effect on us and our brand and other intellectual property. We may not be able to terminate these agreements or end our association with DIFX in a manner that would prevent lasting and potentially significant harm to our brand and reputation, particularly in certain key emerging markets. Our agreements with DIFX will also prevent or limit us from seeking opportunities to grow our business in certain regions, and this may have a negative impact on us in the future.

Selected unaudited pro forma condensed combined financial data of the combined company

The following unaudited pro forma condensed combined financial data and explanatory notes present how the consolidated financial statements of The NASDAQ OMX Group may have appeared had the Transactions (other than the BSX acquisition) been completed at earlier dates. The unaudited pro forma condensed combined financial data shows the impact of the combination on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Nasdaq treated as the acquirer of OMX and PHLX as if the Transactions had been completed on January 1, 2006 for statement of income purposes and on September 30, 2007 for balance sheet purposes. For purposes of the pro forma condensed combined financial data, OMX financial data has been translated into U.S. dollars and for the year ended December 31, 2006 and the nine months ended September 30, 2007 is presented in accordance with U.S. GAAP. Financial data for OMX for the nine months ended September 30, 2006 has been presented in accordance with IFRS. The unaudited pro forma balance sheet also includes Nasdaq’s equity investment in DIFX as closing of this transaction is conditioned upon the concurrent closing of the transactions contemplated by the OMX transaction agreement. However, we have excluded the material non-recurring charges or credits and related tax effects which resulted directly from our initial equity investment in DIFX. These charges or credits and related tax effects will be included in our income within 12 months succeeding the Transactions. The remaining effect of this transaction has been included in our pro forma statements of income. We have also excluded the material non-recurring charges or credits and related tax effects related to our investment in the LSE that were included in our statements of income for the year ended December 31, 2006 and for the nine months ended September 30, 2006 and 2007. The remaining effects of the LSE transaction have also been included in our pro forma statements of income.

Nasdaq, OMX and PHLX intend to combine their businesses under the name “The NASDAQ OMX Group, Inc.” The combination will be treated under the purchase method of accounting for accounting purposes, and OMX’s and PHLX’s assets acquired and liabilities assumed will be recorded at their estimated fair value. The allocation of the purchase price, including intangible and net tangible assets, is only a preliminary allocation based on estimates of fair values and will change when estimates are finalized. Among the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” criteria have been established for determining whether intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather are tested for impairment on at least an annual basis.

The unaudited pro forma condensed combined statement of income does not include (1) any revenue or cost saving synergies that may be achievable subsequent to the completion of the combination, or (2) the impact of non-recurring items directly related to the combination.

The pro forma condensed combined financial data is unaudited, is presented for informational purposes only, and is not necessarily indicative of the financial position or results of operations that would actually have occurred had the Transactions been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future consolidated financial position or operating results of the combined companies. The unaudited pro forma condensed combined financial data and the accompanying notes should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial data;

•	the separate audited historical financial statements of Nasdaq for the fiscal year ended December 31, 2006 incorporated by reference in this offering memorandum;

•	the separate audited historical financial statements of OMX for the fiscal year ended December 31, 2006 included elsewhere in this offering memorandum;

•	the separate audited historical financial statements of PHLX for the fiscal year ended December 31, 2006 included elsewhere in this offering memorandum;

•	the separate unaudited historical financial statements of Nasdaq as of and for the nine months ended September 30, 2007 and 2006 incorporated by reference in this offering memorandum;

•	OMX’s unaudited summary results as of and for nine months ended September 30, 2007 and 2006 included elsewhere in this offering memorandum; and

•	PHLX’s unaudited summary results as of and for the nine months ended September 30, 2007 and 2006 included elsewhere in this offering memorandum.

The NASDAQ OMX Group, Inc.

Unaudited pro forma condensed combined balance sheet as of September 30, 2007

(Dollars in thousands)	Nasdaq	OMX U.S. GAAP	Equity investment in DIFX (Note 3)	Pro forma and other adjustments	Note	Nasdaq/ OMX pro forma combined	PHLX	PHLX pro forma and other adjustments (Note 8)	Total pro forma combined

Assets:
Current assets:
Cash and cash equivalents	$1,258,662	$37,745	$(50,000)	$(50,000)	2	$1,185,614	$68,067	$(652,000)	$538,681
				(10,793)	2			(50,000)
								(13,000)
Available-for-sale, at fair value	9,201	75,646	—	—		84,847	16,032		100,879
Receivables, net	274,144	84,344	—	—		358,488	17,426	—	375,914
Deferred tax assets	104,729	—	—	—		104,729	289	—	105,018
Market value, outstanding derivative positions	—	746,051	—	—		746,051	—	—	746,051
Current assets of discontinued operations	—	10,407	—	—		10,407	—	—	10,407
Other current assets	64,194	231,736	—	—		295,930	6,463	—	302,393

Total current assets	1,710,930	1,185,929	(50,000)	(60,793)		2,786,066	108,277	(715,000)	2,179,343
Clearing and depository items	—	—	—	—		—	7,198	—	7,198
Advance to clearing accounts	—	—	—	—		—	3,535	—	3,535
Available-for-sale, held to maturity	—	—	—	—		—	3,094	—	3,094
Property and equipment, net	62,010	170,360	—	—		232,370	49,821	—	282,191
Non-current deferred tax assets	58,049	24,490	—	—		82,539	12,933	—	95,472
Goodwill	975,740	392,267	—	(392,267)	2	3,837,227	—	435,899	4,273,126
				2,861,487	2
Intangible assets, net	186,511	185,617	—	(185,617)	2	1,879,411	—	333,700	2,213,111
				1,692,900	4(a)
Other assets	6,778	118,361	125,000	85,300	4(a)	335,439	550	—	335,989

Total assets	3,000,018	2,077,024	75,000	4,001,010		9,153,052	185,408	54,599	9,393,059

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued expenses	127,530	17,863	—	—		145,393	36,129	—	181,522
Section 31 fees payable to the SEC	19,715	—	—	—		19,715	—	—	19,715
Accrued personnel costs	47,127	35,316	—	—		82,443	1,785	—	84,228
Deferred revenue	93,779	57,947	—	—		151,726	1,823	—	153,549
Income tax payable	160,789	12,116	—	—		172,905	6,321	—	179,226
Other accrued liabilities	75,658	167,650	—	—		243,308	1,006	—	244,314
Deferred tax liabilities	232	—	—	6,048	4(a)	6,280	—	3,516	9,796
Market value, outstanding derivative positions	—	746,051	—	—		746,051	—	—	746,051
Liabilities to credit institutions	—	83,102	—	—		83,102	—	—	83,102

Total current liabilities	524,830	1,120,045	—	6,048		1,650,923	47,064	3,516	1,701,503
Clearing and depository items	—	—	—	—		—	7,198	—	7,198
Debt obligations	443,088	210,938	—	1,900,000	2	2,554,026	—	—	2,554,026
Non-current deferred tax liabilities	91,059	41,792	29,663	467,964	4(a)	630,478	—	148,852	779,330
Non-current deferred revenue	93,776	—	—	—		93,776	—	—	93,776
Other liabilities	66,548	27,674	—	—		94,222	33,377	—	127,599

Total liabilities	1,219,301	1,400,449	29,663	2,374,012		5,023,425	87,639	152,368	5,263,432
Minority interest	—	3,573	—	—		3,573	—	—	3,573
Stockholders’ equity:
Common stock, $0.01 par value, 300,000,000 shares authorized, 130,713,703 shares issued (191,275,218 pro forma shares issued), and 113,503,469 shares outstanding (174,064,984 pro forma shares outstanding)	1,307	37,435	—	(37,435)	6	1,307	4	(4)	1,307
Additional paid-in capital	1,063,836	549,247	—	(549,247)	6	3,363,836	113,611	(113,611)	3,363,836
				2,300,000	2,6
Common stock in treasury, at cost: 17,210,234 shares	(225,169)	—	—	—		(225,169)	(3,240)	3,240	(225,169)
Accumulated other comprehensive income	(10,692)	15,999	—	(15,999)	6	(10,692)	(3,708)	3,708	(10,692)
Retained earnings	951,435	70,321	75,000	(70,321)	6	996,772	(8,898)	8,898	996,772
			(29,663)

Total stockholders’ equity	1,780,717	673,002	45,337	1,626,998		4,126,054	97,769	(97,769)	4,126,054

Total liabilities, minority interest and stockholders’ equity	$3,000,018	$2,077,024	$75,000	$4,001,010		$9,153,052	$185,408	$54,599	$9,393,059

See notes to the unaudited pro forma condensed combined financial statements.

The NASDAQ OMX Group, Inc.

Unaudited pro forma condensed combined statement of income nine months ended September 30, 2007

(Dollars in thousands)	Nasdaq	OMX U.S. GAAP	Equity investment in DIFX (Note 3)	Pro forma adjustments	Note	Nasdaq/ OMX pro forma combined	PHLX	PHLX pro forma adjustments (Note 8)	Total pro forma combined

Revenues:
Market services	$1,561,550	$252,142	$—	$—		$1,813,692	$89,282	$—	$1,902,974
Issuer services	210,321	44,248	—	—		254,569	—	—	254,569
Market technology	—	114,295	—	—		114,295	—	—	114,295
Other	235	8,085	—	—		8,320	4,410	—	12,730

Total revenues	1,772,106	418,770	—	—		2,190,876	93,692	—	2,284,568
Cost of revenues:
Liquidity rebates	(754,743)	—	—	—		(754,743)	—	—	(754,743)
Brokerage, clearance and exchange fees	(416,674)	—	—	—		(416,674)	—	—	(416,674)

Total cost of revenues	(1,171,417)	—	—	—		(1,171,417)	—	—	(1,171,417)

Revenues less liquidity rebates, brokerage, clearance and exchange fees	600,689	418,770	—	—		1,019,459	93,692	—	1,113,151
Operating Expenses:
Compensation and benefits	145,948	134,172	—	—		280,120	41,951	—	322,071
Marketing and advertising	13,247	6,150	—	—		19,397	—	—	19,397
Depreciation and amortization	29,296	29,601	—	(11,470)	4(d)	63,627	9,290	5,800	78,717
			—	16,200	4(a)
Professional and contract services	23,466	51,936	—	(9,637)	4(e)	65,765	6,193	—	71,958
Computer operations and data communications	22,754	24,449	—	—		47,203	9,182	—	56,385
Provision for bad debts	2,292	—	—	—		2,292	—	—	2,292
Occupancy	26,059	21,205	—	—		47,264	3,486	—	50,750
Regulatory	21,504	—	—	—		21,504	—	—	21,504
General, administrative and other	51,975	26,999	5,536	(5,836)	5(c)	78,674	10,546	—	89,220

Total operating expenses	336,541	294,512	5,536	(10,743)		625,846	80,648	5,800	712,294
Operating income	264,148	124,258	(5,536)	10,743		393,613	13,044	(5,800)	400,857
Interest income	22,846	10,350	—	—		33,196	1,794	—	34,990
Interest expense	(70,488)	(16,124)	—	(72,800)	4(b)	(85,887)	—	—	(85,887)
				16,124	4(b)
				57,401	5(c)
Gain on foreign currency option contracts	25,748	—	—	7,800	5(c)	33,548	—	—	33,548
Dividend income	14,540	5,400	—	(14,540)	5(c)	5,400	392	—	5,792
Capital gains from shares in equity investments	—	15,149	—	—		15,149	—	—	15,149
Gain on sale of strategic initiative	431,383	—	—	(431,383)	5(c)	—	—	—	—
Strategic initiative costs	(26,511)	—	—	26,511	5(c)	—	—	—	—
Minority interest	96	(982)	—	—		(886)	—	—	(886)

Income before income taxes	661,762	138,051	(5,536)	(400,144)		394,133	15,230	(5,800)	403,563
Income tax provision	222,324	26,055	—	(121,350)	4(c)	127,029	8,505	(2,648)	132,886

Net income from continuing operations and applicable to common stockholders	$439,438	$111,996	$(5,536)	$(278,794)		$267,104	$6,725	$(3,152)	$270,677

See notes to the unaudited pro forma condensed combined financial statements.

The NASDAQ OMX Group, Inc.

Unaudited pro forma condensed combined statement of income nine months ended September 30, 2006

(Dollars in thousands)	Nasdaq	OMX IFRS	Equity investment in DIFX (Note 3)	Pro forma adjustments	Note	Nasdaq/ OMX pro forma combined	PHLX	PHLX pro forma adjustments (Note 8)	Total pro forma combined(1)

Revenues:
Market Services	$1,027,925	$182,444	$—	$—		$1,210,369	$74,563	$—	$1,284,932
Issuer Services	182,000	36,105	—	—		218,105	—	—	218,105
Market Technology	—	103,509	—	—		103,509	—	—	103,509
Other	411	8,786	—	—		9,197	4,509	—	13,706

Total revenues	1,210,336	330,844	—	—		1,541,180	79,072	—	1,620,252
Cost of revenues
Liquidity rebates	(491,027)	—	—	—		(491,027)	—	—	(491,027)
Brokerage, clearance and exchange fees	(214,964)	—	—	—		(214,964)	—	—	(214,964)

Total cost of revenues	(705,991)	—	—	—		(705,991)	—	—	(705,991)

Revenues less liquidity rebates, brokerage, clearance and exchange fees	504,345	330,844	—	—		835,189	79,072	—	914,261
Operating Expenses
Compensation and benefits	144,446	100,626	—	—		245,072	31,131	—	276,203
Marketing and advertising	12,338	4,393	—	—		16,731	—	—	16,731
Depreciation and amortization	60,332	22,239	—	16,200	4(a)	98,771	9,116	5,800	113,687
Professional and contract services	22,993	31,025	—	—		54,018	5,435	—	59,453
Computer operations and data communications	29,704	24,573	—	—		54,277	7,379	—	61,656
Provision for bad debts	(260)	—	—	—		(260)	—	—	(260)
Occupancy	25,677	20,592	—	—		46,269	3,673	—	49,942
Equity issued to third parties	—	—	—	—		—	15,449	—	15,449
General, administrative and other	37,328	15,101	5,043	(20,914)	5(a)	36,558	2,930	—	39,488

Total direct expenses	332,558	218,549	5,043	(4,714)		551,436	75,113	5,800	632,349
Support costs from related parties, net	25,789	—	—	—		25,789	—	—	25,789

Total operating expenses	358,347	218,549	5,043	(4,714)		577,225	75,113	5,800	658,138

Operating income	145,998	112,295	(5,043)	4,714		257,964	3,959	(5,800)	256,123
Interest income	18,319	4,393	—	—		22,712	1,757	—	24,469
Interest expense	(66,504)	(9,472)	—	(72,800)	4(b)	(100,662)	—	—	(100,662)

				9,472	4(b)
				38,642	5(a)
Dividend income	9,223	5,766	—	(9,223)	5(a)	5,766	363	—	6,129
Capital gains from shares in equity investments	—	3,020	—	—		3,020	—	—	3,020
Minority interest	587	—	—	—		587	—	—	587

Income from continuing before taxes	107,623	116,002	(5,043)	(29,195)		189,387	6,079	(5,800)	189,666
Income tax provision	42,765	27,044	—	(9,244)	4(c)	60,565	8,175	(2,648)	66,092

Net income from continuing operations	64,858	88,958	(5,043)	(19,951)		128,822	(2,096)	(3,152)	123,574

Net income applicable to common stockholders:
Net income	64,858	88,958	(5,043)	(19,951)		128,822	(2,096)	(3,152)	123,574
Preferred stock:
Dividends declared	(359)	—	—	—		(359)	—	—	(359)
Accretion of preferred stock	(331)	—	—	—		(331)	—	—	(331)

Net income (loss) applicable to common stockholders	$64,168	$88,958	$(5,043)	$(19,951)		$128,132	$(2,096)	$(3,152)	$122,884

(1) For the nine months ended September 30, 2006, Nasdaq and PHLX financial data is presented in accordance with U.S. GAAP and OMX financial data is presented in accordance with IFRS.

See notes to the unaudited pro forma condensed combined financial statements.

The NASDAQ OMX Group, Inc.

Unaudited pro forma condensed combined statement of income year ended December 31, 2006

(Dollars in thousands)	Nasdaq	OMX U.S. GAAP	Equity investment in DIFX (Note 3)	Pro forma adjustments	Note	Nasdaq/ OMX pro forma combined	PHLX	PHLX pro forma adjustments (Note 8)	Total pro forma combined

Revenues:
Market services	$1,408,297	$260,807	$—	$—		$1,669,104	$98,985	$—	$1,768,089
Issuer services	249,016	51,898	—	—		300,914	—	—	300,914
Market technology	—	158,983	—	—		158,983	—	—	158,983
Other	463	13,450	—	—		13,913	5,934	—	19,847

Total revenues	1,657,776	485,138	—	—		2,142,914	104,919	—	2,247,833
Cost of revenues:
Liquidity rebates	(644,860)	—	—	—		(644,860)	—	—	(644,860)
Brokerage, clearance and exchange fees	(325,521)	—	—	—		(325,521)	—	—	(325,521)

Total cost of revenues	(970,381)	—	—	—		(970,381)	—	—	(970,381)

Revenues less liquidity rebates, brokerage, clearance and exchange fees	687,395	485,138	—	—		1,172,533	104,919	—	1,277,452
Operating expenses:
Compensation and benefits	195,662	156,811	—	—		352,473	46,829	—	399,302
Marketing and advertising	20,522	9,210	—	—		29,732	—	—	29,732
Depreciation and amortization	70,916	32,033	—	(11,614)	4(d)	112,935	11,862	7,700	132,497
				21,600	4(a)
Professional and contract services	32,038	48,513	—	—		80,551	7,927	—	88,478
Computer operations and data communications	41,472	35,077	—	—		76,549	10,505	—	87,054
Provision for bad debts	464	—	—	—		464	—	—	464
Occupancy	34,125	26,776	—	—		60,901	4,999	—	65,900
Equity issued to third parties	—	—	—	—		—	15,449	—	15,449
General, administrative and other	44,336	26,994	6,724	(22,032)	5(b)	56,022	1,312	—	57,334

Total direct expenses	439,535	335,414	6,724	(12,046)		769,627	98,883	7,700	876,210
Support costs from related parties, net	33,771	—	—	—		33,771	—	—	33,771

Total operating expenses	473,306	335,414	6,724	(12,046)		803,398	98,883	7,700	909,981

Operating income	214,089	149,724	(6,724)	12,046		369,135	6,036	(7,700)	367,471
Interest income	24,633	7,017	—	—		31,650	2,367	—	34,017
Interest expense	(91,097)	(13,727)	—	(97,100)	4(b)	(128,984)	—	—	(128,984)
				13,727	4(b)
				59,213	5(b)
Dividend income	16,227	6,725	—	(16,227)	5(b)	6,725	522	—	7,247
Capital gains from shares in equity investments	—	15,350	—	—		15,350	—	—	15,350
Gain on foreign currency option contracts	48,391	—	—	(48,391)	5(b)	—	—	—	—
Minority interest	902	(585)	—	—		317	—	—	317

Income from continuing operations before taxes	213,145	164,504	(6,724)	(76,732)		294,193	8,925	(7,700)	295,418
Income tax provision	85,252	32,268	—	(28,292)	4(c)	89,228	9,349	(3,516)	95,061

Net income from continuing operations	127,893	132,236	(6,724)	(48,440)		204,965	(424)	(4,184)	200,357

Net income applicable to common stockholders:
Net income	127,893	132,236	(6,724)	(48,440)		204,965	(424)	(4,184)	200,357
Preferred stock:
Dividends declared	(359)	—	—	—		(359)	—	—	(359)
Accretion of preferred stock	(331)	—	—	—		(331)	—	—	(331)

Net income (loss) applicable to common stockholders	$127,203	$132,236	$(6,724)	$(48,440)		$204,275	$(424)	$(4,184)	$199,667

See notes to the unaudited pro forma condensed combined financial statements.

Notes to the unaudited pro forma condensed combined financial statements

1. Basis of presentation

The unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the acquisitions on the historical financial position and operating results of Nasdaq, OMX and PHLX. We have excluded the material non-recurring charges or credits and related tax effects which resulted directly from our initial equity investment in DIFX. These charges or credits and related tax effects will be included in our income within 12 months succeeding the Transactions. The remaining effect of this transaction has been included in our pro forma statements of income. We have also excluded the material non-recurring charges or credits and related tax effects related to our investment in the LSE that were included in our statements of income for the year ended December 31, 2006 and for the nine months ended September 30, 2006 and 2007. The remaining effects of the LSE transaction have also been included in our pro forma statements of income.

The unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of Nasdaq, OMX and PHLX, giving effect to the Transactions as if they had been completed on January 1, 2006. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balances sheets of Nasdaq, OMX and PHLX, giving effect to the Transactions as if they had occurred on September 30, 2007.

The unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting with Nasdaq treated as the acquirer, have been prepared in accordance with accounting principles generally accepted in the United States of America, and should be read together with the separate financial statements of Nasdaq, OMX and PHLX.

The unaudited pro forma condensed combined financial data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transactions had been completed during the period or as of the dates for which the pro forma data is presented. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future consolidated financial position or operating results of the combined company, Nasdaq, OMX or PHLX.

Nasdaq’s purchase price for OMX and PHLX has been allocated to the assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values. Definitive allocations will be performed when estimates are finalized. Accordingly, the purchase price allocation pro forma adjustments are preliminary, have been made solely for the purpose of providing unaudited pro forma condensed combined financial data and are subject to revision based on a final determination of fair value after the completion of the Transactions, but no later than one year after the closing of the Transactions.

The accompanying unaudited pro forma condensed combined statement of income does not include (1) any revenue or cost saving synergies that may be achievable subsequent to the completion of the Transactions, or (2) the impact of non-recurring items directly related to the Transactions.

Nasdaq, OMX and PHLX expect to incur a number of non-recurring costs associated with combining the operations of the companies such as, but not limited to, severance, contract terminations and technology integration and the related elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of their respective businesses. Such costs have not been reflected in the pro forma condensed combined financial data because they represent non-recurring charges directly attributable to the combination of Nasdaq, OMX and PHLX. At this time, the specific amount cannot be estimated as sufficient information is not available. Following the completion of the acquisitions of OMX and PHLX, Nasdaq will revise its disclosure on a go-forward basis.

The balance sheet of OMX as of September 30, 2007 has been translated using an exchange rate of 6.4379. The statements of income of OMX for the nine months ended September 30, 2006, year ended December 31, 2006 and the nine months ended September 30, 2007 have been translated using an average exchange rate of 7.2844, 6.8403 and 6.6669, respectively.

Certain reclassifications have been made to the historical financial statements of OMX and PHLX to conform to the presentation expected to be used by The NASDAQ OMX Group. Nasdaq expects there could be additional reclassifications following completion of the Transactions.

2. Purchase price of OMX

The total preliminary purchase price is estimated at $4,260.8 million and is comprised of (dollars in millions):

Equity component(a)	$2,300.0
Cash component(b)	1,900.0
Acquisition costs(c)	50.0
Acquisition-related transaction costs(d)	10.8

Total purchase consideration	$4,260.8

(a) Based on the closing share price of Nasdaq common stock of $37.43 on September 26, 2007, which was the date of the announcement of the increase in the Borse Dubai Offer, multiplied by 60,561,515 shares of Nasdaq common stock (which is $2,266.8 million in equity rounded to the nearest $100 million).

(b) Based on the cash consideration of up to SEK 12,582,952,392 in cash divided by the SEK/USD exchange rate of 6.5402 on September 26, 2007 (which is $1,923.9 million in cash rounded to the nearest $100 million). This amount excludes the funds we will raise to refinance OMX’s existing debt, which was $210.9 million as of September 30, 2007.

(c) Management’s estimate of direct costs of acquisition, which includes legal and advisory fees to be incurred by Nasdaq. This estimate was based on Nasdaq’s historical experience as well as fee estimates provided by advisors.

(d) Under OMX’s Share Match Programs, OMX made grants of matching share awards under the Share Match Program for 2006 in April 2006 and had planned to make similar grants under the Share March Program for 2007. However, as a result of the Offer, OMX postponed making such grants. OMX had not granted stock options to employees since 2002. Under the Nasdaq OMX transaction agreement, awards granted under the Share Match Program for 2006 will vest on a pro rata basis in accordance with the Nasdaq OMX transaction agreement, and will be subsequently cancelled as of the completion of the Offer. Participants will receive cash consideration for cancellation of such awards, as well as consideration for the grants that would have been made under the Share Match Program for 2007, in accordance with the Nasdaq OMX transaction agreement. The total cash consideration for the Share Match Programs totaled $10.8 million, which includes the effect of any swap arrangements that were not material. The 2006 Share Match Program totaled approximately $4.4 million and was calculated by multiplying the number of shares in the 2006 Share Match Program by the share price of 208.1 and adding withholdings. The total cash consideration for the 2007 Share Match Program totaled approximately $6.4 million which as stated above was consideration for the grants that would have been made under the 2007 Share Match Program.

Nasdaq is not aware of any events or circumstances that would result in an increase to the total equity or cash components of the purchase price. Under the current structure of the OMX acquisition and the DIFX transactions, in no event will Nasdaq pay more than SEK 12,582,952,392 and issue more than 60,561,515 shares of Nasdaq common stock to Borse Dubai.

The allocation of the estimated purchase price discussed below is preliminary and is subject to change. The final allocation of the purchase price will be based on the fair value of the assets and liabilities of OMX after completion of the OMX acquisition and the DIFX transactions. Any adjustments to the purchase price will be made no later than one year after closing in accordance with SFAS 141, “Business Combinations.”

The following is a summary of the preliminary allocation of the total purchase price in the OMX acquisition as reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2007 (dollars in millions):

Historical equity of OMX	$673.0
Elimination of OMX’s historical goodwill	(392.3)
Elimination of OMX’s historical intangible assets	(185.6)
Fair value of identifiable intangible assets:
Exchange registrations	1,202.0
Trade name	232.6
Customer relationships	133.4
Market technology:
Developed	56.3
New	68.6

Total	124.9

Fair value adjustment of equity method investment	85.3
Deferred tax impact of purchase accounting adjustments	(474.0)
Residual goodwill created from business combination	2,861.5

Total preliminary purchase price	$4,260.8

In performing the preliminary purchase price allocation, Nasdaq considered, among other factors, the intention for the future use of the acquired assets, analyses of historical financial performance, and an estimate of the future performance of OMX’s business. The preliminary estimate of the fair values of intangible assets is based, in part, on a valuation using an income approach, market approach or a cost approach, as appropriate. The risk-adjusted discount rates used to compute the present value of individual intangible assets expected net cash flows were based on OMX’s weighted average cost of capital, which ranged from 11.0% to 12.0%. These discount rates were determined after consideration of OMX’s rate of return on debt and equity and the weighted-average return on invested capital. In estimating the remaining useful lives of the intangible assets, Nasdaq considered the six factors presented in paragraph 11 of SFAS 142 and an analysis of the intangible assets’ relevant historical attrition data.

See Note 4(a) for a discussion of the methods used to determine the fair value of OMX’s intangible assets and equity method investment, as well as a discussion of the estimated average remaining useful life of each intangible asset. The carrying value of all other assets and liabilities was deemed to approximate their estimated fair value.

We and Borse Dubai may decide to change the cash consideration offered to OMX shareholders; for instance, in the event of a competing offer. Each SEK 1 increase in the cash consideration per share OMX Share offered by Borse Dubai in the Borse Dubai Offer but paid by Nasdaq to Borse Dubai as part of the OMX acquisition and the DIFX transactions would increase the aggregate purchase price by $18.4 million. It is possible that any increase in the cash consideration could result in an increase in the amount of debt incurred to finance the transaction.

3. Equity investment in DIFX

As part of the OMX acquisition and the DIFX transactions, we, Borse Dubai and DIFX have entered into an agreement, which provides that in exchange for $50 million of cash consideration to DIFX and the entry into certain exclusive perpetual non-transferable technology and trademark licensing agreements, we will acquire 33.3% of the equity of DIFX. We will also be responsible for 50% of any additional capital contribution calls made by DIFX, subject to a maximum aggregate additional commitment by Nasdaq of up to $25 million.

Included in the pro forma condensed combined balance sheet is Nasdaq’s equity method investment in DIFX, for $125 million which is based on updated earnings and cash flow projections. This value is subject to revision based on a final determination of fair value after completion of the OMX acquisition and the DIFX transactions, but no later than one year after the closing of the OMX acquisition and the DIFX transactions. Nasdaq’s investment includes $50 million of cash consideration and the contribution of certain licenses related to its technology ($49 million) and the Nasdaq brand name ($63 million), valued at an estimated $112 million. Upon the concurrent closing of the OMX acquisition and the DIFX transactions, we will recognize a non-recurring pre-tax gain of $75 million ($45 million after tax) on the transfer of assets on the DIFX transactions. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2006 does not include this gain as it is non-recurring, directly attributable to our investment in DIFX and will be included in our income statement at closing of the OMX acquisition and the DIFX transactions. The estimated fair values of licenses related to technology and the Nasdaq brand name and the calculation of the pre-tax and after-tax gains are presented below.

Estimated fair values of licenses related to technology and the Nasdaq brand name

Technology licenses

Nasdaq used the relief from royalty method in valuing DIFX’s right to future OMX/Nasdaq technology. We researched publicly available license agreements for companies comparable to OMX/Nasdaq that were licensing similar technology. These license agreements yielded an average royalty rate of 5.0% for comparable licensing agreements. We applied the selected royalty rate to DIFX’s projected revenue stream, based on management’s estimates. The tax rate in Dubai is zero. The resulting cash flows were discounted using a rate of 19.0%. The discount rate was developed using the comparable public company data and economic data reflecting the risk environment in DIFX’s market area. The discount rate is based on the capital asset pricing model and represents the weighted average cost of capital.

Trade name

The Nasdaq trade name was valued using an excess earnings model. The trade name revenue stream includes the incremental revenue streams that DIFX will generate as a result of Nasdaq entering into an arrangement with DIFX. The margins for the trade names were the same as those for the overall business.

A contributory asset charge for the use of other assets (i.e., working capital, fixed assets, the technology, and assembled work force) was deducted from the after-tax operating income yielding the excess earnings generated by the trade name, which were discounted at a rate of 19.0%.

Calculation of gain on transfer of assets

After determining the fair value of certain exclusive perpetual non-transferable licenses related to our technology and the Nasdaq brand name, or the contributed assets, we concluded that our total investment was $162 million ($50 million of cash consideration plus $112 million of contributed assets). The contributed assets had zero carrying value on Nasdaq’s books and records prior to the transfer. Our investment in DIFX includes an exchange of assets that will be considered monetary assets in accordance with EITF 01-02 “Interpretations of APB Opinion No. 29,” therefore, we determined that a gain should be recognized for the difference between Nasdaq’s carrying value and the fair value of the contributed assets. This gain is reduced by the portion of economic interest retained since we will have a 33.3% equity investment in DIFX.

The pre-tax gain was calculated as follows:

•	$112 million value to the assets sold 66.6% interest sold = $75 million.

The after-tax gain was calculated as follows:

•	$75 million gain less taxes at 39.55% ($30 million) = $45 million.

Amount eliminated in our investment in DIFX:

•	$112 million value to the assets sold multiplied by 33.3% interest retained = $37 million.

Total investment in DIFX after elimination of the gain applicable to the assets controlled by us:

•	$162 million total investment (cash plus contributed assets) less $37 million (elimination of gain controlled by Nasdaq) = $125 million.

Under the equity method of accounting, Nasdaq recognized a loss of $5.0 million for the nine months ended September 30, 2006, $6.7 million for the year ended December 31, 2006 and a loss of $5.5 million for the nine months ended September 30, 2007 on its investment in DIFX. The loss was calculated as 33.3% of DIFX’s net loss for the respective periods. DIFX recorded a loss of $20.2 million for the year ended December 31, 2006 and a loss of $16.6 million for the nine months ended September 30, 2007. The loss for the nine months ended September 30, 2006 was based on the December 31, 2006 loss and was pro-rated for nine months. The amortization expense related to identified finite lived intangible assets was immaterial.

4. Pro forma adjustments

(a) To adjust the book value of OMX assets to their estimated fair value. The preliminary allocations are as follows (in millions):

	Increase in value		Estimated average remaining useful life	Estimated annual depreciation and amortization expense for 2006	Estimated nine month depreciation and amortization expense for 2006 and 2007

Equity method investment	$85.3	(i)

	Value

Intangible assets:
Exchange registrations	1,202.0		Indefinite
Trade name	232.6		Indefinite
Customer relationships	133.4		14 to 20 years	$7.8	$5.9

Market technology:
Developed	56.3		6 to 7 years	8.7	6.5
New	68.6		13 to 14 years	5.1	3.8

	124.9

Total intangible assets	1,692.9	(ii)
Total depreciation and amortization expense				$21.6	$16.2

Total assets	$1,778.2	(i)+(ii)

Exchange registrations

The exchange registrations represent a license that provides OMX with the ability to operate its stock exchanges. Management views this intangible asset as a perpetual license to operate the exchanges so long as OMX meets its regulatory requirements. Nasdaq selected a variation of the income approach called the Greenfield Approach to value these exchange registrations. The Greenfield Approach refers to a discounted cash flow analysis that assumes the buyer is developing the assets from inception. This discounted cash flow model considers the required resources and eventual returns from the build-out of an operational exchange and the acquisition of customers, once the exchange registrations are obtained. The advantage of the approach is that it reflects the actual expectations that will arise from an investment in the registration and it directly values the registrations. The Greenfield Approach relies on assumptions regarding projected revenues, margins, capital expenditures, depreciation, and working capital during the seven-year ramp-up period as well as the terminal period.

A steady state projection for OMX was established first. The projection included synergies that a market participant buyer could realize. A terminal growth rate of 3.0% was chosen as a reasonable estimate of the growth rate of the stock exchange industry on a long-term basis. Then, a steady state projection was used starting in year seven based on the assumption that a stock exchange can expect to arrive at a steady state at the end of a six-year ramp-up period. For the intermediate six-year period, revenue was estimated using interpolation. Stable EBIT margins following year six were based on the steady state projection.

Nasdaq divided the costs into fixed costs and variable costs. It was estimated that 50.0% of the steady state expenses were fixed costs, and the remaining 50.0% of the costs were variable costs. The variable costs were estimated to ramp up for seven years in proportion to the revenue.

Additionally, marketing and selling expenses were estimated to be incurred at 10.0% of the revenue during the six-year ramp-up period. Trade name royalty payments were estimated to be incurred at a 3.0% pre-tax royalty rate into perpetuity, as the Greenfield Approach assumes there are no assets other than the exchange registrations.

The initial capital expenditure in year one reflects the costs associated with obtaining the fixed assets and minimal regulatory fees were required. Subsequent annual capital expenditures and depreciation were estimated at 6.1% of the revenue, assuming that maintenance capital expenditures are required to replace the depreciated fixed assets.

Based on historical working capital levels and a review of working capital for comparable companies operating in the industry, working capital for a typical market participant, as a percentage of net revenue, is projected to be 26.0% throughout the projection period.

The cash flows were then tax-effected at a rate of 28.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the exchange registrations would be amortized for tax purposes over a period of seven years.

Nasdaq used the above discussed Greenfield Approach as well as a cost analysis to determine the fair value of the exchange registration. At this time, Nasdaq decided to utilize the indicated fair value resulting from the cost analysis approach. This value appeared to be the most accurate value to use as it yielded a lower value than the Greenfield Approach.

An indefinite life was assumed for these registrations as the exchanges have operated, in some cases, for more than 140 years and the authorization to operate these exchanges is perpetual so long as OMX meets its regulatory requirements. Furthermore, since no legal, contractual, competitive, economic, or other factors limit the useful life of this intangible asset, Nasdaq considered the useful life of the exchange registrations to be indefinite. As noted above, we assessed the factors listed in paragraph 11 of SFAS 142 in making this indefinite life determination.

Trade name

The OMX trade name was valued on an aggregate basis (OMX and its owned exchanges including the OMX Nordic Exchanges and First North). The trade name represents the value of the market recognition of quality service that OMX and its predecessor entities have developed in their 140 years of operation. In valuing the acquired trade name, Nasdaq used the relief from royalty approach, relying on publicly available information to determine the royalty rate that OMX would have to pay a third party for the use of the trade name. This valuation methodology is based on the concept that because OMX owns the trade name it does not have to pay a third party for the right to use the trade name.

Nasdaq researched public documents and accessed the Royalty Source database for license agreements involving similar trade names in the financial services and technology industries. The guideline sample of license agreements yielded an average royalty rate of 0.5% for financial service companies and 7.0% for technology companies. Assuming that two-thirds of the revenues are from the financial services and one-third of the revenues are from technology, a blended royalty rate of 2.7% was estimated. Nasdaq rounded this royalty rate to 3.0%.

The cash flows were then tax-effected at a rate of 28.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the trade name would be amortized for tax purposes over a period of seven years.

The following is a summary of the indicated fair value for the trade name asset:

(Dollars in millions)

Sum of discounted cash flows	$186.4
Discounted tax amortization benefit	46.2

Indicated fair value	$232.6

Customer relationships

Customer relationships represent the non-contractual and contractual relationships that OMX has with issuers, traders, information vendors and technology customers. OMX’s customer relationships were valued using the income approach, specifically an excess earnings method. This valuation approach relied on assumptions regarding projected revenues, attrition rates, and operating cash flows for each customer type, which were projected over 30 years.

The following chart depicts OMX’s primary revenue streams and how the 2007 revenues were divided amongst the three customer relationship intangible assets:

	Customer relationships
	Issuers	Trader / information vendors	Technology

Nordic Marketplace
Trading revenue	0%	100%	0%
Issuers’ revenue	87%	0%	0%

Information Services & New Markets
Information sales	5%	95%	0%
Revenues from Baltic Markets	18%	79%	0%

Market Technology
License, support and project revenue	0%	0%	42%
Facility Management Services	0%	0%	100%

As highlighted above, in certain cases, less than 100% of the revenues were allocated to existing customer relationships. This is due to the fact that some revenues are not attributable to ongoing, repeat customers.

For operating income, Nasdaq assumed the following annual revenue growth and margins for each of the customer relationships, with the rates becoming steady beginning in year 2010:

	Weighted average growth by customer
Customer relationships	2007	2008	2009	2010

Issuers	6.4%	5.5%	5.3%	6.9%
Traders / information vendors	6.2%	5.4%	5.1%	6.9%
Market technology	15.4%	2.8%	7.2%	7.6%

	Weighted average margin by customer
Issuers	47.6%	47.6%	57.1%	57.8%
Traders / information vendors	45.0%	45.0%	53.7%	54.3%
Market technology	5.3%	4.4%	13.0%	18.0%

We assumed annual revenue attrition of 6.0%, 10.0%, and 10.0% for the issuers, trader/information vendors, and technology customers, respectively, as well as charges for contributory assets. The tax-effected issuer and trader/information vendor cash flows were discounted at a rate of 11.0% and the tax-effected market technology cash flows were discounted at a rate of 11.5%.

The cash flows were then tax-effected at a rate of 28.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the customer relationships would be amortized for tax purposes over a period of seven years.

The following is a summary of the indicated fair value for the customer relationship assets:

(Dollars in millions)	Issuers	Traders/ information vendors	Technology	Total

Sum of discounted cash flows	$27.0	$27.1	$53.0	$107.1
Discounted tax amortization benefit	6.7	6.7	12.9	26.3

Indicated fair value	$33.7	$33.8	$65.9	$133.4

The estimated remaining useful life captures 90% to 95% of the present value of the cash flows generated by each customer relationship. The remaining useful life was determined based on an analysis of the historical attrition rates of OMX customers and paragraph 11 of SFAS 142, which included an analysis of the legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of this intangible asset. The useful life is addressed in the following section which discusses the assessment of the lives of the customer relationships and market technology.

Market technology

Nasdaq acquired two types of technology from OMX, developed and new. The developed technology represents the existing portfolio of software technologies that OMX had developed or acquired. These software technologies are currently used internally by OMX and are licensed to more than 60 external unrelated customers. OMX has just completed the development of a new technology called Genium which is an overarching software platform for trading, post-trade and information services. Once completely rolled-out to existing technology customers, Genium will gradually replace a majority of the current technologies that are sold and used internally by OMX. The determined fair values, relate to technologies for which technological feasibility has been established. Although Genium is still under development, it is technologically feasible but not yet available for general distribution. The fair values of the technologies were computed using an excess earnings approach. This valuation approach relied on assumptions regarding projected revenues, operating cash flows and core technology charges for each technology, which were projected over seven years for developed technology and over 15 years for new technology.

The technology revenue streams include 100% of License, Support, and Project and Facility Management Services Revenues. Nasdaq assumed that customers will gradually start migrating from the existing technology to Genium starting in 2007 and will be fully transitioned to Genium by the end of 2014. As such, for the 2008 through 2014 period, revenue for the existing and new technologies was estimated using interpolation.

The projected margins for the technology business are 5.3%, 4.4%, and 13.0% in 2007, 2008, and 2009, respectively. The margins are expected to remain steady at 18.0% starting in 2010.

To arrive at operating income for the two technologies, Nasdaq adjusted for the research and development (“R&D”) costs spent on each technology. Nasdaq assumed that 10.0% of the overall expenses related to R&D, and that the breakout of the R&D attributable to the existing technology, Genium, and the next generation(s) of technology are as follows:

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022

Developed Technology	35%	20%	15%	10%	5%	3%	1%	—	—	—	—	—	—	—	—	—
Genium	65%	80%	80%	80%	80%	69%	58%	50%	35%	20%	15%	10%	5%	3%	1%	—
Next Generation(s)	—	—	5%	10%	15%	28%	41%	50%	65%	80%	85%	90%	95%	97%	99%	100%

A contributory asset charge for the use of other assets was deducted from the after-tax operating income yielding the excess earnings generated by the customers, which were discounted at a rate of 11.0% for developed and 11.5% for new technology.

The cash flows were then tax-effected at a rate of 28.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the technology would be amortized for tax purposes over a period of seven years.

The following is a summary of the indicated fair value for the technology asset:

	Technology
(Dollars in millions)	Developed	New	Total

Sum of discounted cash flows	$45.1	$55.2	$100.3
Discounted tax amortization benefit	11.2	13.4	24.6

Indicated fair value	$56.3	$68.6	$124.9

The estimated useful life of the developed and new technology was based on discussions with OMX management as to the likely duration of benefit to be derived from the technology. Management considered such factors as the migration cycle from the existing technology to Genium, the estimated research and development costs, and the development of future generations of technology. Nasdaq also gave consideration to paragraph 11 of SFAS 142 and to the pace of the technological changes in the industries in which OMX sells its products.

Customer relationships and market technology lives

The following summarizes the methodologies and assumptions Nasdaq used to estimate the remaining economic lives of the customer relationships and market technology.

(a) The expected use of the asset by the entity—OMX and Nasdaq management stated that the customer relationships intangible assets would continue as currently used. As previously discussed, the existing technology will be completely replaced by the Genium technology over the next six to seven years. In addition, according to Nasdaq management, the Genium technology will begin being replaced by the next generation of technology starting in 2015. The determination of the useful life of Genium was based on the historical development and life cycles of existing technology products within Nasdaq and OMX.

(b) The expected useful life of another asset or group of assets to which the useful life of the intangible asset may relate—The useful lives of the technology and customer relationship assets are not significantly impacted by any other asset or group of assets. The life of the customer relationships varies depending on the customers. The issuers generally have a 16 to 20 year life, the traders/information vendors have a 15 to 19 year life, and the market technology customers have a 14 to 17 year life. For technology, the existing technology has a six to seven year life whereas Genium has a 13 to 14 year life.

(c) Any legal, regulatory or contractual provisions that may limit the useful life—Nasdaq is not aware of any.

(d) Any legal, regulatory or contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost—The market technology customers enter into license and facilities management contracts with a duration of three to 10 years. Such contracts are generally renewed at least once with minimal cost. The useful life of 14 to 17 years was selected based on OMX management’s representation that many contracts are renewed more than one time, and a majority of the contracts have terms in the eight- to 10-year range. Nasdaq is not aware of any other legal, regulatory, or contractual provisions that may impact the lives of the customer relationships and market technology.

(e) The effects of obsolescence, demand, competition, and other economic factors—Genium will be introduced beginning in 2008 and will be fully operational by 2009. The existing technology will become obsolete once all the customers migrate to the Genium platform, which is expected to occur by 2014. In addition, the next generation of technology will begin to be developed in 2008 and will gradually replace Genium between 2015 and 2022, leading to Genium’s obsolescence. The life cycles were based on the historical development and life cycles of existing software products within Nasdaq and OMX.

With respect to the customer relationships, the issuers are generally loyal to their home country and, as such, list on the local exchanges. Most delistings relate to mergers or acquisitions rather than competition. However, within Europe, there has been increased competition with respect to the trading business, resulting in higher attrition rates for the listing/information vendor business. Finally, for the market technology customers, OMX faces competition from exchanges that choose to develop their own exchange technologies. The present competition does not have a large impact on the life cycle as customers typically return due to better pricing options.

(f) The level of maintenance expenditures required to obtain the expected future cash flows from the asset—OMX expects to incur research and development expenses to maintain its technology. With respect to the customer relationships, OMX incurs sales and marketing expenses to maintain the current customers. Management believes that historically the research and development and sales and marketing expenses have maintained the quality of its products and services, thus contributing to a longer life.

Equity investment

OMX had previously purchased 4.5 million shares of Orc Software AB (“Orc Software”), a company publicly traded on the OMX Nordic Exchange in Stockholm. The value of this investment is based on the daily closing price as reported on the OMX Nordic Exchange in Stockholm. In April 2007, OMX sold 650,000 of its 4.5 million Orc Software shares. The final purchase price allocation will reflect this sale.

Deferred tax liability

A $6.0 million current deferred tax liability and a $468.0 million non-current deferred tax liability (total deferred tax liability of $474.0 million) has been set up against the $1,778.2 million increase in value of OMX’s assets outlined in the above table. The deferred tax liabilities represent the tax effect of the difference between the estimated assigned fair value of the acquired intangible assets ($1,692.9 million) and the tax basis ($0) of such assets. The estimated amount of $474.0 million is determined by multiplying the difference of $1,692.9 million by the Swedish statutory tax rate of 28.0%.

(b) To adjust debt obligations for the anticipated borrowing of $2,110.9 million by Nasdaq to finance the $1,900 million cash payment (See Note 2) and refinance existing debt at OMX of $210.9 million, the term loan will have a variable interest rate, and the notes will have a fixed interest rate. The borrowings will have a blended interest rate of 4.60% for our borrowings. Anticipated debt issuance costs are immaterial and have been disregarded for the presentation of this pro forma financial data.

Pro forma interest expense resulting from our new capital structure is as follows:

		Nine months ended September 30,
(Dollars in millions)	Year ended December 31, 2006	2006	2007

Anticipated borrowings	$2,110.9	$2,110.9	$2,110.9
Blended interest rate	4.60%	4.60%	4.60%
Pro forma adjustment to interest expense	$ 97.1	$72.8	$72.8

Actual amounts to be borrowed in connection with funding the OMX acquisition and the DIFX transactions may differ significantly from the pro forma amounts used to derive the amount to be borrowed. Factors which may influence the actual amount borrowed include, but are not limited to:

•	Cash flows of Nasdaq and OMX from the pro forma balance sheet date through completion of the acquisition;

•	Actual purchase price paid in the OMX acquisition and DIFX transactions and the form of consideration;

•	Pre-acquisition debt of each entity at the time of acquisition;

•	Actual amount of fees and expenses incurred as a result of the OMX acquisition and DIFX transactions; and

•

Actual interest rate applicable to the borrowings made in connection with the OMX acquisition and DIFX transactions will bear interest at a rate based on the current creditworthiness of the combined company and the prevailing market conditions at the time of the acquisition.

An increase of 0.125% in the assumed interest rates would increase pro forma interest expense on the new borrowings as follows:

		Nine months ended September 30,
(Dollars in millions)	Year ended December 31, 2006	2006	2007

Anticipated borrowings	$2.6	$2.0	$2.0

As the interest expense calculated above includes the refinancing of the existing OMX debt, we have included pro forma adjustments to remove OMX’s historical interest expense of $9.5 million for the nine months ended September 30, 2006, $13.7 million for the year ended December 31, 2006 and $16.1 million for the nine months ended September 30, 2007.

(c) To record an income tax benefit of $9.2 million for the nine months ended September 30, 2006, $28.3 million for the year ended December 31, 2006 and $121.4 million for the nine months ended September 30, 2007 based on the condensed combined statement of income pro forma adjustments related to the following items (dollars in millions):

September 30, 2006	Jurisdiction	Amount	Tax rate	Tax benefit

Depreciation and amortization	Sweden	$16.2	28.0%	$4.5
General, administrative and other	U.S.	(20.9)	39.2%	(8.2)
Interest expense	U.S.	24.7	39.2%	9.7
Dividend income	U.S.	9.2	35.0%	3.2

Total		$29.2		$9.2

December 31, 2006	Jurisdiction	Amount	Tax rate	Tax benefit

Depreciation and amortization	Sweden	$ 10.0	28.0%	$ 2.8
General, administrative and other	U.S.	(22.0)	39.2%	(8.6)
Interest expense	U.S.	24.2	39.2%	9.4
Dividend income	U.S.	16.2	35.0%	5.7
Gain on foreign currency option contracts	U.S.	48.4	39.2%	19.0

Total		$76.8		$28.3

September 30, 2007	Jurisdiction	Amount	Tax rate	Tax benefit

Professional and contract services	Sweden	$ (9.6)	28.0%	$ (2.7)
Depreciation and amortization	Sweden	4.7	28.0%	1.3
General, administrative and other	U.S.	(5.8)	39.6%	(2.3)
Interest expense	U.S.	(0.7)	39.6%	(0.2)
Loss on foreign currency option contracts	U.S.	(7.8)	39.6%	(3.1)
Dividend income	U.S.	14.5	35.0%	5.1
Gain on sale of strategic initiative	U.S.	431.4	31.0%	133.8
Strategic initiative costs	U.S.	(26.5)	39.6%	(10.5)

Total		$400.2		$121.4

(d) To eliminate amortization expense of $11.6 million for the year ended December 31, 2006 and $11.5 million for the nine months ended September 30, 2007 related to the historical intangible assets recorded by OMX.

(e) OMX has incurred direct acquisition-related costs related to the proposed offer, which includes legal and advisory fees. Nasdaq and OMX have signed an agreement where Nasdaq will reimburse OMX for such costs, except if the transaction is not consummated. Therefore, under IFRS, OMX has deferred such costs until reimbursed by Nasdaq.

Under U.S. GAAP, since the agreement to reimburse such costs is not unconditional, OMX has recognized these acquisition-related costs incurred as expense. As these costs are material non-recurring transactions under Regulation S-X, we recorded a pro forma adjustment to exclude these costs from the statement of income.

5. LSE related transactions

(a) In accordance with Regulation S-X, we have excluded the material non-recurring charges or credits and related tax effects related to our investment in the LSE that were included in our statements of income for the year ended December 31, 2006 and for the nine months ended September 30, 2006 and 2007. The remaining effects of the LSE transaction have been included in our pro forma statements of income. The LSE related transactions for the nine months ended September 30, 2006 included the following (in millions, except dividend per share and exchange rate):

		Income (expense)

• Loss on the early extinguishment of debt related to the refinancing of our credit facilities		$(20.9)

• Interest expense related to the financing of the purchase of our share capital of the LSE (see 5(d) below for calculation)		(38.6)

• Dividend income received from the LSE:
3/7/06 dividend per share	£0.08
Shares held (in millions)	x61.7
GBP exchange rate	x1.87
9.2

The interest income impact for the LSE related transactions was immaterial for the nine months ended September 30, 2006.

See Note 4(c) for the tax impact of the above adjustments.

(b) The LSE related transactions for the year ended December 31, 2006 including the following (in millions, except dividend per share and exchange rate):

			Income (expense)

• Loss on the early extinguishment of debt related to the refinancing of our credit facilities			$(22.0)

• Interest expense related to the financing of the purchase of our share capital of the LSE (see 5(d) below for calculation)			(59.2)

• Gain on foreign currency option contracts purchased to hedge the foreign currency exposure on our acquisition bid:
Fair market value	$71.7
Cost basis	(23.3)		48.4

• Dividend income received from the LSE:
11/8/06 dividend per share	£0.06
Shares held (in millions)	x 61.3
GBP exchange rate	x 1.90	$7.0

3/7/06 dividend per share	£0.08
Shares held (in millions)	x 61.7
GBP exchange rate	x 1.87	9.2	16.2

The interest income impact for the LSE related transactions was immaterial for the year ended December 31, 2006.

See Note 4(c) for the tax impact of the above adjustments.

(c) The LSE related transactions for the nine months ended September 30, 2007 included the following (in millions, except dividend per share and exchange rate):

		Income (expense)

• Loss on the early extinguishment of debt related to the repayment of our credit facilities		$(5.8)

• Interest expense related to the financing of the purchase of our share capital of the LSE (see 5(d) below for calculation)		(57.4)

• Loss on foreign currency option contracts purchased to hedge the foreign currency exposure on our acquisition bid:
Sale amount	$65.3
Book value	(73.1)	(7.8)

• Dividend income received from the LSE:
5/16/07 dividend per share	£0.12
Shares held (in millions)	x 61.3
GBP exchange rate	x 1.98	14.5

• Gain on sale of our share capital of the LSE:
Gross proceeds	$1,784.2
Cost basis	(1,334.8)
Costs to sell	(18.0)	431.4

• Strategic initiative costs—these costs include direct acquisition costs, such as legal and advisory, in connection with our strategic initiative related to the LSE including our acquisition bid.		(26.5)

The interest income impact for the LSE related transactions was immaterial for the nine months ended September 30, 2007.

See Note 4(c) for the tax impact of the above adjustments.

(d) For the respective periods, the determination of the interest expense adjustment is as follows (in millions, except weighted-average interest rate):

	September 30, 2006	December 31, 2006	September 30, 2007

Weighted-average daily balances
$825.0 million senior credit agreement	$745.4	$732.5	$724.6
$434.8 million secured term loan credit agreement	437.8	416.5	333.5

Weighted-average interest rate
$825.0 million senior credit agreement	7.06%	7.07%	7.13%
$434.8 million secured term loan credit agreement	7.05%	7.07%	7.13%
Number of days	166	257	270

Interest expense (calculated on a 360 day convention)
$825.0 million senior credit agreement	24.0	37.0	38.8
$434.8 million secured term loan credit agreement	14.1	21.0	17.8

Amortized financing fees
$825.0 million senior credit agreement	0.2	0.3	0.3
$434.8 million secured term loan credit agreement	0.7	0.9	0.5

Total interest expense
$825.0 million senior credit agreement	24.2	37.3	39.1

$434.8 million secured term loan credit agreement	14.8	21.9	18.3

	$39.0	$59.2	$57.4

6. Equity

As of September 30, 2007, the equity of The NASDAQ OMX Group consisted of the following (dollars in millions):

Historical equity of Nasdaq		$1,781.0
Estimated fair value of OMX (Note 2)	4,200.0
Portion of purchase consideration paid in cash (Note 2)	(1,900.0)

Portion of purchase consideration in shares of Nasdaq (Note 2)		2,300.0
DIFX investment (Note 3)		45.0

Total		$4,126.0

7. OMX U.S. GAAP reconciliation

Interim financial data for the nine months ended September 30, 2007 for OMX is included elsewhere in this offering memorandum. Below are tables presenting the principal differences between IFRS and U.S. GAAP that are significant to OMX’s unaudited consolidated financial statements for the nine months ended September 30, 2007. For a presentation of the principal differences between IFRS and U.S. GAAP that are significant to OMX’s audited financial statements for the years ended December 31, 2006 and 2005, see Note 36 to OMX’s consolidated financial statements for the years ended December 31, 2004, 2005 and 2006.

Reconciliation of net income

(Dollars in millions)	Nine months ended September 30, 2007

Net income from continuing operations, as reported	$126.1
(a) Revenue recognition	(5.5)
(b) Business combinations	(6.5)
(c) Research and development costs	(0.6)
(d) Onerous contracts	(0.3)
(e) Capitalization of borrowing costs	1.3
(f) Capitalization of project expenses	(9.6)
(g) Financial instruments	0.5
(h) Derivative instruments and hedging activities	1.3
(i) Social expenses	1.1
Taxes on above adjustments	5.2

(j) Minority interest	(1.0)

Net income from continuing operations according to U.S. GAAP	112.0
Net income from discontinued operations according to U.S. GAAP	(8.3)
Net income according to U.S. GAAP	$103.7

Reconciliation of equity

(Dollars in millions)	At September 30, 2007

Equity as reported in the consolidated balance sheet	$749.6
(a) Revenue recognition	(25.3)
(b) Business combinations	(3.0)
(c) Research and development costs	(25.9)
(d) Onerous contracts	2.5
(e) Capitalization of borrowing costs	1.6
(f) Capitalization of project expenses	(9.9)
(g) financial instruments	—
(h) Derivative instruments and hedging activities	—
(i) Social expenses	1.9

Taxes on the above adjustments	(14.9)
(j) Minority interest	(3.6)

Equity according to U.S. GAAP	$673.0

The table below summarizes the consolidated balance sheets prepared in accordance with IFRS and U.S. GAAP:

Balance sheet

	According to IFRS	According to U.S. GAAP
(Dollars in millions)	At September 30, 2007	At September 30, 2007

Non-current assets	$904.8	$891.1
Current assets	1,221.2	1,185.9
Total assets	2,126.0	2,077.0
Shareholders’ equity	749.6	673.0
Minority interests	—	3.6
Provisions	19.9	17.3
Long term liabilities	238.4	266.9
Current liabilities	1,118.1	1,116.2

Total shareholders’ equity and liabilities	$2,126.0	$2,077.0

Significant differences between IFRS and U.S. GAAP for OMX

Revenue recognition

Software revenue recognition

In its Technology operations, OMX enters into sales arrangements with customers for software programs, implementation of software, support and other post-contract customer support (“PCS”) services. Further, the Technology operations enter into certain hosting arrangements with certain of its customers.

Under IFRS, OMX recognizes revenue for its software and the implementation projects under the percentage of completion method. The support and hosting services revenue are recognized ratably over the service period. Other services are recognized when the service was performed. A variable fee arrangement is recognized when actual usage has been established.

Under U.S. GAAP, the rules for revenue recognition under multiple-element arrangements are detailed and prescriptive. These rules include the requirement that revenues be allocated to the respective elements of such an arrangement on the basis of objective and reliable evidence of fair value, preferably Vendor Specific Objective Evidence (“VSOE”), for each element. Statement of Position 97-2 “Software Revenue Recognition” (“SOP 97-2”) sets out precise requirements for establishing VSOE for valuing elements of certain multiple-element arrangements. When VSOE for individual elements of an arrangement cannot be established in accordance with SOP 97-2, revenue is generally deferred and recognized over the term of the final element.

Under U.S. GAAP, OMX did not have VSOE for certain elements of certain multiple-element arrangements with customers. The terms of these arrangements with customers include, among other terms, the provision of hosting services and on-going customer support (known as PCS under SOP 97-2). As a consequence of the terms of these arrangements, under U.S. GAAP, the total revenue for a customer under a customer contract is recognized over the total customer service period.

Business combinations

Application of first time adoption IFRS 1

For financial reporting purposes, the cost of acquiring a business is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition for both IFRS and U.S. GAAP. Any excess of purchase cost over the fair values assigned to the acquired net assets is reported as goodwill. Under IFRS 1, a first time adopter may elect to not apply IFRS 3 Business combinations fully retrospectively to business combinations completed in prior years. OMX adopted IFRS for the first time in 2005 and chose not to apply IFRS 3 to acquisitions prior to 2004 such as the acquisitions of the Helsinki Stock Exchange (“HEX”) and Stockholms Fondbörs. As a result, application of U.S. GAAP under SFAS 141 and 142, which require OMX to identify, to measure, and to separately account for intangible assets such as licenses, customer relationships, trademarks and technology apart from goodwill, was not met. For this purpose, valuations were prepared using estimates and assumptions provided by management. As a result, OMX has identified a difference between U.S. GAAP and IFRS relating to its acquisitions of HEX and Stockholms Fondbörs.

For both HEX and Stockholms Fondbörs, customer contracts for listing and issuance were identified as acquired intangible assets. Internal use software was also identified as an intangible asset for the Stockholms Fondbörs. The customer contracts were valued using a fair value model based on discounted cash flows for the related operations. The fair value of internal use software was identified based on the assessed repurchase value of the asset. The customer contracts are amortized over 20 years. The internal use software is amortized over 10 years.

Stockholms Fondbörs: details of intangible assets, capitalized amounts and amortization

(Dollars in millions)	Nine months ended September 30, 2007

Customer contracts
Initial amount capitalized	$63.0
Opening balance depr/amort	(28.4)
Current period depr/amort	(2.4)

Net book value	32.2

Internal use software
Initial amount capitalized	9.9
Opening balance depr/amort	(8.9)
Current period amort/depr	(0.7)

Net book value	$0.3

Helsinki Stock Exchange: details of intangible assets, capitalized amounts and amortization

(Dollars in millions)	Nine months ended September 30, 2007

Customer contracts
Initial amount capitalized	$99.2
Opening balance depr/amort	(19.8)
Current period amort/depr	(3.7)
Currency translation adjustments	2.1

Net book value	$77.8

Goodwill amortization

According to the U.S. accounting standard SFAS 142, Goodwill and Other Intangible Assets, applicable from January 2002, acquisition goodwill and other intangible assets that have indefinite useful lives are not amortized, but are instead tested for impairment annually. IFRS similarly requires annual testing of impairment. Prior to the implementation of IFRS in January 2004, OMX, under Swedish GAAP, amortized goodwill and other intangible assets over their expected useful lives. As a result, differences between U.S. GAAP and IFRS arise from the different dates of implementation.

Cost of acquisition

Under IFRS, equity shares issued as purchase consideration in a business combination are valued based on the weighted average trading price of the shares shortly before and after the date of the exchange transaction, which is the date when the acquirer obtains control over the acquiree’s net assets and operations. Under U.S. GAAP, such equity shares are valued based on the average share price for a reasonable period before and after the acquisition is publicly announced or, if the number of shares is uncertain on such date, the first day on which both the number of acquirer shares and the amount of other consideration becomes fixed. OMX has identified a difference between U.S. GAAP and IFRS relating to share value at OMX’s acquisitions of the Stockholm, Helsinki, Copenhagen and Iceland stock exchanges in the amount of $18.1 million, $(45.9) million, $2.8 million and $3.0 million, respectively. Such differences affect the amount of goodwill recorded.

Research and development costs

Development expenses are capitalized under IFRS when an entity can demonstrate the technological feasibility to complete the development of the product together with other specific criteria. Capitalization ceases and depreciation begins when the product becomes available to customers. Under U.S. GAAP, software development expenses are capitalized after the product has reached technological feasibility. As a result of this, certain software related development costs capitalized under IFRS are not capitalizable under U.S. GAAP and therefore are expensed as incurred, net of any amortization added back.

Details of U.S. GAAP adjustment: capitalized development costs

(Dollars in millions)	Nine months ended September 30, 2007

Historically expensed for U.S. GAAP	$(39.4)
Current years expense	(7.1)

Reversal of Amortization:
Opening balance	14.1
Current year	6.5
U.S. GAAP adjustment net, income	(0.6)
U.S. GAAP adjustment net, equity	$(25.8)

Onerous contracts

If an entity reporting under IFRS has a contract that is onerous, the present obligation under the contract is recognized and measured as a provision. Under U.S. GAAP, costs to terminate a contract before the end of its term is recognized as a liability and measured at fair value when the entity terminates the contract in accordance with the contract terms. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity should be recognized and measured at its fair value when the entity ceases to use the right conveyed by the contract. OMX has identified a difference between U.S. GAAP and IFRS related to a leasehold property that has not yet been vacated and thus is not qualified as a provision in accordance with U.S. GAAP.

Capitalization of borrowing cost

Under IFRS, an entity can choose to capitalize borrowing costs where they are directly attributable to the acquisition, construction or production of a qualifying asset. OMX has chosen to expense the borrowing costs incurred. Such costs are capitalized in accordance with U.S. GAAP, and depreciated as the assets concerned are used. With respect to U.S. GAAP, OMX has capitalized interest on the development of its software, Genium, which amounts to $1.4 million for the nine months ended September 30, 2007.

Capitalization of project expenses

OMX has incurred direct acquisition-related costs related to the proposed offer, which includes legal and advisory fees. Nasdaq and OMX have signed an agreement where Nasdaq will reimburse OMX for such costs unless the OMX acquisition is not consummated. Therefore, under IFRS, OMX has deferred such costs until reimbursed by Nasdaq.

Under U.S. GAAP, since the agreement to reimburse such costs is not unconditional, OMX has recognized these acquisition-related costs incurred as expense. As these costs are material non-recurring transactions under Regulation S-X, we recorded a pro forma adjustment to exclude these costs from the statement of income.

Financial instruments

Under IFRS, OMX has utilized the fair value option in accordance with IAS 39, when valuing their Clearing Capital portfolio. Under U.S. GAAP, OMX classifies the Clearing Capital portfolio as available for sale investments. As a result of this, gains and losses recognized in the income statement under IFRS are recognized in equity under U.S. GAAP.

Derivative instruments and hedging activities

OMX hedges certain of its internal cash flows based on gross inflows in subsidiaries. Under U.S. GAAP, this hedge does not qualify since the internal transaction is denominated in the same currency as the external expense in the subsidiary. As such, these hedge arrangements that are recognized in equity under IFRS are recognized in the income statement under U.S. GAAP.

Social expenses

Under IFRS, employers are required to record provisions for related social fees and the costs are charged to the income statement over the vesting period. U.S. GAAP requires that the employer payroll taxes upon exercise of stock must be recognized as an expense at the exercise date of the option.

Minority interest

In accordance with IFRS, minority interest is recognized as part of shareholders’ equity and is included in net income for the year in the income statement. Under U.S. GAAP, minority interest is reported as a separate item in both the income statement and balance sheet.

8. PHLX acquisition

Purchase price

The total preliminary purchase price is estimated at $715.0 million and is comprised of (dollars in millions):

Cash component	$652.0
Acquisition costs	13.0	(1)
Acquisition-related transactions costs	50.0	(2)

Total purchase consideration	$715.0

(1)	Management’s estimate of direct costs of acquisition, which includes legal and advisory fees to be incurred by Nasdaq. This estimate was based on Nasdaq’s historical experience as well as fee estimates provided by advisors.

(2)	Non-recurring charges related to change of control liabilities and contract terminations.

Nasdaq is not aware of any events or circumstances that would result in an increase to the total cash component of the purchase price.

The allocation of the estimated purchase price discussed below is preliminary and is subject to change. The final allocation of the purchase price will be based on the fair value of the assets and liabilities of PHLX after completion of the PHLX acquisition. Any adjustments to the purchase price will be made no later than one year after closing in accordance with SFAS 141.

The following is a summary of the preliminary allocation of the total purchase price in the PHLX acquisition as reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2007 (dollars in millions):

Historical equity of PHLX	$97.8
Fair value of identifiable intangible assets:
Exchange registrations	199.9
Trade name	6.1
Customer relationships	94.7
Technology	33.0
Deferred tax impact of purchase accounting adjustments	(152.4)
Residual goodwill created from business combination	435.9

Total preliminary purchase price	$715.0

In performing the preliminary purchase price allocation, Nasdaq considered, among other factors, the intention for the future use of the acquired assets, analyses of historical financial performance, and an estimate of the future performance of PHLX’s business. The preliminary estimate of the fair values of intangible assets is based, in part, on a valuation using an income approach, market approach or a cost approach, as appropriate. The risk-adjusted discount rate of 12.5% was used to compute the present value of individual intangible assets expected net cash flows and was based on PHLX’s weighted average cost of capital. The discount rate was determined after consideration of the industry rate of return on debt and equity and the weighted-average return on invested capital. In estimating the remaining useful lives of the intangible assets, Nasdaq considered the six factors presented in paragraph 11 of SFAS 142 and an analysis of the intangible assets’ relevant historical attrition data. The carrying value of all other assets and liabilities was deemed to approximate their estimated fair value.

Pro forma adjustments

To adjust the book value of PHLX assets to their estimated fair value. The preliminary allocations are as follows (dollars in millions):

	Value	Estimated average remaining useful life	Estimated annual depreciation and amortization expense for 2006	Estimated nine month depreciation and amortization expense for 2006 and 2007

Intangible assets:
Exchange registrations	$199.9	Indefinite	#	#
Trade name	6.1	Indefinite	#	#
Customer relationships	94.7	19-24 years	$4.4	$3.3
Technology	33.0	10 years	3.3	2.5

Total depreciation and amortization expense			$7.7	$5.8

Total intangible assets	$333.7

#	Not Applicable.

Deferred tax liability

A $3.5 million current deferred tax liability and a $148.9 million non-current deferred tax liability (total deferred tax liability of $152.4 million) has been set up against the $333.7 million increase in value of PHLX’s assets outlined in the above table. The deferred tax liabilities represent the tax effect of the difference between the estimated assigned fair value of the acquired intangible assets ($333.7 million) and the tax basis ($0) of such assets. The estimated amount of $152.4 million is determined by multiplying the difference of $333.7 million by the U.S. effective tax rate of 45.66%.

Income tax

To record an income tax benefit of $3.5 million for the year ended December 31, 2006 and $2.6 million for the nine months ended September 30, 2006 and 2007 based on the condensed combined statement of income PHLX pro forma adjustments related to the following items (dollars in millions):

Year ended December 31, 2006	Jurisdiction	Amount	Tax rate	Tax benefit

Depreciation and amortization	U.S.	$7.7	45.66%	$3.5

Nine months ended September 30, 2006 and 2007	Jurisdiction	Amount	Tax rate	Tax benefit

Depreciation and amortization	U.S.	$5.8	45.66%	$2.6

Recent performance of Nasdaq

The table below sets forth selected financial data for Nasdaq as of and for the year ended December 31, 2007, which should be read in conjunction with “Management’s summary discussion of 2007 performance of Nasdaq” below. No audit report has yet been issued with respect to the financial statements as of and for the year ended December 31, 2007 from which this selected consolidated financial data has been derived.

Year ended December 31,
(Dollars in thousands)	2007

Income statement data:
Market Services	$ 2,152,390
Issuer Services	283,885
Other	317

Total revenues	2,436,592
Liquidity rebates	(1,049,812)
Brokerage, clearance and exchange fees	(574,541)

Total cost of revenues	(1,624,353)

Revenues less liquidity rebates, brokerage, clearance and exchange fees	812,239
Compensation and benefits	200,369
Marketing and advertising	20,822
Depreciation and amortization	38,890
Professional and contract services	32,113
Computer operations and data communications	28,694
Provision for bad debts	1,858
Occupancy	34,556
Regulatory	28,865
General, administrative and other	60,410

Total operating expenses	446,577
Operating income	365,662
Interest income	37,646
Interest expense	(72,863)
Gain on foreign currency option contracts	43,950
Dividend income	14,540
Gain on sale of strategic initiative	431,383
Strategic initiative costs	(26,511)
Minority interest	96

Income before income taxes	793,903
Income tax provision	275,502

Net income	$ 518,401

Balance sheet data (end of period):
Cash and cash equivalents	$ 1,325,314
Working capital	1,270,820
Property and equipment, net	64,523
Total assets	2,979,397
Debt obligations	118,438
Total shareholders’ equity	2,208,283

Cash flows and other financial data:
Capital expenditures	$18,489

Cash provided by (used in):
Operating activities	173,236
Investing activities	1,857,878
Financing activities	(1,027,795)

Because the financial data described above is not derived from audited financial statements, it may be subject to revision in connection with completion of our December 31, 2007 audit.

Management’s summary discussion of

2007 performance of Nasdaq

The following discussion and analysis of our 2007 performance covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Transactions will have on us, including increased leverage and liquidity requirements. You should read the following discussion in conjunction with “Recent performance of Nasdaq” and the documents incorporated by reference herein. This discussion and analysis contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, management. Our actual results could differ materially from those discussed in or implied by forward-looking statements for various reasons including those discussed in “Risk factors.” The financial information set forth below is derived from our preliminary unaudited financial statements and may be subject to revision in connection with completion of the audit for our fiscal year ended December 31, 2007.

Of our total 2007 revenues of $2,436.6 million, 88.3% was from our Market Services segment and 11.7% was from our Issuer Services segment. Of our total 2006 revenues of $1,657.8 million, 84.9% was from our Market Services segment and 15.1% was from our Issuer Services segment. Of our total 2005 revenues of $879.9 million, 74.3% was from our Market Services segment and 25.7% was from our Issuer Services segment.

Market Services

The following table shows total revenues, cost of revenues and revenues less liquidity rebates, brokerage, clearance and exchange fees from Market Services:

	Year ended December 31,		% Change
(Dollars in millions)	2006	2007

NASDAQ Market Center:
Execution and trade reporting revenues(1)	$1,186.8	$1,903.3	60.4%
Access services revenues	57.5	77.0	33.9%
Tape fee revenue sharing	(21.7)	(27.3)	25.8%
Nasdaq General Revenue Sharing Program	(0.2)	—	#

Total NASDAQ Market Center revenues	1,222.4	1,953.0	59.8%

Cost of revenues
Liquidity rebates	(644.9)	(1,049.8)	62.8%
Brokerage, clearance and exchange fees(1)	(325.5)	(574.5)	76.5%

Total cost of revenues	(970.4)	(1,624.3)	67.4%

Revenues less liquidity rebates, brokerage, clearance and exchange fees from NASDAQ Market Center	252.0	328.7	30.4%

Nasdaq Market Services Subscriptions:
Proprietary revenues(2)	68.1	87.9	29.1%
Non-proprietary revenues(2)	130.7	133.1	1.8%
Nasdaq Revenue Sharing Programs	(9.9)	(7.2)	(27.3)%
UTP Plan revenue sharing	(35.6)	(45.7)	28.4%

Total Nasdaq Market Services Subscriptions revenues	153.3	168.1	9.7%
Other Market Services revenues	32.6	31.3	(4.0)%

Total revenues less liquidity rebates, brokerage, clearance and exchange fees from Market Services	$437.9	$528.1	20.6%

#	Denotes a variance equal to or greater than 100%.

(1)

Includes Section 31 fees of $365.0 million in 2007 and $170.6 million in 2006. The increase in 2007 compared to 2006 is primarily due to fees collected as a result of Nasdaq’s operation as a national securities exchange for Nasdaq-listed securities beginning August 1, 2006 and February 12, 2007 for non-Nasdaq-listed securities.

(2)

In the third quarter of 2006, Nasdaq began reporting Nasdaq Market Services Subscriptions revenues as proprietary and non-proprietary revenues. Revenues from non-proprietary products are eligible UTP Plan revenues which are shared among UTP Plan participants and include revenues from Level 1. Prior to the second quarter of 2006, non-proprietary revenues also included NQDS. However, effective February 7, 2006, Nasdaq is no longer required to share revenues from NQDS thereby reducing non-proprietary revenues and the amount of revenue shared with UTP Plan participants. Proprietary revenues now include NQDS revenues as well as revenues from TotalView, our flagship market depth quote product and other proprietary services and data feed products.

NASDAQ Market Center

Execution and trade reporting revenues increased in 2007 compared with 2006. The increase in 2007 was primarily due to increases in trade execution market share in NYSE- and AMEX-listed securities, fees collected as a result of Nasdaq’s operation as a national securities exchange and increases in average daily share volume. In February 2007, we announced new equities pricing to harmonize the trading of Nasdaq-listed and non-Nasdaq-listed securities into one pricing schedule. We also announced a pricing change, effective March 1, 2007, that lowered execution and routing fees for high volume customers. As a result of these pricing changes, our matched market share in U.S.-listed equities has increased which also contributed to the increase in our execution and trade reporting revenues.

As discussed above, effective August 1, 2006, as a result of Nasdaq’s operation as a national securities exchange, additional Section 31 fees were recorded as execution and trade reporting revenues with a corresponding amount recorded as cost of revenues. Since the amount recorded in revenues is equal to the amount recorded in cost of revenues, there is no impact on Nasdaq’s revenues less liquidity rebates, brokerage, clearance and exchange fees. Section 31 fees were $365.0 million in 2007 and $170.6 million in 2006. The increase in 2007 was primarily due to the increase in fees collected as a result of Nasdaq’s operation as a national securities exchange.

Access services revenues increased in 2007 compared with 2006 primarily due to increases in customer demand for network connectivity and exchange membership fees. We began charging exchange membership fees as a result of our operation as a national securities exchange.

We share tape fee revenues from NYSE- and AMEX-listed securities through the NASDAQ Market Center tape fee revenue sharing. We earn tape fee revenues from NYSE- and AMEX-listed securities based upon activity within and trades reported to the NASDAQ Market Center for securities listed on these exchanges and based upon the size of NYSE and AMEX revenue tape sharing pools. The increases in 2007 compared with 2006 were primarily due to an increase in trade execution market share in both NYSE- and AMEX-listed securities.

The NASDAQ Market Center shared revenues under the Nasdaq General Revenue Sharing Program through the second quarter of 2006. Under this discretionary program we shared operating revenue, which is interpreted to mean net revenue after expenses from all services that derive revenue, from member trading and trade reporting activity in Nasdaq-listed securities. The program was designed to provide an incentive for quoting market participants to send orders and report trades to the NASDAQ Market Center. Under a new program introduced in the third quarter of 2006, we have refocused the revenue sharing program to trades that are reported to The FINRA/Nasdaq Trade Reporting Facility LLC.

The NASDAQ Market Center liquidity rebates, in which we credit a portion of the per share execution charge to the market participant that provides the liquidity, increased in 2007 compared with 2006. The increase in liquidity rebates in 2007 compared with 2006 was primarily due to increases in trade execution market share for NYSE- and AMEX-listed securities and the pricing changes discussed above. In February 2006, we harmonized our pricing for all of our venues, which increased the per share liquidity rebates for INET, but decreased the per share liquidity rebates for Brut and Nasdaq’s legacy execution system. Also beginning February 2006, we began paying rebates on NYSE- and AMEX-listed securities, which further contributed to the increase in liquidity rebates in 2007.

Brokerage, clearance and exchange fees increased in 2007 compared with 2006. The increase in 2007 compared with 2006 was primarily due to additional Section 31 fees due to Nasdaq’s operation as a national securities exchange and increases in trade execution market share for NYSE- and AMEX-listed securities. As noted above, effective August 1, 2006, as a result of Nasdaq’s operation as a national securities exchange, additional Section 31 fees were recorded as execution and trade reporting revenues as well as a corresponding cost of revenues. Partially offsetting the increase in 2007 was a decline in clearance costs due to our migration to a single trading platform.

Nasdaq Market Services Subscriptions

Proprietary revenues increased in 2007 compared with 2006. The increase in 2007 was primarily due to an increase in TotalView subscribers and distributors and their related revenues, the launch of OpenView Basic and an increase in other proprietary data products. Also contributing to the increase in 2007 were Nasdaq Quotation Dissemination Services (“NQDS”) revenues which were recorded as proprietary revenues for the entire period in 2007 and beginning February 7, 2006 for 2006. As discussed above, Nasdaq is no longer required to share revenues from NQDS.

Non-proprietary revenues increased in 2007 compared to 2006 primarily due to an increase in the number of Level 1 professional and non-professional users. Partially offsetting the increase for 2007 was the classification change of NQDS revenues beginning February 7, 2006 and an audit of data usage by a major market distributor in 2006.

We also share Market Services Subscriptions revenues under revenue sharing programs. Prior to the third quarter of 2006, we shared Nasdaq Market Services Subscriptions revenues under the Nasdaq General Revenue Sharing Program. Effective July 1, 2006, we changed the terms of this program and, under the new Nasdaq Data Revenue Sharing Program, now share 50.0% of the unlisted trading privileges (“UTP”) data revenue earned from internalized trades reported to us. The amount of Nasdaq Market Services Subscriptions revenues shared under Nasdaq’s revenue sharing programs decreased in 2007 compared with 2006 primarily due to a new Regulation NMS market data revenue allocation formula, which became effective April 1, 2007, which is described further below, as well as changes in the amount shared under the programs from the July 1, 2006 data revenue sharing plan change. The new formula decreased the UTP data revenue earned from internalized trades in 2007, which resulted in a decrease in the amount available to share.

Nasdaq also shares tape fee revenues for Nasdaq-listed securities through The Nasdaq Unlisted Trading Privileges Plan (“UTP Plan”). Under the revenue sharing provision of the UTP Plan, we are permitted to deduct costs associated with acting as the exclusive Securities Information Processor from the total amount of tape fees collected. After these costs are deducted from the tape fees, we distribute to the respective UTP Plan participants, including Nasdaq, their share of tape fees based on a formula, required by Regulation NMS that takes into account both trading and quoting activity. Our tape fee revenue sharing amount allocated to UTP Plan participants increased in 2007 compared with 2006 primarily due to a reduction of our percentage earned of the UTP revenue, in part, caused by the new Regulation NMS market data revenue allocation formula. Also contributing to the increase were higher shareable Level 1 revenues. Partially offsetting the increase in 2007, was a reduction in the amount of revenue shared with UTP Plan participants as NQDS was not included in the plan for the entire 12 months.

Other Market Services

Other Market Services revenues decreased in 2007 compared with 2006. The decrease in 2007 was primarily due to a decrease in revenues earned from our testing facility due to the migration to a single trading platform.

Issuer Services

The following table shows the revenues from our Issuer Services segment:

	Year ended December 31,		% Change
(Dollars in millions)	2006	2007

Issuer Services:
Corporate Client Group	$209.5	$241.0	15.0%
Nasdaq Financial Products	39.5	42.9	8.6%

Total Issuer Services revenues	$249.0	$283.9	14.0%

Corporate Client Group

The following table shows our revenues from the Corporate Client Group as reported in accordance with U.S. GAAP (“as reported”) and as would be reported on a non-GAAP basis (“billed basis”). We believe that the presentation of billed basis revenues, as they relate to listing of additional shares and initial listing fees, is a good indicator of current Corporate Client Group activity as billed basis information excludes the effects of recognizing revenues related to initial listing fees and listing of additional shares fees over the six- and four-year periods, respectively.

	Year ended December 31
	2006		2007		% Change
(Dollars in millions)	As reported	Billed basis	As reported	Billed basis	As reported	Billed basis

Annual renewal fees	$107.9	$107.9	$125.6	$125.6	16.4%	16.4%
Listing of additional shares fees	36.9	36.0	40.6	46.1	10.0%	28.1%
Initial listing fees	23.2	24.5	22.2	22.3	(4.3)%	(9.0)%
Corporate Client services	41.5	41.5	52.6	52.6	26.7%	26.7%

Total Corporate Client Group revenues	$209.5	$209.9	$241.0	$246.6	15.0%	17.5%

Corporate Client Group revenues are primarily derived from (i) fees for annual renewals, listing of additional shares and initial listings for companies listed on The NASDAQ Stock Market and

(ii) Corporate Client services. Fees are generally calculated based upon total shares outstanding for the issuing company. These fees are initially deferred and amortized over the estimated periods for which the services are provided. Revenues from annual renewal fees are amortized on a pro-rata basis over the calendar year and initial listing fees and listing of additional shares fees are amortized over six and four years, respectively. The difference between the as reported revenues and the billed basis revenues is due to the amortization of fees in accordance with U.S. GAAP.

Annual renewal fees on both an as reported and billed basis increased in 2007 compared with 2006. The number of companies listed on The NASDAQ Stock Market on January 1, 2007 was 3,193, compared to 3,208 on January 1, 2006, the date on which listed companies are billed their annual fees. The decrease in the number of listed companies was due to 303 delistings by Nasdaq during 2006, partially offset by 285 new listings during 2006. The number of listed companies as of January 1, 2007 also includes separately listed ETFs. Offsetting the decrease in the number of listed companies was an annual renewal fee increase effective January 1, 2007.

Listing of additional shares fees on both an as reported and billed basis increased in 2007 compared with 2006. The increase in 2007 and decrease in 2006 on the as reported basis were primarily due to amortization of fees. The fees on a billed basis increased in 2007 compared with 2006 primarily due to a fee increase effective January 1, 2007.

Initial listing fees on an as reported basis and billed basis decreased in 2007 compared with 2006. The fees on an as reported basis decreased in 2007 and 2006 primarily due to amortization of fees. The fees on a billed basis decreased in 2007 compared with 2006 due to an increase in entry fee credits for companies that switched between The Nasdaq Global Market and The Nasdaq Capital Market. There were 290 new listings, including 132 new IPOs, during 2007 compared with 285 new listings, including 137 new IPOs, during 2006.

Corporate Client services revenues on both an as reported and billed basis increased in 2007 compared with 2006 primarily due to revenues generated from the operations of recently acquired businesses.

Nasdaq Financial Products

The following table shows revenues from Nasdaq Financial Products:

	Year ended December 31,
(Dollars in millions)	2006	2007	% Change

Licensing revenues	$34.2	$37.6	9.9%
Other revenues	5.3	5.3	—

Total Nasdaq Financial Products revenues	$39.5	$42.9	8.6%

Licensing revenues increased in 2007 compared with 2006. The increase in 2007 was primarily due to an increase in licensing fees associated with Nasdaq-licensed ETFs and third-party structured products. Partially offsetting the increase in 2007, was a decline in licensing fees associated with options traded on ETFs based on Nasdaq indexes. Recent court decisions have impacted our ability to collect licensing revenues for options on ETFs that track our indexes.

Other revenues remained flat in 2007 compared with 2006. Nasdaq Financial Products, through its PORTAL Market, facilitates the eligibility for clearing and settlement services at the Depository Trust & Clearing Corporation (“DTCC”) of PORTAL/Rule 144A securities.

Expenses

Expenses for 2006 and 2007 are shown in the following table:

	Year ended December 31,
(Dollars in millions)	2006	2007	% Change

Compensation and benefits	$195.7	$200.4	2.4%
Marketing and advertising	20.5	20.8	1.5%
Depreciation and amortization	70.9	38.9	(45.1)%
Professional and contract services	32.0	32.1	0.3%
Computer operations and data communications	41.5	28.7	(30.8)%
Provision for bad debts	0.5	1.9	#
Occupancy	34.1	34.5	1.2%
Regulatory	—	28.9	#
General, administrative and other	44.3	60.4	36.3%

Total direct expenses	$439.5	$446.6	1.6%

#	Denotes a variance greater than 100.0% or not meaningful.

Direct expenses

Compensation and benefits expense increased in 2007 compared with 2006. The increase in 2007 was primarily due to increased incentive compensation reflecting stronger financial performance, additional share-based compensation expense due to grants in December 2007 and December 2006 to all active employees and additional compensation costs due to our recent acquisitions. Partially offsetting the increase in 2007 was a curtailment gain of approximately $6.1 million recognized in the first half of 2007 and cost savings as a result of the Pension Plan and SERP freeze.

Depreciation and amortization expense decreased in 2007 compared with 2006. The decrease in 2007 was primarily due to the retirement of certain equipment which was fully amortized in December 2006 related to the migration of all trading of Nasdaq-, NYSE- and AMEX-listed securities to a single platform. The decrease was partially offset by intangible amortization expense on identifiable intangible assets acquired in our recent acquisitions.

Computer operations and data communications expense decreased in 2007 compared with 2006. The decrease in 2007 was primarily due to lower costs associated with hardware leased equipment. The contract for this equipment was cancelled and charged to expense in the fourth quarter of 2006. The decrease is also due to lower costs associated with a reduced number of communication lines due to the consolidation of our data centers.

Regulatory expense was $28.9 million for the year ended December 31, 2007. Since we sought to preserve a regulatory separation upon operation as a national securities exchange, NASDR, a wholly-owned subsidiary of FINRA, continues to provide regulatory services to The NASDAQ Stock

Market, including the regulation of trading activity on The NASDAQ Stock Market and surveillance and investigative functions. The regulation charges from NASDR of $33.8 million in 2006 were included in support costs from related parties, net. The decrease in 2007 was primarily due to a reduction in surveillance and other regulatory charges by FINRA and an adjustment of the allocation of its costs between members and market matters.

General, administrative and other expense increased in 2007 compared with 2006. The increase in 2007 was primarily due to an increase in charges recorded in 2007 related to the sale of our share capital of the LSE. We recorded pre-tax charges for a $19.5 million tax sharing payment owed to Instinet for the benefit of SLP pursuant to an agreement to share the deferred tax benefit on the sale of Instinet’s Institutional Brokerage division and a $5.8 million loss on the early extinguishment of debt related to the repayment in full of our credit facilities from the proceeds from the sale of the share capital of the LSE. Also, in 2007 there was an additional loss of $1.1 million on the early extinguishment of a portion of the 3.75% convertible notes and a $10.6 million charge related to a clearing contract. Our single trading platform includes functionality that enabled us to discontinue the use of services previously provided under the contract. Partially offsetting these increases were charges recorded in 2006. In 2006, we recorded a $12.3 million loss on the early extinguishment of the $750.0 million senior term debt issued in December 2005, which was refinanced in April 2006. Additional losses totaling $9.7 million were recorded on the early extinguishment of the portion of the $1.1 billion secured term loan of our April 2006 credit facility that was repaid in May 2006 as a result of an equity offering and in November 2006 with excess cash flow. Also, in 2006, a $5.9 million charge was recorded on the write-down of a held-for-sale building to fair market value. These charges were partially offset by a realized foreign currency gain related to our investment in the LSE of $8.2 million in 2006.

Net interest expense

Net interest expense was $35.3 million in 2007 compared with $66.5 million in 2006, a decrease of 46.9%. The decrease in 2007 was due to higher interest income due to higher cash balances and lower interest expense due to a lower average outstanding debt balance and lower interest rates year over year. In September 2007, we repaid in full and terminated our credit facilities from the proceeds of the sale of our share capital of the LSE. In the fourth quarter of 2007, H&F converted $300.0 million of its 3.75% convertible notes to equity. Also, in the fourth quarter of 2007, SLP and other partners converted a portion of the 3.75% convertible notes.

Dividend income

Dividend income was $14.5 million in 2007 compared with $16.2 million in 2006. This represents ordinary dividends from our investment in the LSE.

Gain on foreign currency option contracts

The gain on foreign currency option contracts was $44.0 million in 2007 compared with $48.4 million in 2006. In order to hedge the foreign currency exposure on our proposed combination with OMX, we purchased and sold foreign currency option contracts in 2007, beginning at the time of the announcement of the proposed combination. The cumulative pre-tax realized gain on the OMX option contracts is approximately $30.1 million for 2007. The fair value of the OMX option contract at December 31, 2007 was approximately $60.7 million. The unrealized gain on this contract was $21.7 million for 2007.

In order to hedge the foreign currency exposure on our acquisition bid for the LSE, we purchased foreign currency option contracts at the time of the bid, which was the fourth quarter of 2006. The fair value of these contracts at December 31, 2006 was $71.7 million and the unrealized gain for the quarter ended December 31, 2006 was $48.4 million. In conjunction with the lapse of our final offers for the LSE, we traded out of these foreign exchange contracts in February 2007. Due to the improved exchange rate of the dollar when compared to the pound sterling, we recorded a loss of approximately $7.8 million on these foreign currency option contracts in 2007 results. The cumulative realized pre-tax gain on the foreign currency option contracts was approximately $40.6 million. These contracts were cash settled for $63.9 million.

Gain on sale of strategic initiatives

The pre-tax gain on the sale of our strategic initiatives was $431.4 million for 2007. The gain represents the sale of our share capital of the LSE and is net of costs directly related to the sale of $18.0 million, primarily broker fees.

Strategic initiative costs

In connection with our strategic initiatives related to the LSE, including our acquisition bid, we incurred legal and advisory costs of $26.5 million for 2007.

Income taxes

Nasdaq’s income tax provision was $275.5 million in 2007 compared with $85.2 million in 2006. The overall effective tax rate was 34.7% in 2007 and 40.0% in 2006. Although the income tax provision increased in 2007, the overall effective tax rate was lower in 2007 primarily due to the utilization of capital loss carryforwards and a reduction to the reserve for uncertain tax positions.

The effective tax rate may vary from period to period depending on, among other factors, the geographic and business mix of earnings and losses. These same and other factors, including history of pre-tax earnings and losses, are taken into account in assessing the ability to realize deferred tax assets.

We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. As a result of the implementation of FIN 48, we recognized a $1.0 million increase to reserves for uncertain tax positions. This increase was accounted for as an adjustment to the beginning balance of retained earnings in the consolidated balance sheet. At the adoption date of January 1, 2007, we had $9.2 million of unrecognized tax benefits of which $7.9 million would affect our effective tax rate if recognized. As of December 31, 2007, we had $7.6 million of unrecognized benefits of which $4.0 million would affect our effective tax rate if recognized.

Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense. We had $1.8 million accrued for interest and penalties, net of tax effect on January 1, 2007. As of December 31, 2007, we had $2.7 million accrued for interest and penalties, net of tax effect.

Nasdaq and its eligible subsidiaries file a consolidated U.S. federal income tax return and applicable state and local income tax returns. Federal income tax returns for years 2004 to 2006 are subject to examination by the Internal Revenue Service. In the third quarter of 2007, we concluded federal income tax audits for years 2000 to 2003. To the extent that the respective statute of limitations for a specific tax year is expired we have decreased the reserve for uncertain tax positions. Several state tax returns are currently under examination by the respective tax authorities for years 1996 to 2002 and we remain subject to state audits for years 2003 to 2006. The final outcome of such audits cannot yet be determined. We anticipate that the adjustments would not have a material impact on our consolidated financial position or results of operations.

Selected consolidated financial data of OMX

The following table sets forth selected historical financial data of OMX, which should be read in conjunction with the consolidated financial statements of OMX and the notes thereto and the discussion under “Management’s discussion and analysis of financial condition and results of operations of OMX” included in this offering memorandum. The selected balance sheet data as of December 31, 2005 and 2006 and the selected income statement data for each of the years in the three-year period ended December 31, 2006 have been derived from the audited consolidated financial statements and related notes included elsewhere in this offering memorandum. The selected balance sheet data as of September 30, 2007 and selected income statement data for the nine months ended September 30, 2006 and 2007 have been derived from the unaudited consolidated financial statements and related notes included elsewhere in this offering memorandum. The selected balance sheet data as of December 31, 2002, 2003 and 2004 and the selected income statement data for each of the years in the two-year period ended December 31, 2003 have been derived from audited consolidated financial statements and related notes not included in this offering memorandum. The selected balance sheet data as of September 30, 2007 and the operating data for the nine months ended September 30, 2006 and 2007 include, in the opinion of OMX’s management, all adjustments considered necessary for a fair statement of such data. The results of operations for the nine months ended September 30, 2007 and 2006 are not necessarily indicative of results that may be expected for the entire year, nor is the information below necessarily indicative of OMX’s future performance.

OMX’s consolidated financial statements have been prepared in accordance with IFRS, which differ in certain material respects from U.S. GAAP. For a description of the principal differences between IFRS and U.S. GAAP as they relate to OMX and to its consolidated subsidiaries, and for a reconciliation of OMX’s shareholders’ equity and net income to U.S. GAAP, see Note 7 to the “Selected unaudited pro forma condensed combined financial data of the combined company” included elsewhere in this offering memorandum. U.S. GAAP shareholders’ equity and net income data presented in the following tables has been derived from this Note. Other U.S. GAAP data presented in the following tables has been derived from unaudited analyses prepared by OMX from its accounting records. Financial data for 2002 and 2003 is presented in accordance with Swedish GAAP.

(IFRS)	Year ended December 31,			Nine months ended September 30,
(SEK in millions)	2004(1)	2005(1)(3)	2006(1)	2006(1)	2007(1)

Results of operations:
Results of Operations from Continuing Operations:
Revenues:
Net sales	2,576	2,969	3,313	2,409	2,820
Own work capitalized	74	125	68	66	100
Other revenues	119	—	105	22	101

Total revenues	2,769	3,094	3,486	2,497	3,021

Expenses:
Premises expenses	(308)	(189)	(204)	(150)	(138)
Marketing expenses	(38)	(40)	(63)	(32)	(41)
Consultancy expenses	(195)	(253)	(310)	(226)	(268)
Operations and maintenance, IT	(254)	(225)	(239)	(179)	(162)
Other external expenses	(302)	(201)	(167)	(110)	(174)
Personal expenses	(1,017)	(1,049)	(1,083)	(798)	(978)
Depreciation and impairment	(228)	(225)	(216)	(162)	(196)

Total expenses	(2,342)	(2,182)	(2,282)	(1,657)	(1,957)
Participation in earnings of associated companies	9	15	46	42	36
Operating income	436	927	1,250	882	1,100

Financial items:
Financial income	40	48	48	32	69
Financial expenses	(90)	(112)	(101)	(69)	(120)

Total financial items	(50)	(64)	(53)	(37)	(51)
Income after financial items	386	863	1,197	845	1,049
Tax	(162)	(303)	(240)	(197)	(208)

Net profit from continuing operations	224	560	957	648	841
Net profit (loss) from discontinued operations period(2)	159	(17)	(46)	(33)	(55)

Net profit	383	543	911	615	786

Balance sheet data (at period end):
Cash and cash equivalents	1,377	1,243	928	1,019	730
Working capital	(108)	292	253	310	347
Property and equipment, net	366	355	321	306	295
Total assets	6,620	10,612	12,528	11,337	13,687
Total debt	2,785	5,863	7,914	6,836	8,861
Total stockholders’ equity, incl. minority	3,835	4,749	4,614	4,501	4,826

Cash flows and other financial data:
Capital expenditures	325	397	306	210	409

Cash flow from:
Current operations	611	480	1,032	722	851
Investing activities	100	(1,139)	(284)	(711)	(350)
Financing activities, excl. dividend	(793)	698	(133)	69	114
Ratio of earnings to fixed charges	5.65	12.99	15.02	15.98	12.95

(1)  Effective January 1, 2005, OMX reports in accordance with IFRS. Restatement of comparison figures was made for 2004 in respect of all standards, except for IAS 39 (Financial instruments), which was applied for the first time in 2005. Furthermore, from January 1, 2006, OMX has applied accounting for hedging of internally forecasted flows in foreign currency. Income from cash-flow hedges is reported in shareholders’ equity.

(2)  The years 2002 to 2006 have been reclassified for comparison purposes due to the disclosure of discontinued operations, relating to OMX’s UK sales operations in securities administration services.

(3)  Copenhagen Stock Exchange was consolidated in OMX from January 1, 2005.

(Swedish GAAP)	Year ended December 31,
(SEK in millions)	2002(3)	2003(3)(4)

Results of operations:
Results of Operations from Continuing Operations:

Revenues:
Net sales	2,557	2,469
Own work capitalized	80	86
Other revenues	—	100

Total revenues	2,637	2,655

Expenses:
Premises expenses	(214)	(340)
Marketing expenses	(53)	(42)
Consultancy expenses	(273)	(258)
Operations and maintenance, IT	(244)	(343)
Other external expenses	(231)	(233)
Personal expenses	(1,154)	(1,406)
Depreciation and impairment	(319)	(559)
Items effecting comparability(1)	(57)	—

Total expenses	(2,545)	(3,181)
Participation in earnings of associated companies	38	21
Operating income	130	(505)

Financial items:
Financial income	115	98
Financial expenses	(146)	(128)

Total financial items	(31)	(30)
Income (loss) after financial items	99	(535)
Tax	(15)	54

Net profit (loss) from continuing operations	84	(481)
Net profit (loss) from discontinued operations(2)	(155)	50

Net profit (loss)	(71)	(431)

Balance sheet data (at period end):
Cash and cash equivalents	1,275	1,362
Working capital	395	498
Property and equipment, net	475	465
Total assets	4,920	6,746
Total debt	2,903	3,211
Total stockholders’ equity, incl. minority	2,017	3,535

Cash flows and other financial data:
Capital expenditures	203	261

Cash flow from:
Current operations	89	169
Investing activities	(158)	51
Financing activities, excl. dividend	(226)	(49)

(1)  Items affecting comparability amounted to SEK (57) million, which related to expenses incurred, as a result of a group-wide cost-reduction program.

(2)  The years 2002 to 2006 have been reclassified for comparison purposes due to the disclosure of discontinued operations, relating to OMX’s UK sales operations in securities administration services.

(3)  The reported figures have been prepared in accordance with Swedish GAAP. Swedish GAAP differs in certain material respects from IFRS and U.S. GAAP.

(4)  Helsinki Stock Exchange was consolidated in OMX from July 1, 2003.

(U.S. GAAP)	Year ended December 31,		Nine months ended September 30,
(SEK in millions, except share and per share data)	2005(1)	2006(1)	2007(1)

Results of operations:
Revenues	2,963	3,318	2,792
Operating expenses	(2,259)	(2,294)	(1,827)
Operating income	704	1,024	965
Net income	390	859	692
Net income from continuing operations	407	905	747
Net loss from discontinued operations	(17)	(46)	(55)

Net income per share:
Basic	3.30	7.24	5,74
Diluted	3.29	7.22	5,74

Net income per share from continuing operations:
Basic	3.44	7.62	6,19
Diluted	3.44	7.61	6,19

Weighted average shares outstanding (in thousands):
Basic	118,108	118,671	120,640
Diluted	118,394	118,886	120,640

Dividends declared per share:
Krona	6.50	6.50
USD	0.82	0.95

Balance sheet data (at period end):
Property and equipment	355	321	295
Intangible assets	3,775	4,213	4,522
Short-term financial investments / cash and cash equivalents	1,243	928	730
Total assets	10,480	12,345	13,372
Current financial liabilities	498	398	535
Non-current financial liabilities	1,409	1,360	1,358
Total liabilities	6,097	8,120	9,039
Stockholders’ equity	4,383	4,225	4,333

(1)  For further details, see Note 36 to OMX’s audited financial statements. For the periods ending September 30, 2006 and 2007, see OMX’s unaudited interim consolidated financial statements.

Management’s discussion and analysis of financial condition and results of operations of OMX

The following discussion and analysis should be read in conjunction with OMX’s audited consolidated financial statements as of and for the years ended December 31, 2006, 2005 and 2004 and with OMX’s unaudited interim condensed consolidated financial statements as of and for the nine-month periods ended September 30, 2007 and 2006 included herein. OMX’s consolidated financial statements have been prepared in accordance with IFRS as adopted by the European Union. IFRS differ in certain material respects from U.S. GAAP. For a discussion of certain material differences between IFRS and U.S. GAAP, see “Summary of material differences between IFRS and U.S. GAAP” below and the related notes in OMX’s consolidated financial statements.

The following description of the financial development of OMX is based on continuing operations.

Overview

Since it was founded in 1984, OMX’s business model has been based on creating competitive advantages and building business from the network and experience that derive from ownership and operation of exchanges combined with the development of technology and system operations for a global customer base. OMX has also focused on streamlining its organizational structure to create effective operation and integration over national borders and becoming the leading global supplier in developing, delivering, maintaining and operating technology and solutions for exchanges and other central operators. These efforts have allowed OMX to reduce operating costs and to become more efficient.

As a result of OMX’s continued efforts to control operating costs and increase its revenues, despite an increasingly competitive market and sometimes turbulent market conditions, net profit from continuing operations attributable to shareholders in OMX increased from SEK 555 million in 2005 to SEK 953 million in 2006. In 2004, OMX’s net profit amounted to SEK 223 million. The increase in net profit over the three years between 2004 and 2006 was largely due to OMX’s continued efforts to control operating costs and increase its revenues, despite an increasingly competitive market and sometimes turbulent market conditions. Over the three-year period, OMX’s operating income increased as a percentage of revenues from 16% in 2004 to 30% in 2005 to 36% in 2006 as a result of improving market conditions and cost control efforts.

Net profit and operating income continued to increase in the first nine months of 2007. Increased trading activity on the Nordic Exchange and a continued increase in the number of information terminals together with the SEK 101 million capital gain from the sale of shares in Orc Software produced a 25% increase in operating income from continuing operations, from SEK 882 million in the first nine months of 2006 to SEK 1,100 million in the first nine months of 2007. As a percentage of revenues, operating income was 36% in the first nine months of 2007, compared to 35% in the first nine months of 2006.

Sources of revenue and principal expense items

Operating revenues

Nordic Marketplaces

The Nordic Marketplaces business area has experienced increasing activity with regard to both trading and listing on the equity and derivatives exchanges in Sweden, Finland, Denmark and Iceland.

The Nordic Marketplaces business area has three main sources of income: trading revenue, issuers’ revenue and other Nordic revenues.

Trading revenue.  The majority of trading revenue comes from trading in cash products, primarily equities, and from trading and clearing in derivative products.

With respect to trading revenue from share trading, the two most important parameters are the value of the share turnover and the number of share transactions. A change in value of the average trading volume of 1.0% on an annual basis (assuming an unchanged number of transactions) would affect trading revenues by plus or minus SEK 8.5 million, calculated on the basis of trading during 2006.

Revenue from derivative product trading and clearing is dependent on the number of derivatives contracts and the size of the options premiums. A change of the average daily derivatives trading of 1,000 contracts on an annual basis will affect trading revenues by plus or minus SEK 0.9 million, calculated on the basis of trading during 2006.

Issuers’ revenue.  Issuers’ revenues derive from the fees that listed companies pay. Issuers’ revenue is directly related to the listed companies’ market capitalization and the number and size of new listings on the Nordic Exchange.

Other Nordic revenues.  Other revenues for the Nordic Marketplaces business area consist primarily of line connection fees for members and operation reimbursement fees regarding the derivatives clearing link with Oslo Børs. Revenue is also derived from capital gains on the sale of operations.

Information Services & New Markets

This business area combines OMX’s information services with OMX’s securities administration services and OMX’s ownership and operation of the Baltic exchanges and CSDs. There are four main revenue sources within this business area: information revenues, revenues from Baltic Markets, revenues from Broker Services and other revenues.

Information revenue.  OMX’s information revenues are generated primarily through sales and distribution of market information and are based on the number of real-time terminals used and reported by end-users. Trading information is the largest source of revenue in this business area and is sold to approximately 107 companies, as of September 30, 2007, which then distribute the information to end-users. These information vendors are invoiced in arrears with the fee based on the number of end users.

Baltic Markets.  Revenue from the Baltic Markets is comprised of trading revenue and issuer revenue from the exchanges owned by OMX in Estonia, Latvia and Lithuania. Trading revenue is based on the number of transactions and the value of the shares being sold. Issuer revenue is based on the market capitalization of listed companies and the number and size of new listings on those exchanges. Additional revenue is derived from the CSDs in Estonia and Latvia. This revenue is based on the number of register accounts and cleared and settled accounts.

Broker Services.  Revenue from Broker Services is based on a fixed basic fee for administration or licensing, maintenance and operation and variable fees based on the number of transactions completed.

Other revenue.  Other revenue for the Information Services & New Markets business area is derived from training, sales of informational materials and line connection fees for members.

Market Technology

OMX’s Market Technology business area provides technology solutions for trading, clearing and settlement information dissemination and also offers facility management, integration and advisory services. Revenue is derived from three primary sources: licensing, support and project revenues, facility management revenues and other revenues.

License, support and project revenue.  License, support and project revenue are derived from the system solutions developed and sold by OMX. After OMX has developed and sold a system solution, the customer licenses the right to use the software. Each project involves individual adaptations to the specific requirements of the customer, for instance, relating to functionality and capacity. This development, testing, licensing and installation work generates project revenue that is invoiced periodically and is based on the degree of completion. When OMX provides a system solution, it undertakes to upgrade, develop and maintain the system and receives regular support revenues for this work. With regard to major system solutions for customers such as exchanges and clearing organizations, license and project revenue is mostly fixed and recognized in relation to the degree of completion. Support revenue is mainly fixed and contracts usually last for five years.

Facility management services.  Facility management services involve OMX assuming responsibility for the operation of a system platform for a customer, for which OMX receives recurring facility management revenue. Revenue from Facility Management Services can be both fixed and volume-based. Contract periods vary between one and seven years.

Other revenues.  Other revenues are comprised mainly of revenue from consulting services and exchange rate differences. Other revenues also include possible capital gains from the sale of operations.

Costs and expenses

The following is a summary of OMX’s principal cost and expense categories.

Premises expenses.  Premises expenses include lease payments for rented office space and related service charges for utilities.

Marketing expenses.  Marketing expenses consist primarily of advertising and other promotional expenses including costs relating to presentations, events, sponsorships and similar items.

Consultancy expenses.  Consultancy expenses consist primarily of fees for information technology consultants as well as third-party contracting fees and fees paid to other consultants, attorneys and accountants.

Operations and maintenance, IT.  Operations and maintenance, IT expenses consist primarily of costs relating to service agreements, leases, hardware costs and other costs relating to operation and maintenance of IT systems.

Other external expenses.  Other external expenses consist mainly of costs for travel, telecommunications, printing, cleaning and office security and maintenance. Also included are directors’ fees and membership dues.

Personnel expenses.  Salaries and employee benefits consist primarily of employee salaries, bonuses, other remuneration and compulsory social security contributions with respect to employees and pension expenses.

Depreciation and impairment.  Depreciation consists of depreciation of tangible fixed assets and intangible fixed assets (excluding goodwill) as well as impairments on intangible assets.

Participation in earnings of associated companies

OMX’s share in the earnings of associated companies was SEK 36 million in the first nine months of 2007 and SEK 46 million in 2006 and is attributable to the following associated companies: the financial software company Orc Software, the computer hardware leasing company NLK, the derivatives exchange EDX London, the Swedish securities depository VPC AB (until September 2006) and the Lithuanian securities depository CSDL. For further details, see Note 10 to OMX’s audited financial statements and OMX’s unaudited interim consolidated financial statements.

Financial income and expenses

Financial income relates mainly to proceeds from holdings in interest rate instruments. Financial expenses mainly consist of the cost for OMX debt and vary with interest rate and foreign currency movements.

Tax for the year

Tax for the year includes the group tax expenses. OMX has operations globally and targets a tax rate of 25% over time.

Minority interests

Minority interests during the period under review related primarily to third-party holdings in the Estonian, Latvian and Lithuanian stock exchanges.

Results of operations for nine months ended September 30, 2007 compared to nine months ended September 30, 2006

Revenues

OMX’s total revenues from continuing operations increased by 21% from SEK 2,497 million in the first nine months of 2006 to SEK 3,021 million in the first nine months of 2007, driven by high activity on the Nordic Exchange and a continued increase in the number of information terminals together with the capital gain from OMX’s sale of shares in Orc Software for SEK 101 million. The following table summarizes the composition of OMX’s revenues for the first nine months of each of 2006 and 2007:

	Nine months ended September 30,		% Change
(SEK in millions)	2006	2007

Nordic Marketplaces	1,304	1,584	21%
Trading revenue	958	1,191	24%
Issuers’ revenue	255	286	12%
Other Nordic revenue	91	107	18%
Information Services & New Markets	527	620	18%
Information sales	320	408	28%
Baltic Markets	45	59	31%
Broker Services	147	138	(6)%
Other Information Services & New Market revenue	15	15	0%
Market Technology	910	1,289	42%
License, support and project revenue	551	781	42%
Facility management services	321	393	22%
Other Market Technology revenue	39	115	195%

Eliminations—revenue	(244)	(472)	93%
Total revenues	2,497	3,021	21%

Nordic Marketplaces

Trading revenue.  Trading revenue increased by 24% to SEK 1,191 million in the first nine months of 2007, due primarily to increased trading activity on our exchanges. During the first nine months of 2007, 72% of trading revenues came from spot trading (mainly equities) and approximately 28% came from trading and clearing in derivatives products.

With respect to trading on the OMX Nordic Exchange Stockholm AB, the OMX Nordic Exchange Helsinki Oy, the OMX Nordic Exchange Copenhagen A/S and the OMX Nordic Exchange Iceland hf., the number of equity transactions increased to approximately 181,300 on an average per day basis, an increase of 54% from the first nine months of 2006 where the average daily trading was approximately 118,100. Turnover in equities trading, measured in value, rose by 29% to a daily average of SEK 49.3 billion in the first nine months of 2007, compared to SEK 38.3 billion in the first nine months of 2006. The turnover rate in equities trading was 130% in the first nine months of 2007 compared to 130% in the first nine months of 2006. The total number of derivatives contracts traded per day in the first nine months of 2007 averaged approximately 656,900, up 8% from the first nine months of 2006 where the average was approximately 606,700 contracts per day. Of the total number of contracts per day, Finnish options contracts on Eurex accounted for approximately 72,300, up from approximately 67,100 in the first nine months of 2006, and Nordic derivatives contracts on EDX London accounted for approximately 133,200, up from 107,900 in the first nine months of 2006.

On April 2, 2007, OMX lowered its fees for reported trades by approximately 50%. For the three months ended June 30, 2007, the fee cut had a negative impact of SEK 12 million on trading revenue.

On September 7, 2007, OMX announced that fees related to cash equity trades on the Stockholm, Copenhagen and Helsinki exchanges would be reduced on November 1, 2007 by an additional 50% over the fees set on April 2, 2007. Based on trading activity during the 12 months ended June 30, 2007, the fee reduction would have had a negative effect on OMX revenues of approximately SEK 25 million on a yearly basis.

Issuers’ revenue.  Issuers’ revenues increased 12% from SEK 255 million in the first nine months of 2006 to SEK 286 million in the first nine months of 2007. The increase resulted from new listings and an increase in the capitalization of listed companies, excluding First North, from SEK 7,500 billion as of September 30, 2006 to SEK 10,063 billion as of September 30, 2007. There were 738 companies listed as of September 30, 2007, up from 665 as of September 30, 2006. Of the 738 companies listed as of September 30, 2007, 621 were on the main market and 117 on the alternative market, First North. In the first nine months of 2007, 58 new companies joined the marketplace, including 41 on First North, compared to 58 new companies in the first nine months of 2006. A total of 16 companies, including three traded on First North, left the exchange during the first nine months of 2007, down from 29 in the first nine months of 2006.

Other Nordic revenue.  Other Nordic revenues increased 18% to SEK 107 million for the first nine months of 2007. The increase resulted mainly from the addition of settlement and depository revenue from the Icelandic Market.

Information Services & New Markets

Information sales.  Information sales revenues increased 28% to SEK 408 million for the first nine months of 2007. The increase resulted mainly from the positive market reception of the Nordic Market Data offering and the increase in the number of terminals.

Baltic Markets.  Revenues from Baltic Markets increased 31% to SEK 59 million for the first nine months of 2007. The increase resulted mainly from strong market activity during the first half of 2007. The number of unique members of the Baltic exchanges was 32 as of September 30, 2007, of which approximately 23 were members of all three Baltic exchanges. Total share turnover on the Baltic exchanges in the first nine months of 2007 was on average SEK 93 million per day, up from SEK 45 million per day in the first nine months of 2006. The number of equity transactions amounted to approximately 1,650 per day, up from approximately 850 per day in the first nine months of 2006.

Broker Services.  Broker Services revenues decreased 6% to SEK 138 million for the first nine months of 2007. The decrease resulted partly from the loss of one major client at the start of 2007.

Other Information Services & New Market revenue.  Other Information Services & New Market revenues were SEK 15 million for the first nine months of each of 2006 and 2007.

Market Technology

During the first nine months of 2007, the market for systems and services for the exchange industry continued to be characterized by increased activity. The total Market Technology business area revenues, which are comprised of license, support and project revenue, facility management and other Market Technology revenue, increased 42% to SEK 1,289 million in the first nine months of 2007, up from SEK 910 million in the first nine months of 2006. OMX’s order intake during the first nine months of 2007 was SEK 1,302 million, of which SEK 287 million pertained to internal orders. The order intake during the first nine months of 2006 was SEK 1,355 million. The total order value at the end of the third quarter of 2007 was SEK 3,137 million, up from SEK 2,860 million at the end of the third quarter of 2006. The total order value includes internal orders of SEK 849 million.

License, support and project revenue.  License, support and project revenues increased 42% to SEK 781 million for the first nine months of 2007. The increase resulted mainly from the increase in internal sales related to the development in the Genium platform.

Facility management services.  Facility management revenues increased 22% to SEK 393 million for the first nine months of 2007. The increase resulted mainly from higher volume related revenue and increased market activity.

Other Market Technology revenue.  Other Market Technology revenues increased 195% to SEK 115 million for the first nine months of 2007. The increase resulted mainly from the capital gain from the sale of shares in Orc Software.

Expenses and participation in earnings of associated companies

OMX’s total costs and expenses from continuing operations increased by 18% to SEK 1,957 million in the first nine months of 2007. The following table summarizes costs and expenses for the first nine months of 2006 and 2007:

	Nine months ended September 30,		% Change
(SEK in millions)	2006	2007

Premises expenses	150	138	(8)%
Marketing expenses	32	41	28%
Consultancy expenses	226	268	19%
Operations and maintenance, IT	179	162	(9)%
Other external expenses	110	174	58%
Personnel expenses	798	978	23%
Depreciation and impairment	162	196	21%

Total costs and expenses	1,657	1,957	18%

Participation in earnings of associated companies	42	36	(14)%

Premises expenses.  Premises expenses decreased 8% from SEK 150 million in the first nine months of 2006 to SEK 138 million in the first nine months of 2007. This resulted mainly from a decrease in rent for our facility in Stockholm.

Marketing expenses.  Marketing expenses amounted to SEK 41 million in the first nine months of 2007, 28% more than the SEK 32 million recorded in the first nine months of 2006. This is due primarily to costs relating to the launch of the Genium brand.

Consultancy expenses.  Consultancy expenses amounted to SEK 268 million in the first nine months of 2007, 19% more than the SEK 226 million recorded in the first nine months of 2006. This is due primarily to increased project activity within Information Services & New Markets and Market Technology.

Operations and maintenance, IT.  Operations and maintenance, IT expenses decreased by 9% to SEK 162 million in the first nine months of 2007. This decrease reflected a reduction in outsourcing contract costs in our Broker Services operations.

Other external expenses.  Other external expenses increased 58% to SEK 174 million in the first nine months of 2007, resulting mainly from increases in Market Technology expenses such as increased travel costs.

Personnel expenses.  Personnel expenses increased by 23% to SEK 978 million in the first nine months of 2007. This increase resulted from an increase in headcount, mainly within Market Technology where a program to replace consultants with employees is ongoing.

Depreciation and impairment.  Depreciation/amortization and impairment expenses increased 21% to SEK 196 million in the first nine months of 2007, due primarily to the start of depreciation of Company News System.

Participation in earnings of associated companies.  Participation in earnings of associated companies decreased 14% to SEK 36 million, due to the divestment of the associated company, NCSD. OMX’s share in the earnings of associated companies amounted to SEK 36 million and is attributable to EDX London, Orc Software, NLK and the Lithuanian securities depository, CSDL. In the prior-year period, the earnings from associated companies also included a result of SEK 28 million from the then associated company VPC AB. The underlying increase is mainly attributable to improved earnings for Orc Software and EDX London, and, during the second quarter, SEK 7 million from a dissolved provision at EDX London.

Segment operating income

The following table provides information concerning segment operating income in millions of SEK and as a percentage of segment revenues for the periods indicated:

	Nine months ended September 30,
(SEK in millions)		2006		2007

		% of segment revenue		% of segment revenue

Nordic marketplaces	698	54%	820	52%
Information services & new market	141	27%	195	31%
Market technology	43	5%	160	12%
Eliminations(1)	—		(75)

Operating income	882	35%	1,100	36%

(1) A difference in the eliminations of expenses and revenues in OMX has arisen from the development of Genium as there is a difference between costs in Market Technology and the amount that OMX is able to capitalize. This accounting effect will remain for the duration of the development project.

Other items affecting net profit

	Nine months ended September 30,		% Change
(SEK in millions)	2006	2007

Financial items
Financial income	32	69	116%
Financial expenses	(69)	(120)	74%

Total financial items	(37)	(51)	38%

Income/loss after financial items	845	1,049	24%
Tax for the year	(197)	(208)	6%

Net profit/loss from continuing operations for the period	648	841	30%

Attributable to minority interests	3	7	133%

Net profit from continuing operations attributable to shareholders of OMX	645	834	29%

Financial income.  Financial income increased 116% to SEK 69 million. Financial income is mainly related to financial holdings in interest rate instruments.

Financial expenses.  Financial expenses increased 74% to SEK 120 million, due to movements in interest rates and foreign currency.

Income tax expense.  Income tax expenses increased from SEK 197 million in the first nine months of 2006 to SEK 208 million in the first nine months of 2007.

Net profit attributable to minority interests.  Income attributable to minority interests increased from SEK 3 million in the first nine months of 2006 to SEK 7 million in the first nine months of 2007. Minority interests are mainly related to third-party holdings in the Estonian, Latvian and Lithuanian exchanges.

Net profit from continuing operations attributable to shareholders of OMX.  Income attributable to shareholders of OMX increased from SEK 645 million in the first nine months of 2006 to SEK 834 million in the first nine months of 2007.

Results of operations for the year ended December 31, 2006 compared to the year ended December 31, 2005

Revenues

OMX’s total revenues increased by 12.7% from SEK 3,094 million in 2005 to SEK 3,486 million in 2006. The following table summarizes the composition of OMX’s revenues for 2005 and 2006. The Iceland Stock Exchange was acquired in 2006 and is consolidated in Nordic Marketplaces from December 1, 2006.

	Year ended December 31,		% Change
(SEK in millions)	2005	2006

Nordic Marketplaces	1,510	1,778	18%
Trading revenue	1,106	1,286	16%
Issuers’ revenue	310	344	11%
Other Nordic revenue	94	148	57%
Information Services & New Markets	709	752	6%
Information sales	365	441	21%
Baltic Markets	63	68	8%
Broker Services	268	205	(24)%
Other Information Services & New Markets revenue	13	38	192%
Market Technology	1,155	1,300	13%
License, support and project revenue	730	785	8%
Facility management services	375	432	15%
Other Market Technology revenue	50	83	66%

Eliminations	(280)	(344)	23%

Total revenues	3,094	3,486	13%

Nordic Marketplaces

Trading revenue.  Trading revenue increased by 16% to SEK 1,286 million in 2006, due primarily to increased trading activity on our exchanges. During 2006, 65% of trading revenues came from trading in cash products, primarily equities, and 35% came from trading and clearing in derivatives products. The trading statistics refer to trading on the OMX Nordic Exchange Stockholm AB, the OMX Nordic Exchange Helsinki Ltd., the OMX Nordic Exchange Copenhagen A/S and the OMX Nordic Exchange Iceland hf. The number of equity transactions increased to 123,490 on an average per day basis, an increase of 47% from 2005 where the average daily trading was 83,764. Turnover in equities trading, measured in value, rose by 38% to a daily average of SEK 38,664 million in 2006, compared to SEK 28,115 million in 2005. The turnover rate in equities trading rose to 132% in 2006, up from 117% in 2005. The total number of derivatives contracts traded per day in 2006 averaged 553,793, up 16% from 2005 where the average was 475,885 contracts per day. Of the total number of contracts per day, Finnish options contracts on Eurex accounted for 65,967, up from 63,358 in 2005, and Nordic derivatives contracts on EDX London accounted for 98,060 per day, up from 73,678 in 2005. On January 1, 2006, OMX lowered its fees for certain customer segments mainly regarding trading in Swedish stock options. This reduction was implemented to offer more competitive fees, which led to an increase in trading and larger market shares.

Issuers’ revenues.  Revenue from listing fees increased 11% to SEK 344 million in 2006 from SEK 310 million in 2005. This increase was mainly attributable to the higher market capitalization of the listed companies as well as a larger number of new listings. There were 640 companies listed as of December 31, 2006, up from 638 as of December 31, 2005. Of the 693 companies listed as of December 31, 2006, 614 were in the main market and 79 were in the alternative market, First North. In 2006, 97 new companies, including 45 on First North, joined the marketplace, up from 41 new companies in 2005. A total of 35 companies, 3 from First North, left the exchange during 2006, down from 42 in 2005. The total market capitalization of all listed companies in the main market rose to SEK 8,306 billion in 2006, an 18% increase from SEK 7,048 billion in 2005.

Other Nordic revenue.  Other revenues in the Nordic Marketplaces amounted to SEK 148 million for 2006, up from SEK 94 million in 2005. Other revenues in 2006 also include SEK 33 million from the sale of all of OMX’s shares in the associated company VPC AB and SEK 9 million from the sale of all of OMX’s shares in NOS ASA in 2006.

Information Services & New Markets

Information Services & New Markets saw total revenue increase 6% to SEK 752 million in 2006. Increased market activity and growing revenue from information services were the primary drivers behind the positive trends.

Information sales.  Information sales revenue increased 21% to SEK 441 million in 2006 from SEK 365 million in 2005. The increase was mainly due to the rise in the number of terminals sold and the completed audits. The higher activity on the Nordic Exchange also supported information sales. In 2006, OMX had 92 information vendors, up from 87 in 2005.

Baltic Markets.  Revenues from the Baltic Markets amounted to SEK 68 million in 2006, an 8% increase from SEK 63 million in 2005. This increase is primarily attributable to a major privatization that took place via the exchange in Latvia during the fourth quarter of 2006. The number of members of the Baltic exchanges was 40 in 2006, of which 15 were members of all three Baltic exchanges. Total share turnover on the Baltic exchanges in 2006 was SEK 91 million per day, down from SEK 95 million per day in 2005. The number of equity transactions amounted to 996 per day, up from 903 per day in 2005. Trading was negatively affected by the delisting of HansaBank in 2005, which prior to the delisting was the most heavily traded company on the Baltic exchanges.

Broker Services.  Broker Services revenue rose to SEK 205 million in 2006, a 24% decrease from SEK 268 million in 2005. The decrease is due to the restructuring of the Banks & Brokers operations, notably the divestment of operations in Australia and the transfer of operations staff in Sweden to TietoEnator.

Other Information Services & New Market revenue.  Other revenue amounted to SEK 38 million in 2006, compared to SEK 15 million in 2005. Other revenue included SEK 17 million from the sale of shares in VPC AB and SEK 4 million from the sale of shares in NOS ASA.

Market Technology

Market Technology.  During 2006, the market for systems and services for the exchange industry continued to be characterized by increased activity. Important driving forces were growing trading volumes in global markets, new commercial initiatives from existing and new players and regulatory changes in Europe and the United States. The total Market Technology business area revenues, which is comprised of license, support and project revenue, facility management and Other Market Technology revenue, increased 13% to SEK 1,300 million in 2006, up from SEK 1,155 million in 2005. OMX’s order intake in 2006 grew from SEK 1,215 million in 2005 to SEK 1,908 million, of which SEK 575 million pertained to internal orders. The total order value for 2006 was SEK 2,944 million, up from SEK 2,241 million in 2005. The total order value includes internal orders of SEK 1,075 million.

License, support and project revenue.  License, support and project revenue amounted to SEK 785 million in 2006, compared to SEK 730 million in 2005. This increase is due to increased activities among existing customers and the acquisition of operations from Computershare. Significant orders in 2006 included orders from Saudi Stock Market Tadawul, Borsa Italiana and the International Securities Exchange.

Facility management.  Facility management revenues rose to SEK 432 million in 2006 from SEK 375 million in 2005 due primarily to increased internal sales and increased activities among existing customers resulting in a rise in variable revenues.

Other Market Technology revenue.  Other revenues totaled SEK 83 million in 2006, an increase from SEK 50 million in 2005. This includes SEK 9 million from the sale of shares in NOS ASA and SEK 33 million from the sale of shares in VPC AB in 2006.

Expenses and participation in earnings of associated companies

OMX’s total costs and expenses increased by 5% to SEK 2,282 million in 2006. The following table summarizes costs and expenses for 2005 and 2006:

	Year ended December 31,		% Change
(SEK in millions)	2005	2006

Premises expenses	189	204	8%
Marketing	40	63	58%
Consultancy expenses	253	310	23%
Operations and maintenance, IT	225	239	6%
Other external expenses	201	167	(17)%
Personnel expenses	1,049	1,083	3%
Depreciation and impairment	225	216	(4)%

Total costs and expenses	2,182	2,282	5%
Participation in earnings of associated companies	15	46	207%

Premises expenses.  Premises expenses increased 8% from SEK 189 million in 2005 to SEK 204 million in the 2006. This resulted primarily from more space being used by OMX.

Marketing expenses.  Marketing expenses amounted to SEK 63 million in 2006, 58% more than the SEK 40 million recorded in 2005. This is due primarily to costs associated with the launch of the Nordic Exchange.

Personnel expenses.  Personnel expenses increased by 3% to SEK 1,083 million 2006. This increase resulted primarily from salary increases and an increased number of employees and also from the acquisition of Computershare’s Markets Technology business.

Consultancy expenses.  Consultancy expenses increased 23% to SEK 310 million in 2006. This increase resulted primarily from increased activity in Market Technology and development projects in Information Services & New Markets.

Operations and maintenance, IT.  Operations and maintenance, IT expenses increased by 6% to SEK 239 million in 2006. This increase resulted from higher activity on the Nordic Exchange and increased activity within the Market Technology business area.

Other external expenses.  Other external expenses decreased 17% to SEK 167 million in 2006, due to a positive value added tax (“VAT”) settlement and termination of a restructuring reserve in 2006.

Depreciation and impairment.  Depreciation and impairment decreased slightly at SEK 216 million in 2006, down from SEK 225 million in 2005.

Participation in earnings of associated companies.  Participation in earnings of associated companies increased 207% to SEK 46 million, due to increased earnings attributable to the financial software company ORC Software and the derivatives exchange EDX London.

Segment operating income

The following table provides information concerning segment operating income in millions of SEK and as a percentage of segment revenues for the periods indicated:

	Year ended December 31,
		2005		2006

(SEK in millions)		% of segment revenue		% of segment revenue

Nordic Marketplaces	689	46%	940	53%
Information Services & New Market	176	25%	217	29%
Market Technology revenue	61	5%	93	7%

Participation in associated companies attributable to parent company and other functions	1	—	—	—

Operating income	927	30%	1,250	36%

Other items affecting net profit

	Year ended December 31,		% Change
(SEK in millions)	2005	2006

Financial items
Financial income	48	48	—
Financial expenses	(112)	(101)	(10)%

Total financial items	(64)	(53)	(17)%

Income/loss after financial items	863	1,197	39%
Tax for the year	(303)	(240)	(21)%

Net profit/loss from continuing operations for the period	560	957	71%

Attributable to minority interests	5	4	(20)%
Net profit from continuing operations attributable to shareholders of OMX	555	953	72%

Financial income.  Financial income was SEK 48 million in 2006 compared to SEK 48 million in 2005. Financial income is mainly related to financial holdings in interest rate instruments.

Financial expenses.  Financial expenses decreased 10% to SEK 101 million, due to net positive movements in interest rates and foreign currency.

Income tax expense.  Income tax expenses decreased from SEK 303 million in 2005 to SEK 240 million in 2006, primarily due to a one-time charge in 2005 of SEK 67 million related to associated company Näringslivskredit NLK AB.

Net profit attributable to minority interests.  Income attributable to minority interests decreased slightly from SEK 5 million in the 2005 to SEK 4 million in 2006. Minority interests are mainly related to the Baltic exchanges.

Net profit from continuing operations attributable to shareholders of OMX.  Income attributable to shareholders of OMX increased from SEK 555 million in 2005 to SEK 953 million in 2006, primarily as a result of increased profit in Nordic Marketplaces.

Results of operations for the year ended December 31, 2005 compared to the year ended December 31, 2004

Revenues

OMX’s total revenues increased by 12% from SEK 2,769 million in 2004 to SEK 3,094 million in 2005. The following table summarizes the composition of OMX’s revenues for 2004 and 2005. The Copenhagen Stock Exchange (now called the OMX Nordic Exchange Copenhagen A/S) was acquired in 2004 and is consolidated in Nordic Marketplaces from January 1, 2005.

	Year ended December 31,		% Change
(SEK in millions)	2004	2005

Nordic Marketplaces	1,123	1,510	34%
Trading revenue	794	1,106	39%
Issuers’ revenue	203	310	53%
Other Nordic revenue	126	94	(25)%
Information Services & New Markets	515	709	38%
Information sales	209	365	75%
Baltic Markets	48	63	31%
Broker Services	250	268	7%
Other Information Services & New Markets revenue	8	13	63%
Market Technology	1,406	1,155	(18)%
License, support and project revenue	655	730	12%
Facility management services	593	375	(37)%
Other Market Technology revenue	158	50	(68)%

Eliminations	(275)	(280)	2%

Total revenues	2,769	3,094	12%

Nordic Marketplaces

Trading revenue.  Trading revenue increased by 39% to SEK 1,106 million in 2005, due primarily to the acquisition of the Copenhagen Stock Exchange and organic market growth. During 2005, 57% of trading revenues came from trading in cash products, primarily equities, and 43% came from trading and clearing in derivatives products. The trading statistics refer to trading on the

OMX Nordic Exchange Stockholm AB, the OMX Nordic Exchange Helsinki Ltd. and the OMX Nordic Exchange Copenhagen A/S. The number of equity transactions increased to 83,454 on an average per day basis, an increase by 24% from 2004 where the average daily trading was 67,562. Turnover in equities trading, measured in value, rose by 22% to a daily average of SEK 27,686 million in 2005, compared to SEK 22,774 million in 2004. The turnover rate in equities trading rose to 115% in 2005. The total number of derivatives contracts traded per day in 2005 averaged 478,240 up 6% from 2004 where the average was 449,024 contracts per day.

Issuers’ revenue.  Revenue from listing fees increased 53% to SEK 310 million in 2005, from SEK 203 million in 2004. This increase was mainly attributable to the acquisition of the Copenhagen Stock Exchange. There were 576 companies listed on the Nordic Exchange in 2005, down from 591 in 2004.

Other Nordic revenue.  Other revenues in the Nordic Marketplaces amounted to SEK 94 million for 2005, down from SEK 126 million in 2004 which included a share of the capital gain from the divestment of Finnish CSD, APK.

Information Services & New Markets

Information Services & New Markets saw total revenue increase 38% to SEK 709 million in 2005. Increased market activity and growing revenue from information services were the primary drivers behind the positive trends.

Information sales.  Information sales revenues increased 75% to 365 million in 2005. The increase resulted mainly from the acquisition of the Copenhagen Stock Exchange. In 2005, OMX had 87 information vendors, up from 86 in 2004.

Baltic Markets.  Revenues from the Baltic Markets amounted to SEK 63 million in 2005, a 31% increase from SEK 48 million in 2005. This increase is primarily attributable to increased market activity partly driven by the buy-out of HansaBank. The number of members of the Baltic exchanges was 39 in 2005, of which eight were members of all three Baltic exchanges. Total share turnover on the Baltic exchanges in 2005 was SEK 96 million per day, compared to SEK 40 million in 2004. The number of equity transactions amounted to 903 per day, up from 532 per day in 2004.

Broker Services.  Broker Services revenue rose to SEK 268 million in 2005, a 7% increase from SEK 250 million in 2004. This increase is primarily a result of increased activity on the Nordic Exchange.

Other Information Services & New Markets revenue.  Other revenue amounted to SEK 13 million in 2005, compared to SEK 8 million in 2004.

Market Technology

Market Technology.  The total Market Technology business area revenues, which is comprised of license, support and project revenue, facility management and other Market Technology revenue, decreased by 18% to SEK 1,155 million in 2005, down from SEK 1,406 million in 2004. The decrease in revenue was partly due to the decision to focus on core products and divest part of the Banks & Brokers operations. OMX’s order intake in 2005 was SEK 685 million, of which SEK 162 million pertained to internal orders. The total order value for 2005 was SEK 2,241 million. The total order value includes internal orders of SEK 810 million.

License, support and project revenue.  License, support and project revenue amounted to SEK 730 million in 2005, compared to SEK 655 million in 2004. Significant orders in 2005 included orders from the Cairo and Alexandria Stock Exchange, TLX, Oslo Stock Exchange and Thailand Futures Exchange.

Facility management.  Facility management revenues decreased 37% to SEK 375 million in 2005 compared to SEK 593 million in 2004 due primarily to the divestment of a custody business in Finland, a part of the process to focus on core products.

Other Market Technology revenue.  Other revenues totaled SEK 50 million in 2005, a decrease from SEK 158 million in 2004 which included a share of the capital gain from the divestment of Finnish CSD, APK.

Expenses and participation in earnings of associated companies

OMX’s total expenses decreased by 7% to 2,182 million in 2005. The following table summarizes costs and expenses for 2004 and 2005:

	Year ended December 31,		% Change
(SEK in millions)	2005	2006

Premises expenses	308	189	(39)%
Marketing	38	40	5%
Consultancy expenses	195	253	30%
Operations and maintenance, IT	254	225	(11)%
Other external expenses	302	201	(33)%
Personnel expenses	1,017	1,049	3%
Depreciation and impairment	228	225	(1)%

Total costs and expenses	2,342	2,182	(7)%

Participation in earnings of associated companies	9	15	67%

Premises expenses.  Premises expenses decreased 39% from SEK 308 million in 2004 to SEK 189 million in the 2005. This is mainly due to a provision related to unused office space of SEK 130 million made in 2004.

Marketing expenses.  Marketing costs in 2005 increased slightly to SEK 40 million compared to SEK 38 million in 2004.

Consultancy expenses.  Consultancy expenses increased 30% to SEK 253 million in 2005. This increase resulted primarily from the acquisition of the Copenhagen Stock Exchange.

Operations and maintenance, IT.  Operations and maintenance, IT expenses decreased by 11% to SEK 225 million in 2005. This decrease resulted primarily from realized efficiency measures within Market Technology.

Other external expenses.  Other external expenses decreased by 33% to SEK 201 million in 2005. This decrease resulted from settlement of a VAT dispute resulting in additional costs of SEK 99 million in 2004.

Personnel expenses.  Personnel expenses increased 3% to SEK 1,049 million in 2005. The slight increase was due to the acquisition of the Copenhagen Stock Exchange in January 2005 while the Finnish CSD, APK was divested in December 2004.

Depreciation and impairment.  Depreciation and impairment expenses amounted to SEK 225 million in 2005, roughly unchanged from SEK 228 million recorded in 2004.

Participation in earnings of associated companies.  Participation in earnings of associated companies increased 67% to SEK 15 million, due to improved performance in ORC software and EDX London.

Segment operating income

The following table provides information concerning segment operating income in millions of SEK and as a percentage of segment revenues for the periods indicated:

			Year ended December 31,

		2004		2005

(SEK in millions)		% of segment revenue		% of segment revenue

Nordic Marketplaces	273	24%	689	46%
Information Services & New Market	87	17%	176	25%
Market Technology Revenue	71	5%	61	5%

Participation in associated companies attributable to parent company and other functions	5	—	1	—

Operating income	436	16%	927	30%

Other items affecting net profit

	Year ended December 31,		% Change
(SEK in millions)	2004	2005

Financial items
Financial income	40	48	20%
Financial expenses	(90)	(112)	24%

Total financial items	(50)	(64)	28%

Income/loss after financial items	386	863	124%
Tax for the year	(162)	(303)	87%

Net profit/loss from continuing operations for the period	224	560	150%

Attributable to minority interests	1	5	400%
Net profit from continuing operations attributable to shareholders of OMX	223	555	149%

Financial income.  Financial income, mainly related to proceeds from financial holdings, increased 20% to SEK 48 million, due to movements in interest rates.

Financial expenses.  Financial expenses increased 24% to SEK 112 million, due to net negative movements in interest rates and foreign currencies.

Income tax expense.  Income tax expenses increased from SEK 162 million in 2004 to SEK 303 million in 2005, partly due to a one-time charge in 2005 of SEK 67 million related to the associated company, Näringslivskredit NLK AB. Also, earnings included a tax-free capital gain in 2004.

Net profit attributable to minority interests.  Income attributable to minority interests increased from SEK 1 million in 2004 to SEK 5 million in 2005. Minority interests are mainly related to the Baltic exchanges.

Net profit from continuing operations attributable to shareholders of OMX.  Income attributable to shareholders of OMX increased from SEK 223 million in 2004 to SEK 555 million in 2005, primarily as a result of increased activity on our exchanges and the addition of the Copenhagen Stock Exchange.

Liquidity and capital resources

OMX’s primary uses of funds are for capital expenditures, working capital, dividend payments and repayment or refinancing of debt. OMX has historically met these requirements through a combination of cash generated by operating activities and short- and long-term debt. OMX believes these sources of funds will continue to be adequate to meet its currently anticipated funds requirements.

Sources of funds

OMX’s principal sources of liquidity are cash and cash equivalents on hand, short-term financial investments, cash flow from operating activities and financial assets available for sale (clearing capital). As of December 31, 2005, OMX had cash and cash equivalents of SEK 915 million and financial assets available for sale of SEK 328 million. These amounts were respectively SEK 409 million and SEK 519 million at December 31, 2006. As of September 30, 2006, OMX had cash and cash equivalents of SEK 230 million and financial assets available for sale of SEK 789 million. These amounts were respectively SEK 243 million and SEK 487 million at September 30, 2007. OMX generated positive cash flows from operating activities of SEK 480 million in 2005, SEK 1,032 million in 2006, SEK 722 in the first nine months of 2006 and SEK 851 million in the first nine months of 2007.

Uses of funds

Capital expenditures.  OMX’s capital expenditures, excluding acquisitions of businesses, decreased from SEK 381 million in 2005 to SEK 288 million in 2006. Capital expenditures in the first nine months of 2006 amounted to SEK 210 million and in the first nine months of 2007 to SEK 409 million of which SEK 177 million relate to products within the Genium platform.

Acquisitions.  In 2005, OMX used net cash of SEK 900 million on acquisitions which related to the acquisition of the Copenhagen Stock Exchange. In 2006, OMX used net cash of SEK 153 million on acquisitions, SEK 134 million of which related to the acquisition of Computershare Markets Technology. The remaining SEK 19 million related to the acquisition of the Iceland Stock Exchange.

In the first half of 2007, OMX acquired Findata for SEK 43.5 million.

Dividends.  In 2006, OMX paid dividends of SEK 9.50 per share. At the annual general meeting held on April 12, 2007, OMX’s shareholders approved an ordinary dividend in respect of 2006 of SEK 4.50 per share and an additional dividend of SEK 2.00 per share, amounting to SEK 784.2 million in total, that were paid on April 19, 2007.

Working capital.  At the end of 2005, OMX had a working capital surplus of SEK 292 million and at the end of 2006, the surplus amounted to SEK 253 million, equal to 0.84 months of revenue compared to 1.12 months in 2005. At September 30, 2006, the working capital surplus was SEK 310 million and at September 30, 2007, the working capital surplus was SEK 347 million.

Debt and minority put options

OMX’s financing policy is aimed at financing the growth of its business and ensuring that it is financially flexible while maintaining a strong balance sheet. OMX’s indebtedness structure mainly consists of issued commercial paper and issued bonds, as shown in the table below.

The following table shows interest-bearing liabilities at December 31, 2006, and shows average remaining terms, fixed-interest terms and average interest:

(SEK in millions)	Outstanding amount	Remaining term, months	Remaining fixed interest term, months	Average interest rate

Commercial paper	398	1	1	3.00%

Bond loans:
Private placement March 2008	300	15	2	3.29%
Private placement December 2008(1)	200	24	3	4.00%
Private placement December 2009	200	36	3	3.45%
Private placement May 2013	400	77	4	3.51%
Private placement November 2014	250	96	5	3.65%

Bond loans total	1,350	53	3.5	3.55%
Bank loans	39	—	—	—
Other	10	—	—	—

Total liabilities	1,797	40	3.0	3.33%

(1)  The issued bond has been swapped from a fixed to a variable interest rate. The swapped interest rate is applied when calculating the average interest rate.

The following table shows interest-bearing liabilities at September 30, 2007, and shows average remaining terms, fixed-interest terms and average interest:

(SEK in millions)	Outstanding amount	Remaining term, months	Remaining fixed interest term, months	Average interest rate

Commercial paper	535	1	1	3.92%

Bond loans:
Private placement March 2008	300	5	3	4.26%
Private placement December 2008(1)	200	15	3	5.08%
Private placement December 2009	200	27	2	4.54%
Private placement May 2013	400	68	1	4.00%
Private placement November 2014	250	87	2	3.65%

Bond loans total	1,350	44	2	4.23%
Bank loans	0	—	—	—
Other	8	—	—	—

Total liabilities	1,893	31	2	4.14%

(1)  The issued bond has been swapped from a fixed to a variable interest rate. The swapped interest rate is applied when calculating the average interest rate.

Contractual obligations

OMX has various contractual obligations arising from its operations. The following table lists the aggregate maturities of OMX’s long-term debt and operating leases at December 31, 2006:

		Payments due by period
Contractual obligations (SEK in millions)	Total	Less than one year	one to three years	three to five years	After five years

Long-term debt obligations (before interest)	1,350	—	700	—	650
Operating lease obligations	1,797	211	359	337	890

Total	3,147	211	1,059	337	1,540

The following table lists the aggregate maturities of OMX’s long-term debt and operating leases at September 30, 2007:

		Payments due by period
Contractual obligations (SEK in millions)	Total	Less than one year	one to three years	three to five years	After five years

Long-term debt obligations (before interest)	1,350	300	400	0	650
Operating lease obligations	1,671	211	359	337	764

Total	3,021	511	759	337	1,414

Off balance sheet arrangements

Equity swap

Agreements have previously been made with an external party regarding the provision of OMX shares, known as equity swaps. The agreements are valid until June 30, 2009 and at September 30, 2007 correspond to approximately 350,000 shares at an agreed average price of approximately SEK 203.

The equity swap agreements cover the portion of outstanding employee stock options that are currently deemed likely to be exercised, and the portion of shares that are expected to be allotted at the end of the OMX Share Match Program.

OMX continuously pays interest compensation to the counterparty in exchange for the counterparty undertaking to provide the shares. Interest compensation in the agreement corresponds to the net amount of interest expenses on the underlying value of the shares when the agreement was signed and the dividend on the underlying shares. Interest expenses are based on a Stockholm Interbank Offered Rate of 90 days.

Changes in OMX’s share price affect the value of the equity swap. These changes in fair value of the equity swap designated for hedging employee stock options are reported in the income statement. The equity swap designated for hedging share match program is reported as an equity instrument in accordance with IFRS. For 2006, the net effect on the income statement resulted in a SEK 15 million increase to net income. For the first nine months of 2007, the effect on profit and loss was SEK 2 million.

Guarantees

OMX has provided guarantees for clearing related operations of a total value of SEK 4,575 million as of September 30, 2007. These bank guarantees are guaranteed by OMX by counter indemnities. OMX has also provided other guarantees of SEK 191 million, primarily related to obligations for leasing contracts and in conjunction with the IT-platform sales in Market Technology. In addition to these guarantees, there are general parent guarantees for wholly-owned subsidiaries of OMX.

Critical accounting policies

Preparing financial statements in accordance with IFRS requires that management make evaluations, estimates and assumptions that affect the application of the accounting principles and the stated amounts of assets, liabilities, revenues and costs. Estimates and assumptions are based on historical experience and a number of other factors that may be considered reasonable under prevailing conditions. The results of these estimates and assumptions are then used to evaluate the carrying amounts of assets and liabilities not otherwise clear from other sources. The actual outcome may deviate from these estimates and assumptions.

Estimates and assumptions are regularly reviewed by OMX’s management. Changes in estimates are reported in the period in which the change is made, if the change affects only that period, or in the period in which the change is made and subsequent periods if the change affects both the period concerned and subsequent periods.

OMX’s significant accounting principles are set out on pages F-10 to F-24 of the consolidated financial statements. Accounting principles in which estimates, judgments and assumptions are particularly sensitive and which, if actual results are different, may have a material impact on the financial statements, are discussed below.

Impairment of long-lived assets

Assets with an indeterminable useful life are not depreciated or amortized but tested annually for impairment. Depreciated or amortized assets are assessed for a reduction in value whenever events or changes in conditions indicate that the carrying amount may not be recoverable. The review of the value of all intangible assets takes place on an ongoing basis throughout the year by using a risk-adjusted discounted cash flow. This review is based on assumptions and estimates, such as future cash-flow, useful life and an appropriate discount factor, which entail a certain degree of uncertainty. If the actual outcome deviates from these assumptions and estimates, it will have a material impact on the financial statements.

Long-lived assets

OMX’s goodwill is tested annually for impairment. The value in use of goodwill attributable to exchange operations is calculated based on the discounted external cash flow which has been applied against the background of OMX’s long history of a stable and strong cash flow.

OMX’s intangible assets, e.g., software, customer contracts and development projects, are assessed for impairment in value whenever events or changes in conditions indicate that the carrying amount may not be recoverable. The review of the value of all intangible assets takes place on an ongoing basis throughout the year by using a risk-adjusted discounted cash flow analysis. The estimated useful lives of these intangible assets are assessed on an ongoing basis.

These reviews are based on assumptions and estimates (such as future cash-flow, useful life and discount factor) which entail a certain degree of uncertainty. If the actual outcome deviates from these assumptions and estimates, it will have a material impact on the financial statements.

Revenue recognition

OMX’s reported net sales relate primarily to trading revenue and the sale of systems and services. Trading revenues are based on already performed services and do not include any estimates or assumptions. For the Market Technology business area, OMX applies the percentage-of-completion method to its technology sales, license and project revenues. In applying the percentage-of-completion method, income is recognized in line with the completion of development of a project. An anticipated loss on a project is immediately recognized as a loss. At OMX, the degree of development is established through the relationship between the hours that have been worked by closing date and the estimated number of project hours in total. The actual number of project hours could differ from the estimated hours and any such differences could have a material impact on the financial statements. For certain projects, an accurate assessment of project revenue and expenditure cannot be made when the year-end accounts are prepared. In these cases, no profit is reported for the project. The percentage-of-completion method is applied as soon as possible. A present-value calculation has been performed for those project receivables that do not fall due within 12 months.

Disputes

Through its operations, OMX is exposed to both legal and tax disputes. The provisions made for ongoing disputes are based on management’s estimates and assumptions about the outcome of these claims. The actual outcome may deviate from these estimations and assumptions and any such differences could have a material impact on the financial statements.

Quantitative and qualitative disclosures about market risk

OMX is exposed to various kinds of financial risks through its international operations: currency risks (transaction and translation), interest rate risk, financing risk, credit and counterparty risk and equity risk.

Currency risks

A significant portion of OMX’s sales are attributable to operations outside Sweden, which means that changes in currency exchange rates have an impact on OMX’s income statement and balance sheet. Currency risk exposure occurs during the sale and purchase of foreign currencies, which we refer to as transaction exposure, and during the translation of foreign subsidiaries’ balance sheets and income statements to Swedish kronor, which we refer to as translation exposure.

In accordance with OMX’s financial policy, all contracted flows and 0-100% of forecast flows up to 12 months will be hedged. Deviations from the prescribed hedge levels can occur within specified guidelines. Hedging of transaction exposure is carried out through currency forwards and options or loans in foreign currencies, see the sections entitled “—Currency exposure—Transaction exposure” and “—Currency exposure—Hedging of transaction exposure.”

Transaction exposure originating from financial cash flows is eliminated by the subsidiaries raising borrowings and making investments in local currency or by hedging these flows by using currency forwards. Translation exposure occurs in conjunction with the translation of OMX’s foreign subsidiaries’ balance sheets and income statements and in the recalculation of consolidated goodwill relating to foreign subsidiaries into SEK. In accordance with the financial policy, portions of the translation exposure are hedged in order to reduce the volatility of OMX’s key financial ratios, see the section entitled “—Currency exposure—Transaction exposure.”

Interest-rate risks

OMX is exposed to interest-rate risks that can impact OMX’s earnings due to changing market rates. Both OMX’s interest-bearing assets, consisting primarily of regulatory capital for counterparty risks within the exchange and clearing operations, and interest-bearing liabilities are exposed to interest-rate risks. The speed with which a permanent change in interest rates can impact OMX’s net financial income depends on the fixed-interest terms of investments and loans.

Fixed-interest terms for OMX’s liabilities are short as stipulated in the financial policy. According to the financial policy, interest swaps and standardized interest futures are used to change the length of fixed-interest terms, thereby minimizing interest-rate risk. At year-end 2006, interest-bearing financial liabilities amounted to SEK 1,797 million, of which SEK 1,350 million is long-term. As of September 30, 2007, interest-bearing financial liabilities amounted to SEK 1,893 million, of which SEK 1,358 million were long term.

According to OMX’s financial policy, the average fixed-interest term for regulatory capital for exchange and clearing operations is a maximum of three years. As a rule, other surplus liquidity is placed in investments with short fixed-interest terms. At year-end 2006, net financial debt amounted to SEK 847 million. Financial assets at December 31, 2006 amounted to SEK 950 million and the average effective rate of interest for these assets was 3.70%, while the fixed-interest term was approximately 1.2 years. As of September 30, 2007, net financial debt amounted to SEK 1,121 million. Financial assets at September 30, 2007 amounted to SEK 772 million and the average effective rate of interest for these assets was 4.5%, while the fixed-interest term was approximately 1.4 years.

In the event of a parallel shift in the Swedish and foreign yield curves upward by one percentage point, OMX’s earnings would be negatively affected in an amount of SEK 23 million on an annualized basis, given the nominal amount and the fixed-interest terms prevailing on December 31, 2006.

Financing risks

Financing risk refers to the risk that costs will be higher and financing possibilities limited when a loan is to be refinanced, and that it will not be possible to fulfill payment obligations due to insufficient liquidity or difficulties in obtaining financing. The financial policy specifies that unutilized credit facilities of sufficient size must exist to guarantee access to adequate funds. Financing risk is also dealt with by endeavoring to find a suitable balance between short and long-term financing and a diversification between various forms of financing and markets. OMX’s total granted credit facilities at December 31, 2006 amounted to SEK 3,741 million, of which SEK 30 million has been utilized. OMX’s total granted credit facilities at September 30, 2007 amounted to SEK 3,690 million, of which SEK 85 million has been utilized. See the section entitled “—Currency exposure—Interest-bearing assets and liabilities.”

Of OMX’s credit facilities, SEK 2,100 million is a syndicated credit facility with a three-year term. One portion, SEK 1,500 million, is linked to OMX’s commercial paper program for the same amount and, if OMX is unable to issue such commercial paper, entitles OMX to borrow capital in the amount of SEK 1,500 million. There is also a credit facility for approximately a year of SEK 1,200 million which is dedicated to liquidity requirements linked to the OMX Nordic Exchange Stockholm AB’s clearing operations. Financial conditions linked to these credit facilities will be applied if OMX receives a credit rating from Standard & Poor’s of BBB or below.

The average term of OMX’s total liability portfolio was 3.4 years at December 31, 2006 and 2.6 years at September 30, 2007.

Credit and counterparty risks

OMX’s financial transactions give rise to credit risks towards financial counterparties. Credit risk or counterparty risk refers to the risk of loss if the counterparty does not fulfill its obligations. There are credit risks when investing in cash equivalents. In accordance with the financial policy, in the interest of limiting risk exposure, only investments in highly creditworthy securities with high liquidity are permitted.

A majority of OMX’s outstanding investments at September 30, 2007 were in securities issued by the Swedish Government. OMX has no significant concentration of credit exposure to any other individual counterparty.

The derivative instruments to which OMX is a party involve a counterparty risk, that is, that the counterparty will not fulfill its portion of the agreement relating to futures or options. In order to limit counterparty risk, only counterparties with a high degree of creditworthiness are accepted. OMX also uses the standard form of ISDA agreement to minimize counterparty risk. The total counterparty risk related to financial transactions amounted to SEK 409 million at December 31, 2006 and SEK 311 million at September 30, 2007, including bank balances but excluding counterparty risk attributable to the OMX Nordic Exchange Stockholm AB’s clearing operations (see below) and collateral funds invested in Swedish Government securities. The largest exposure to an individual institution did not exceed SEK 97 million at December 31, 2006 and SEK 125 million at September 30, 2007.

No single OMX customer was responsible for more than 20% of invoicing as of September 30, 2007. Counterparty risk arises by the OMX Nordic Exchange Stockholm AB providing clearing services and thereby acts as the central counterparty in all contracts subject to counterparty clearing. For the purpose of minimizing this counterparty risk, the OMX Nordic Exchange Stockholm AB requires that the counterparties pledge collateral to guarantee fulfillment of their commitments to the OMX Nordic Exchange Stockholm AB. Pledged collateral amounted to SEK 15,458 million at December 31, 2006 and SEK 17,864 million at September 30, 2007. None of the members of the OMX Nordic Exchange Stockholm AB accounted for more than 15% of the total exposure on September 30, 2007.

Equity risks

OMX is exposed to equity market risk in its investment in shares of Oslo Børs ASA (“Oslo Børs”), which were valued at SEK 318 million at December 31, 2006 and SEK 449 million at September 30, 2007. A decrease in the value of Oslo Børs could lead to a financial loss for OMX. This position in monitored by OMX. At December 31, 2006, assuming no other change, a hypothetical 10% decline in the market price of the shares of Oslo Børs would have had an approximately SEK 32 million impact on the fair value of OMX’s investment in Oslo Børs.

Hedging of employee stock option program.  In order to limit costs for the programs if the OMX Share price were to increase, limit dilution and ensure that shares can be provided when options are exercised, an agreement has previously been made with an external party regarding the provision of OMX shares, known as an equity swap. The equity swap agreement covers the portion of outstanding employee stock options that are currently deemed likely to be exercised. The amount of the equity swap will be continuously adjusted so that it corresponds to the number of employee stock options that are expected to be utilized. For 2006, the net effect of the employee stock option program and the equity swap on profit and loss was SEK 15 million. For the first nine months of 2007, the effect on profit and loss was SEK 2 million.

Hedging of Share Match Program.  In order to limit expenses for the program in the event of an increase in the share price and to ensure that shares can be provided when shares are matched in the Share Match Program, OMX has signed an equity-swap agreement. The equity swap covers the portion of shares that are expected to be allotted at the end of the program and will be continuously adjusted so that it corresponds to the number of shares that are expected to be allotted. For 2006, the cost of the share match program was SEK 3 million. For the first nine months of 2007, the cost of the share match program was SEK 7 million.

Currency exposure

Transaction exposure

The following table shows OMX’s commercial future net flows and net exposure at December 31, 2006. A sensitivity analysis shows the effect on earnings of a plus or minus 5% change in the value of the SEK.

Currency(1) (In millions)	Net flow in each base currency	Future net flow December 31, 2006 (SEK)	Net exposure after hedging (SEK)	Sensitivity base (SEK)

AUD/SEK	7.5	40.6	(48.6)	(2.4)
EUR/SEK	21.7	195.8	0.0	0.0
GBP/SEK	1.1	15.2	(2.3)	(0.1)
NOK/SEK	121.6	133.5	3.4	(0.2)
SGD/SEK	4.9	22.0	0.0	0.0
USD/SEK	27.2	187.0	(24.8)	(1.2)

Total		594.1	(72.3)	(3.9)

(1)    Currency abbreviations are: AUD, Australian dollar; EUR, euro; GBP, Great Britain pound; NOK, Norwegian krone; SGD, Singapore dollar; USD, United States dollar.

The following table shows OMX’s commercial future net flows and net exposure at September 30, 2007. A sensitivity analysis shows the effect on earnings of a plus or minus 5% change in the value of the SEK.

Currency (In millions)	Net flow in each base currency	Future net flow September 30, 2007 (SEK)	Net exposure after hedging (SEK)	Sensitivity base (SEK)

AUD/SEK	16.2	92.7	0.2	—
EUR/SEK	49.4	455.2	(13.3)	0.7
GBP/SEK	2.6	34.4	(14.9)	0.7
NOK/SEK	71.9	85.8	15.2	0.8
RUB/SEK(1)	16.4	4.3	0.1	—
SGD/SEK	4.9	21.5	—	—
USD/SEK	60.5	393.2	39.4	2.0

Total		1,087.1	26.7	4.2

(1)	RUB, Russian ruble.

Hedging of transaction exposure

The following table shows a summary of outstanding futures at December 31, 2006 pertaining to all hedges for commercial flows and transaction exposure. The purpose of the hedges is to safeguard the value of contracted future flows and to increase forecast ability. In accordance with OMX’s financial policy, all contracted flows and 0-100% of estimated flows of up to 12 months will be hedged. Deviations from the prescribed degree of hedging are permitted within the established guidelines. Currency hedging is undertaken in the market through currency futures, option contracts or loans in foreign currencies.

Currency	Hedged in each base currency (Millions)	Nominal value at year-end 2006 rate (SEK in millions)	Nominal value at forward rate (SEK in millions)	Unrealized forward result (SEK in millions)	Average forward rate(1)	Date of maturity (Months)

AUD/SEK	(16.5)	(89.2)	(89.5)	0.3	5.4350	<12
EUR/SEK	(21.7)	(195.9)	(199.5)	3.6	9.2080	<12
GBP/SEK	(1.3)	(17.5)	(17.5)	0.0	13.4252	<12
NOK/SEK	(118.6)	(130.1)	(130.4)	0.3	1.0997	<12
SGD/SEK	(4.9)	(22.0)	(22.3)	0.3	4.5415	<12
USD/SEK	(30.8)	(211.7)	(218.5)	6.8	7.0843	<12

Total		(666.4)	(677.7)	11.3

(1)    The average forward rate is based on the spot rate in the forward contracts entered into. Thus, the forward premium is excluded.

The following table shows a summary of outstanding futures at September 30, 2007 pertaining to all hedges for commercial flows and transaction exposure:

Currency	Hedged in each base currency (Millions)	Nominal value at year-end 2006 rate (SEK in millions)	Nominal value at forward rate (SEK in millions)	Unrealized forward result (SEK in millions)	Average forward rate(1)	Date of maturity (Months)

AUD/SEK	(16.1)	(92.5)	(90.7)	(1.8)	5.6199	<12
EUR/SEK	(50.8)	(468.5)	(476.7)	8.2	9.3756	<12
GBP/SEK	(3.7)	(49.3)	(51.3)	1.9	13.7405	<12
NOK/SEK	(59.2)	(70.6)	(69.3)	(1.4)	1.1709	<12
RUB/SEK	(16.0)	(4.2)	(4.3)	0.1	0.2680	<12
SGD/SEK	(4.9)	(21.5)	(21.7)	0.2	4.4135	<12
USD/SEK	(54.4)	(353.8)	(356.6)	2.8	6.5499	<12

Total		(1,060.4)	(1,070.4)	10.0

(1)   The average forward rate is based on the spot rate in the forward contracts entered into. Thus, the forward premium is excluded.

Translation exposure—net investments in foreign subsidiaries

The following table shows foreign subsidiaries’ net assets in foreign operations and goodwill denominated in foreign currencies as of December 31, 2006. Translation exposure is hedged in order to reduce the volatility in OMX’s key ratios. A sensitivity analysis shows the effect on results in the event of a plus or minus 5% change in the value of SEK.

Currency(1)	Equity	Goodwill	Hedging of net investment	Total	Sensitivity

AUD	14.5	—	—	14.5	0.7
CAD	2.0	—	—	2.0	0.1
DKK	788.1	1,126.5	—	1,914.6	95.7
EUR	1,746.5	1,304.2	(1,446.5)	1,604.3	80.2
EEK	27.8	2.2	—	30.0	1.5
GBP	(204.5)	—	—	(204.5)	10.2
HKD	(2.2)	—	—	(2.2)	0.1
ISK	35.6	280.3	—	315.9	15.8
LTL	(0.8)	11.1	—	10.3	0.5
LVL	9.4	1.0	—	10.4	0.5
NOK	43.4	20.7	—	64.1	3.2
SGD	4.3	—	—	4.3	0.2
USD	(129.3)	8.9	—	(120.4)	6.0

Total	2,334.8	2,754.9	(1,446.5)	3,643.3	214.7

(1)   Currency abbreviations are: AUD, Australian dollar; CAD, Canadian dollar; DKK, Danish krone; EUR, euro; EEK, Estonian kroon; GPD, Great Britain pound; HKD, Hong Kong dollar; ISK, Icelandic króna; LTL, Lithuanian litas; LVL, Latvian lats; NOK, Norwegian krone; SGD, Singapore dollar; USD, United States dollar.

The following table shows foreign subsidiaries’ net assets in foreign operations and goodwill denominated in foreign currencies as of September 30, 2007. Translation exposure is hedged in order to reduce the volatility in OMX’s key ratios. A sensitivity analysis shows the effect on results in the event of a plus or minus 5% change in the value of SEK.

Currency	Equity	Goodwill	Hedging of net investment	Total	Sensitivity

AUD	17.7	—		17.7	0.9
CAD	3.3	—		3.3	0.2
DKK	654.6	1,148.4		1,803.0	90.1
EUR	1,795.0	1,329.4	(1,474.4)	1,650.0	82.5
EEK	47.0	2.2		49.2	2.5
GBP	(135.8)	134.8		(0.9)	—
HKD	(1.0)	—		(1.0)	—
ISK	147.0	157.5		304.5	15.2
LTL	20.8	11.3		32.1	1.6
LVL	22.7	1.0		23.6	1.2
NOK	54.1	22.6		76.7	3.8
SGD	4.8	—		4.8	0.2
USD	(107.3)	8.4		98.9	4.9

Total	2,522.9	2,815.6		3,864.1	203.3

Hedging of financial loans and assets

The following table shows a summary of OMX’s currency futures for hedging of financial assets and loans at December 31, 2006:

Currency	Hedged in each base currency (millions)	Nominal value at year-end 2006 rate (SEK in millions)	Nominal value at forward rate (SEK in millions)	Unrealized forward result (SEK in millions)	Average forward rate(1) (SEK in millions)	Date of maturity (Months)

AUD/SEK	21.2	114.8	115.2	(0.3)	5.43	<12
CAD/SEK	(0.8)	(4.6)	(4.6)	—	5.96	<12
DKK/SEK	385.7	467.6	467.7	(0.1)	1.21	<12
EUR/SEK	54.0	487.7	487.6	0.1	9.04	<12
GBP/SEK	(12.6)	(169.4)	(168.4)	(1.1)	13.38	<12
HKD/SEK	(4.0)	(3.5)	(3.5)	0.0	0.88	<12
NOK/SEK	4.9	5.4	5.6	(0.2)	1.13	<12
SGD/SEK	0.9	3.8	3.8	—	4.47	<12
THB/SEK	(8.0)	(1.5)	(1.5)	—	0.19	<12
USD/SEK	7.5	51.5	51.1	0.4	6.82	<12

Total		951.8	953.0	(1.2)

(1)   The average forward rate is based on the spot rate in the forward contracts entered into. Thus, the forward premium is excluded.

The following table shows a summary of OMX’s currency futures for hedging of financial assets and loans at September 30, 2007:

Currency	Hedged in each base currency (millions)	Nominal value at year-end 2006 rate (SEK in millions)	Nominal value at forward rate (SEK in millions)	Unrealized forward result (SEK in millions)	Average forward rate(1) (SEK in millions)	Date of maturity (Months)

AUD/SEK	16.7	95.7	93.9	1.9	5.62	<12
CAD/SEK	0.3	2.0	1.9	—	6.49	<12
DKK/SEK	513.2	634.4	634.6	(0.2)	1.24	<12
EUR/SEK	32.0	295.0	299.1	(4.1)	9.34	<12
GBP/SEK	(14.9)	(196.6)	(201.3)	4.7	13.54	<12
HKD/SEK	(5.1)	(4.2)	(4.3)	0.1	0.86	<12
ISK/SEK	704.2	73.9	73.5	0.4	0.1	<12
NOK/SEK	48.8	58.3	57.2	1.1	1.17	<12
SGD/SEK	1.3	5.5	5.5	—	4.37	<12
THB/SEK	(8.4)	(1.7)	(1.7)	—	0.21	<12
USD/SEK	8.8	56.9	57.4	(0.5)	6.55	<12

Total		1,019.1	1,015.7	3.4

(1)   The average forward rate is based on the spot rate in the forward contracts entered into. Thus, the forward premium is excluded.

Interest-bearing assets and liabilities

Credit facilities.  The following table shows OMX’s total credit facilities and those that had been utilized at December 31, 2006:

	Contracted facilities (SEK in millions)	Utilized facilities

Syndicated bank loan/commercial paper program(1)	1,500	—
Syndicated bank loan	600	—
Overdraft facility	171	4
Credit facility	135	—

Contracted facilities for exchange and clearing operations:
Sweden (SEK)	1,200	—
Norway (NOK)	44	—
Denmark (DKK)	24	—
UK (GBP)	67	26

Total	3,741	30

(1)   Since the credit facility is linked to the commercial paper program and is to function as a credit facility if OMX is unable to issue a commercial paper program, the unutilized credit facility will be reduced by the outstanding commercial paper. The outstanding commercial paper at December 31, 2006 amounted to SEK 400 million, implying that OMX can utilize only SEK 1,100 million of the current credit facility.

The following table shows OMX’s total credit facilities and those that had been utilized at September 30, 2007:

	Contracted facilities (SEK in millions)	Utilized facilities

Syndicated bank loan/commercial paper program(1)	1,500	540
Syndicated bank loan	600	—
Overdraft facility	119	2
Credit facility	—	—

Contracted facilities for exchange and clearing operations:
Sweden (SEK)	1,200	—
Norway (NOK)	96	25
Denmark (DKK)	49	—
Finland (EUR)	9	—
Iceland (ISK)	10	—
UK (GBP)	106	58

Total	3,690	85

(1)  Since the credit facility is linked to the commercial paper program and is to function as a credit facility if OMX is unable to issue a commercial paper program, the unutilized credit facility will be reduced by the outstanding commercial paper. The outstanding commercial paper at September 30, 2007 amounted to SEK 540 million, implying that OMX can utilize only SEK 690 million of the current credit facility.

Summary of material differences between IFRS and U.S. GAAP

OMX prepares its consolidated financial statements in accordance with IFRS as adopted by the European Union, which differ in certain significant respects from U.S. GAAP. The principal differences between IFRS and U.S. GAAP as they relate to OMX are discussed in Note 36 to OMX’s consolidated financial statements as of and for the years ended December 31, 2006 and 2005 and in Note 8 to OMX’s unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2007. These notes include a reconciliation of net income and shareholders’ equity under IFRS to net income and shareholders’ equity under U.S. GAAP.

The most significant items in reconciling OMX net income and shareholders’ equity under IFRS and U.S. GAAP related to amortization of goodwill and intangible assets, revenue recognition of software arrangements, accounting for capitalized development costs and accounting for derivatives and hedging. Further information on such differences and adjustments is set forth in the notes to OMX’s consolidated financial statements mentioned above.

Net income from continuing operations under U.S. GAAP amounted to SEK 904.5 ($132.2) million for the year ended December 31, 2006, up from SEK 406.8 ($54.4) million for 2005 under U.S. GAAP. This corresponds to a 122% increase in net income in Swedish kronor under U.S. GAAP, as compared to a 71% increase in net income under IFRS. This difference is primarily related to capitalized development fees that were significantly higher in 2005 than 2006.

In 2005 and 2006, increased amortization expenses under U.S. GAAP relating to intangible assets identified for the acquired entities had a negative SEK 57.8 ($8.4) million effect on amounts presented under U.S. GAAP compared to IFRS for each of the two years.

Net income from continuing operations under U.S. GAAP amounted to SEK 747 ($112.0) million for the nine months ended September 30, 2007.

Selected consolidated financial data of PHLX

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements of PHLX and the notes thereto included elsewhere in this offering memorandum, as well as in conjunction with the other financial data included in this offering memorandum.

	Year ended December 31,					Nine months ended September 30,
(Dollars in thousands)	2002	2003	2004	2005	2006	2006	2007

Income statement data:
Transaction fees	$29,244	$37,199	$45,011	$53,554	$75,710	$56,768	$70,490
Clearing and settlement	3,417	3,561	3,849	3,041	2,252	1,753	1,413
Security price data and floor charges	9,528	9,120	6,906	6,756	10,673	7,982	9,264
Regulatory fees	10,560	10,480	10,747	11,074	10,350	8,060	8,115
Dividend and interest income	814	587	629	1,438	2,889	2,120	2,186
Gain on real estate transaction	—	—	—	—	5,738	5,500	—
Other	2,568	6,051	7,671	6,959	5,934	4,509	4,410

Total revenues	56,131	66,998	74,813	82,822	113,546	86,692	95,878
Compensation and other staffing costs	31,932	33,259	35,196	39,743	46,829	31,131	41,951
Data processing and communication costs	7,399	7,449	8,599	8,352	10,505	7,379	9,182
Depreciation and amortization	8,821	9,574	11,060	12,231	11,862	9,116	9,290
Occupancy costs	3,757	3,613	3,855	4,150	4,999	3,673	3,486
Professional services	3,152	3,339	6,950	6,850	7,927	5,435	6,193
Demutualization costs	106	3,131	102	—	—	—	—
License costs	755	2,404	2,169	1,658	1,730	1,609	111
Equity issued to third parties	—	—	—	17,835	15,449	15,449	—
Other	4,577	4,627	6,945	6,939	5,320	6,821	10,435

Total operating expenses	60,499	67,396	74,876	97,758	104,621	80,613	80,648

Income (loss) before income tax expense (benefit) from continuing operations	(4,368)	(398)	(63)	(14,936)	8,925	6,079	15,230
Income tax expense (benefit)	—	—	(70)	(987)	9,349	8,175	8,505
Net income (loss) from continuing operations	(4,368)	(398)	(133)	(13,949)	(424)	(2,096)	6,725
Net income from discontinued operations	988	—	—	—	—	—	—

Net income (loss)	$(3,380)	$(398)	$(133)	$(13,949)	$(424)	$(2,096)	$6,725

Balance sheet data (at period end):
Cash and cash equivalents	$11,004	$11,267	$10,568	$45,086	$50,676	$47,336	$68,067
Working capital	(1,082)	921	7,137	29,824	41,661	43,203	45,181
Property and equipment, net	29,874	30,595	31,790	35,602	42,318	37,750	49,821
Total assets	89,977	93,653	85,816	131,737	155,206	141,505	185,408
Total debt	8,494	3,134	178	46	—	—	—
Total stockholders’/members’ equity	41,321	45,406	45,731	79,281	91,041	92,469	97,769
Cash Flows and other financial data:
Capital expenditures	$10,483	$9,686	$13,140	$16,559	$19,713	$11,264	$16,793
Cash flow from:
Operating activities	4,103	7,048	14,126	24,968	18,669	10,349	28,986
Investing activities	(8,141)	(4,814)	(11,880)	(20,831)	(13,007)	(8,036)	(11,592)
Financing activities	3,129	(1,971)	(2,945)	30,381	(72)	(63)	(3)

Certain relationships and related-party transactions

Nasdaq

The following section describes, for the year ended December 31, 2007, transactions in which Nasdaq or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a director, a director nominee, an executive officer or a security holder known to own more than five percent of our common stock had, or will have, a direct or indirect material interest. In accordance with our policy on related-party transactions, all of the transactions discussed below, other than those that received pre-approval as discussed above, have been approved or ratified by the audit committee of our board of directors.

Hellman & Friedman

For most of 2007, our largest stockholder was H&F Investors IV, LLC (“H&F”), and Patrick J. Healy, a managing director of H&F, served on our board of directors. On November 8, 2007, H&F sold its entire stake in Nasdaq, consisting of 23,545,368 shares of our common stock, in a public offering. The shares sold consisted of shares issued through the conversion of convertible notes and the cashless exercise of warrants, as well as shares held outright by H&F. As part of the cashless exercise of warrants, H&F delivered to us 1,044,276 shares of our common stock. The exercise price of the warrants was $14.50, and, therefore, the value of the shares delivered to Nasdaq was approximately $15.1 million. Other than the shares delivered to us through the cashless exercise of warrants, Nasdaq did not receive any of the proceeds from the offering.

In addition, we have purchased web-based marketing services from an affiliate of DoubleClick, Inc. (“DoubleClick”), which is one of H&F’s portfolio companies, in the ordinary course of business. In the fiscal year ended December 31, 2007, we paid approximately $0.2 million for these services. Patrick J. Healy, who resigned from our board of directors on December 19, 2007, serves on DoubleClick’s board of directors.

Silver Lake Partners

As of December 31, 2007, affiliates of Silver Lake Partners (“Silver Lake”) held notes convertible into approximately 8,179,715 shares of our common stock, as well as warrants to purchase 1,523,325 shares of our common stock. Glenn H. Hutchins, one of our directors, is also a co-founder and Managing Director of Silver Lake Partners. During the year ended December 31, 2007, we engaged in transactions with some of Silver Lake’s portfolio companies.

Specifically, in December 2005, we acquired Instinet Group, Inc. and simultaneously sold its institutional brokerage business (“Instinet”) to an affiliate of Silver Lake. Silver Lake sold its interest in Instinet effective February 1, 2007. During the month ended January 31, 2007, we paid approximately $0.3 million to, and received approximately $0.5 million from, Instinet or its affiliates for trading, market data, software support and other fees in the ordinary course of business. During the fiscal year ended approximately December 31, 2007, we paid Instinet or its affiliates approximately $64.9 million for tax refunds for the benefit of Silver Lake.

SunGard Data Systems Inc. (“SunGard”) is another of Silver Lake’s portfolio companies. During the fiscal year ended December 31, 2007, we received payments of approximately $0.2 million from SunGard for market data and other fees in the ordinary course of business.

Other transactions with entities affiliated with our directors

Daniel B. Coleman, one of our directors, is the Joint Global Head of Equities at UBS Securities LLC, a broker-dealer subsidiary of UBS AG. UBS AG or its affiliates engage in trading, investment banking and other commercial activities with us in the ordinary course of business. In the fiscal year ended December 31, 2007, we paid approximately $3.2 million to, and received approximately $25.6 million from, UBS AG or its affiliates for trading, market data and other fees. We also paid approximately $8.3 million to UBS AG or its affiliates for investment banking activities in connection with the sale of our stake in the LSE. This fee was determined through arm’s-length negotiation between the parties.

Merit E. Janow, one of our directors, is a Professor at Columbia University’s School of International Trade and Public Affairs. During the fiscal year ended December 31, 2007, The Nasdaq Stock Market Educational Foundation, a 501(c)(3) nonprofit organization and our wholly- owned subsidiary, paid approximately $0.4 million to Columbia University in connection with a grant to fund the Columbia Law School/Columbia Business School Joint Program on the Law and Economics of Capital Markets.

Thomas F. O’Neill, one of our directors, is a founding principal of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), which engages in investment banking, trading and other commercial activities with us in the ordinary course of business. In the fiscal year ended December 31, 2007, Sandler O’Neill or its affiliates paid us approximately $130,000 for trading and other commercial activities. During the year, we also paid Sandler O’Neill approximately $0.9 million for investment banking services in connection with our transactions with Borse Dubai. This fee was determined through arm’s-length negotiation between the parties.

James S. Riepe, one of our directors, is a Senior Adviser at T. Rowe Price Group, Inc. (“T. Rowe Price”), which engages in trading and other commercial activities with us in the ordinary course of business. During the fiscal year ended December 31, 2007, T. Rowe Price or its affiliates paid us approximately $0.2 million for trading, market data and other fees.

Arvind Sodhani, who resigned from our board of directors effective May 23, 2007, is an officer of Intel Corporation, which is listed on The NASDAQ Global Select Market. In the fiscal year ended December 31, 2007, Intel Corporation paid us approximately $140,000 for listing and market data fees in the ordinary course of business.

OMX

From 1985 through December 31, 2005, OMX was party to a license agreement related to the establishment of the predecessor of OMX in 1985 with Olof Stenhammar, who was OMX’s Chairman until April 2007. Pursuant to the license agreement, Dr. Stenhammar received payments totaling SEK 5,324,175 in 2004 and SEK 9,172,298 in 2005.

Nordea Bank AB, the beneficial owner of approximately 5% of OMX’s issued and outstanding shares, is a member on the Nordic Exchange. Additionally, Nordea Bank AB and Investor AB, the beneficial owner of approximately 11% of OMX’s issued and outstanding shares, are both listed on the Nordic Exchange.

Principal stockholders

The following table and accompanying footnotes show information regarding the beneficial ownership of Nasdaq voting securities as of December 31, 2007 by:

•	each person who is known by us to own beneficially more than 5% of Nasdaq’s voting securities;

•	each director;

•	each named executive officer; and

•	all directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of Nasdaq common stock underlying convertible notes, options or warrants that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the convertible notes, options or warrants for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of December 31, 2007, 140,045,025 shares of Nasdaq common stock were outstanding (including shares of restricted common stock entitled to vote at the special meeting relating to approval of certain aspects of the Transactions).

Name of beneficial owner	Common stock beneficially owned	% of class
Horizon Asset Management, Inc.(1) 470 Park Avenue South, 4th Floor South New York, NY 10016	21,738,892	15.5%
Kinetics Asset Management, Inc.(2) 470 Park Avenue South, 4th Floor South New York, NY 10016	10,239,569	7.3%
Silver Lake Partners II TSA, L.P.(3) Silver Lake Technology Investors II, L.P. Silver Lake Partners TSA, L.P. Silver Lake Investors, L.P. 2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025	9,703,040	6.5%
H. Furlong Baldwin(4)	21,796	*
Michael Casey(5)	26,513	*
Daniel Coleman(6)	—	—
Lon Gorman(7)	22,098	*
Glenn H. Hutchins(3)(8)	6,130	*
Merit E. Janow(9)	5,410	*
John D. Markese(10)	36,123	*
Thomas F. O’Neill(11)	5,410	*
James S. Riepe(12)	6,119	*
Deborah L. Wince-Smith(13)	7,712	*
Robert Greifeld(14)	2,305,142	1.6%
Bruce Aust(15)	209,321	*
Christopher R. Concannon(16)	304,844	*
Adena T. Friedman(17)	242,907	*
Anna Ewing(18)	120,926	*
Ron Hassen(19)	91,574	*
John Jacobs(20)	304,615	*
Edward Knight(21)	190,132	*
David P. Warren(22)	259,615	*
All directors and executive officers of Nasdaq as a group (19 persons)	4,166,387	2.9%

*	Represents less than 1%.

(1)	Based on information included in Schedule 13F, dated November 20, 2007, filed with the SEC by Horizon Asset Management, Inc. Horizon Asset Management is entitled to the number of votes equal to the number of shares of common stock that it owns, subject to the 5% voting limitation contained in our certificate of incorporation.

(2)	Based on information included in a Schedule 13F, dated November 19, 2007, filed with the SEC by Kinetics Asset Management, Inc. Kinetics Asset Management, Inc. is entitled to the number of votes equal to the number of shares of Nasdaq common stock that it owns, subject to the 5% voting limitation contained in our certificate of incorporation.

(3)	Silver Lake Partners II TSA, L.P., Silver Lake Technology Investors II, L.P., Silver Lake Partners TSA, L.P. and Silver Lake Investors, L.P. collectively beneficially own (1) approximately $118,605,949 in aggregate principal amount of the 3.75% Series A convertible notes due 2012 (“Series A notes”) and (ii) Series A warrants to purchase 1,523,325 shares of common stock at an exercise price of $14.50 per share. The Series A notes are convertible into 8,179,715 shares of common stock, subject to adjustment, in general, for any stock split, dividend, combination, recapitalization or other similar event.

•	Silver Lake Partners II TSA, L.P. holds $100,549,520 in aggregate principal amount of the Series A notes and a Series A warrant to purchase 1,291,415 shares of common stock.

•	Silver Lake Technology Investors II, L.P. holds $140,128 in aggregate principal amount of the Series A notes and a Series A warrant to purchase 1,800 shares of common stock.

•	Silver Lake Partners TSA, L.P. holds $17,425,838 in aggregate principal amount of the Series A notes and a Series A warrant to purchase 223,810 shares of common stock.

•	Silver Lake Investors, L.P. holds $490,462 in aggregate principal amount of the Series A notes and a Series A warrant to purchase 6,300 shares of common stock.

Mr. Hutchins is a managing director of each of: (i) Silver Lake Technology Associates, L.L.C., which is the general partner of each of Silver Lake Partners TSA, L.P. and Silver Lake Investors, L.P. and (ii) Silver Lake Technology Associates II, L.L.C., which is the general partner of each of Silver Lake Partners II TSA, L.P. and Silver Lake Technology Investors II, L.P. Mr. Hutchins disclaims beneficial ownership of the Series A notes and the Series A warrants held by Silver Lake. Holders of the Series A notes are entitled to the number of votes equal to the number of shares of Nasdaq common stock that could be acquired upon conversion of such holder’s Series A notes on the applicable record date, subject to the 5% voting limitation contained in our certificate of incorporation.

(4)	Represents (i) 5,000 vested options to purchase Nasdaq common stock issued under the Nasdaq Equity Incentive Plan (“Equity Plan”) and (ii) 16,796 shares of restricted stock issued under the Equity Plan, 13,698 of which are vested, 1,592 of which vest on May 23, 2008 and 1,506 of which vest on May 23, 2009. Under the terms of the Equity Plan, Mr. Baldwin has the right to direct the voting of the restricted shares.

(5)	Represents (i) 5,000 vested options to purchase Nasdaq common stock issued under the Equity Plan and (ii) 21,513 shares of restricted stock issued under the Equity Plan, 16,823 of which are vested, 3,184 of which vest on May 23, 2008 and 1,506 of which vest on May 23, 2009. Under the terms of the Equity Plan, Mr. Casey has the right to direct the voting of the restricted shares. Excludes shares of Nasdaq common stock owned by Starbucks Corporation, of which Mr. Casey is an officer. Mr. Casey disclaims beneficial ownership of such shares.

(6)	Excludes shares of Nasdaq common stock owned by affiliates of UBS Investment Bank, of which Mr. Coleman serves as a managing director. Mr. Coleman disclaims beneficial ownership of such shares.

(7)	Represents (i) 8,710 shares of restricted stock issued under the Equity Plan, 5,612 of which are vested, 1,592 of which vest on May 23, 2008 and 1,506 of which vest on May 29, 2009 and (ii) 13,388 shares of Nasdaq common stock acquired through open-market purchases. Under the terms of the Equity Plan, Mr. Gorman has the right to direct the voting of restricted shares.

(8)	Represents 6,130 shares of restricted common stock granted pursuant to the Equity Plan, 3,032 of which are vested, 1,592 of which vest on May 23, 2008 and 1,506 of which vest on May 23, 2009. Mr. Hutchins holds these restricted shares for the benefit of Silver Lake Technology Management, L.L.C. Under the terms of the Equity Plan, Mr. Hutchins has the right to direct the voting of restricted shares.

(9)	Represents 5,410 shares of restricted stock issued under the Equity Plan, 1,516 of which are vested, 2,388 of which vest on May 23, 2008 and 1,506 of which vest on May 23, 2009. Under the terms of the Equity Plan, Ms. Janow has the right to direct the voting of the restricted shares.

(10)	Represents (i) 5,000 vested options to purchase Nasdaq common stock issued under the Equity Plan, (ii) 16,123 shares of restricted stock issued under the Equity Plan, 9,927 of which are vested, 3,184 which vest on May 23, 2008 and 3,012 which vest on May 29, 2009 and (iii) 15,000 shares of common stock held by the John D. Markese Trust September 2, 1999, of which Mr. Markese is a trustee and beneficiary. Under the terms of the Equity Plan, Mr. Markese has the right to direct the voting of the restricted shares.

(11)	Represents 5,410 shares of restricted stock issued under the Equity Plan, 1,516 of which are vested, 2,388 of which vest on May 23, 2008 and 1,506 which vest on May 23, 2009. Under the terms of the Equity Plan, Mr. O’Neill has the right to direct the voting of the restricted shares. Excludes shares of Nasdaq common stock owned by Sandler O’Neill & Partners, L.P., of which Mr. O’Neill is a founding principal. Mr. O’Neill disclaims beneficial ownership of such shares.

(12)	Represents 6,119 shares of restricted stock issued under the Equity Plan, 3,021 of which are vested, 1,592 of which vest on May 23, 2008 and 1,506 of which vest on May 23, 2009. Under the terms of the Equity Plan, Mr. Riepe has the right to direct the voting of the restricted shares. Excludes shares of common stock owned by T. Rowe Price Group, Inc. and its affiliates, of which Mr. Riepe is Senior Advisor. Mr. Riepe disclaims beneficial ownership of such shares.

(13)	Represents 7,712 shares of restricted stock issued under the Equity Plan, 1,516 of which are vested, 3,184 of which vest on May 25, 2008 and 3,012 of which vest on May 23, 2009. Under the terms of the Equity Plan, Ms. Wince-Smith has the right to direct the voting of the restricted shares.

(14)	Includes (i) 1,080,000 vested options to purchase Nasdaq common stock issued under the Equity Plan, (ii) 700,000 vested options to purchase Nasdaq common stock granted as an inducement award outside of the Equity Plan in accordance with the terms of Mr. Greifeld’s former employment agreement, (iii) 100,000 shares of vested restricted stock issued as an inducement award outside of the Equity Plan, (iv) 200,000 shares of restricted stock issued under the Equity Plan, 166,000 of which have vested and (v) 300,000 shares of Nasdaq common stock issued to Mr. Greifeld upon exercise of vested options. 74,858 shares have been withheld in payment of taxes relating to the vesting of shares of restricted stock. Under the terms of his award agreements, Mr. Greifeld has the right to direct the voting of the restricted shares.

(15)	Represents (i) 7,000 shares of Nasdaq common stock acquired upon exercise of vested stock options, (ii) 190,000 vested options to purchase Nasdaq common stock issued under the Equity Plan, (iii) 10,870 shares of unvested restricted stock granted under the Equity Plan, and (iv) 1,451 shares purchased under the Nasdaq Employee Stock Purchase Plan (“ESPP”). Under the terms of the Equity Plan, Mr. Aust has the right to direct the voting of the restricted shares.

(16)	Represents (i) 290,000 vested options to purchase common stock under the Equity Plan, (ii) 10,870 shares of restricted stock granted under the Equity Plan, of which none is vested and (iii) 3,974 shares of Nasdaq common stock purchased pursuant to the ESPP. Under the terms of the Equity Plan, Mr. Concannon has the right to direct the voting of the restricted shares.

(17)	Represents (i) 14,000 shares of Nasdaq common stock acquired upon exercise of vested stock options, (ii) 208,750 vested options to purchase Nasdaq common stock issued under the Equity Plan, (iii) 20,156 shares of restricted stock granted under the Equity Plan, of which 9,286 are vested and (iv) one share of Nasdaq common stock purchased pursuant to the ESPP. Under the terms of the Equity Plan, Ms. Friedman has the right to direct the voting of the restricted shares.

(18)	Represents (i) 7,000 shares of Nasdaq common stock acquired upon exercise of vested stock options, (ii) 25,000 vested options to purchase Nasdaq common stock issued under the Equity Plan, (iii) 76,707 shares of restricted stock granted under the Equity Plan, of which 14,169 are vested and (iv) an additional 12,219 shares of Nasdaq common stock purchased pursuant to the ESPP. Under the terms of the Equity Plan, Ms. Ewing has the right to direct the voting of the restricted shares.

(19)	Represents (i) 75,000 vested options to purchase Nasdaq common stock issued under the Equity Plan, (ii) 10,705 shares of restricted stock granted under the Equity Plan, of which 4,474 shares have vested and (iii) 5,869 shares purchased under the ESPP. Under the terms of the Equity Plan, Mr. Hassen has the right to direct the voting of the restricted shares.

(20)	Represents (i) 14,000 shares of Nasdaq common stock acquired upon exercise of vested stock options, (ii) 260,000 vested options to purchase Nasdaq common stock issued under the Equity Plan, (iii) 17,620 shares of restricted stock granted under the Equity Plan, of which 6,750 are vested and (iv) 12,995 shares purchased under the ESPP. Under the terms of the Equity Plan, Mr. Jacobs has the right to direct the voting of the restricted shares.

(21)	Represents (i) 10,555 shares of Nasdaq common stock acquired upon exercise of vested stock options, (ii) 157,200 vested options to purchase Nasdaq common stock issued under the Equity Plan, (iii) 9,813 shares of restricted stock granted under the Equity Plan, 198 of which are vested and (iv) 12,564 shares purchased under the ESPP. Under the terms of the Equity Plan, Mr. Knight has the right to direct the voting of the restricted shares.

(22)	Represents (i) 250,000 vested options to purchase Nasdaq common stock under the Equity Plan and (ii) 9,615 shares of unvested restricted stock issued under the Equity Plan. Under the terms of the Equity Plan, Mr. Warren has the right to direct the voting of the restricted shares.

Independent registered public accounting firm

The audited consolidated financial statements of The Nasdaq Stock Market, Inc. and its subsidiaries as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 incorporated by reference in this offering memorandum have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein.

The audited consolidated financial statements of OMX AB (publ) as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 included in this offering memorandum have been audited by PricewaterhouseCoopers AB, independent accountants, as stated in their report appearing herein.

The audited consolidated financial statements of the Philadelphia Stock Exchange, Inc. as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 included in this offering memorandum have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report appearing herein.

Report of PricewaterhouseCoopers AB,

independent auditors

To the Shareholders in OMX AB

We have audited the accompanying consolidated balance sheets of OMX AB and its subsidiaries as of December 31, 2006 and December 31, 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2006, December 31, 2005 and December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OMX AB and its subsidiaries at December 31 2006 and December 31, 2005 and the results of their operations and their cash flows for each of the three years ended December 31, 2006, December 31, 2005 and December 31, 2004, in conformity with International Financial Reporting Standards, IFRS, as adopted by the EU.

As discussed in the Accounting Principles to the consolidated financial statements, with effect from January 1, 2005, the Company prospectively adopted IAS 39, “Financial Instruments” and in 2006, the company adopted prospectively IAS 39 amendment “Cashflow hedge accounting of Forecast Intra group Transactions.”

International Financial Reporting Standards, IFRS, vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 36 to the consolidated financial statements.

PricewaterhouseCoopers AB

Stockholm, Sweden

August 6, 2007.

OMX AB

Consolidated income statements

for the years ended December 31, 2006, 2005 and 2004

(SEK in millions)	Note	2006	2005	2004

Continuing operations
Revenues	2, 3
Net sales		3,313	2,969	2,576
Own work capitalized		68	125	74
Other revenues		105	—	119

Total revenues, etc.		3,486	3,094	2,769

Expenses
Premises expenses	12	(204)	(189)	(308)
Marketing expenses		(63)	(40)	(38)
Consultancy expenses	6	(310)	(253)	(195)
Operations and maintenance, IT	12	(239)	(225)	(254)
Other external expenses		(167)	(201)	(302)
Personnel expenses	7	(1,083)	(1,049)	(1,017)
Depreciation, amortization and impairment	13,14	(216)	(225)	(228)

Total expenses		(2,282)	(2,182)	(2,342)

Participation in earnings of associated companies	10	46	15	9
Operating income	3	1,250	927	436
Financial items	9
Financial revenues		48	48	40
Financial expenses		(101)	(112)	(90)

Total financial items		(53)	(64)	(50)

Income/loss after financial items		1,197	863	386
Tax for the year	11	(240)	(303)	(162)

Net profit/loss for the period, continuing operations		957	560	224

Discontinued operations(1)
Net profit/loss for the period, discontinued operations		(46)	(17)	159

Net profit/loss for the period		911	543	383

of which, attributable to shareholders of OMX AB		907	538	382
of which, attributable to minority interests		4	5	1
Average number of shares, millions		118.671	118.108	115.547
Number of shares, millions		120.640	118.474	115.547
Average number of shares after dilution, millions		118.886	118.394	115.833
Number of shares after dilution, millions		120.640	118.760	115.833
Continuing operations
Earnings per share, SEK(2)	32	8.03	4.70	1.94
Earnings per share after dilution, SEK(2)	32	8.03	4.70	1.94
Discontinued operations
Earnings per share, SEK(2)	32	(0.39)	(0.14)	1.37
Earnings per share after dilution, SEK(2)	32	(0.39)	(0.14)	1.37
OMX Total
Earnings per share, SEK(2)	32	7.64	4.56	3.31
Earnings per share after dilution, SEK(2)	32	7.64	4.56	3.31
Dividend per share, SEK		6.50	6.50	—

(1) The income statements for discontinued operations has been adjusted compared with the 2006 and 2005 Annual reports as a result of organizational changes which led to certain parts of the business being retained.

(2) Earnings per share are calculated on the basis of the weighted average number of shares during the year. The amount is based on OMX AB shareholders’ portion of net profit/loss for the period.

OMX AB

Consolidated balance sheets

at December 31, 2006 and 2005

(SEK in millions)	Note	2006	2005

Assets
Fixed assets
Intangible assets	13
Goodwill		3,140	2,925
Capitalized expenditure for R&D		523	409
Other intangible assets		687	498
Tangible fixed assets	14
Equipment		321	355
Financial fixed assets	28
Participations in associated companies	10	186	623
Other investments held as fixed assets	15	363	56
Deferred tax assets	11	125	237
Receivables from associated companies	8	6	15
Other long-term receivables	16, 27	40	163

Total fixed assets		5,391	5,281

Current assets
Short-term receivables	28
Accounts receivable—trade	18, 27	425	367
Market value, outstanding derivative positions	17	4,401	2,312
Receivables from associated companies	8	1	39
Tax receivables	11, 27	6	37
Other receivables	19, 27	888	684
Prepaid expenses and accrued income	20, 27	418	587
Financial assets available for sale	21, 28	519	724
Cash equivalents	33, 28	409	519
Assets held for sale(1)	4, 27	70	62

Total current assets		7,137	5,331

Total assets		12,528	10,612

(1) Assets held for sale has been adjusted compared with the 2005 and 2006 Annual reports as a result of organizational changes which led to certain parts of the discontinued operations being retained.

OMX AB

Consolidated balance sheets—(continued)

at December 31, 2006 and 2005

(SEK in millions)	Note	2006	2005

Shareholders’ equity and liabilities
Shareholders’ equity	22
Share capital (120,640,467 shares, ratio value SEK 2)		241	237
Other capital contributions		3,536	3,271
Reserves		(103)	100
Profit brought forward		923	1,127

Equity attributable to shareholders in Parent Company		4,597	4,735
Minority interest		17	14

Total shareholders’ equity		4,614	4,749

Long-term liabilities	28
Interest-bearing long-term liabilities	23	1,360	1,409
Deferred tax liability	11	39	26
Other long-term liabilities	23, 27	123	19
Provisions	24, 27	121	154

Total long-term liabilities		1,643	1,608

Short-term liabilities	28
Liabilities to credit institutions	27	398	498
Accounts payable—trade	27	109	137
Tax liabilities	11, 27	30	20
Market value, outstanding derivative positions	17	4,401	2,312
Other liabilities	25, 27	836	701
Accrued expenses and deferred income	26, 27	473	546
Provisions	24, 27	24	41

Total short-term liabilities		6,271	4,255

Total shareholders’ equity and liabilities		12,528	10,612

For information on the OMX’s pledged assets and contingent liabilities, see Notes 29, 30 and 31.

OMX AB

Consolidated cash flow statements

for the years ended December 31, 2006, 2005 and 2004

	Year ended December 31,
(SEK in millions)	Note	2006	2005	2004

Operating activities
Continuing operations
Net profit/loss for the period		957	560	224
Adjustments for items not included in cash flow
Depreciation/amortization	13,14	208	215	227
Impairment	13,14	8	10	1
Utilization of provisions	24	(41)	(144)	(222)
Participations in earnings of associated companies	10	(46)	(14)	(8)
Capital gain		(109)	—	(108)
Financial items		(2)	8	1
Income tax paid		158	190	11
Other adjustments		(93)	(1)	(19)

Total cash flow from operating activities before changes in working capital		1,040	824	107

Changes in working capital
Operating receivables		154	37	51
Operating liabilities		(158)	(418)	400

Total changes in working capital		(4)	(381)	451

Cash flow from operating activities, continuing operations		1,036	443	558

Discontinued operations
Net cash flow from operating activities, discontinued operations		(4)	37	53

Cash flow from operating activities, total		1,032	480	611

Investing activities
Continuing operations
Investments in intangible assets	13	(379)	(287)	(244)
Sale of intangible assets	13	4	—	—
Investments in tangible assets	14	(67)	(71)	(96)
Sale of tangible assets	14	9	—	—
Cash flow from associated companies	10	34	(13)	15
Acquisitions of subsidiaries	5	(19)	(905)	24
Sale of subsidiaries		—	—	117
Sale of associated companies	10	575	—	—
Sale of operations in OMX companies		—	29	—
Increase/decrease in other shares and participations		(304)	—	82
Decrease/increase in long-term receivables	16	60	(11)	(1)
Increase/decrease in long-term liabilities	23	14	(20)	13
Decrease/increase in short-term investments of more than three months		206	(25)	(28)

Cash flow from investing activities, continuing operations		133	(1,303)	(118)

OMX AB

Consolidated cash flow statements—(continued)

for the years ended December 31, 2006, 2005 and 2004

	Year ended December 31,
(SEK in millions)	Note	2006	2005	2004

Discontinued operations
Net cash flow from investing activities, discontinued operations		(21)	(71)	278
Cash flow from investing activities, total		112	(1,374)	160
Financing activities
Continuing operations
Dividend		(1,120)	—	—
New share issue		13	—	—
Change in financial receivables		70	76	(56)
Loans raised		—	553	500
Amortization of loans		(157)	—	(1,204)
Change in current trading account		(1)	(5)	(33)

Cash flow from financing activities, continuing operations		(1,195)	624	(793)

Discontinued operations
Net cash flow from financing activities, discontinued operations		(42)	74	—

Cash flow from investing activities, total		(1,237)	698	(793)
Cash equivalents		(93)	(196)	(22)
Cash equivalents—opening balance		519	672	686
Exchange-rate difference in cash equivalents		(17)	43	8

Cash equivalents—closing balance		409	519	672

OMX AB

Consolidated statement of changes in shareholders’ equity for the years ended December 31, 2006, 2005 and 2004

		Attributable to shareholders in the parent company
(SEK in millions)	Note	Share capital	Other capital contributions	Other reserves	Profit/ loss brought forward	Minority interest	Total shareholders’ equity

Opening Balance, January 1, 2004		231	3,045	(40)	245	2	3,483
Minority interest		—	—	—	—	27	27
Translation differences		—	—	3	(61)	—	(58)
Profit for 2004		—	—	—	382	1	383

Opening Balance, January 1, 2005		231	3,045	(37)	566	30	3,835
Effect of transition to IAS 39		—	—	—	24	—	24
New share issue, net after transaction costs of SEK 0		6	226	—	—	—	232
Minority interest		—	—	—	—	(23)	(23)
Translation differences		—	—	125	—	—	125

Financial assets available for sale;
Revaluations reported directly against shareholders’ equity		—	—	20	—	—	20
Tax attributable to items reported directly against shareholders’ equity	11	—	—	(8)	—	—	(8)
Change in associated companies’ shareholders’ equity		—	—	—	(6)	—	(6)
Profit for 2005		—	—	—	543	7	550

Opening Balance, January 1, 2006		237	3,271	100	1,127	14	4,749
New share issue, net after transaction costs of SEK 0		4	265	—	—	—	269
Minority interest		—	—	—	—	(1)	(1)
Dividend to shareholders		—	—	—	(1,120)	—	(1,120)
Equity swap for Share Match Program		—	—	—	(8)	—	(8)
Share Match Program		—	—	—	2	—	2

Cash-flow hedging
Gain/loss attributable to shareholders’ equity		—	—	(9)	—	—	(9)
Carried forward/transferred to income		—	—	(9)	—	—	(9)

OMX AB

Consolidated statement of changes in shareholders’ equity—(continued) for the years ended December 31, 2006, 2005 and 2004

		Attributable to shareholders in the parent company
(SEK in millions)	Note	Share capital	Other capital contributions	Other reserves	Profit/ loss brought forward	Minority interest	Total shareholders’ equity

Exchange-rate differences
Hedging of shareholders’ equity		—	—	25	—	—	25
Translation differences		—	—	(198)	—	—	(198)
Financial assets available for sale
Carried forward/transferred to income		—	—	(12)	—	—	(12)
Change in associated companies’ shareholders’ equity		—	—	—	15	—	15
Profit for 2006		—	—	—	907	4	911

Closing Balance, December 31, 2006		241	3,536	(103)	923	17	4,614

OMX AB

Notes to consolidated financial statements

1. Introduction to the notes and accounting policies

Introduction

OMX AB (publ), Corporate Registration Number, 556243-8001 is a limited liability company registered in Sweden. The Parent Company has its registered office in Stockholm and is listed on the OMX Nordic Exchange Stock millions of SEK unless otherwise stated. Amounts in parentheses indicate values for 2005 and 2004. “OMX” and the “Group” refer to OMX AB and its subsidiaries.

Summary of significant accounting principles

The most central accounting principles applied in the preparation of the consolidated accounts are described below. These principles have been applied consistently for all of the years presented unless otherwise stated.

The following standards and statements came into effect in 2006:

•	IAS 19 Amendment—Actuarial Gains and Losses, Group Plans and Disclosures (January 1, 2006);

•	IAS 21 Amendment—Net investment in Foreign Operation (January 1, 2006);

•	IAS 39 Amendment—Cash Flow Hedge Accounting of Forecast Intragroup Transactions (January 1, 2006);

•	IAS 39 Amendment—The Fair Value Option (January 1, 2006);

•	IAS 39 and IFRS 4 Amendment Financial Guarantee Contracts (January 1, 2006);

•	IFRS 6 Exploration for and Evaluation of Mineral Resources (January 1, 2006);

•	IFRIC 4 Determining whether an Arrangement contains a Lease (January 1, 2006);

•	IFRIC 5 Rights to Interests arising from Decommissioning, Restoration and Environmental Rehabilitation Funds (January 1, 2006); and

•	IFRIC 6 Liabilities arising from Participating in a Specific Market: Waste Electrical and Electronic Equipment (December 1, 2005).

The new/amended IFRSs that came into effect from January 1, 2006 impact OMX’s Group income statement, balance sheet, cash-flow statement and shareholders’ equity only as regards cash-flow hedging (IAS 39 Amendment—Cash flow Hedge Accounting of Forecast Intragroup Transactions). From January 1, 2006, OMX applies hedge accounting of hedging of internally forecast flows in foreign currency. Income from cash-flow hedges are reported against shareholders’ equity.

Regarding IFRIC 4, the Group has a number of large outsourcing contracts in which it assumes responsibility for operations for its customers. In management’s opinion, these contracts do not contain a leasing component since the OMX fixed assets involved are not utilized exclusively by one single customer.

Compliance with standards and legislation

The consolidated accounts have been prepared in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB), the interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) approved by the European Commission for application within the EU and the Swedish Annual Accounts Act. The consolidated accounts also include additional information provided in accordance with the Swedish Financial Accounting Standards Council’s recommendation RR 30 Supplementary Accounting Regulations for Groups.

Significant accounting policies

(A) Basis of preparation

The Parent Company’s functional currency is SEK, which is also the reporting currency for the Group. This means that the financial statements are presented in SEK. Unless otherwise indicated, all amounts are rounded off to the nearest thousand. Assets and liabilities are stated at their historical cost, except for certain financial assets and liabilities that are stated at fair value. Financial assets and liabilities stated at fair value comprise derivative instruments, financial assets classed as financial assets stated at fair value in the income statement or as financial assets available for sale.

Fixed assets and disposal groups held for sale are stated at the lower of their previous carrying amount or their fair value after deductions for sales costs.

Preparing financial statements in accordance with IFRS requires that management make evaluations, estimations and assumptions that affect the application of the accounting principles and the stated amounts of assets, liabilities, revenues and costs. Estimations and assumptions are based on historical experience and a number of other factors that may be considered reasonable under prevailing conditions. The results of these estimations and assumptions are then used to evaluate the carrying amounts of assets and liabilities not otherwise clear from other sources. The actual outcome may deviate from these estimations and assumptions.

Estimations and assumptions are regularly reviewed. Changes in estimations are reported in the period in which the change is made, if the change affects only that period, or in the period in which the change is made and subsequent periods if the change affects both the period concerned and subsequent periods.

Evaluations made by management in the implementation of IFRS that have a significant effect on financial statements and the estimations made that may entail material adjustments in subsequent years’ financial statements are described in greater detail in Note 1.

(B) Consolidated accounts

(i) Subsidiaries

Subsidiaries are all companies in which OMX has the right to devise financial and operative strategies in a manner normally associated with a shareholding amounting to more than half of voting rights. Subsidiaries are included in the consolidated accounts from the date on which Group gains this controlling influence. Subsidiaries are excluded from the consolidated accounts from the date on which the controlling influence ceases.

The purchase accounting method is used for the reporting of the Group’s acquisitions of subsidiaries. The acquisition cost of an acquisition comprises the fair value of assets transferred in payment, issued equity instruments and liabilities arising or assumed on the date of transfer, plus costs directly attributable to the acquisition. The identifiable acquired assets, assumed liabilities and contingent liabilities associated with an acquisition are initially valued at fair value on the date of acquisition, regardless of the extent of any minority interests. The surplus consisting of the difference between the acquisition cost and the fair value of the Group’s share of identifiable acquired net assets is reported as goodwill. If the acquisition cost is less than the fair value of the acquired subsidiary’s net assets, the difference is reported directly in the income statement.

Inter-company transactions, balance sheet items and unrealized gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated, unless the transaction is evidence of the need for impairment to be recognized in the transferred asset. The accounting principles for subsidiaries have been changed, where necessary, to guarantee the consistent application of Group principles.

(ii) Associated companies

An associated company is an operation that is neither a subsidiary nor a joint venture, recognized on the basis of holdings of between 20 and 50% of the voting rights, but in which OMX exercises a significant influence over its management. Associated companies are accounted for using the equity method and are initially valued at cost. The carrying amount of the Group’s holdings in associated companies includes goodwill (net after any impairment) identified on acquisition.

The Group’s share of the associated company’s earnings after tax generated following the acquisition is reported in the operating income and its share of changes in equity following the acquisition is reported among equity. The share of earnings is reported in operating income for cases in which the operations of the associated companies are similar to OMX’s own operations. Accumulated changes following the acquisition are reported as changes in the carrying amount of the holding. If the Group’s participations in an associated company’s losses amounts to or exceeds its holding in the associated company, including any unsecured receivables, the Group will not report further losses unless it has assumed obligations or made payments on behalf of the associated company. Any dilution gains or losses in associated companies are reported directly in shareholders’ equity.

Unrealized gains on transactions between the Group and its associated companies are eliminated in relation to the Group’s holding in the associated company. Unrealized losses are also eliminated, unless the transaction is evidence of the need for impairment to be recognized in the transferred asset. The accounting principles for associated companies have been changed, where necessary, to guarantee the consistent application of principles within the Group.

(iii) Segment reporting

A business segment is a group of assets and operations providing products or services exposed to risks and opportunities that differ from those applicable to other business segments. Geographic segments provide products and services within an economic environment exposed to risks and opportunities that differ from those applicable to other economic environments.

From January 1, 2006, OMX has been divided into three divisions—Nordic Marketplaces, Information Services & New Markets and Market Technology. Geographically, OMX is divided into four regions: Nordic Countries, Rest of Europe, North America and Asia/Australia. The

geographic grouping corresponds to regions where the company’s operations have relatively similar system solutions, rules and regulations and customer behavior. Comparative figures have been adjusted according to the new organization.

(C) Currency translation

(i) Functional currency and reporting currency

Items included in the financial statements of the various units within the Group are valued in the currency used in the economic environment in which each company mainly operates (functional currency). In the consolidated accounts, SEK is used, which is the Parent Company’s functional and reporting currency.

(ii) Transactions and balance sheet items

Transactions in foreign currencies are translated into the functional currency according to the exchange rates applicable on the transaction date. Exchange-rate gains and losses arising through the payment of such transactions and on the translation of monetary assets and liabilities in foreign currencies at the exchange rate applicable on the closing date are reported in the income statement. The exception is where transactions represent hedges meeting the requirements for hedge accounting of cash flows or net investments where gains and losses are reported against shareholders’ equity. Translation differences for non-monetary items, such as shares classed as financial assets available for sale, are entered in the reserves in shareholders’ equity.

(iii) Group companies

The earnings and financial position of all Group companies (of which none uses a high-inflation currency), which use a functional currency other than the reporting currency, are translated into the Group’s reporting currency in accordance with the following:

a)	assets and liabilities for each balance sheet are translated at the closing date exchange rate;

b)	revenues and expenses for each income statement are translated at the average exchange rate; and

c)	all exchange-rate differences that arise are reported as a separate item in shareholders’ equity.

In consolidation, exchange-rate differences arising as a consequence of the translation of net investments in foreign operations, borrowing and other currency instruments identified as hedges for such investments are allocated to shareholders’ equity. In the divestment of foreign operations, such exchange-rate differences are reported in the income statement as part of the capital gain/loss. Goodwill and adjustments of fair value arising in the acquisition of foreign operations are treated as assets and liabilities associated with those operations and are translated at the closing date exchange rate.

(D) Tangible fixed assets

Tangible fixed assets are reported at their acquisition cost with deductions for depreciation and possible impairment. The acquisition cost includes expenses directly attributable to the acquisition of the asset. Depending on which alternative is suitable, additional expenses are added to the carrying amount of the asset or are reported as a separate asset only if it is probable that future financial advantages associated with the asset will benefit the Group and if the acquisition cost of the asset can be ascertained in a reliable manner. All other forms of repairs and maintenance shall be reported as costs in the income statement during the period in which they are incurred. Straight-line depreciation is conducted over three to 10 years, which is estimated to be the asset’s useful life. Assets’ residual value and useful life are tested and adjusted as necessary. An asset’s carrying amount is immediately written down to its recoverable amount if the asset’s carrying amount exceeds its estimated recoverable amount. On divestment, gains and losses are determined by comparing the sales proceeds and the carrying amount and are reported in the income statement.

(E) Intangible fixed assets

Intangible fixed assets are reported at their acquisition cost with deductions for amortization and possible impairment. The acquisition cost includes expenses directly attributable to the acquisition of the asset. Depending on which alternative is suitable, additional expenses are added to the carrying amount of the asset or are reported as a separate asset only if it is probable that future financial advantages associated with the asset will benefit the Group and if the acquisition cost of the asset can be ascertained in a reliable manner.

(i) Goodwill

Goodwill comprises the amount by which the acquisition cost exceeds the fair value of the Group’s share of the identifiable net assets of the acquired subsidiary/associated company at the time of acquisition. Goodwill on the acquisition of subsidiaries is reported as an intangible asset. On the acquisition of associated companies, goodwill is included in the holding in the associated company. Goodwill is deemed to have an indeterminate useful life and is divided among cash-generating units at as detailed a level as possible and is tested annually to identify possible impairment. The Group’s goodwill values are attributable mainly to the acquisitions of the Nordic exchanges within the Nordic Marketplaces division, where each legal company represents a cash-generating unit. The carrying amount is the acquisition cost less accumulated impairment. Gains or losses on the divestment of a unit include the remaining carrying amount of the goodwill attributable to the divested unit.

(ii) Other intangible fixed assets

Other intangible fixed assets are amortized on a straight-line basis over an expected useful life of three to 20 years. All other intangible fixed assets are tested annually to identify possible impairment needs.

Capitalized expenditure for research and development

All expenditures for research are charged as an expense when they arise. Expenses relating to the development of new products are treated as intangible assets when they fulfill the following criteria: it is likely that the asset will provide future financial benefit to the Group (contribute a positive cash flow), the acquisition cost can be calculated in a reliable manner, the company intends to take the asset to completion, and that the company has the technical, financial and other resources to complete development, use or sell the asset. Important documentation for the verification of such capitalization includes business plans, budgets, outcomes and external evaluations. In certain cases, capitalization is based on the company’s estimation of future outcome, such as prevailing market conditions. The acquisition cost of an internally developed intangible asset is the total of those expenses incurred from the time when the intangible asset first fulfils the criteria set out by generally accepted accounting principles (see criteria above). Internally developed intangible assets are reported at acquisition cost with deductions for accumulated impairment losses and any write-downs. Revenue from in-house work carried out during the fiscal year on company assets that have been carried forward as fixed assets is reported in the income statement under the heading “Own work capitalized.” The item relates only to capitalized personnel expenses. No reduction of personnel expenses has been made for work that relates to capitalized assets. Instead, these expenses have been met by the reported revenue. Own work capitalized has therefore no impact on income but does have a negative impact on the operating margin.

Customer contacts

Customer agreements that have been identified in conjunction with acquisitions have been valued on the basis of expected cash flow and reported as intangible assets. Reported customer agreements are entirely attributable to the acquisitions of the Copenhagen Stock Exchange (CSE) and Eignarhaldsfelagid Verdbrefathing hf (EV). Straight-line amortization is applied to these agreements over their estimated useful lives (20 years).

Brands and licenses

Brands and licenses are reported at their acquisition cost. Brands and licenses have determinable useful lives and are reported at acquisition cost less accumulated amortization. Straight-line amortization is applied to distribute the cost of brands and licenses over their estimated useful lives (five to 20 years).

Software

Acquired software licenses are capitalized on the basis of the costs arising when the software concerned is acquired and brought into use. These costs are amortized over the estimated useful life (three to five years). Costs for the development or maintenance of software are expensed as they arise. Costs closely associated with the production of identifiable and unique software controlled by the Group, which generates probable financial benefit for more then a year and exceeds the costs, are reported as intangible assets. Costs closely associated with the production of software include personnel costs for software development and a reasonable portion of attributable indirect costs. Development costs for software reported as assets are amortized over their estimated useful lives.

(F) Impairment

Assets with an indeterminable useful life are not depreciated/amortized but tested annually for impairment. Depreciated/amortized assets are assessed for a reduction in value whenever events or changes in conditions indicate that the carrying amount may not be recoverable. Impairment is recognized in the amount by which an asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less sale costs and its value in use. In assessing the need for impairment, assets a re grouped at the lowest level at which separately identifiable cash flows exist (cash-generating units). On the closing date, a test is performed on other assets than financial assets and goodwill that have previously been depreciated/ amortized to ascertain whether the asset should be reversed.

(G) Financial instruments

The Group classifies its financial instruments according to the following categories:

•	financial assets stated at fair value in the income statement;

•	loan receivables and accounts receivable;

•	financial instruments held to maturity;

•	financial assets available for sale;

•	financial liabilities stated at fair value in the income statement; and

•	financial liabilities carried at amortized cost.

The classification depends on the purpose for which the instruments were acquired. Management determines the classification of instruments on the first occasion on which they are reported and reassesses their classification on each report occasion.

A financial asset or liability is entered in the balance sheet when the company becomes a party to the contractual conditions of the instrument. Accounts receivable are recognized in the balance sheet once the invoice has been sent. Liabilities are recognized when the corresponding party has performed its undertaking and the company is liable for payment, even if the invoice has not yet been received. Accounts payable are recognized when invoices are received.

A financial asset is derecognized in the balance sheet when the rights conveyed by the agreement are realized, when they mature or when the company loses control over them. The same applies to part of a financial asset. A financial liability is derecognized in the balance sheet when the obligations of the contract have been met or otherwise concluded. The same applies to part of a financial liability.

Acquisitions and disposals of financial assets are recognized on the date of the transaction, the date on which the Group undertakes to acquire or divest the assets, except in cases where the company acquires or divests listed securities, in which case settlement date accounting is applied.

Financial instruments are initially stated at fair value plus transaction costs, which applies to all financial assets that are not valued at fair value in the income statement.

(i) Financial assets stated at fair value in the income statement

This category has two subordinate categories: financial assets held for trading and those initially categorized as stated at fair value in the income statement. A financial asset is classified in this category if it is primarily acquired with the purpose of being sold within a short period of time or if this classification is determined by management. Derivative instruments are also categorized as held for trading if not identified as hedges. Assets in this category are classified as current assets if held for trading or expected to be sold within 12 months from the closing date. Assets in this category are continuously reported at fair value and changes in value are reported in the income statement.

(ii) Loan receivables and accounts receivable

Loan receivables and accounts receivable are non-derivative financial assets with fixed or determinable payments that are not listed in an active market. They are characterized by the fact that they arise when the Group makes funds, goods or services available directly to a customer without intending to trade the resulting receivable. They are included among current assets with the exception of items maturing more than 12 months after the closing date, which are classified as fixed assets. Loan receivables and accounts receivable are included under the heading accounts receivable and other receivables in the balance sheet. Accounts receivable are reported at the amount expected to be received less deductions for doubtful receivables judged on an individual basis. Because accounts receivable are expected to have a short maturity period, values are reported at a nominal amount without discounting. Impairment losses on accounts receivable are reported among operating expenses. Loan receivables are stated at amortized cost applying the effective interest method.

(iii) Financial instruments held to maturity

Financial instruments that are held to maturity are non-derivative financial assets with fixed or determinable payments and with specified terms, which the Group’s management intends and has the ability to hold until maturity. Assets in this category are stated at amortized cost applying the effective interest method.

(iv) Financial assets available for sale

Financial assets available for sale are non-derivative assets that are either attributable to this category or have not been classified in any of the other categories. They are included in fixed assets if management does not intend to divest the asset within 12 months after the balance sheet date. Assets in this category are continuously valued at fair value and the change in value is reported in shareholders’ equity. Exchange-rate fluctuations in monetary securities are reported in the income statement while exchange-rate fluctuations in non-monetary securities are reported against shareholders’ equity. When instruments classified as instruments available for sale are divested or when impairment losses are to be made on the instruments, accumulated adjustments in fair value are recognized in the income statement as gains and losses from financial instruments. Interest on securities available for sale that have been calculated by applying the effective interest method are reported in the income statement under other revenue. Dividends on equity instruments available for sale are reported in the income statement under other revenue when the Group’s right to receive payment has been established.

(v) Financial liabilities stated at fair value in the income statement

Financial liabilities valued at fair value in the income statement are derivatives with negative fair values unless identified as hedges.

(vi) Financial liabilities carried at amortized cost

Financial liabilities carried at amortized cost denotes financial liabilities other than those included in the category financial liabilities stated at fair value in the income statement. Borrowing is included among other financial liabilities, initially at fair value, net after transaction costs. Borrowing is subsequently reported at accrued acquisition cost and any difference between the amount received (net) and the repayment amount is distributed over the term of the loan as interest expense applying the effective interest method.

(H) Cash equivalents

Cash equivalents include cash and bank balances and other short-term investments maturing within three months from the acquisition date and that can easily be converted into cash.

(I) Share capital

Transaction costs directly attributable to the issuing of new shares or options are reported net after tax in shareholders’ equity as a deduction from the proceeds of the new share issue. In the event that a Group company acquires shares in the Parent Company (repurchase of treasury shares), the purchase price paid, including any directly attributable transaction costs (net after tax) reduces that part of shareholders’ equity that relates to shareholders in the Parent Company until the shares have been canceled, reissued or divested. If these shares are subsequently sold or reissued, the amount received, net after directly attributable transaction costs and income tax effects, is reported in that portion of shareholders’ equity that relates to shareholders in the Parent Company.

(J) Deferred tax

Current and deferred income tax for Swedish and foreign Group companies is reported under the heading Taxes in the income statement. The companies are liable to pay taxes according to applicable legislation in each country. National income tax for the Parent Company amounted to 28% and is calculated on nominally entered earnings with additions for non-deductible items, deductions for non-taxable revenues and other deductions, primarily untaxed dividends from subsidiaries. In the balance sheet, deferred tax liabilities and assets are calculated and reported on the basis of temporary differences between the carrying amounts and taxable values of assets and liabilities, as well as other tax-related deductions or deficits. Deferred tax assets are reported at a value considered true and fair and only when it is likely that it will be possible to realize the underlying loss carryforwards within the foreseeable future. The reported values are reviewed at each closing date. Deferred income tax is calculated by applying the tax rates and laws that have been decided or announced on the closing date and that are expected to apply when the deferred tax asset in question is realized or when the deferred tax liability is settled. The effects of changes in applicable tax rates are recognized in income in the period in which the change becomes law. See Note 11.

(K) Employee benefits

(i) Pension commitments

According to IAS 19, pension obligations are classified as defined-contribution plans or defined-benefit plans. The defined-contribution plans are mainly accounted for at the cost (premium contribution) incurred during the fiscal year for securing employee pension benefits. In these cases, there is no need to perform an actuarial evaluation of the pension plan from an insurance perspective and the Group’s earnings are charged for expenses when contributions are due. Defined-benefit plans must be established according to the present value of defined-benefit obligations and the fair value of any plan assets. In that case, the “Projected Unit Credit Method” is used to calculate obligations and costs, in which consideration is also given to future salary increases. OMX has only defined-contribution pension obligations and in the event that companies with defined-benefit plans are acquired, management will determine whether there is cause and opportunity to replace the defined-benefit plan with a defined-contribution plan.

(ii) Employee stock option program

OMX issued employee stock options during the years 2000, 2001 and 2002.

If the share price exceeds the redemption price when the options are redeemed, the employee is entitled to receive shares or compensation in cash for the difference between the share price and the redemption price. This is known as a “cash-settled plan.” The options were allocated free of charge, and their fair value was reported as a liability as of January 1, 2004, when the transition to IFRS 2 took place. The valuation of the liability is affected by changes in the fair value of the options and by personnel turnover, and this is reported as changes in personnel costs in the income statement. When employees leave the company, the liability is reduced by the corresponding amount of the employee’s share. In order to limit the costs for the program (including social security contributions) in the event of a price increase, limit dilution and secure the provision of shares upon exercise of these options, an agreement was signed earlier with an external party to provide OMX shares at a fixed price (share swap). As described under “Financial instruments,” above, the share swap will be stated at fair value on an ongoing basis. Changes in fair value are transferred to the income statement and reported as changes in personnel costs, and thus limit the effect of changes in the fair value of the employee stock options as described above. The financing costs for the share swap are reported as a financial expense. For OMX employees in countries where social security contributions are payable for share-based benefits, the social security contributions are expensed on an ongoing basis for the benefit of the employee. The benefit consists of the fair value of the options as described above.

(iii) Share Match Program

A Share Match Program was introduced in 2006. The Share Match Program is a long-term program for approximately 30 senior executives and key individuals in OMX and runs over a period of three years.

The Share Match Program is a program regulated/settled on the basis of shareholders’ equity. Payroll costs for the Share Match Program are reported during the vesting period for matching shares based on the fair value of the shares on allotment date. The fair value is based on the share price when the investment is made, adjusted to ensure that no dividend is paid prior to the matching and adjusted to the market conditions included in the program. This date is the date of the offering. Amounts corresponding to the costs for the Share Match Program are reported in the balance sheet as shareholders’ equity. The vesting conditions affect the number of shares that OMX will match. We estimate the probability of achieving performance targets for shares under performance-based programs when personnel expenses are calculated for these shares. Costs are calculated based on the number of shares that is expected to be matched at the end of the vesting period. Non-market related conditions for vesting are considered in the assumptions regarding the number of options expected to be vested. When purchased and vested shares are matched, social security contributions shall be paid on the value of the employee benefit in certain countries. The employee benefit is generally based on the market value on matching date. Provisions for estimated social security contributions are established during the vesting period.

(iv) Compensation upon termination of employment

Compensation is payable upon termination of employment when an employee is given notice of termination of employment before the normal pension time, or when an employee voluntarily resigns in exchange for such compensation. The Group reports severance pay when it is demonstrably obliged either to lay off employees irrevocably in accordance with a detailed formal plan, or to pay compensation upon termination of employment resulting from an offer made to encourage voluntary resignation.

(v) Variable salary

The Group reports a liability and an expense for variable salary, based on a Group-wide program, “Short-term Incentive 2006,” see Note 7. The Group reports a provision when there is a legal obligation to do so, or an informal obligation based on prior practice.

(L) Provisions

Provisions are reported in the balance sheet when the Group has an existing legal or informal obligation in this regard due to the occurrence of an event that can be expected to result in an outflow of financial benefits that can reasonably be estimated. Provisions for restructuring costs are reported when the Group has presented a detailed plan for implementing the measures, the plan has been communicated to the parties concerned, and a well-founded expectation has been created. See Note 24.

(M) Derivative instruments and hedging measures

Derivative instruments comprise, among others, futures, options and swaps that are used to cover the risk of exchange-rate fluctuations or exposure to interest-rate risks. Derivative instruments are first reported at fair value on the date on which the contract was signed and the fair value is subsequently reassessed on each reporting occasion. The method for reporting gains or losses depends on whether the derivative instrument is classified as a hedging instrument and in such a case the nature of the hedged item. In the Group, derivative instruments are classified as either hedging of fair value of reported assets or liability or of a binding commitment (hedging of fair value), hedging of forecasted transactions (cash-flow hedging) or as hedging of net investments in foreign operations.

Whenever hedging is entered into, the relationship between the hedging instrument and the hedged items, and the company’s risk-management targets and strategy for hedging is documented in the Group. The Group also documents, whenever hedging is entered into, its assessment of whether the derivatives used in conjunction with hedging transactions are expected to be effective in achieving counteracting effects in fair value or the cash flow that are attributable to the hedged risk. The Group continuously documents the effectiveness of the hedging transactions.

(i) Hedging of fair value

Changes in the fair value of derivative instruments classified as hedging of fair value are reported on the same line of the income statement as the change in value of the hedged item. Gains and losses pertaining to hedging are reported in the income statement on the same date as when gains and losses are reported for items that have been hedged. Since the entire change in value of the derivative instrument is reported directly in the income statement, any ineffective portion of the derivative instrument is recognized in the income statement. In the case that the conditions for hedge accounting are no longer fulfilled, the derivative instrument is reported at fair value including any change in value in the income statement in accordance with the principle described above.

(ii) Cash-flow hedging

Changes in value of cash-flow hedging are reported in shareholders’ equity and re-entered in the income statement in line with the hedged cash flow impacting the income statement. Any ineffective portion of the change in value is reported directly in the income statement. If the forecasted cash flow forming the basis of the hedging transaction is no longer deemed to be probable, the accumulated result reported in shareholders’ equity is transferred directly to the income statement.

(iii) Hedging of foreign net investments

Changes in value of exchange-rate differences attributable to derivative instruments intended to hedge net investments in foreign operations are reported in shareholders’ equity. Any ineffective portion of gains or losses is reported directly in the income statement as a financial item. The accumulated result in shareholders’ equity is re-entered in the income statement in the event that the foreign operations are divested.

(iv) Derivatives to which hedge accounting is not applied

If hedge accounting is not applied, increases or decreases in the value of the derivative are reported as income or expense in Operating profit/loss or in Net financial income/expense, depending on the purpose for which the derivative instrument is being used and whether its use relates to an operating item or a financial item. If hedge accounting is not applied when interest swaps are used, the interest coupon is reported as interest and any other value change of the interest swap is reported as other financial income or other financial expense.

(N) Derivative positions at Nordic Marketplaces

By virtue of their clearing operations in the derivatives markets, Nordic Marketplaces is formally the counterparty in all derivative positions traded via the exchanges. However, the derivatives are not used by the exchanges for the purpose of trading on their own behalf but should be seen as a way of documenting the counterparty guarantees given in clearing operations. The counterparty risks are measured using models that are agreed with the financial inspection authority of the country in question. The risk situation in regard to the risks involved in liquidating positions is unchanged compared with prior years. Collateral for liquidating outstanding derivative instruments is pledged in the same manner as prior years. According to IAS 39/IAS 32, the market value of the abovementioned derivative positions must be reported gross in the balance sheet after netting by customer where an offset possibility exists.

(O) Calculation of fair value

The fair value of financial instruments that are traded in an active market (such as market-listed derivative instruments, financial assets held for trading and financial assets available for sale) is based on quoted market prices on the closing date. The shares in Oslo Børs Holding ASA are listed on the Norwegian Securities Dealers Association’s OTC list. The market for the share is characterized by a low number of settlements and high volatility. The value of the shareholding is based on the volume-weighted average of transactions in the most recent quarter.

The fair value of financial instruments that are not traded in an active market (such as OTC derivatives) is determined by applying generally accepted valuation techniques. The Group uses a number of different methods and makes assumptions based on the market conditions that prevail on the closing date. Quoted market prices or quotes by brokers for similar instruments are used for long-term liabilities. Other techniques, such as calculation of discounted cash flows, are used to determine the fair value of the remaining financial instruments. The fair value of interest swaps is calculated as the present value of the estimated future cash flows. The fair value of currency futures is determined based on market prices for currency futures on the closing date. The par value of accounts receivable and accounts payable, less any perceived credits, is assumed to correspond to their fair value. The fair value of financial liabilities is calculated, for clarification in notes, by discounting the future contracted cash flow to the current market rate of interest available to the Group for similar financial instruments.

(P) Collateral pledged to OMX’s exchange operations

Through their clearing operations, OMX’s exchanges enter as the counterparty into each options and futures contract, thereby guaranteeing the fulfillment of each contract. Customers, who either through an option or futures contract, incur a financial obligation towards OMX’s exchanges, must pledge collateral against this obligation in accordance with the specific rules regulating this area. Most of the collateral pledged comprises cash and securities issued by the Swedish State. For other collateral pledged, see Note 30.

(Q) Contingencies

A contingency relates to a possible commitment arising from events that have occurred but where the actual commitment can only be confirmed by the occurrence of one or more uncertain future events that are not fully within the company’s control, or a commitment that arises from events that have occurred but are not reported as liabilities or provisions due to the fact that it is unlikely that an outflow of resources will be required to regulate the commitment, or that the size of the commitment cannot be calculated with sufficient accuracy.

(R) Revenue recognition

The Group’s reported net sales relate primarily to trading revenue and the sale of systems and services. Revenue is recognized in the income statement when the product or service has been delivered in accordance with the applicable terms and conditions for delivery and it is probable that future financial benefits will flow to the company and these benefits can be measured reliably. Certain revenues in (i) below are recognized on a net basis to reflect the substance of the transaction. Interest income is recognized on a time proportion basis that is calculated on the basis of the yield on the underlying asset. Dividends are recognized in the income statement when the shareholders’ right to receive payment is established. Income received in the form of assets (for example shares) is valued at fair value on the transaction date.

(i) Nordic Marketplaces

Revenues within this business area are comprised of trading revenues, premium revenues for options written and payments for futures sold. These revenue streams are recognized as net figures in the income statement. Consequently, current account assets and liabilities are reported according to the net accounting principle in the balance sheet where the counterparty is the same and, accordingly, the right of offset applies. Otherwise, the assets and liabilities are reported on a gross basis. Issuers’ revenues are recognized on a continuous basis as services are rendered.

(ii) Information Services & New Markets

Revenues within this business area comprise, in addition to trading revenues from Baltic Markets, information revenue, revenues from the central securities depositories in Tallinn and Riga and revenue from services in securities administration. These revenues are recognized on a continuous basis as services are rendered.

(iii) Market Technology

OMX applies the percentage-of-completion method to its technology sales, license and project revenues. In applying the percentage-of-completion method, income is recognized in line with the completion (development) of a project. An anticipated loss on a project is immediately treated as an expense. The fundamental premise of the percentage-of-completion method is that project revenue and expenditure can be accurately assessed and that the degree of development can be reliably established. At OMX, the degree of development is established through the relationship between the hours that have been worked by closing date and the estimated number of project hours in total. For certain projects, an accurate assessment of project revenue and expenditure cannot be made when the year-end accounts are prepared. In these cases, no profit is reported for the project. The percentage-of-completion method is applied as soon as possible. A present-value calculation has been performed for those project receivables that do not fall due within 12 months. Income from support and facility management services is recognized on a continuous basis as services are rendered and over the contract period.

(S) Internal sales

The main principle for transactions between companies within the Group is that the price is determined according to market price. Market price is the price an external customer is willing to pay or the price an external supplier would charge for providing the service. In cases where comparable market prices cannot be established, the price of the transaction is determined according to the cost-coverage method plus a margin. The cost-coverage method entails remuneration for direct costs as well as a reasonable portion of the indirect costs that the company has accumulated while providing the service. Any internal profit that arises as a result is eliminated within the Group. Common functions, such as premises-leasing expenses and office services, are invoiced between companies within the Group according to the cost-coverage method.

(T) Leasing

In the consolidated accounts, leasing is classified as financial or operational leasing. Financial leasing applies where the financial risks and benefits associated with ownership are, in all material aspects, transferred to the lessee. Where this is not the case, operational leasing applies. In the case of operational leasing, leasing fees are expensed over the period of the lease, which commences when usage starts. OMX only has operational leasing commitments.

(U) Dividends

Dividends to the Parent Company’s shareholders are reported as a liability in the Group’s financial statements in the period when the dividend is approved by the Parent Company’s shareholders.

(V) Fixed assets held for sale and discontinued operations

When a decision has been made to discontinue an asset or cash-generating unit by selling it, the asset or unit in question is classified as being held for sale.

Assets classified as held for sale are reported separately in the balance sheet at the lower of carrying amount and fair value, with a deduction made for selling costs. Earnings of discontinued operations and operations in the process of being discontinued are reported in a separate column in the income statement.

Losses resulting from decreases in value when assets are classified for sale are included in the income statement.

(W) Cash-flow statement

The cash-flow statement was prepared in accordance with the indirect method. Financial investments with a duration in excess of three months are not included in cash equivalents. Accordingly, cash equivalents may fluctuate when there are changes in the duration of investments.

(X) Current trading account

The current trading account’s assets and liabilities in OMX’s exchange operations have been reported according to the net accounting principle within the respective clearing operations in cases where a right of offset exists.

(Y) Clarification concerning future standards

When the consolidated financial statements were prepared as at December 31, 2006, the following standards and interpretations had been published but had not yet come into effect:

•	IAS 1 Amendment—Capital Disclosures (January 1, 2007);

•	IFRS 7 Financial Instruments: Disclosures (January 1, 2007);

•	IFRS 8 Operating Segments (January 1, 2009);

•	IFRIC 7 Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies (March 1, 2006);

•	IFRIC 8 Scope of IFRS 2 (May 1, 2006);

•	IFRIC 9 Reassessment of Embedded Derivatives (June 1, 2006);

•	IFRIC 10 Interim Financial Reporting & Impairment (November 1, 2006);

•	IFRIC 11 Group and Treasury Share Transactions (March 1, 2007); and

•	IFRIC 12 Service Concession Arrangements (January 1, 2008).

Earlier application of these standards and interpretations is encouraged.

Of the above-listed standards and interpretations, IFRS 8, IFRIC 10, IFRIC 11 and IFRIC 12 had not been adopted by the EU at January 1, 2007. In OMX’s view, none of these new standards or changes to standards is expected to have any influence on the Group’s earnings or financial position at present.

2. Risk management

(A) Risk Management at OMX

OMX’s business operations place high demands on effective risk management which comprise a fundamental part of the Group’s strategic and systematic efforts to achieve operational goals while minimizing potential disruptions. Units in OMX are directly or indirectly subject to special regulation and supervision. The conditions for an efficient process and controlled risk for the purpose of optimizing business value are created through a business adapted and integrated risk management model. There is particular focus at Group and business area levels to maintain high levels of capability in crisis management, business-related continuity and incident management, as well as business intelligence.

The aim of risk management is to increase value for our shareholders, customers, employees and other stakeholders by maintaining an adequate level of protection of the Group’s prioritized assets. This is achieved by eliminating or minimizing risks and disruptions to our business operations that would otherwise generate financial losses or other undesired costs.

(i) OMX’s risk management organization

The following roles and responsibilities are included in OMX’s risk management in order to ensure compliance with laws and regulations, governance, coordination and the development of methodology, as well as operational risk management activities:

•	The Board of Directors is ultimately responsible for adequate and efficient risk management.

•	The President is ultimately responsible for ensuring that risk management is applied in accordance with the Board’s directions.

•

The Group Risk Management & Control (GRMC) staff function has the task of governing and coordinating risk management with regard to organization, roles and responsibilities, framework including methodology, reporting and control. GRMC includes governance of Security, Risk Management, Insurance and Internal Control including coordination and support in the event of crises and major incidents.

•	Management (at executive, business area and business support level) is responsible for identifying, assessing, managing and reporting the risks found within their respective areas of responsibility.

•

Specialists in various security areas, such as operational and financial risk management and insurance, support management and others in the line organization with analyses and management of risks and incidents.

•	All employees and contracted personnel are, to a certain extent, included in risk management in their roles and respective areas of responsibility.

•	Internal Audit is responsible for the independent audit of risk management, regarding both observance of governance, control activities and reporting.

(ii) OMX’s risk management process

OMX’s risk management is a business-integrated process that covers both business and support units at various levels in the organization. The methodology applied is partially based on the international ERM-standard (Enterprise Risk Management standard) in accordance with COSO (the Committee of Sponsoring Organizations of the Treadway Commission) with additional methodology for the areas of Security, Insurance and Internal Control. The risk management process is integrated in the operations conducting business activities, such as strategic management and development work, and is directly linked to the company’s business planning and follow-up.

Risk management is a standardized and continuous process which aims to identify, evaluate, manage, control and report significant risks to which OMX may be exposed. Risk management employs different forms of preventative measures and strategies, such as risk prevention, damage limitation and risk financing, in order to safeguard the Group’s objectives and the majority of goals set at business area and operational levels.

OMX’s risk management not only includes risks in the day-to-day business operations but also risks arising in conjunction with forward-looking strategic investments in order to optimize the company’s business opportunities.

Risk management including control activities is decentralized to each business area and support function. As a result, all business areas, support functions and Group staff functions work with the management of financial, operational and strategic risks. Risks are divided into short-term and long-term risks.

The business areas and central support functions periodically report on risks to GRMC which presents consolidated risk reports to the Risk Steering Group. The CEO is the Chairman of the Risk Steering Group and periodically reports on risks in OMX to the OMX Board.

(iii) Risk management in OMX’s business areas

The Nordic Marketplaces business area and its units comprise operations that are subject to special regulation. Corresponding requirements apply to the Information Services & New Markets business area which comprises trading information, the Baltic exchange operations and central securities depositories. Finally, the Market Technology business area provides system solutions, systems operation and other services to exchanges, clearing organizations, central securities depositories and other types of authorized companies in the financial markets in a number of different countries. All business areas manage operational and strategic risks particularly those that fall under their respective areas of focus and responsibility.

a) Nordic Marketplaces

Nordic Marketplaces primarily manages risks attributable to the clearing operations for derivatives instruments. These risks arise as a result of the clearing organization serving as the counterparty in those transactions that are subject to counterparty clearing in different markets, entailing issuing a guarantee for ensuring that a clearing contract will be fulfilled. The clearing operations’ risks include counterparty risks, settlement risks and liquidity risks, of which the significant risk is that one or more clearing counterparties will fail to fulfill its commitments. One of the primary obligations of clearing counterparties is to pledge the requisite collateral as required by the applicable rules as protection against the counterparty risk assumed. In addition, netting is applied which facilitates risk management in the clearing operations by decreasing the value of the payments to be made, thereby reducing the need for liquidity facilities. Furthermore, netting implies that the counterparty risk is reduced to the net exposure of outstanding positions vis-à-vis respective counterparties.

b) Market Technology

The special risks associated with the Market Technology business area are attributable mainly to the various phases in the provision of a service: the sales phase, the delivery and implementation phase and the production phase. The sales phase involves the risk of the absence of profitability and foreign exchange risk. Operational risks are managed in the other phases. Significant emphasis is also placed on managing IT security and continuity operations.

(B) Financial risk management

OMX is exposed to various kinds of financial risks through its international operations.

(i) Organization and operation

The Group’s financial operations and financial risk management are centered around OMX’s internal bank, OMX Treasury. The goal of OMX Treasury is, within given risk limitations, to manage the Group’s financial risk exposure, to optimize net financial income and generate value for business operations through financial services. Significant economies of scale, lower financial costs and better oversight and management of the Group’s financial risks are achieved through centralized financial operations. Operations are conducted according to a Financial Policy, which forms the framework and specifies guidelines and limitations. The Financial Policy is determined by OMX AB’s Board of Directors and revised continuously.

The Policy deals with the following risks:

•	Currency risks (transaction and translation exposure);

•	Interest-rate risks;

•	Financing risks; and

•	Credit and counterparty risks.

a) Currency risks

A significant portion of the Group’s sales are attributable to operations outside Sweden, which means that changes in currency exchange rates have an impact on the Group’s income statement and balance sheet. Currency risk exposure occurs during the sale and purchase of foreign currencies (transaction exposure) and during the translation of foreign subsidiaries’ balance sheets and income statements to SEK (translation exposure).

In accordance with the Group’s Financial Policy, 100% of contracted flows and 0–100% of forecast flows up to 12 months shall be hedged. Deviations from the prescribed hedge levels can occur within specified guidelines. Hedging of transaction exposure is carried out through currency forwards and options or loans in foreign currencies. Currency forwards that hedge contracted flows fulfill the conditions for hedge accounting. These forwards have been defined as hedging of fair value and are reported in the income statement together with changes in fair value of the asset which gave rise to the hedged risk, see the Hedge relations table. The forward contracts that hedge forecasted flows fulfill the requirements for hedge accounting. These forward contracts have been defined as cash-flow hedging. Changes in fair value of these hedges are reported directly against shareholders’ equity, while the portion of the hedge that is not effective is reported directly in the income statement.

Transaction exposure originating from financial cash flows is eliminated by the subsidiaries raising borrowings and making investments in local currency or by hedging these flows by using currency forwards. Translation exposure occurs in conjunction the translation of OMX’s foreign subsidiaries’ balance sheets and income statements and in the recalculation of consolidated goodwill relating to foreign subsidiaries into SEK. In accordance with the Financial Policy, portions of the translation exposure are hedged in order to reduce the volatility of OMX’s financial key ratios (see table below in (C)(iii): Translation exposure).

b) Interest-rate risks

The Group is exposed to interest-rate risks that can impact the Group’s earnings due to changing market rates. Both the Group’s interest-bearing assets, consisting primarily of regulatory capital for counterparty risks within the exchange and clearing operations, and interest-bearing liabilities are exposed to interest-rate risks. The speed with which a permanent change in interest rates can impact the Group’s net financial income depends on the fixed-interest terms of investments and loans.

Fixed-interest terms for the Group liabilities are short as stipulated in the Financial Policy. According to the Financial Policy, interest swaps and standardized interest futures are used to change the length of fixed-interest terms, thereby minimizing interest-rate risk.

According to OMX’s Financial Policy, the average fixed-interest term for regulatory capital for exchange and clearing operations is a maximum of three years. As a rule, other surplus liquidity is placed in investments with short fixed-interest terms. At year-end, net financial debt amounted to SEK 847 million (net debt: SEK 572 million, net asset: SEK 155 million). Financial assets as per December 31, 2006 amounted to SEK 950 million (1,334, 1,517) and the average effective rate of interest for these assets was 3.70%, while the fixed-interest term was approximately 1.2 years. Interest-bearing securities that are retained are booked at fair value. At year-end, interest-bearing financial liabilities amounted to SEK 1,797 million (1,906, 1,362), of which SEK 1,350 million (1,400, 700) are long term (see table: Interest-bearing assets and liabilities). During the year, the average fixed-interest term for liabilities varied between two and four months. As per December 31, the fixed-interest term for borrowings was three months and the effective rate was 3.33%. The interest-bearing financial liabilities are not booked at fair value since the liabilities are to be held until maturity. The exceptions are bonds which have been hedged by using fixed-income derivatives. These fixed-income derivatives are defined as hedging of fair value and fulfill the requirements for hedge accounting. The fixed income derivative agreements are reported in the income statement together with changes in fair value of the asset or liability that gave rise to the hedged risk (see table below in (C)(iv): Hedge relations).

In the event of a parallel shift in the Swedish and foreign yield curves upward by one percentage point, the Group’s earnings would be negatively affected in an amount of SEK 23 million on an annualized basis, given the nominal amount and the fixed-interest terms prevailing on December 31, 2006.

c) Financing risks

Financing risk refers to the risk that costs will be higher and financing possibilities limited when a loan is to be refinanced, and that it will not be possible to fulfill payment obligations due to insufficient liquidity or difficulties in obtaining financing. The Financial Policy specifies that unutilized credit facilities of sufficient size must exist to guarantee access to adequate funds. Financing risk is also dealt with by endeavoring to find a suitable balance between short and long-term financing and a diversification between various forms of financing and markets. OMX’s total granted credit facilities as per December 31, 2006 amounted to SEK 3,741 million (3,033, 3,067), of which SEK 30 million (0, 14) has been utilized (see table below in (E): Credit facilities).

Of OMX’s credit facilities, SEK 2,100 million is a syndicated credit facility with a three-year term. One portion, SEK 1,500 million, is linked to the company’s commercial paper program for the same amount and, if OMX is unable to issue the commercial papers, entitles the company to borrow capital in the amount of SEK 1,500 million. There is also a credit facility for approximately a year of SEK 1,200 million which is dedicated to liquidity requirements linked to the Stockholm Stock Exchange’s clearing operations. Financial conditions linked to these credit facilities will be applied if OMX receives a credit rating from Standard & Poor’s of BBB or below.

OMX’s rating with Standard & Poor’s remained unchanged during the year (with a long-term counterparty rating of “A with a stable outlook,” a short-term counterparty rating of A-1, and a rating of K1 on the Nordic scale).

During the year, a two-year bond of SEK 300 million was repaid and an eight-year bond of SEK 250 million was issued. This has resulted in the expansion and diversification of the Group’s total maturity structure of its liability portfolio. The average term of liabilities as per December 31, 2006 was 3.4 years (3.1). There are five bond loans totaling SEK 1,350 million (see table: Interest-bearing assets and liabilities).

d) Credit and counterparty risks

The Group’s financial transactions give rise to credit risks towards financial counterparties. Credit risk or counterparty risk refers to the risk of loss if the counterparty does not fulfill its obligations. There are credit risks when investing in cash equivalents. In accordance with the Financial Policy, in the interest of limiting risk exposure, only investments in highly creditworthy securities with high liquidity are permitted.

A majority of the Group’s outstanding investments at year-end were in securities issued by the Swedish Government. The Group has no significant concentration of credit exposure to any other individual counterparty.

The derivative instruments that OMX uses involve a counterparty risk, that is, that the counterparty will not fulfill its portion of the agreement relating to futures or options. In order to limit counterparty risk, only counterparties with a high degree of creditworthiness according to the adopted Financial Policy are accepted. OMX also uses an ISDA agreement to minimize counterparty risk. The total counterparty risk related to financial transactions amounted to SEK 409 million as per December 31, 2006, including bank balances but excluding counterparty risk attributable to the Stockholm Stock Exchange’s clearing operations (see below) and collateral funds invested in Swedish Government securities. The largest exposure to an individual institution amounted to SEK 97 million.

No single OMX customer was responsible for more than 20% of invoicing as of December 31, 2006. Counterparty risk arises by the Stockholm Stock Exchange providing clearing services and thereby acts as the central counterparty in all contracts subject to counterparty clearing. For the purpose of minimizing this counterparty risk, the Stockholm Stock Exchange requires that the counterparties pledge collateral to guarantee fulfillment of their commitments to the Stockholm Stock Exchange. Pledged collateral amounts to SEK 15,458 million (11,533, 10,245) (see Note 29 Collateral received by OMX’s exchange operations). None of the members of the Stockholm Stock Exchange accounted for more than 15% of the total exposure on December 31, 2006.

(ii) Hedging of employee stock option program

In order to limit costs for the programs if the share price were to increase, limit dilution and ensure that shares can be provided when options are exercised, an agreement has previously been made with an external party regarding the provision of OMX shares, known as an equity swap. The agreement is valid until June 30, 2009 and corresponds to approximately 400,000 shares at an agreed price of SEK 126 per share. The equity swap agreement covers the portion of outstanding employee stock options that are currently deemed likely to be exercised. The amount of the equity swap will be continuously adjusted so that it corresponds to the number of employee stock options that are expected to be utilized.

OMX continuously pays interest compensation to the counterparty in exchange for the counterparty undertaking to provide the shares. Interest compensation in the agreement corresponds to the net amount of interest expenses on the underlying value of the shares when the agreement was signed and the dividend on the underlying shares (approximately 400,000). Interest expenses are based on a STIBOR of 90 days.

Changes in OMX’s share price affect the value of the equity swap, since the equity swap is cash settled which requires the contract to be recognized as a liability. Changes in fair value of the liability are reported in the income statement.

(iii) Hedging of share match program

In order to limit expenses for the program in the event of an increase in the share price and to ensure that shares can be provided when shares are matched in the Share Match Program, OMX has signed an equity-swap agreement amounting to approximately 57,000 shares at a predetermined price of SEK 146 per share. The equity swap covers the portion of shares that are expected to be allotted at the end of the program and will be continuously adjusted so that it corresponds to the number of shares that are expected to be allotted. The share swap is reported as an equity instrument in accordance with IAS 32, since the contract requires physical delivery of underlying shares.

OMX has also signed an equity-swap agreement amounting to 18,000 shares at a predetermined price of SEK 123.50 in order to limit the expenses for the social security contributions arising in conjunction with the Share Match Program. Changes in the price of OMX’s shares affect the value of the share swap. This agreement is cash settled which requires the contract to be recognized as a liability. Changes in fair value of the liability are reported in the income statement.

OMX continuously pays interest compensation to the counterparty in exchange for the counterparty undertaking to provide the shares. Interest compensation in the agreement corresponds to the net amount of interest expenses on the underlying value of the shares when the agreement was signed and the dividend on the underlying shares. Interest expenses are based on a STIBOR of 90 days.

Following the Annual General Meeting’s approval of the Board’s proposal regarding authorization to repurchase shares, OMX replaced the equity swap utilized for hedging the Share Match program with the purchase of own shares.

(iv) Calculation of fair value

The fair value of financial instruments that are traded in an active market is based on quoted market prices on the closing date.

The fair value of financial instruments that are not traded in an active market is determined by applying generally accepted valuation techniques. The Group uses a number of different methods and makes assumptions based on the market conditions that prevail on the closing date. Quoted market prices or quotes by brokers for similar instruments are used for long-term liabilities. Other techniques, such as calculation of discounted cash flows, are used to determine the fair value of the remaining financial instruments. The fair value of interest swaps is calculated as the present value of the estimated future cash flows. The fair value of currency forwards is determined based on market prices for currency forwards on the closing date.

The par value of accounts receivable and accounts payable, less any estimated credits, is assumed to correspond to their fair value. The fair value of financial liabilities is calculated by discounting the future contracted cash flow to the current market rate of interest available to the Group for similar financial instruments.

(C) Currency exposure

(i) Transaction exposure

The table shows the Group’s commercial future net flows and net exposure as at December 31, 2006. A sensitivity analysis shows the effect on earnings of a plus or minus 5% change in the value of the SEK.

Currency	Net flow in each base currency (millions)	Future net flow December 31, 2006 (SEK in millions)	Net exposure after hedging (SEK in millions)	Sensitivity base (SEK in millions)

AUD/SEK	7.5	40.6	(48.6)	(2.4)
EUR/SEK	21.7	195.8	0.0	0.0
GBP/SEK	1.1	15.2	(2.3)	(0.1)
NOK/SEK	121.6	133.5	3.4	(0.2)
SGD/SEK	4.9	22.0	0.0	0.0
USD/SEK	27.2	187.0	(24.8)	(1.2)

TOTAL		594.1	(72.3)	(3.9)

(ii) Hedging of transaction exposure

The table shows a summary of outstanding futures as per December 31, 2006 pertaining to all hedges for commercial flows and transaction exposure. The purpose of the hedges is to safeguard the value of contracted future flows and to increase forecastability. In accordance with the Group’s Financial Policy, 100% of the contracted flows and 0–100% of estimated flows of up to 12 months shall be hedged. Deviations from the prescribed degree of hedging are permitted within the established guidelines. Currency hedging is undertaken in the market through currency futures, option contracts or loans in foreign currencies.

Currency	Hedged in each base currency (millions)	Nominal value at year-end rate (SEK in millions)	Nominal value at forward rate (SEK in millions)	Unrealized forward result (SEK in millions)	Average forward rate(1)	Date of maturity

AUD/SEK	(16.5)	(89.2)	(89.5)	0.3	5.4350	<12 months
EUR/SEK	(21.7)	(195.9)	(199.5)	3.6	9.2080	<12 months
GBP/SEK	(1.3)	(17.5)	(17.5)	—	13.4252	<12 months
NOK/SEK	(118.6)	(130.1)	(130.4)	0.3	1.0997	<12 months
SGD/SEK	(4.9)	(22.0)	(22.3)	0.3	4.5415	<12 months
USD/SEK	(30.8)	(211.7)	(218.5)	6.8	7.0843	<12 months

TOTAL		(666.4)	(677.7)	11.3

(1) The average forward rate is based on the spot rate in the forward contracts entered into. Thus, the forward premium is excluded.

(iii) Translation exposure—net investments in foreign subsidiaries

The table shows foreign subsidiaries’ net assets in foreign operations and goodwill denominated in foreign currencies. Translation exposure is hedged in order to reduce the volatility in OMX’s key ratios. A sensitivity analysis shows the effect on results in the event of a plus or minus 5% change in the value of SEK.

Currency (SEK in millions)	Equity	Goodwill	Hedging of net investment	Total	Sensitivity

AUD	14.5	—	—	14.5	0.7
CAD	2.0	—	—	2.0	0.1
DKK	788.1	1,126.5	—	1,914.6	95.7
EUR	1,746.5	1,304.2	(1,446.5)	1,604.3	80.2
EEK	27.8	2.2	—	30.0	1.5
GBP	(204.5)	—	—	(204.5)	10.2
HKD	(2.2)	—	—	(2.2)	0.1
ISK	35.6	280.3	—	315.9	15.8
LTL	(0.8)	11.1	—	10.3	0.5
LVL	9.4	1.0	—	10.4	0.5
NOK	43.4	20.7	—	64.1	3.2
SGD	4.3	—	—	4.3	0.2
USD	(129.3)	8.9	—	(120.4)	6.0

Total	2,334.8	2,754.9	(1,446.5)	3,643.3	214.7

(iv) Hedging relations

The table summarizes the hedging relations reported by the Group for which hedge accounting are applied. The type of hedging entered into is specified in the table. All currency hedges expire within 12 months. The hedging relation for interest swaps expires in December 2008.

Hedging instrument	Type of hedging	Hedged item	Currency	Hedged amount in base currency (millions)	Nominal value at year-end rate, (SEK in millions)	Nominal value at forward rate, (SEK in millions)	Unrealized forward rate, (SEK in millions)	Average forward rate(1)

Currency future	Fair value hedge	Contracted currency flows	AUD/SEK	(43.4)	(234.8)	(235.7)	0.9	5.44
Currency future	Cash-flow hedge	Forecast currency flows	AUD/SEK	26.9	145.6	146.2	(0.6)	5.44
Currency future	Fair value hedge	Contracted currency flows	EUR/SEK	(21.7)	(195.9)	(199.5)	3.6	9.21
Currency future	Hedge of net investment	Shareholders’ equity in subsidiary	EUR/SEK	(160.0)	(1,446.5)	(1,446.4)	(0.1)	9.04
Currency future	Fair value hedge	Contracted currency flows	GBP/SEK	(2.0)	(27.2)	(27.1)	(0.1)	13.42
Currency future	Cash-flow hedge	Forecast currency flows	GBP/SEK	0.7	9.7	9.7	—	13.42
Currency future	Fair value hedge	Contracted currency flows	NOK/SEK	(57.8)	(63.4)	(63.6)	0.1	1.10
Currency future	Cash-flow hedge	Forecast currency flows	NOK/SEK	(60.8)	(66.7)	(66.8)	0.2	1.10
Currency future	Fair value hedge	Contracted currency flows	SGD/SEK	(4.9)	(22.0)	(22.3)	0.3	4.54
Currency future	Fair value hedge	Contracted currency flows	USD/SEK	(45.2)	(310.6)	(320.4)	9.8	7.08
Currency future	Cash-flow hedge	Forecast currency flows	USD/SEK	14.4	98.8	101.9	(3.0)	7.08
Interest swap	Fair value hedge	Issued bonds	SEK	200.0	200.0	NA	2.7	NA

(1) The average forward rate is based on the spot rate in the forward contracts entered into. Thus, the forward premium is excluded.

(v) Hedging of financial loans and assets

The table shows a summary of the Group’s currency futures for hedging of financial assets and loans as at December 31, 2006:

Currency	Hedged in each base currency (millions)	Nominal value at year end rate (SEK in millions)	Nominal value at forward rate (SEK in millions)	Unrealized forward result (SEK in millions)	Average forward rate(1)	Date of maturity

AUD/SEK	21.2	114.8	115.2	(0.3)	5.43	< 12 months
CAD/SEK	(0.8)	(4.6)	(4.6)	—	5.96	< 12 months
DKK/SEK	385.7	467.6	467.7	(0.1)	1.21	< 12 months
EUR/SEK	54.0	487.7	487.6	0.1	9.04	< 12 months
GBP/SEK	(12.6)	(169.4)	(168.4)	(1.1)	13.38	< 12 months
HKD/SEK	(4.0)	(3.5)	(3.5)	—	0.88	< 12 months
NOK/SEK	4.9	5.4	5.6	(0.2)	1.13	< 12 months
SGD/SEK	0.9	3.8	3.8	—	4.47	< 12 months
THB/SEK	(8.0)	(1.5)	(1.5)	—	0.19	< 12 months
USD/SEK	7.5	51.5	51.1	0.4	6.82	< 12 months

Total		951.8	953.0	(1.2)

(1) The average forward rate is based on the spot rate in the forward contracts entered into. Thus, the forward premium is excluded.

(D) Interest-bearing assets and liabilities

The table shows interest-bearing assets and liabilities as per December 31, 2006 and shows average remaining terms, fixed-interest terms and average interest:

	Outstanding amount	Remaining term, months	Remaining fixed- interest term, months	Average interest rate, %

Assets
Current assets	182	<12	<12	3.93
Long-term assets	21	>12	<12	4.40
Regulatory capital	747	>12	>12	3.63

Total assets	950			3.70

Liabilities
Commercial paper	398	1	1	3.00
Bond loans
OMX PP March 2008	300	15	2	3.29
OMX PP December 2008(1)	200	24	3	4.00
OMX PP December 2009	200	36	3	3.45
OMX PP May 2013	400	77	4	3.51
OMX PP Nov 2014	250	96	5	3.65

Bond loans, total	1,350	53	3.5	3.55

Bank loans	39	—	—
Other	10	—	—

Total liabilities	1,797	40	3.0	3.33

(1) The issued bond has been swapped from a fixed to a variable interest rate. The swapped interest rate is applied when calculating the average interest rate.

(E) Credit facilities

The table shows the Group’s total credit facilities and those that had been utilized as at December 31, 2006:

(SEK in millions)	Contracted facilities		Utilized facilities

Syndicated bank loan/commercial paper program	1,500	(1)	—
Syndicated bank loan	600		—
Overdraft facility	171		4
Credit facility	135		—
Contracted facilities for exchange and clearing operations
Sweden (SEK)	1,200		—
Norway (NOK)	44		—
Denmark (DKK)	24		—
UK (GBP)	67		26

Total	3,741		30

(1) Since the credit facility is linked to the commercial paper program and is to function as a credit facility if OMX is unable to issue a commercial paper program, the unutilized credit facility shall be reduced by the outstanding commercial paper. The outstanding commercial paper as per December 31, 2006 amounted to SEK 400 million, implying that OMX can utilize only SEK 1,100 million of the current credit facility.

3. Notes to the financial statements

Amounts are in millions of SEK unless otherwise stated. Amounts in parentheses indicate values for 2005 and 2004. “OMX” refers to the OMX Group, that is OMX AB and its subsidiaries.

Note 1. Use of estimates

In order to prepare the accounting in accordance with generally accepted accounting principles, company management and the Board of Directors are required to make estimates and assumptions that affect asset and liability items, income and expense items, and other information reported in the accounts, for example contingent liabilities. These estimates are based on historical experience and the various assumptions that management and the Board deem to be reasonable under the prevailing circumstances. Consequently, such conclusions form the basis of decisions concerning reported values of assets and liabilities in the case that it is not possible to determine such values based on information from other sources. Actual outcomes may differ from these estimates if different assumptions are made or if different circumstances prevail. The areas of revenue recognition and doubtful receivables, the valuation of goodwill and capitalized development projects, taxes, provisions for expenses for premises and other restructuring measures, legal disputes and contingent liabilities in particular may entail a significant impact on OMX’s results and financial position (see the respective following Notes for further information).

Note 2. Classification of revenue

The classification of revenue is based on a number of assessments and assumptions concerning revenue recognition in delivery projects in the Technology operations. These are reported as “License, support and project revenue” below. The uncertainty inherent in these assessments primarily refers to the forecast time of completion.

Revenue per significant type of revenue, continuing operations

(SEK in millions)	2006	2005	2004

Net sales:
Trading revenue	1,291	1,108	809
Issuers’ revenue	343	309	203
Information revenue	443	367	247
Revenue from Baltic Markets	68	63	48
Revenue from Broker Services	205	258	250
License, support and project revenue	758	716	663
Facility Management Services	200	222	380
Other revenue	178	51	169

Total	3,486	3,094	2,769

Capital Gains within Other Revenues, continuing operations

	2006	2005	2004

Capital gains, sale of NOS ASA	22	—	—
Capital gains, sale of VPC AB	83	—	—
Capital gains, sale of NGX	—	—	103
Capital gains, sale of XACT Funds	—	—	16

Total	105	—	119

Currency effects

The Group’s total revenue includes exchange-rate differences totaling negative SEK 7 million (positive: 17, negative: 5). Exchange-rate differences also had an effect on operating expenses of SEK 0 million (0, negative: 2).

Note 3. Business areas and geographic segments

Internal reporting and follow-up within OMX is organized based on the business areas Nordic Marketplaces, Information Services & New Markets and Market Technology.

These business areas make up OMX’s primary reporting segments while the geographic divisions make up the secondary reporting segment. OMX is divided into four geographic regions: Nordic countries, Rest of Europe, North America and Asia/Australia. This geographic division is based on the areas in which the Group’s operations have relatively similar systems solutions, frameworks of regulations and customer behavior.

Revenue and earnings by division, continuing operations

(SEK in millions)	2006	2005	2004

Revenue
Nordic Marketplaces	1,778	1,510	1,123
Information Services & New Markets	752	709	515
Market Technology	1,300	1,155	1,406
Group eliminations	(344)	(280)	(275)

Total Group	3,486	3,094	2,769

Operating income
Nordic Marketplaces(1)	940	689	273
Information Services & New Markets(1)	217	176	87
Market Technology(1)	93	61	71
Result from participations in associated companies attributable to the Parent Company and other functions	—	1	5

Total Group	1,250	927	436

(1) Including distribution of income for the Parent Company and other functions by SEK 15 million (loss: 117, loss: 256).

Assets and liabilities per business area

	2006		2005
(SEK in millions)	Assets	Liabilities	Assets	Liabilities

Nordic Marketplaces	8,439	5,099	6,310	2,723
Information Services & New Markets	417	72	302	135
Market Technology	2,655	1,128	2,000	907
Operations being discontinued	70	—	62	—
Unallocated items	947	1,615	1,938	2,098

Total Group	12,528	7,914	10,612	5,863

Items per business area are tangible assets, intangible assets, external operating receivables, external operating liabilities and goodwill. Other items are not allocated in the Group and are reported as unallocated items. Unallocated items also include all eliminations of internal business dealings between the various business areas and all interest-bearing liabilities. Assets and liabilities that could be affected by the business areas are allocated in accordance with OMX’s business control model, which does not support a full distribution of balance-sheet items.

Investments, depreciation and impairment per business area

	2006		2005
(SEK in millions)	Invest.	Deprec./ impairment	Invest.	Deprec./ impairment

Nordic Marketplaces	294	(70)	1,389	(83)
Information Services & New Markets	19	(22)	12	(21)
Market Technology(1)	529	(132)	318	(122)

Total Group	842	(224)	1,719	(226)

(1) Included impairment losses in discontinued operations in the amount of SEK 8 million (1).

Investments refer to acquisitions of tangible and intangible fixed assets. For further information on acquisitions, depreciation and impairment, see Notes 13 and 14.

Information regarding secondary segments (geographic areas), continuing operations

External revenue per geographic area(1)

(SEK in millions)	2006	2005	2004

Nordic countries	2,134	2,005	2,090
Rest of Europe	866	600	199
North America	146	186	181
Asia/Australia	340	303	299

Total Group	3,486	3,094	2,769

(1) Based on the location of customers.

Assets and investments per geographic area

	2006		2005
(SEK in millions)	Assets	Invest.	Assets	Invest.

Nordic countries	5,581	788	3,620	1,673
Rest of Europe(1)	1,269	45	1,128	43
North America	103	5	152	—
Asia/Australia	26	4	22	3
Group eliminations and unallocated items(2)	5,549	—	5,690	—

Total Group	12,528	842	10,612	1,719

(1) Include assets held for sale in the amount of SEK 70 million (62).

(2) Group eliminations and unallocated items include goodwill in the amount of SEK 2,967 million (2,944; 1,947).

Investments refer to acquisitions of tangible and intangible fixed assets. The Parent Company is located in the Nordic countries and has no revenues, assets or investments in any other geographic areas.

Note 4. Discontinued operations

In August 2005, OMX announced the focusing of its technology operations through the divestment of operations targeting banks and brokerages within the former Banks & Brokers business area. During 2006, the continuing operations not yet divested were included among discontinued operations. These primarily comprise the Nordic portion of the operations targeting banks and brokerages, which offer development and maintenance of systems for securities management, and the UK operations in securities administration services.

After the end of the reporting period, OMX signed an agreement with HCL Technologies, the global IT services provider, regarding an extended partnership, which means that OMX no longer has any discontinued operations in the Nordic region. The partnership means that HCL Technologies will assume the responsibility for the development of systems for securities management targeting banks and brokers and that the remaining part of the Nordic operations, will be moved to the Information Services & New Markets business area, and will be included in the Broker Services unit. The statements for discontinued operations has been adjusted compared with the 2006 Annual Report since only the UK sales operations in securities administration services remain as discontinued operations.

OMX’s aim is to identify a long-term solution with clear advantages for the remaining parts of the discontinued operations. Discussions are currently in progress with potential partners.

Income statement, discontinued operations

(SEK in millions)	2006	2005	2004

Revenues
Net sales	124	42	256
Own work capitalized		—	—
Other revenues		—	81

Total revenues	124	42	337

Expenses
Premises expenses	(6)	(2)	(10)
Marketing expenses	—	—	(7)
Consultancy expenses	—	—	(12)
Operations and maintenance, IT	(16)	(7)	(63)
Other external expenses	(56)	(29)	(27)
Personnel expenses	(77)	(20)	(23)
Depreciation and impairment	(8)	(1)	(15)

Total expenses	(163)	(59)	(157)
Participation in earnings of ass. Companies	—	—	—

Operating income	(39)	(17)	180

Financial items
Financial items	(7)	—	2

Total financial items	(7)	—	2

Income/loss after financial items	(46)	(17)	182

Tax for the year	—	—	(23)
Net profit/loss for the period	(46)	(17)	159

Assets classified as holdings held for sale (SEK in millions)	2006	2005

Intangible assets	62	55
Tangible fixed assets	8	7

Total fixed assets held for sale	70	62

Note 5. Acquired operations

Computershare

On January 31, 2006, OMX signed a contract with Computershare Ltd regarding the acquisition of Computershare’s Market Technology operations in the amount of SEK 249 million. Payment will be paid in cash over a period of five years. The acquisition price has been discounted to present value. Acquisition costs amounted to SEK 5 million. The acquired operations are consolidated within OMX effective February 1, 2006.

(SEK in millions)	Fair Value	Book value

Acquired net assets	69	75
Goodwill	180

Acquisition Price	249

The acquired net assets comprise marketplace systems. Goodwill is attributable to the revenue and cost synergies that arose in conjunction with the integration with Market Technology. It is not possible in practical terms to provide disclosure regarding Computershare’s revenues and net income during the period since the operations have been fully consolidated with Market Technology’s operations since February 1.

Eignarhaldsfelagid Verdbrefathing

On November 30, 2006, OMX acquired 100% of Eignarhaldsfelagid Verdbrefathing (EV) for a total amount of SEK 314 million, of which SEK 41 million was paid in cash and SEK 256 million was paid by 2,067,560 newly issued shares. The acquisition cost totaled SEK 17 million.

EV is consolidated into OMX’s income statement and balance sheet from December 1, 2006. The price of the new shares issued by OMX, which were utilized in the acquisition of EV, was SEK 123.75 on November 30.

Acquired assets and liabilities

(SEK in millions)	Fair Value	Book value

Fixed assets	149	9
Current assets	19	19
Cash and bank balances	33	33
Current liabilities	(22)	(22)
Acquired net assets	179	39

Goodwill	135
Acquisition price	314

The difference between the fair values and the carrying amount of fixed assets is primarily attributable to the valuation of acquired contracts.

Goodwill is attributable to the high level of profitability in the company and expected revenue synergy arising from the continued integration of the Nordic-Baltic securities market.

Cash-flow effects of the acquisition amounts to SEK 25 million, comprising a cash payment of SEK 41 million, acquisition costs of SEK 17 million, less received cash and bank balances of SEK 33 million. Of the total amount of acquisition costs of SEK 17 million, only SEK 11 million had an effect on cash flow in 2006. The remaining SEK 6 million will impact cash flow in 2007. The new shares issued are valued at market value on the acquisition date.

During the year, EV contributed SEK 11 million to the Group’s revenue and SEK 5 million to net profit. EV’s revenue for the full-year 2006 amounts to SEK 102 million and net profit to SEK 26 million.

2005

At the beginning of 2005, OMX acquired 100% of Copenhagen Stock Exchange (CSE) at a value totaling SEK 1,457 million, of which SEK 1,174 million was paid in cash and SEK 232 million was paid in 2,927,292 newly-issued shares. Acquisition costs amounted to SEK 33 million.

Copenhagen Stock Exchange (CSE) has been included in the consolidated income statement and consolidated balance sheet since January 1, 2005 when it became known that the offer was to be accepted and the work to integrate the company was initiated. The newly-issued shares in OMX, which were utilized in the acquisition of CSE, were valued at a share price of SEK 79 on February 7, 2005.

Acquired assets and liabilities

(SEK in millions)	Fair value	Book value

Fixed assets	350	107
Current assets	80	80
Cash and bank balances	307	307
Current liabilities	(187)	(187)

Acquired net assets	550	307

Goodwill	907
Acquisition price	1,457

The difference between fair value and the reported values of fixed assets is primarily attributable to the valuation of acquired contracts.

Goodwill is attributable to the company’s positive profitability and expected revenue synergy effects in conjunction with the continued integration of the Nordic-Baltic securities market.

Cash-flow effects of the acquisition amount to SEK 900 million, comprising a cash payment of SEK 1,174 million, acquisition costs of SEK 33 million, minus received cash and bank balances of SEK 307 million. Newly-issued shares are valued at market capitalization on acquisition date.

CSE contributed SEK 377 million to the Group’s revenues and SEK 131 million to net results during the year.

Note 6. Auditors’ fees

The following remuneration was paid to auditors and accounting firms for auditing and audit-related services required by law as well as for advice and other assistance arising from observations made during the course of the auditing process.

Remuneration was also paid for additional independent advice, mostly pertaining to audit-related consultations on accounting and taxation issues.

Remuneration to the Group’s auditors

(SEK in thousands)	2006	2005	2004

PricewaterhouseCoopers
Auditing assignments	10,729	9,022	6,907
Other assignments(1)	2,337	11,548	4,874

Ernst & Young
Auditing assignments	488	713	1,358
Other assignments(2)	918	3,452	2,608

KPMG
Auditing assignments	335	422	—
Other assignments	378	730	—

BDO Feinstein
Auditing assignments	36	118	65
Other assignments	—	21	23

Other auditors
Auditing assignments	780	315	117
Other assignments	310	1,605	201

Total	16,311	27,946	16,153

(1) For 2006, other assignments refer primarily to tax consultations. For 2005, includes SEK 1,334,000 related to IFRS and costs in connection with the acquisition of CSE and Computershare of SEK 4,612,000. Otherwise, other assignments in 2005 pertain primarily to tax consultation.

(2) For 2006, other assignments refer primarily to tax consultations and IT reviews. For 2005, other assignments refer mainly to IFRS, tax consultation and IT studies.

Note 7. Personnel

Personnel expenses and benefits paid to senior executives

The reporting of senior executive benefits has been carried out in accordance with the recommendations of the Swedish Industry and Commerce Stock Exchange Committee (NBK).

Senior management

NBK divides senior management into two categories: “top management” and “other senior management.” Top management comprises: the Chairman of the Board, any Board members receiving remuneration in addition to Board fees and the President and Chief Executive Officer (CEO). Other senior management normally relates to members of the executive management team.

Top management at OMX is defined as:

•	Olof Stenhammar (Chairman of the Board); and

•	Magnus Böcker (CEO of OMX and President of OMX AB).

Other senior management at OMX is defined as the Group’s Executive Management Team and comprises the following five individuals:

•	Jukka Ruuska (President of Nordic Marketplaces);

•	Hans-Ole Jochumsen (President of Information Services and New Markets);

•	Markus Gerdien (President of Market Technology);

•	Kristina Schauman (Chief Financial Officer); and

•	Bo Svefors (Senior Vice President Marketing & Communications).

The Secretary to the Executive Management Team was OMX’s General Counsel Magnus Billing.

OMX’s remuneration committee

The Remuneration Committee is appointed on an annual basis by the Board of Directors. The Remuneration Committee’s task is to prepare remuneration matters for Board decisions on issues relating to the salary and remuneration paid to the President and CEO, and to approve salaries and other remuneration to Executive Management Team which is subsequently reported to the Board. The Committee also approves the targets for the Executive Management Team established by the President. In addition, the Remuneration Committee’s task is to propose remuneration for the Board members in the subsidiaries within the OMX Group that have external Board members, and to make recommendations regarding remuneration principles, benefits and other types of remuneration for OMX employees. The Board appointed the following people as members of the remuneration Committee: Olof Stenhammar (Chairman), Adine Grate Axén and Bengt Halse. The Committee’s secretary until April 2006 was Ulrika Wahllöf, acting Head of Human Resources. The Committee’s secretary during the remainder of the year was Pernilla Gladh, Senior Vice President of Corporate Functions & Human Resources. During 2006, the Remuneration Committee held a total of seven meetings at which minutes were taken. Among other matters during the year, the Committee had a particular focus on the following issues: programs for variable salaries 2006 and 2007 (Short Term Incentive), the Share Match Program 2006 and 2007 for senior executives (Long Term Incentive Scheme), remuneration to the President and proposals for principles for remuneration and other conditions of employment for the Executive Management Team.

OMX’s remuneration policy

The aim of OMX’s remuneration policy is to offer market-based remuneration that is competitive and that promotes a situation whereby qualified expertise can be recruited to and retained within OMX.

The fundamental principles are:

•	To work towards a consensus between employees and shareholders regarding the long-term perspective of operations.

•	To ensure that employees within OMX’s different organizations receive remuneration that reflects market conditions and is competitive.

•

To offer a salary scale based on results achieved, work duties, skills, experience and position held, which also means adopting a neutral stance in relation to gender, ethnic background, disability, sexual orientation, etc.

Remuneration structure 2006

OMX’s employee remuneration comprises the following parts:

•	Fixed salary

•	Variable salary

•	Short Term Incentive Program

•	Long Term Incentive Scheme (OMX Share Match Program 2006 and 2007)

•	Pension

•	Severance pay and other benefits.

At the discretion of the Board of Directors, decisions can be made to revise or terminate an existing program related to the remuneration structure.

Fixed salary

Every OMX employee has an annual salary review, with the exception of the members of the Executive Management Team, for whom a review takes place every second year and the President, for whom a review takes places every third year. The review considers employee performance, salary levels in the market and any changes to responsibilities as well as the company’s development and local rules and agreements.

Variable salary

Short Term Incentive Program. OMX has had a Group-wide program for variable salary called OMX Short Term Incentive Program since 2004. The program consists of quantitative (financial) and qualitative (individual) goals. The prerequisite for achieving the quantitative goal is that OMX attained its established targets. The maximum dividend of the quantitative portion occurs at 130% fulfillment of the company’s goals. The qualitative goals are individual and are determined by an employee’s immediate superior during the first quarter of the year. The immediate superior also evaluates whether these goals have been achieved one year later.

Short Term Incentive 2006. The program for variable salary, Short Term Incentive 2006, comprised approximately 150 managers and key employees. The total maximum variable portion that can be paid out for 2006 is SEK 35 million, excluding social security contributions. The program comprised quantitative and qualitative targets, of which 60% were quantitative and 40% were qualitative. The quantitative goal for 2006 was connected to achievement of the budgeted operating income for OMX. Of the maximum SEK 21 million representing the quantitative portion is calculated at 75% of the maximum of SEK 14 million, excluding social security contributions for 2006.

Short Term Incentive 2007. Variable salary 2007 follows the same structure for 2006. The program comprises quantitative and qualitative targets, of which 60% are quantitative and 40% are qualitative. The quantitative goal for 2007 is also connected to achievement of the budgeted operating income for OMX. OMX Short Term Incentive 2007 has been expanded to encompass 200 managers and key employees, compared with 150 employees in 2006. The total maximum variable portion that can be paid out for 2007 is SEK 43 million, excluding social security contributions. The prerequisites for the payment of bonuses follow the same guidelines as for 2005 and 2006.

The maximum bonus to senior executives for variable salary for 2004 to 2007 is 50% of fixed salary. The quantitative goals are linked to OMX’s return on capital employed and budgeted operating profit.

Long Term Incentive Scheme—OMX Share Match Program 2006. OMX’s Annual General Meeting in April 2006 approved the OMX Share Match Program 2006. The program for 2006 was directed to 30 senior executives and key individuals in OMX. Participants in the program are required to invest in OMX shares at a maximum of 7.5% of their fixed salary on an annual basis before tax or the maximum amount earned under the Short Term Incentive program in 2005 after tax. Under the prerequisite that employment is not terminated, the participants in the program will receive up to five OMX shares, known as matching shares, in 2009, for each invested OMX share, if the following conditions have been fulfilled:

(i)	the average percentage increase in earnings per share between January 1, 2006 and December 31, 2008 is equal to or exceeds twenty five (25) percent; and

(ii)	the total annual return to shareholders is equal to or exceeds an index determined by the Board, plus 10 percentage points.

No matching shares will be issued if the average annual percentage increase in earnings per share falls below two percent per year or if the total annual return to shareholders has not improved on the comparative index.

OMX Share Match Program 2007. At the Annual General Meeting of OMX on April 12, 2007, the shareholders approved the proposal of OMX’s Board of Directors to continue and expand the share match program for senior executives for a second year. The program for 2007 is targeted at 95 senior executives and key individuals in OMX. Participants in the program are required to invest in OMX shares at a maximum of 7.5% of their fixed salary on an annual basis before tax or the maximum amount earned under the Short Term Incentive program in 2006 after tax. Approximately 30 of the 95 participants may invest in OMX shares at a maximum of 15% of their fixed salary on an annual basis before tax or the maximum amount earned under the Short Term Incentive program in 2006 after tax. Under the prerequisite that employment is not terminated, the participants in the program will receive in 2010 up to five OMX shares, known as matching shares, for each invested OMX share. President and CEO Magnus Böcker may invest a maximum of 10,000 OMX shares with a maximum matching level of eight OMX shares. For maximum matching, the following conditions must be fulfilled:

(i)	the average percentage increase in earnings per share between January 1, 2007 and December 31, 2009 is equal to or exceeds 20% and

(ii)	the total annual return to shareholders is equal to or exceeds an index determined by the Board, plus 10%.

No matching shares will be issued if the average annual percentage increase in earnings per share falls below 2% per year or if the total annual return to shareholders has not improved on the comparative index.

Pensions

OMX offers its employees a defined-contribution occupational pension unless otherwise regulated in local agreements or other regulations. OMX’s pension plan for employees in Sweden has been created to provide employees with a market-competitive occupational pension. The age of retirement is 65 years. OMX’s President and CEO Magnus Böcker receives a defined-contribution pension benefit. The total premium provision amounts to 23% of fixed salary. For 2007, the pension premium is up to 30% of fixed salary.

Other members of the Executive Management Team are included in the OMX pension plan, with the exception of Jukka Ruuska and Hans-Ole Jochumsen. Jukka Ruuska is included in the pension plan stipulated by the Finnish labor market regulations. Current premiums for Jukka Ruuska are equivalent to a pension provision of 17% of total remuneration. Hans-Ole Jochumsen, is included in the pension plan stipulated by Danish labor market practice. Current premiums for Hans-Ole Jochumsen are equivalent to a pension provision of 20% of fixed remuneration.

The retirement age for employees, including the President and CEO and the Executive Management Team is 65 years.

Severance pay and other benefits

Severance Terms/Period of Notice. The period of notice that applies between OMX and the President and CEO is 12 months from the company’s side and six months from the employee’s side. In the event of a company initiative to terminate the employment contract of the President and CEO, remuneration will be paid to the President and CEO corresponding to the fixed salary and other benefits (occupational pension and insurance including health insurance) during the period of notice. In addition to this, the President and CEO will receive a severance payment of six months’ fixed salary. Other members of the Executive Management Team have a period of notice of 12 months from the company’s side and six months from the employee’s side. The President and CEO and other senior executives have a non-competition clause of 12 months. A penalty is included in the clause.

Other Benefits. In addition to the occupational pension premiums detailed above, OMX also pays for long-term disability insurance, occupational group life insurance (TGL) and workers’ compensation insurance (TFA). Employees may also complement their insurance coverage through OMX’s optional group insurance. Employees in Finland and Denmark have equivalent benefits that are stipulated in the collective agreement for the financial sector. Also, the Executive Management Team is entitled to health insurance.

Absence due to illness

The number of employees on absence due to illness during the fiscal year is accounted for as a percentage of the employees’ total ordinary working hours in Sweden. Long-term absence due to illness is absence for 60 or more consecutive days.

Absence due to illness, Sweden, %	2006	2005	2004

Total absence due to illness	2.3	2.4	2.5
Absence due to long-term illness (portion of total illness)	41.7	46.8	45.9
Absence due to illness, men	1.7	1.8	1.6
Absence due to illness, women	3.6	3.2	4.2
Absence due to illness, employees under the age of 29	1.5	1.4	1.2
Absence due to illness, employees aged between 30 and 49	2.4	2.4	2.9
Absence due to illness, employees aged 50 and above	2.3	2.3	1.5

	2006		2005		2004
Distribution According to Gender		Number of whom men		Number of whom men		Number of whom men

Board of Directors (excl. CEO)(1)
Parent Company	8	6	9	7	9	8
Subsidiaries	85	76	71	66	50	47

Total	93	82	80	73	59	55

Group management (incl. CEO)(2)
Parent Company	6	5	7	6	5	3
Subsidiaries	62	46	53	40	23	19

Total	68	51	60	46	28	22

(1) Pertains to the number of Board members in the Group’s operating companies.

(2) Group management is defined as all presidents in the Group’s operating companies, persons who are members of the Executive Management Team and persons in the management groups within the OMX business areas.

	2006		2005		2004
		Number of whom men		Number of whom men		Number of whom men

Other employees
Parent Company	28	12	20	5	26	11
Subsidiaries	1,284	837	1,229	772	1,336	889
Total	1,312	849	1,249	777	1,362	900

Remuneration to the Board of Directors and the Executive Management Team

Expensed remuneration

Board fees have not been paid to Board members who are employees of the Group. In addition to the Board fees below, Board fees totaling SEK 7 million (5, 4) were paid during the year to subsidiary Board members. These fees have only been paid to persons who are not employees of the Group.

(SEK)		Board fees	Fixed salary	Variable salary	Pension	Benefits		Total

Olof Stenhammar	2006	800,000	—	—	—	543		800,543
	2005	750,000	—	—	—	9,197,314	(1)	9,947,314
	2004	725,000				5,345,353		6,070,353

Magnus Böcker	2006	—	4,646,117	1,665,000	1,007,400	1,969,353	(3)	9,287,870
	2005	—	4,636,230	1,498,000	1,007,400	95,190		7,236,820
	2004	—	3,885,640	555,000	850,080	75,059		5,365,779

Executive Management, others(2)	2006	—	12,260,008	4,955,000	2,459,845	128,787		19,803,640
	2005	—	13,908,558	3,888,040	2,453,046	636,117		20,885,761
	2004	—	11,902,488	1,239,750	2,232,620	407,013		15,781,871

Adine Grate Axén	2006	400,000	—	—	—	—		400,000
	2005	300,000	—	—	—	—		300,000
	2004	250,000	—	—	—	—		250,000

Urban Bäckström	2006	325,000	—	—	—	—		325,000
	2005	250,000	—	—	—	—		250,000
	2004	—	—	—	—	—		—

(SEK)		Board fees	Fixed salary	Variable salary	Pension	Benefits	Total

Bengt Halse	2006	300,000	—	—	—	—	300,000
	2005	250,000	—	—	—	—	250,000
	2004	200,000	—	—	—	—	200,000

Birgitta Klasén	2006	250,000	—	—	—	—	250,000
	2005	200,000	—	—	—	—	200,000
	2004	—	—	—	—	—	—

Tarmo Korpela	2006	250,000	—	—	—	—	250,000
	2005	200,000	—	—	—	—	200,000
	2004	200,000	—	—	—	—	200,000

Henrik Normann	2006	—	—	—	—	—	—
	2005	33,333	—	—	—	—	33,333
	2004	—	—	—	—	—	—

Markku Pohjola	2006	250,000	—	—	—	—	250,000
	2005	250,000	—	—	—	—	250,000
	2004	225,000	—	—	—	—	225,000

Gunnar Brock	2006	—	—	—	—	—	—
	2005	—	—	—	—	—	—
	2004	200,000	—	—	—	—	200,000

Thomas Franzén	2006	—	—	—	—	—	—
	2005	—	—	—	—	—	—
	2004	200,000	—	—	—	—	200,000

Timo Ihamuotila	2006	—	—	—	—		—
	2005	166,667	—	—	—	—	166,667
	2004	225,000	—	—	—	—	225,000

Mikael Lilius	2006	—	—	—	—	—	—
	2005	166,667	—	—	—	—	166,667
	2004	200,000	—	—	—	—	200,000

Hans Munk Nielsen	2006	325,000	—	—	—	—	325,000
	2005	133,333	—	—	—	—	133,333
	2004	—	—	—	—	—	—
Total	2006	2,900,000	16,906,125	6,620,000	3,467,245	2,098,683	31,992,053

Total	2005	2,700,000	18,544,788	5,386,040	3,460,446	9,928,621	40,019,895

Total	2004	2,425,000	15,788,128	1,794,750	3,082,700	5,827,425	28,918,003

(1) Includes remuneration to one of Olof Stenhammar’s majority-owned companies comprising a fixed salary as well as a profit-related payment based on a license agreement. The profit-related portion represents 1% of OMX’s income after financial items. Remuneration for 2005 amounts to SEK 9,172,298. The amounts are paid out quarterly in arrears. The agreement, which was signed and stems from the founding of OM in 1985, has been terminated and expired on December 31, 2005.

(2) The other members of the Executive Management Team for 2006 includes: Jukka Ruuska, Kristina Schauman, Bo Svefors, Hans-Ole Jochumsen and Markus Gerdien.

(3) Refers primarily to the divestment of 37,000 employee stock options.

Financial instruments

	Employee stock options(1)
(Quantity)	2002	2001	2000	Share Match Program(2)

Magnus Böcker	—	76,000	150,000	4,615
Executive Management, others(3)	—	—	—	10,023

Total	—	76,000	150,000	14,638

(1) For employee stock options, no consideration has been paid by employees who received options. For the theoretical value of the options at the time of issue, refer to the table below.

(2) Refers to the Share Match Program 2006.

(3) Refers to persons included in the Executive Management Team at December 31, 2006.

Information on each year’s employee stock option program

	2002	2001	2000

Strike price, SEK	71	175	400
Redemption of shares with effect from	July 2, 2003	June 15, 2002	May 25, 2001
Expiry date	July 2, 2009	June 15, 2008	June 28, 2007
Number of allotted options	733,000	1,100,000	1,400,000
Opening balance	356,000	513,000	666,000
Exercised options	155,000	—	—
Expired and obsolete	6,000	164,000	212,000
Closing balance	195,000	349,000	454,000
Of which fully vested (guaranteed) Dec 31, 2006	195,000	349,000	454,000
Theoretical value, SEK in millions(1)	11	4	—
Theoretical value per option at issue(1), SEK	15	38	90
Theoretical value per option, SEK, as at Dec 31, 2006	59	11	—
Theoretical dilution(2), %	0.2	0.3	0.4
Weighted average share price for redeemed employee stock options during the year	131.66	—	—

(1) The theoretical value of allotted options is fixed through an established options valuation model (Black Scholes) at the time they are allotted. As at December 31, 2006, a volatility of 40% has been utilized.

(2) Theoretical dilution refers to the maximum number of shares that could be issued were it decided, on execution of redemption, to allot shares through a new share issue. However, to limit such dilution, hedging has been arranged through a “share swap,” meaning that no such dilution will occur.

Opening amount of non-redeemed portion of the employee stock options program in the income statement

(SEK in millions)	2006	2005	2004

Income statement
Social security expenses attributable to personnel expenses	1	(1)	(4)
Interest attributable to agreements on synthetic share buy-back	(2)	(2)	(3)
Change in value, employee stock options	3	(6)	(12)
Change in value, share swap	15	35	—

Balance sheet
Liability pertaining to employee stock options program	15	19	12
Liability, social security expenses, employee stock options program	4	5	2
Receivable pertaining to share swap(1)	1	68	—

(1) The opening balance for 2005, recalculated in accordance with IAS 39, amounted to SEK 33 million.

In accordance with IFRS 2, the expenses for the stock options program are reported on an ongoing basis as personnel expenses in the income statement.

In order to limit costs for the programs (including social security contributions) if the share price were to increase, limit dilution and ensure that shares can be provided when redemption is requested, an agreement has previously been made with an external party regarding the provision of OMX shares if redemption were to be requested, known as a share swap. The agreement is valid until June 30, 2009 and corresponds to approximately 400,000 shares at an agreed price of SEK 126 per share. The buy-back agreement covers the portion of outstanding employee stock options that are currently deemed to be exercised. In the case that it is deemed probable that a number of employee stock options will be exercised over time, the number of shares in the agreement with the third party will be amended. OMX continuously pays interest compensation to the counterparty in exchange for the counterparty undertaking to provide the shares. OMX receives the share dividend paid during the term of the agreement. Changes in the share price of OMX’s shares affect the value of the share swap and the result is reported against personnel expenses in the income statement. The share swap had a positive impact of SEK 15 million on personnel expenses for 2006.

Share Match Program 2006

Start date	April 6, 2006
Matching date	April 30, 2009
Number of invested shares	26,855
Maximum number of matching shares	134,275
Estimated number of matching shares	57,000
Total estimated expense, SEK in millions	12
Expenses for the year, SEK in millions	3

Participants in the Share Match Program 2006 invest in OMX shares and, depending on whether OMX achieves performance targets related to earnings per share and how OMX’s shares perform in comparison to its competitors, participants may obtain a maximum of five matching shares per invested OMX share after three years. The number of shares that the participant may buy in the program is limited.

In order to limit expenses for the program in the event of an increase in the share price and to ensure that shares can be provided when shares are matched in the Share Match Program, OMX has signed a share-swap agreement amounting to approximately 57,000 shares at a predetermined price of SEK 146 per share. The share swap covers the portion of shares that are expected to be allotted at the end of the program. The share swap is reported as an equity instrument in accordance with IAS 32. OMX has also signed a share-swap agreement amounting to 18,000 shares at a predetermined price of SEK 123.50 to limit the expenses for the social security contributions arising in conjunction with the Share Match Program. Changes in the price of OMX’s shares affect the value of the share swap. These changes in fair value are reported in the income statement. OMX continuously pays interest compensation to the counterparty in exchange for the counterparty undertaking to provide the shares. Interest compensation in the agreement corresponds to the net amount of interest expenses on the underlying value of the shares when the agreement was signed and the dividend on the underlying shares. Interest expenses are based on a STIBOR of 90 days.

Warrants issued to employees

Subscription date	Nov. 20, 2003
Subscription price, SEK	138.5
Number of shares upon full subscription	1,150,000
Dilution upon full subscription, %	1.0
Subscribed as at September 30, 2006	286,000
Premium, SEK	7.80
New subscription of shares with effect from	July 1, 2006
Maturity date	Sept 30, 2006

The warrants expired on September 30, 2006. Of the total number of 286,000 subscribed warrants, 98,600 warrants were utilized. Each warrant entitles the holder to one share and 98,600 new shares were issued.

Average number of employees

	2006		2005		2004
	Number of employees	of whom men	Number of employees	of whom men	Number of employees	of whom men

Parent Company
Sweden	33	17	31	13	31	14

Total Parent Company	33	17	31	13	31	14

Subsidiaries
Sweden	821	555	896	590	898	578
Australia	66	54	37	29	34	29
Denmark	90	55	83	54	—	—
Estonia	38	10	33	10	35	16
Finland	107	58	164	92	358	182
Hong Kong	5	2	4	3	4	3
Iceland	29	23	—	—	—	—
Italy	2	2	3	3	3	3
Canada	16	11	—	—	—	—
Latvia	25	9	24	10	23	10
Lithuania	19	7	18	9	20	9
Norway	9	9	11	10	16	12
Singapore	5	5	3	3	—	—
UK	17	13	17	11	26	18
USA	42	35	46	37	69	48

Total subsidiaries	1,291	848	1,339	861	1,486	908

Total Group	1,324	865	1,370	874	1,517	922

Salaries and remuneration

Salaries, other remuneration and social security expenses

	2006		2005		2004
(SEK in millions)	Salaries and other remuneration	Social security expenses (of which pension expenses)	Salaries and other remuneration	Social security expenses (of which pension expenses)	Salaries and other remuneration	Social security expenses (of which pension expenses)

Parent Company	34	19(6)	37	16(6)	41	19(6)
Subsidiaries	797	268(99)	755	265(98)	719	266(91)

Total Group	831	287(105)	792	281(104)	760	285(97)

Salaries and other remuneration distributed per country and between board members and     employees

	2006		2005		2004
(SEK in millions)	Board of Directors and CEO (of which variable remuneration and similar)	Other employees	Board of Directors and CEO (of which variable remuneration and similar)	Other employees	Board of Directors and CEO (of which variable remuneration and similar)	Other employees

Parent Company	9 (2)	25	9 (1)	27	7 (—)	34
Subsidiaries
Sweden	9 (3)	455	9 (2)	476	11 (1)	386
Australia	4 (—)	38	1 (—)	23	2 (—)	22
Canada	—(—)	9	—(—)	—	—(—)	6
Denmark	4 (1)	57	4 (1)	55	—(—)	—
Germany	—(—)	—	—(—)	—	—(—)	5
Iceland	1 (—)	19	—(—)	—	—(—)	3
Hong Kong	2 (—)	3	2 (—)	3	—(—)	—
Singapore	1 (—)	4	1 (—)	2	—(—)	—
Italy	2 (1)	1	1 (—)	1	1 (—)	2
Norway	—(—)	6	1 (—)	8	3 (—)	11
UK	3 (—)	72	5 (—)	30	—(—)	36
USA	—(—)	43	—(—)	45	—(—)	62
Finland	4 (—)	47	4 (1)	72	11 (1)	144
Estonia	1 (—)	5	1 (—)	5	—(—)	5
Latvia	2 (—)	2	1 (—)	3	3 (—)	4
Lithuania	—(—)	3	—(—)	3	—(—)	2
Total subsidiaries	33 (5)	764	30 (4)	726	31 (—)	688
Total group	42 (7)	789	39 (5)	753	38 (2)	722

Pensions

OMX’s defined-contribution pension obligations are mainly accounted for at the cost (premium/contribution) incurred during the fiscal year for securing employee pension benefits. In these cases, there is no need to perform an actuarial valuation of the pension plan and the Group’s earnings are charged for expenses in pace with the benefits being earned.

Information about related parties

During 2005, one of Board Chairman Olof Stenhammar’s majority-owned subsidiaries received remuneration based on a license agreement related to the formation of OM in 1985. The payment comprises a fixed and a profit-related amount. The profit-related amount is 1% of OMX’s profit after financial items. The remuneration for 2005 amounts to SEK 9.2 million. The agreement has been terminated and expired on December 31, 2005.

Note 8. Transactions with related parties

“Related parties” refers to companies and individuals on whom OMX is in a position to exercise significant, though not controlling, influence. When transactions with associated companies reported in accordance with the equity method are not eliminated in the consolidated financial statements, separate information is shown in the table below to disclose those transactions that took place between OMX and these companies. Information relating to transactions with individuals in close proximity (Board of Directors and senior executives) is set out in Note 7.

Transactions with related parties

2006 (SEK in millions)	Sales	Purchases	Receivables		Liabilities

Associated companies
EDX London Ltd	36	—	7	(1)	—
VPC AB	19	1	—		—
Näringslivskredit, NLK AB	—	13	—		—
Orc Software AB	—	10	—		—

(1) Of which SEK 6 million is a long-term receivable.

2005 (SEK in millions)	Sales	Purchases	Receivables		Liabilities

Associated companies
EDX London Ltd	79	—	46	(1)	—
NCSD AB	29	17	8		—
Näringslivskredit, NLK AB	—	40	—		—
Orc Software AB	—	4	—		—

(1) Of which SEK 15 million is a long-term receivable.

2004 (SEK in millions)	Sales	Purchases		Receivables		Liabilities

Associated companies
EDX London Ltd	56	—		47	(1)	—
NCSD AB	63	8		109		222	(2)
Näringslivskredit, NLK AB	—	66	(3)	76	(4)	21	(3)

(1) Of which, loans of SEK 46 million.

(2) Prepaid revenue.

(3) Leasing of computer equipment.

(4) Net receivables related to the dividend in connection with a reduction in capital.

Sales and purchases from related parties occur at market prices.

Note 9. Financial items

(SEK in millions)	2006	2005	2004

FINANCIAL REVENUE
Interest revenue	41	32	25
Dividends	—	—	4
Other investments including derivatives	5	16	11

Exchange-rate differences
On derivatives intended for protection of shareholders’ equity in subsidiaries	—	—	—
On other loans and derivatives	2	—	—

Total financial revenue	48	48	40

FINANCIAL EXPENSES
Interest expenses	(85)	(72)	(83)

Other investments including derivatives
Net loss attributable to divestment of financial assets available for sale	(11)	(1)	(1)
Exchange-rate differences on other loans and derivatives	—	(11)	—
Refinancing of subsidiaries		—	—
Impairment loss on shares in subsidiaries	—	—	—
Other(1)	(5)	(28)	(6)

Total financial expenses	(101)	(112)	(90)

Total financial items	(53)	(64)	(50)

(1) For 2005, this item included impairment of external receivables of SEK 11 million and accrued interest for the repayment of VAT in the negative amount of SEK 3.5 million.

Note 10. Associated companies

Shared in associated companies consolidated in accordance with the equity method

(SEK in millions)	2006	2005

Reported value at beginning of year	623	633
Acquisition of associated companies and capital contribution	—	67
Sale of associated companies	(459)	—
Share in earnings of associated companies(1)	46	15
Dividends and the Group contributions received from associated companies	(34)	(15)
Translation differences	(3)	4
Other changes in associated companies’ equity	13	(81)

Reported value at year-end	186	623

(1) Share in earnings of associated companies includes VPC AB in the amount of SEK 24 million in 2006.

The consolidated value of owned shares in income, earnings, assets and liabilities are specified below.

The market value of the holding in Orc Software (4.5 million shares) was SEK 524 million (398) as per December 31, 2006. The book value was SEK 76 million (62). Other holdings are not listed. For these amounts the fair value is deemed to be the same as book value.

At the beginning of October 2006, OMX announced that it had sold its entire holding of 443,700 shares in VPC AB for a total of SEK 575 million. The gain of SEK 83 million from this transaction was reported as other revenue.

(SEK in millions)	Country	Revenue	Income/ loss	Assets	Liabilities	Share. equity	% Ownership

Associated companies, 2006
Central Securities Depositories of Lithuania	Lithuania	5	2	11	—	11	40
EDX London Ltd	UK	26	3	31	6	25	24
Näringslivskredit NLK AB	Sweden	1	1	99	27	72	48	(2)
ORC Software AB	Sweden	123	16	140	64	76	30

Associated companies, 2005
Central Securities Depositories of Lithuania	Lithuania	5	2	13	1	12	40
EDX London Ltd	UK	55	(23)	28	6	22	24
VPC AB	Sweden	137	32	293	53	240	20
Näringslivskredit NLK AB	Sweden	3	—	140	69	71	48	(2)
ORC Software AB	Sweden	86	4	100	40	60	31

(2) Share of equity amounts to 90%

At December 31, 2006, participations in associated companies included goodwill amounting to SEK 2 million (217).

Note 11. Taxes

Both current and deferred income tax are reported for Swedish and foreign Group entities under “Taxes” in the income statement. Companies in the Group are liable to pay tax in accordance with relevant taxation legislation in the respective countries. Assessments and assumptions have been made when calculating the amounts and percentages presented in this Note. All assessments and assumptions involve a certain degree of uncertainty.

Distribution of income before tax

(SEK in millions)	2006	2005	2004

Sweden	334	381	(74)
Other countries	771	450	633
Share in earnings of associated companies	46	15	9

Total	1,151	846	568

The “Distribution of tax for the year” table reports how tax is specified between Sweden and other countries and the division of current and deferred taxes. The positive earnings in the Swedish portion of the operations led to a dissolution of tax loss carryforwards equivalent to tax assets. The Group’s operations in other countries resulted in mostly current tax and, to a lesser extent, utilized loss carryforwards.

Distribution of tax for the year

(SEK in millions)	2006	2005	2004

Current tax
Sweden	(3)	(79)	(20)
Other countries	(112)	(40)	(111)

Total	(115)	(119)	(131)

Deferred tax
Sweden	(97)	(109)	88
Other countries	(28)	(75)	(119)

Total	(125)	(184)	(31)

Total	(240)	(303)	(162)

Tax rate, %	21	36	42

The Group’s positive deviation from the nominal Swedish tax rate of 28% is primarily due to tax-exempt capital gains arising from the sale of shares in VPC AB and NOS AS, and other tax-exempt revenue. The fact that the Group conducts operations in several countries with a lower tax rate than Sweden also has a positive impact on the tax rate. The fact that operations are conducted in countries with lower tax rates than the nominal Swedish tax rate and that the company receives tax-exempt revenues will continue to entail that the Group’s tax rate will amount to approximately 25%.

Reconciliation of effective tax

(%)	2006	2005	2004

Swedish income tax rate	28	28	28
Difference between different countries’ tax rates	(1)	(1)	(1)
Impairment of prior capitalized losses	—	—	7
Deficit for which tax loss carryforwards have not been observed	1	2	8
Utilization of previously non-capitalized deficits		(1)	—
Capital gains	(4)	—	—
Tax-exempt revenues	(5)	(1)	(9)
Non-deductible expenses	1	—	8
Reversal of tax reserves	—	—	(4)
Earnings from associated companies	(1)	—	—
Adjustments for previous year	—	9	1
Other	2	—	4

Effective Tax rate	21	36	42

Of the Group’s total tax loss carryforwards, which is approximately SEK 897 million, only SEK433 million is considered in the calculation of deferred tax. The tax loss carryforwards that are considered in the calculation of deferred tax are reported to the extent that it is probable that it will be utilized against future taxable surplus. It is not deemed possible for those tax loss carryforwards not considered in the calculation to be utilized against in the foreseeable future since these loss carryforwards are attributable to countries in which the Group has limited revenues.

Distribution of accumulated tax loss carryforwards

(SEK in millions)	2006	2005	2004

Sweden	369	699	1,106
Other countries	528	617	794
Total	897	1,316	1,900

Total tax loss carryforwards that correspond to tax assets

(SEK in millions)	2006	2005	2004

Sweden	369	699	1,106
Other countries	64	108	278
Total	433	807	1,384

The Group’s deferred tax assets attributable to Sweden are deemed to be consumed within the forthcoming two years. The largest portion of foreign loss carryforwards that correspond to tax assets should be utilized within the same time period. Deferred tax assets referring to restructuring will be utilized at the same rate as the utilization of restructuring provisions and other provisions.

Deferred tax assets and tax liabilities

(SEK in millions)	2006	2005	2004

Deferred tax assets
Loss carryforwards	115	217	336
Provisions for restructuring measures	10	20	57
Impairment of fixed assets	—	—	2
Other	—	—	4

Total deferred tax assets	125	237	399

Deferred tax liabilities
Untaxed reserves	(39)	(26)	(14)

Total deferred tax liabilities	(39)	(26)	(14)

Deferred tax assets, net	86	211	385

Losses in Swedish companies can be utilized for an unlimited amount of time. For foreign subsidiaries, the useful life of the loss is limited in certain cases. The minimum time period within which foreign losses can be utilized is 16 years. Of the losses that can be utilized for a limited amount of time (2019-2024), SEK 28 million are tax loss carry-forwards that correspond to tax assets.

Utilization of total losses at year end

(SEK in millions)	2006	2005	2004

Last utilization year
2019-2024	128	147	170
Unlimited	769	1,169	1,730

Total	897	1,316	1,900

Untaxed reserves

Stockholmsbörsen AB signed a credit insurance related to clearing participants’ default. The insurance is intended to cover losses arising in clearing operations and which normally are covered solely by the company’s shareholders’ equity. The insurance has been signed by OMX’s wholly-owned insurance company OMX Capital Insurance AG in Switzerland, which for part of the risk has secured reinsurance from Radian Asset Assurance Inc. in the U.S. OMX Capital Insurance AG has reserved funds in an insurance provision. At the Group level, the provision is distributed between un-restricted funds and deferred tax.

Tax item reported directly against shareholders’ equity

(SEK in millions)	2006	2005	2004

Deferred tax attributable to changed accounting principles	—	10	—
Deferred tax attributable to revaluation of financial instruments	7	8	—

Total	7	18	—

Ongoing tax disputes

OMX’s associated company, NLK, is party to a tax case concerning the possibility of loss carryforwards for which an appeal has been lodged with the Swedish Supreme Administrative Court. Since NLK has paid the tax expenses, the dispute will not have any further negative impact on the Group.

The Stockholmsbörsen AB subsidiary received a ruling from the Swedish Tax Board in 2004 pursuant to which the company will be subject to a value added tax surcharge for the support and facility management services it purchases from other companies in the Group. Stockholmsbörsen AB does not share the Swedish Tax Board’s assessment and will appeal against the ruling. Should the Swedish Tax Board’s opinion ultimately be upheld, this would give rise to a cost for the Group of SEK 90 to 110 million based on the situation on December 31, 2006 and increase ongoing expenses by SEK 2 million per month.

Other ongoing current disputes, either individually or collectively, are not considered to pose any material threat to the Group’s business operations, its financial position or its earnings.

Note 12. Operational leasing

The Group has no financial leasing commitments. Set out below are the operational leasing commitments of the Group.

Leasing fees for the period

(SEK in millions)	2006	2005	2004

Equipment	2	1	2
Computer operations	57	76	92
Premises	190	209	168

Total	249	286	262

Contracted leasing fees

(SEK in millions)	2007	2008	2009	2010	2011	2012—17

Equipment(1)	18	2	2	—	—	—
Computer operations	18	15	7	—	—	—
Premises	175	165	168	170	167	890
of which, premises sublet	25	25	25	22	22	71
of which, provisions made	24	17	12	6	5	15

Total	211	182	177	170	167	890

(1) Of which SEK 16 million contracted for 2007 relates to leasing of computer equipment from the associated company, Näringslivskredit, NLK AB.

Note 13. Intangible assets

(SEK in millions)	Goodwill	Capitalized expenditure for development		Other intangible assets

Acquisition cost brought forward, Jan 1, 2005	1,950	879		199
Assets acquired through acquisitions	917	—		350
Assets acquired during the year	—	200		96
Reclassifications	—	(20)		—
Exchange-rate differences	93	—		(5)

Acquisition cost carried forward, Dec 31, 2005	2,960	1,059		640

Amortization brought forward, Jan 1, 2005	—	383		67
Amortization for the year	—	73		43

Amortization carried forward, Dec 31, 2005	—	456		110

Impairment brought forward, Jan 1, 2005	3	185		5
Impairment for the year	2	9		2

Impairment carried forward, Dec 31, 2005	5	194		7

Book Value, Dec 31, 2005	2,955	409		523
Of which assets held for sale	31	—		25
Acquisition cost carried forward, Jan 1, 2006	2,960	1,059		640
Assets acquired through acquisitions	335	—		244
Assets acquired during the year	—	185		26
Reclassifications	—	—		18
Exchange-rate differences	(120)	—		(10)

Acquisition cost carried forward, Dec 31, 2006	3,175	1,244		918

Amortization brought forward, Jan 1, 2006	—	455		110
Amortization for the year	—	51		78

Amortization carried forward, Dec 31, 2006	—	506		188

Impairment brought forward, Jan 1, 2006	5	194		7
Impairment for the year	—	21	(1)	4

Impairment carried forward, Dec 31, 2006	5	215		11

Book Value, Dec 31, 2006	3,170	523		719

Of which assets held for sale	30	—		32

(1) Of which SEK 20 million relates to the impairment of intangible assets that took place in conjunction with the table of shares in VPC AB.

(SEK in millions)	Acquisition cost	Book value

Development in progress	294	269
3 years	22	4
5 years	1,019	313
10 years	390	250
20 years	435	405

Total	2,160	1,241

Development in progress relates to various components in the marketplace system. Their values are reviewed continuously and amortization is initiated when the respective part has been completed. Of the book value per December 31, 2006, SEK 32 million refers to the Banks & Brokers operation which is being discontinued.

Assets with a useful life of 10 years mainly consist of the product EXIGO CSD, which is a central system in OMX’s systems platform.

Assets with a useful life of 20 years comprise surplus values in customer contracts attributable to the acquisition of CSE and EV.

The review of the value of all intangible assets takes place on an ongoing basis throughout the year by using a risk-adjusted discounted cash flow. This review is based on assumptions and assessments, which entail a certain degree of uncertainty. OMX’s WACC has been utilized as the discount factor, which is 10% for the Technology operations and 9% for the exchange operations. The lifetime is assumed to be the same as the amortization period.

During 2006, impairment of SEK 21 million was recognized since it was not possible to justify the book value of certain intangible assets with the value of the future cash flow and that the book value exceeded fair value. The cost has been booked as an impairment in the income statement.

Capitalized expenditure for research and development

This item relates to OMX’s systems solutions. The major components are the new development of OMX’s platform for future systems solutions—GENIUM, a new system for settlement, registration and custody of securities—EXIGO CSD, the next generation of CLICK™—CLICK XT, a systems solution for banks and brokerage firms—STP, and a systems platform for energy trading—CONDICO™.

Other intangible assets

(SEK in millions)	2006	2005

Software	120	119
Licenses	1	2
Customer contracts	405	285
Other	193	117

Total	719	523

Goodwill

Goodwill is divided between the Group’s cash-generating units, primarily within the Nordic Marketplaces business area:

(SEK in millions)	2006	2005

Nordic Marketplaces
Stockholm Stock Exchange	590	590
Helsinki Stock Exchange	1,304	1,362
Copenhagen Stock Exchange	876	924
Iceland Stock Exchange	130	—

Total Nordic Marketplaces	2,900	2,876

Information Services & New Markets
Other Exchanges	14	15
Market Technology
Computershare	180	—
Other	76	64
Total Market Technology	256	64
TOTAL	3,170	2,955

Of which assets held for sale	30	30

An impairment test of goodwill was performed at the end of 2006. It is necessary to make a number of assessments and assumptions that entail a certain degree of uncertainty for this test.

The value in use of goodwill attributable to exchange operations was calculated based on the discounted eternal cash flow with a growth rate of 0% and a discount rate of 9% which corresponds to the company’s WACC for the exchange operations.

The eternal useful life was applied against the background of the company’s long history of a stable and strong cash flow. The acquisitions are of great strategic importance to OMX. A larger market and increased liquidity were achieved through these acquisitions. Cost-efficiency, and thereby competitiveness are increased by integrating the technical infrastructure. OMX’s technology operations also benefit from the large home market that was created. A growth rate of 0% based on expected outcome for 2006 was applied by way of precaution due to the difficulty in assessing the market of the exchange operations. The value in use was calculated at a discount rate (WACC) of 10% corresponding to the company’s average cost of capital for the Technology operations. No impairment requirements were identified.

A sensitivity analysis in which the discount rate was increased by 10% and the cash flow was decreased by 10% did not give rise to any further impairment requirements.

Note 14. Tangible fixed assets

(SEK in millions)	2006	2005

Equipment
Acquisition cost brought forward	1,091	1,111
Assets acquired through acquisitions	1	10
Acquisitions for the year	77	85
Disposals	(36)	(144)
Sales	(23)	(6)
Exchange-rate differences	(22)	35

Acquisition cost carried forward	1,088	1,091

Depreciation brought forward	711	727
Depreciation for the year	87	97
Disposals	(28)	(137)
Sales	(15)	(2)
Exchange-rate differences	(18)	26

Depreciation carried forward	737	711

Impairment brought forward	18	18
Impairment for the year	4	—

Impairment carried forward	22	18

Book Value	329	362

Of which assets held for sale	8	7

The useful life for computers amounts to three years, for reconstruction to 10 years and for other equipment to five years.

Note 15. Other investments held as fixed assets

(SEK in millions)	2006	2005

Financial assets valued at fair value via the income statement
Shares and participations	—	4

Financial assets available for sale
Shares and participations	363	52

Total	363	56

(SEK in millions)	2006	2005

Acquisition cost brought forward	56	50
Acquisitions during the year	363	4
Divestments during the year	(56)	(15)
Revaluation of shareholders’ equity	—	20
Reclassification	—	(3)

Acquisition Cost Carried Forward	363	56

Note 16. Other long-term receivables

	2006		2005
(SEK in millions)	Reported Value	Fair value	Reported value	Fair value
Other deposits	17	17	53	53
Long-term project receivables	—	—	—	—
Hedge employee stock options	—	—	68	68
Other long-term receivables	23	23	42	42

Total	40	40	163	163

Note 17. Market value, outstanding derivative positions

Through its clearing operations in the derivative markets, Nordic Marketplaces is the formal counterparty in all derivative positions traded via the exchanges. However, the exchanges do not utilize the derivatives for purpose of conducting their own trading, instead these derivatives are to be seen as a method of documenting the counterparty guarantees established in the clearing operations. Counterparty risks are measured by models that have been agreed upon with the financial supervisory authority in the respective countries. The risk situation associated with the divestment of positions remains unchanged compared with prior years. Collateral for the divestment of outstanding derivative instruments is provided as previously. According to IAS 39/32, the market value of the above-mentioned derivative positions is reported in the balance sheet.

Receivables and liabilities attributable to outstanding derivative positions have been netted to the extent that such a legal offset right exists and, at the same time, that it is OMX’s intention to settle these items. The market value as per December 31, 2006 was SEK 4,401 million, which almost exclusively refers to the Stockholm Stock Exchange’s derivative positions.

Note 18. Accounts receivable—trade

(SEK in millions)	2006	2005

Accounts receivable	426	372
Less doubtful receivables	(1)	(5)
Total	425	367

Note 19. Other receivables

(SEK in millions)	2006	2005

Current account assets	748	556
Other non interest-bearing receivables	139	126
Other interest-bearing receivables	1	2

Total	888	684

Note 20. Prepaid expenses and accrued income

(SEK in millions)	2006	2005

Premises, rent	34	43
Systems sales, facility management(1)	216	304
Information sales	97	59
Transaction revenue	25	109
Insurance	14	12
Unrealized exchange-rate gains	23	39
Other	9	21

Total	418	587

(1) The item includes project revenue reported in accordance with the percentage of completion principle.

Note 21. Financial assets available for sale

(SEK in millions)	2006	2005

Government securities	519	724
Bank and financial institutions	—	—

Total	519	724

The fair values of the above items correspond to the reported values.

Note 22. Shareholders’ equity

A new share issue took place in October in conjunction with the expiry of the employee warrants program, entailing that the number of shares increased by 98,600 to 118,572,907. In November, a new share issue took place in conjunction with the acquisition of Eignarhaldsfelagid Verdbrefathing, entailing that the number of shares increased by 2,067,560 to 120,640,467, with a ratio value of SEK 2 with one vote per share. Consolidated shareholders’ equity amounted to SEK 38 (40) per share.

Associated companies

Income that is not paid out as a dividend in associated companies is recorded in the Group’s shareholders’ equity among profit/loss brought forward. The application of the equity method of accounting for associated companies means that the value of shareholders’ equity in the Group is reported at SEK 76 million (64) higher than if the acquisition cost method had been used.

Shareholders’ equity

(SEK in millions)	2006	2005

Share capital	241	237
Other contributed funds	3,536	3,271
Other reserves	—	—
Fair value reserve	—	12
Hedging reserve	(18)	—
Translation reserve	(85)	88
Profit/loss bought forward	16	584
Net income for the year	907	543
Minority interests	17	14

Total Shareholders’ Equity	4,614	4,749

Other reserves

(SEK in millions)	Fair Value reserve	Hedging reserve	Translation reserve	Total

Opening balance, 2005	—	—	(37)	(37)
Revaluation of shares available for sale	12	—	—	12
Translation differences	—	—	125	125

Closing balance 2005	12	—	88	100
Cash-flow hedging gain/loss to shareholders’ equity	—	(9)	—	(9)
Transferred to income statement	—	(9)	—	(9)
Exchange-rate differences hedging of equity	—	—	25	25
Translation differences	—	—	(198)	(198)
Financial assets available for sale transferred to income statement	(12)	—	—	(12)

Closing Balance 2006	—	(18)	(85)	(103)

Items are reported net after tax.

Fair value reserve

The fair value reserve includes the accumulated net change in fair value of financial assets available for sale until the asset is eliminated from the balance sheet.

Hedging reserve

The hedging reserve includes the change in value of cash-flow hedges. The change in value is recycled in the income statement in line with the hedged cash flow impacting the income statement.

Translation reserve

The translation reserve includes all exchange-rate differences arising in conjunction with the translation of financial statements from foreign operations that have prepared their financial statements in a currency other than the currency in which the consolidated financial statements are presented. The Parent Company and Group present their financial statements in Swedish kronor (SEK). The translation reserve also comprises exchange-rate differences arising in conjunction with the translation of liabilities reported as hedging instruments of a net investment in a foreign operation.

Note 23. Long-term liabilities

For information regarding dates of maturity for the long-term liabilities, refer to Note 28 and for information regarding the Group’s exposure to interest rate risks and risk of exchange-rate fluctuations, see Note 2.

For information regarding the reporting of employee stock options, refer to the section entitled Accounting principles.

Division of long-term liabilities

(SEK in millions)	2006	2005

Interest-bearing long-term liabilities
Bond loans (interest-bearing)	1,360	1,409
Other long-term liabilities
Liabilities, employee stock options	15	18
Liabilities Computershare	97	—
Rent deposit	9	—
Other long-term liabilities	2	1
Total	1,483	1,428

Note 24. Provisions

Restructuring reserve

(SEK in millions)	2006	2005

Opening balance	—	26
Provisions made during the period	—	—
Utilized reserves	—	(26)

Total	—	—

Refers to savings program in 2003. All remaining reserves were utilized in 2005.

Other provisions

(SEK in millions)	2006	2005

Opening balance	128	208
Reclassifications	—	27
Provisions made during the period	—	—
Utilized reserves	(44)	(113)
Exchange-rate effects	(5)	6

Total	79	128

The opening balance comprises the reserve of SEK 10 million for the integration of OM and HEX, and provisions for expenses for unutilized premises of SEK 118 million. The integration reserve was utilized during the year in the amount of SEK 10 million and has thereby been utilized in its entirety. The provision for premises was utilized in the amount of SEK 39 million including exchange-rate effects.

The provision for expenses for unutilized premises is based on management’s assumptions and assessments and is associated with a certain degree of uncertainty. These expenses refer primarily to OMX’s offices in London and New York. The provision was established in 2004 as a result of the reduction in personnel associated with the focus on cost-savings and efficiency-enhancement measures in the operations which OMX has worked with in recent years, and a decline in market conditions for the lease of premises, leading to certain areas being leased at a lower rent than OMX’s lease conditions. See Note 12 regarding the cash-flow dates. For leasing contracts invoicing sub-lets, a reserve has been established for known losses for five years in the future. The leasing contract will expire during the period 2009-2015.

Restricted reserve, CSE

The total amount of provisions presented below also includes a reserve attributable to the operations in the Copenhagen Stock Exchange, CSE. This reserve may not be distributed and may only be used to cover losses in CSE in accordance with the Danish Security Trading Act. The reserve amounts to SEK 66 million as of December 31, 2006 and is classified in its entirety as long term.

Total provisions

(SEK in millions)	2006	2005

Long-term portion	121	154
Short-term portion	24	41

Total	145	195

Note 25. Other liabilities

(SEK in millions)	2006	2005

Current account liabilities	650	613
Other non interest-bearing liabilities	148	88
Other interest-bearing liabilities	38	—

Total	836	701

Note 26. Accrued expenses and deferred income

(SEK in millions)	2006	2005

Personnel expenses	187	182
Systems sales(1)	8	11
Support revenue	26	—
Facility Management(1)	15	12
Trading revenue	10	—
Issuer’s revenue(2)	60	53
Commission revenue	22	—
Other deferred income	27	53
Unrealized exchange-rate losses	13	106
Accrued interest	30	—
Other	75	129

Total	473	546

(1) Customer invoicing terms for projects are usually set within a contract and it is not uncommon that payments do not correspond to work carried out at a given time. Work that has been invoiced, but not yet carried out, is treated as a liability to the customer. During the period when the work to which the invoice relates is carried out, this liability is re-booked as revenue.

(2) Relates to listing fees paid by companies listed on the exchanges within OMX’s exchanges. These fees are paid quarterly in advance and are based on the average market capitalization of a company over the preceding 12-month period.

Note 27. Due dates for receivables and liabilities

(SEK in millions)	Within 12 months	Within 2-5 years	After 5 years	TOTAL

Other long-term receivables	—	29	11	40
Accounts receivable	425	—	—	425
Tax assets	6	—	—	6
Other receivables	888	—	—	888
Prepaid expenses and accrued income	397	20	1	418
Assets available for sale	70	—	—	70
Interest-bearing long-term liabilities	—	1,360	—	1,360
Other long-term liabilities	—	122	1	123
Provisions	24	40	81	145
Liabilities to credit institutions(1)	398	—	—	398
Accounts payable	109	—	—	109
Tax liabilities	30	—	—	30
Other liabilities	836	—	—	836
Accrued expenses and deferred income	458	15	—	473

Net receivable (+)/net liability (-)	(69)	(1,488)	(70)	(1,627)

(1) Refers to the commercial paper program.

Note 28. Other interest-bearing and non interest-bearing receivables and liabilities

This Note contains information on the classification between interest-bearing and non interest-bearing items in the balance sheet. For information regarding dates of maturity, fixed-interest periods and the average weighted interest of interest-bearing items, see Note 2.

(SEK in millions)	Interest- bearing	Non interest- bearing	Total

Financial fixed assets	21	699	720
Current receivables	1	6,138	6,139
Financial assets available for sale	519	—	519
Cash equivalents	409	—	409
Long-term liabilities	1,361	258	1,619
Short-term liabilities	436	5,859	6,295

Receivables and liabilities, net	(847)	720	(127)

Note 29. Collateral received by OMX’s exchange operations

Through its clearing operations, the Stockholm Stock Exchange is a counterparty in every options and futures contract and thereby guarantees the fulfillment of each contract. Customers, who through an options or futures contract, assume an obligation to the Stockholm Stock Exchange, must pledge collateral for the obligation according to special rules for this.

(SEK in millions)	2006	2005

Stockholm Stock Exchange	15,458	11,533

Total	15,458	11,533

Note 30. Pledged collateral

(SEK in millions)	2006	2005

OMX Treasury AB	—	45	Lease deposit
OMX Technology Pty Ltd	3	2	Lease deposit
OMX Technology Ltd (Hong Kong)	—	1	Lease deposit
HEX Securities Services Ltd OY(1)	32	44	Liquidity guarantee

Total	35	92

(1) Relates to pledged collateral for the right to act as the Swedish equivalent of the account-handling institution.

Note 31. Contingent liabilities

(SEK in millions)	2006	2005

Guarantees issued for clearing operations (OMX AB)(1)	3,020	1,414
Other guarantees (OMX AB)(2)	174	69

Total	3,194	1,483

(1) Through its clearing operations, OMX AB’s exchange operations act as a counterparty in each transaction and thereby guarantees the fulfillment of each contract. OMX’s exchange operations are to pledge collateral for commitments with other clearing houses. The amount of these commitments is calculated on the gross exposure between the clearing houses. As collateral for these obligations, the operations have obtained bank guarantees, which are guaranteed by OMX AB through counterparty agreements.

(2) Primarily obligations for leasing contracts and in conjunction with the systems sales in Market Technology. In addition to the items above, there are general Parent Company guarantees for wholly-owned subsidiaries of OMX AB.

OMX is party to a number of cases and disputes for which no provisions have been established since it is the opinion of management that all cases will be found in favor of OMX. There is naturally a certain degree of uncertainty associated with this opinion.

Note 32. Earnings per share

Change in number of shares

After authorization was received at OMX’s Extraordinary General Meeting of shareholders on October 23, 2006, the company’s share capital was increased by SEK 4,135,120 by a new share issue of 2,067,560. The newly-issued shares were utilized as part payment for the acquisition of Eignarhaldsfelagid Verdbrefathing (the holding company for the Iceland Stock Exchange and central securities depository). A new share issue took place in October in conjunction with the expiry of the employee warrants program, entailing that the company’s share capital increased by SEK 197,200 and the number of shares increased by 98,600.

	2006	2005	2004

Outstanding shares at beginning of the period	118,474,307	115,547,015	115,547,015
New share issue	2,166,160	2,927,292	—

Outstanding shares at the end of the period	120,640,467	118,474,307	115,547,015

Earnings per share before dilution

Earnings per share are based on net income/loss for the year attributable to the Parent Company’s owners:

	2006	2005	2004

Net income/loss for the year, SEK in millions, attributable to the shareholders in OMX AB	907	538	382
Average number of shares outstanding	118,671,254	118,108,396	115,547,015
Earnings per share, SEK	7.64	4.56	3.31
Of which attributable to continuing operations	8.03	4.70	1.94
Of which attributable to discontinued operations	(0.39)	(0.14)	1.37

Earnings per share after dilution

Earnings per share are based on net income/loss for the year attributable to the Parent Company’s owners:

	2006	2005	2004

Net income/loss for the year, SEK in millions, attributable to the shareholders in OMX AB	907	538	382
Average number of shares after dilution and with full utilization of options(1)	118,885,754	118,394,396	115,833,015
Earnings per share, SEK(2)	7.64	4.56	3.31

(1) For information relating to OMX’s employee stock options (no dilution), see Note 7.

(2) Earnings per share after dilution corresponds to earnings per share before dilution since it has not been deemed probable that the warrants will be utilized due to the fact that the issue price was higher than the share price in 2004, 2005 and 2006.

Note 33. Cash flow

Cash equivalents

The following sub-components are included in cash equivalents:

(SEK in millions)	2006	2005	2004

Cash and bank balances	409	519	672
Financial assets available for sale	519	724	705
Total cash equivalents	928	1,243	1,377
Financial assets available for sale with tenures of > 3 months	(519)	(724)	(705)
Total according to balance sheet	409	519	672

Financial assets available for sale are short-term investments that comprise discounting instruments, bonds and securities issued by the government, local authority, a Swedish limited liability company and a Swedish housing finance institution. All short-term investments entail an insignificant risk of fluctuations in value and can readily be converted to cash funds. However, only those investments with a maximum tenure of three months are included in the item “Cash equivalents” in the balance sheet and in the cash-flow statement. Other short-term investments are reported as “Cash flow from investing activities.”

Cash equivalents that were not available to the Group amounted to SEK 21 million at the end of the period. Blocked funds primarily refer to cash equivalents utilized as hedging in clearing activities. The Group’s total hedges in interest-bearing assets relating to clearing activities amount to approximately SEK 750 million, the majority of which are investments with tenures exceeding three months.

Financial items

The following financial items reported in the income statement affect the cash flow:

(SEK in millions)	2006	2005	2004

Other interest income and similar profit/loss items
Dividends	—	—	4
Interest	48	34	38
Exchange-rate differences	—	—	—
Other	5	4	—

Total	53	38	42

Interest expense and similar profit/loss items
Interest	(99)	(74)	(83)
Interest, Group	—	—	—
Exchange-rate differences	—	(11)	—
Other	(16)	(9)	(6)
Total	(115)	(94)	(89)

Total	(62)	(56)	(47)

Cash flow from acquisitions and divestments of Group companies

Cash flow from acquisitions

During 2006, Eignarhaldsfelagid Verdbrefathing (EV) was acquired, in 2005 the Copenhagen Stock Exchange (CSE) was acquired and in 2004 National Stock Exchange of Lithuania and JHC. The cash flow from these acquisitions is described in the table below:

(SEK in millions)	2006	2005	2004

Intangible assets	275	1,224	(17)
Tangible fixed assets	1	12	(1)
Financial fixed assets	8	21	(2)
Receivables	19	80	(20)
Cash equivalents	33	307	(61)
Long-term liabilities	—	—	—
Current liabilities	(22)	(187)	50
Minority interests	—	—	18

Total purchase price	314	1,457	33
Total purchase price paid	(314)	(1,457)	(33)
Less earlier holding in acquired company	—	18	—
Less payment with treasury shares	256	232	—

Purchase price paid	(58)	(1,207)	(33)
Cash equivalents in acquired Group company	33	307	61

Cash Flow From Acquisitions	(25)	(900)	28
Acquisition costs affecting cash flow in the forthcoming year	6	—	—

Total Cash Flow From Acquisitions	(19)	(900)	28

During the fiscal year

Cash flow from divestments

During 2005, the operations within Banks & Brokers in Australia were divested. In 2004, the shares in NGX (National Gas Exchange), XACT Fonder and APK were divested. The cash flow from these divestments is described in the table below:

(SEK in millions)	2006	2005	2004

Intangible assets	—	29	502
Tangible fixed assets	—	—	22
Receivables	—	—	51
Cash equivalents	—	—	270
Long-term liabilities	—	—	(1)
Current liabilities	—	—	(81)

Total purchase price	—	29	763

Capital gains/losses	—	—	152

Total of purchase price received	—	29	915
Less cash equivalents in divested companies	—	—	(416)
Restructuring reserve	—	—	53
Cash and cash equivalents in divested Group companies	—	—	(270)
Cash flow from divestments	—	29	282

Items not affecting cash flow

Changes in the company’s asset structure related to acquisition are accounted for in the tables above “Cash flow from acquisitions” and “Cash flow from divestments.” Other transactions related to investment and financing operations that do not give rise to payments, despite the fact that they impact the company’s capital and asset structure, encompass depreciation/amortization and impairment, utilization of reserves, share in earnings of associated companies and capital gains/losses.

Liquidity and financing

Interest-bearing net liabilities amounted to SEK 847 million (572, negative: 155) at the end of the reporting period. OMX’s interest-bearing financial assets totaled SEK 950 million (1,334, 1,517), of which SEK 21 million (90, 131) represented financial fixed assets.

Interest-bearing financial liabilities totaled SEK 1,797 million (1,906, 1,362), of which SEK 1,360 million (1,400, 700) was long term.

Agreed credit facilities amounted to SEK 3,741 million (3,033, 3,100), of which SEK 30 million (0, 1,362) was utilized. Of the granted credit facilities, SEK 1,335 million (823, 858) refers to clearing operations. Cash equivalents equaled SEK 409 million (915, 833) and consisted of short-term investments and cash and bank balances. Investments with lifetimes shorter than three months are included in the item “Cash equivalents,” since these securities are exposed to an insignificant level of risk and can be readily turned into cash.

Note 34. Information regarding the Parent Company

OMX AB (publ) is a limited liability company registered in Sweden, with its registered office in Stockholm. The Parent Company’s shares are listed on the stock exchanges in Stockholm, Helsinki, Copenhagen and Iceland. The address of the headquarters is: OMX AB, 105 78 Stockholm, Sweden.

Note 35. Significant events after the end of the reporting period

Discontinued operations

After the end of the reporting period, OMX signed an agreement with HCL Technologies, the global IT services provider, regarding an extended partnership which means that OMX no longer has any discontinued operations in the Nordic region. HCL Technologies has assumed responsibility for the development and maintenance of systems for securities management targeted to banks and brokers and the remaining part of the Nordic operations has been moved to Information Services & New Markets business area, and will has been included in the Broker Services unit. A number of employees’ work tasks have been created within the Market Technology business area to replace consultants and minimize new recruitments. The transferred unit had sales of SEK 160 million and costs of SEK 195 million in 2006. The unit expects to report a profit in 2007. The changes have been implemented in OMX’s financial statements as per January 1, 2007.

Share Match Program 2007

On April 12, 2007, the Annual General Meeting of OMX AB approved the proposal of the OMX Board to continue and expand the share match program for senior executives for a second year. The program is targeted at approximately 95 senior executives and key individuals in OMX. The duration of the program is three years and requires employees to invest their own funds in OMX shares. Participants in the program invest in OMX shares and, provided that OMX achieves performance targets related to earnings per share and how the OMX’s shares perform in comparison to its competitors, after three years, participants may obtain a maximum of five matching shares per invested share. President and CEO Magnus Böcker may receive a maximum of eight matching shares per invested OMX share. The number of shares that the participant may buy in the program is limited.

Costs for OMX’s Share Match Program for 2007 involve administrative expenses, compensation costs and social security contributions which the Board expects to amount to approximately SEK 25 million over the period 2007-2009.

Proposal for authorization on repurchase of shares

At the Annual General Meeting on April 12, 2007, the meeting decided that it would authorize the Board to repurchase shares corresponding to a maximum of 10% of the number of shares outstanding. The repurchase could take place through trading on the stock exchange or a directed offering to shareholders. OMX does not currently own any treasury shares. This mandate shall apply until the 2008 Annual General Meeting. The purpose of the proposal is to be able to continuously adapt the capital structure to the company’s needs, and thereby increase value for shareholders and repurchase shares that could be used for the execution of OMX’s Share Match Program.

Combination of OMX and Nasdaq

On May 25, 2007, The Nasdaq Stock Market, Inc. and OMX AB (publ) signed an agreement pertaining to a combination of the companies.

The combination will be effected through a cash and stock tender offer by Nasdaq for all outstanding shares in OMX. The consideration offered is equivalent to 0.502 Nasdaq shares plus SEK 94.3 in cash for each OMX share. Based on Nasdaq’s closing price on May 23, 2007, the offer values OMX at SEK 208.1 per share, equivalent to SEK 25.1 billion (USD 3.7 billion) and represents a premium of 19% to the closing price of SEK 174.5 per OMX share on May 23, 2007, the last full trading day prior to the announcement of the offer and a premium of 25% to the volume weighted average price of SEK 165.9 per OMX share over the 20 trading days up to and including May 23, 2007.

The combined company will be governed by representatives from both Nasdaq and OMX under the leadership of Robert Greifeld, who will serve as Chief Executive Officer and Magnus Böcker, who will serve as President. The Board of Directors of the combined company will consist of 15 members, including nine representatives from Nasdaq, five representatives from OMX and the Chief Executive Officer of the combined company. The NASDAQ OMX share will be listed on the NASDAQ Stock Market and on OMX Nordic Exchange.

The combination is unanimously recommended by the Boards of Directors of each of OMX and Nasdaq. Investor AB, Nordea Bank AB and Magnus Böcker, together representing approximately 16.6% of OMX’s current issued ordinary share capital, have entered into irrevocable undertakings to accept the Offer and, if a mix and match facility is included in the Offer, depending on the structure and the terms of the facility, they will elect to receive all shares, subject to proration. Olof Stenhammar & Company, representing approximately 1.6% of OMX’s current issued ordinary share capital, has expressed its support for the combination and its intention to become a long term shareholder in the combined company. In addition, Hellman & Friedman LLC, Silver Lake Partners and Robert Greifeld have each agreed to vote their shares in favor of certain matters related to the Offer at the related Nasdaq shareholders’ meeting, subject to the terms of Nasdaq’s certificate of incorporation.

Under the Transaction Agreement, awards granted under the Share Match Program for 2006 will vest on a pro rata basis in accordance with the Transaction Agreement, and will be subsequently cancelled as of the completion of the Offer. Participants will receive cash consideration for cancellation of such awards, as well as consideration for the grants that would have been made under the Share Match Program for 2007, in accordance with the Transaction Agreement.

In addition, the 2007 employment contracts of each of Mr. Böcker and Mr. Ruuska provide that if, in connection with a change in control of OMX, the executive experiences a reduction in position, or other change such that his “powers and areas of responsibilities would be noticeably reduced,” and the executive’s employment is terminated by OMX or by the executive, the executive will be entitled to receive a severance payment equal to a 6 months’ fixed salary. The determination as to whether the termination has occurred “in connection with” a change in control is made on a case by case basis by OMX and the terminated executive, in accordance with customary Swedish employment practices. The actual amounts paid to either of Mr. Böcker or Mr. Ruuska can only be determined at the time of the completion of the Offer.

Note 36. U.S. GAAP Information

The accompanying consolidated financial statements of OMX have been prepared in accordance with International Financial Reporting Standards as adopted by the EU. These accounting principles differ in certain material respects from accounting principles generally accepted in the United States of America, or U.S. GAAP.

Below a discussion is presented of the principal differences between IFRS and U.S. GAAP that are significant to OMX’s consolidated financial statements.

Reconciliation of net income

(SEK in millions, except per share data)	2006	2005

Net income as reported	911	543
(a) Revenue recognition	24.6	(6.3)
(b) Business combinations	(57.8)	(57.8)
(c) Research and development costs	(43.5)	(101.9)
(d) Onerous contracts	21.5	(42.9)
(e) Capitalization of borrowing costs	1.1	—
(f) Financial instruments	6.0	1.3
(g) Derivative instruments and hedging activities	(19.1)	—
(h) Social expenses	(0.6)	1.3
Taxes on above adjustments	19.4	58.1
(i) Minority interest	(4)	(5)

Net income according to U.S. GAAP	858.6	389.8
Net income from continuing operations under U.S. GAAP	904.6	406.8
Net income from discontinued operations under U.S. GAAP	(46.0)	(17.0)
Net income per share, basic, according to U.S. GAAP	7.24	3.30
Net income per share from continuing operations, basic, according to U.S. GAAP	7.62	3.44
Basic outstanding number of shares (in thousands)	118,671	118,108
Net income per share, diluted, according to U.S. GAAP	7.22	3.29
Net income per share from continuing operations, diluted, according to U.S. GAAP	7.61	3.44
Diluted outstanding number of shares (in thousands)	118,886	118,394

Reconciliation of equity

(SEK in millions)	2006	2005

Equity as reported in the consolidated balance sheet	4,614.0	4,749.0
(a) Revenue recognition	(126.1)	(150.7)
(b) Business combinations	(216.5)	(178.7)
(c) Research and development costs	(162.6)	(119.1)
(d) Onerous contracts	21.6	0.1
(e) Capitalization of borrowing costs	1.1	—
(f) financial instruments	—	—
(g) Derivative instruments and hedging activities	—	—
(h) Social expenses	4.8	5.4
Taxes on the above adjustments	106.1	90.5
(i) Minority interest	(17.0)	(14.0)

Equity according to U.S. GAAP	4,225.4	4,382.5

The table below summarizes the consolidated balance sheets prepared in accordance with IFRS and U.S. GAAP:

Balance sheet

	According to IFRS		According to U.S. GAAP
(SEK in millions)	2006	2005	2006	2005

Non-current assets	5,391	5,281	5,334	5,299
Current assets	7,137	5,331	7,011	5,180

Total assets	12,528	10,612	12,345	10,480
Shareholders’ equity	4,597	4,735	4,225	4,383
Minority interests	17	14	17	14
Provisions	121	154	99	154
Long term liabilities	1,522	1,454	1,714	1,679
Current liabilities	6,271	4,255	6,290	4,250

Total shareholders’ equity and liabilities	12,528	10,612	12,345	10,480

Significant differences between IFRS and U.S. GAAP for OMX

a) Revenue recognition

Software revenue recognition

In its Technology operations, OMX enters into sales arrangements with customers for software programs, implementation of software, support and other PCS services. Further, the Technology operations enter into certain hosting arrangements with certain of its customers.

Under IFRS, OMX recognizes revenue for its software and the implementation projects, under the percentage of completion method. The support and hosting services revenue are recognized ratably over the service period. Other services are recognized when the service was performed. Any variable fee arrangement is recognized when actual usage has been established.

Under U.S. GAAP, the rules for revenue recognition under multiple-element arrangements are detailed and prescriptive. These rules include the requirement that revenues be allocated to the respective elements of such an arrangement on the basis of objective and reliable evidence of fair value preferably Vendor Specific Objective Evidence, or VSOE, for each element. Statement of Position (“SOP”) 97-2 “Software Revenue Recognition” sets out precise requirements for establishing VSOE for valuing elements of certain multiple-element arrangements. When VSOE for individual elements of an arrangement cannot be established in accordance with SOP 97-2, revenue is generally deferred and recognized over the term of the final element.

Under U.S. GAAP, OMX did not have VSOE for certain elements of certain multiple-element arrangements with customers. The terms of these arrangements with customers include, among other terms, the provision of hosting services and on-going customer support (known as Post-contract customer support, or PCS, under SOP 97-2). As a consequence of the terms of these arrangements, under U.S. GAAP, the total revenue for a customer under a customer contract is recognized over the total customer service period.

b) Business combinations

Application of first time adoption IFRS1

For financial reporting purposes, the cost of acquiring a business is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition for both IFRS and U.S. GAAP. Any excess of purchase cost over the fair values assigned to the acquired net assets is reported as goodwill. Under IFRS 1, a first time adopter may elect to not apply IFRS 3 Business combinations fully retrospectively to business combinations completed in prior years. OMX adopted IFRS for the first time 2005 and chose not to apply IFRS 3 to acquisitions prior to 2004 such as HEX and Stockholms Fondbörs. As a result, application of U.S. GAAP under SFAS 141 and 142 which require OMX to identify, to measure, and to separately account for intangible assets such as licenses, customer relationships, trademarks and technology apart from Goodwill, was not met. For this purpose, valuations were prepared using estimates and assumptions provided by management. OMX has identified a difference between U.S. GAAP and IFRS, relating to its acquisitions of Stockholms Fondbörs and Helsinki Stock Exchange.

For both Stockholms Fondbörs and the Helsinki Stock Exchange, customer contracts for listing and issuance were identified as acquired intangible assets. Internal use software was also identified as an intangible asset for the Stockholms Fondbörs. The customer contracts were valued using a fair value model based on discounted cash flows for the related operations. The fair value of internal use software was identified based on the assessed repurchase value of the asset. The customer contracts are amortized over 20 years. The internal use software is amortized over 10 years.

Stockholms Fondbörs: details of intangible assets, capitalized amounts and amortization

	Year ended December 31,
(SEK in millions)	2006	2005

Customer Contracts
Initial amount capitalized	400.0	400.0
Opening balance deprec./amort.	(160.0)	(140.0)
Current period deprec./amort.	(20.0)	(20.0)

Net book value	220.0	240.0

Internal Use Software
Initial amount capitalized	63.0	63.0
Opening balance depr/amort	(50.4)	(44.1)
Current period amort/depr	(6.3)	(6.3)

Net book value	6.3	12.6

Helsinki Stock Exchange: details of intangible assets, capitalized amounts and amortization

	Year ended December 31,
(SEK in millions)	2006	2005

Customer Contracts
Initial amount capitalized	630.0	630.0
Opening balance depr/amort.	(94.5)	(63.0)
Current period amort/depr	(31.5)	(31.5)
Currency Translation adjustments	(7.0)	(7.0)

Net book value	497.0	528.5

Goodwill amortization

According to the U.S. accounting standard SFAS 142, Goodwill and Other Intangible Assets, applicable as from January, 2002, acquisition goodwill and other intangible assets that have indefinite useful lives are not amortized, but are instead tested for impairment annually. With the implementation of IFRS as from January, 2004, the accounting standards are similar in this area. Prior to January, 200, under Swedish GAAP, goodwill and other intangible assets were amortized over the expected useful life of the asset, therefore differences arise from the different dates of implementation.

Cost of acquisition

Under IFRS, equity shares issued as purchase consideration in a business combination are valued based on the weighted average trading price of the shares shortly before and after the date of the exchange transaction, which is the date when the Group obtains control over the acquiree’s net assets and operations. Under U.S. GAAP, such equity shares are valued based on the average share price for a reasonable period before and after the acquisition is publicly announced or, if the number of shares is uncertain on such date, the first day on which both the number of acquirer shares and the amount of other consideration becomes fixed. OMX has identified a difference between U.S. GAAP and IFRS relating to the value at OMX’s acquisitions of the Stockholm, Helsinki, Copenhagen and Iceland stock exchanges in the amount of SEK 121 million, SEK-306 million, SEK 19 million and SEK 20 million, respectively. Such differences affect the amount of goodwill recorded.

c) Research and development costs

Development expenses are capitalized under IFRS when the company can demonstrate the technological feasibility to complete the development of the product together with other specific criteria. Capitalization ceases and depreciation begins when the product becomes available to customers. Under U.S. GAAP, software development expenses are capitalized after the product has reached technological feasibility. As a result of this, certain software related development costs capitalized under IFRS are not capitalizable under U.S. GAAP and therefore are expensed as incurred, net of any amortization added back.

Details of U.S. GAAP Adjustment: capitalized development costs

(SEK in millions)	Year ended December 31,
	2006	2005

Historically expensed for U.S. GAAP	(154.9)	(17.0)
Current years expense	(98.5)	(137.9)

Reversal of Amortization:
Opening balance	36.0	—
Current year	55.0	36.0
U.S. GAAP adjustment net, income	(43.5)	(101.9)
U.S. GAAP adjustment net, equity	(162.6)	(119.1)

d) Onerous contracts

If an entity reporting under IFRSs has a contract that is onerous, the present obligation under the contract shall be recognized and measured as a provision. Under U.S. GAAP, costs to terminate a contract before the end of its term should be recognized as a liability and measured at fair value when the entity terminates the contract in accordance with the contract terms. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity should be recognized and measured at its fair value when the entity ceases to use the right conveyed by the contract. OMX has identified a difference between U.S. GAAP and IFRS related to leasehold property that has not yet been vacated and thus not qualified as provisions in accordance with U.S. GAAP.

e) Capitalization of borrowing cost

Under IFRSs, an entity can choose to capitalize the borrowing costs where they are directly attributable to the acquisition, construction or production of a qualifying asset. The Company has chosen to expense the borrowing costs incurred. Such costs are capitalized in accordance with U.S. GAAP, and depreciated as the assets concerned are used. OMX has capitalized interest on the development of its software, Genium, which amounts to SEK 1.1 million for the year ended December 31, 2006.

f) Financial instruments

Under IFRS, OMX has utilized the fair value option in accordance with IAS 39, when valuing their Clearing Capital portfolio. Under U.S. GAAP, OMX classifies the Clearing Capital portfolio as available for sale investments. As a result of this, gains and losses recognized in the income statement under IFRS are recognized in equity under U.S. GAAP.

g) Derivative instruments and hedging activities

OMX hedges certain of its internal cash flows based on gross inflows in subsidiaries. Under U.S. GAAP this hedge does not qualify since the internal transaction is denominated in the same currency as the external expense in the subsidiary. As such, these hedge arrangements that are under IFRS recognized in equity are under U.S. GAAP recognized in the income statement.

h) Social expenses

Under IFRS, employers are required to record provisions for related social fees and the costs are charged to the income statement over the vesting period. U.S. GAAP requires that the employer payroll taxes upon exercise of stock must be recognized as an expense at the exercise date of the option.

i) Minority interest

Minority interest: In accordance with IFRS, minority interest is recognized a part of shareholders’ equity and are included in net income for the year in the income statement. Under U.S. GAAP, minority interest is reported as a separate item in both the income statement and balance sheet.

Recently issued accounting pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments ( SFAS 155). SFAS 155 allows any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to be carried at fair value in its entirety, with changes in fair value recognized in earnings. In addition, SFAS 155 requires that beneficial interests in securitized financial assets be analyzed to determine whether they are freestanding derivatives or contain an embedded derivative. SFAS 155 also eliminates a prior restriction on the types of passive derivatives that a qualifying special purpose entity is permitted to hold. SFAS 155 is applicable to new or modified financial instruments in fiscal years beginning after September 15, 2006, though the provisions related to fair value accounting for hybrid financial instruments can also be applied to existing instruments. The Company does not expect the adoption of SFAS 155 to have a material impact on the consolidated financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (SFAS 156). SFAS 156 addresses the accounting for recognized servicing assets and servicing liabilities related to certain transfers of the servicers’ financial assets and for acquisitions or assumptions of obligations to service financial assets that do not relate to the financial assets of the servicer and its related parties. SFAS 156 requires that all recognized servicing assets and servicing liabilities are initially measured at fair value, and subsequently measured at either fair value or by applying an amortization method for each class of recognized servicing assets and servicing liabilities. SFAS 156 is effective in fiscal years beginning after September 15, 2006. The Company is currently evaluating the potential impact, if any, that the adoption of SFAS 156 will have on the consolidated financial position or results of operations.

In April 26, the FASB issued FASB Staff Position (FSP) FSP FIN 46(R)-6, Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R) (FSP FIN 46(R)-6). FSP FIN 46(R)-6 addresses whether certain arrangements associated with variable interest entities should be treated as variable interests or considered as creators of variability, and indicates that the variability to be considered shall be based on an analysis of the design of the entity. FSP FIN 46(R)-6 is required to be applied prospectively to all entities with which the Group first becomes involved and to all entities previously required to be analyzed under FIN 46(R) upon the occurrence of certain events, beginning the first day of the first reporting period after June 15, 2006. The Company does not expect the adoption of FSP FIN 46(R)-6 to have a material impact on the consolidated financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, (FIN 48). FIN 48 prescribes a comprehensive model for how company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. OMX adopted FIN 48 as of January 1, 2007. The Company has evaluated the impact of adopting FIN 48 and has estimated the impact at this time on the consolidated financial statements to amount to SEK 10 million.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value OMX AB (publ) measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements. SFAS 157 becomes effective for OMX on January 1, 2008. Upon adoption, the provisions of SFAS 157 are to be applied prospectively with limited exceptions. The Company is currently evaluating the potential impact, if any, that the adoption of SFAS 157 will have on the consolidated financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which provides reporting entities an option to report selected financial assets, including investment securities designated as available for sale, and liabilities, including most insurance contracts, at fair value. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The standard also requires additional information to aid financial statement users’ understanding of a reporting entity’s choice to use fair value on its earnings and also requires entities to display on the face of the balance sheet the fair value of those assets and liabilities for which the reporting entity has chosen to measure at fair value. SFAS No. 159 is effective as of the beginning of a reporting entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. Because application of the standard is optional, any impacts are limited to those financial assets and liabilities to which SFAS No. 159 would be applied, which has yet to be determined, as is any decision concerning the early adoption of the standard.

In April 2007, the FASB directed the FASB Staff to issue FSP No. FIN 39-1, Amendment of FASB Interpretation No. 39 (“FSP FIN 39-1”). FSP FIN 39-1 modifies FIN No. 39, Offsetting of Amounts Related to Certain Contracts, and permits companies to offset cash collateral receivables or payables with net derivative positions under certain circumstances. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. OMX is currently evaluating the potential impact, if any, that the adoption of FSP 39-1 will have on the consolidated financial position or results of operations.

OMX AB

Unaudited interim consolidated income statement

for the three and nine months ended

September 30, 2007 and 2006

(IFRS)	Three months ended September 30,		Nine months ended September 30,
(SEK in millions, except per share data)	2007	2006	2007	2006

Continuing Operations
Revenues
Net sales	921	766	2,820	2,409
Own work capitalized	21	18	100	66
Other revenue	—	—	101	22

Total revenues, etc.	942	784	3,021	2,497

Expenses
Premises	(50)	(49)	(138)	(150)
Marketing expenses	(10)	(9)	(41)	(32)
Consultancy expenses	(85)	(76)	(268)	(226)
Operations and maintenance, IT	(45)	(77)	(162)	(179)
Other external expenses	(53)	(32)	(174)	(110)
Personnel expenses	(315)	(250)	(978)	(798)
Depreciation and impairment	(64)	(56)	(196)	(162)

Total expenses	(622)	(549)	(1,957)	(1,657)
Participation in earnings of associated companies	12	13	36	42
Operating income	332	248	1,100	882
Financial items	(21)	(8)	(51)	(37)
Income/loss after financial items	311	240	1,049	845
Tax	(72)	(56)	(208)	(197)

Net income/loss for the period, continuing operations	239	184	841	648

Discontinued Operations
Net income/loss for the period, discontinued operations	(16)	(13)	(55)	(33)

Net income/loss for the period	223	171	786	615

of which attributable to shareholders in OMX AB	220	170	779	612
of which attributable to minority interests	3	1	7	3

Average number of shares, millions	120.640	118.474	120.640	118.474
Number of shares at period end, millions	120.640	118.474	120.640	118.474
Average number of shares after full conversion, millions	120.640	118.760	120.640	118.760
Number of shares after full conversion at period end, millions	120.640	118.760	120.640	118.760
Earnings per share, SEK	1.82	1.43	6.46	5.17
Earnings per share, SEK after full conversion	1.82	1.43	6.46	5.17

See accompanying notes to consolidated financial statements.

OMX AB

Unaudited interim consolidated balance sheet

at September 30, 2007 and December 31, 2006

(IFRS) (SEK in millions)	September 30, 2007	December 31, 2006

Goodwill	3,247	3,140
Other intangible fixed assets	1,474	1,210
Tangible fixed assets	295	321
Financial fixed assets, non-interest-bearing	788	699
Financial fixed assets, interest-bearing	21	21
Total fixed assets	5,825	5,391
Market value outstanding derivatives positions	4,803	4,401
Current receivables	2,262	1,738
Financial assets available for sale	487	518
Liquid assets	243	410
Assets held for sale	67	70
Total current assets	7,862	7,137
Total assets	13,687	12,528
Shareholders’ equity	4,826	4,614
Long-term liabilities, non-interest-bearing	305	282
Long-term liabilities, interest-bearing	1,358	1,361
Total long-term liabilities	1,663	1,643
Market value outstanding derivatives positions	4,803	4,401
Current liabilities, non-interest-bearing	1,860	1,434
Current liabilities, interest-bearing	535	436
Total current liabilities	7,198	6,271
Total shareholders’ equity and liabilities	13,687	12,528

See accompanying notes to consolidated financial statements.

OMX AB

Unaudited interim consolidated cash flow statement

for the nine months ended

September 30, 2007 and 2006

(IFRS) (SEK in millions)	Nine months ended September 30,
	2007	2006

Cash flow from current operations before changes in working capital	959	760
Change in working capital	(108)	(38)
Cash flow from current operations	851	722
Cash flow from investing activities	(350)	(711)
Dividend to shareholders	(781)	(765)
Cash flow from financing activities	114	69
Change in liquid assets	(166)	(685)
Liquid assets—opening balance	410	915
Liquid assets—closing balance	244	230

See accompanying notes to consolidated financial statements.

OMX AB

Unaudited interim consolidated statement

of changes in shareholders’ equity for the nine months ended September 30, 2007 and 2006

	Nine months ended September 30,
(IFRS) (SEK in millions)	2007	2006

Shareholders’ equity at January 1	4,614	4,749
Minority interests	1	(1)
New issue	—	—
Dividend to shareholders	(781)	(765)
Share swap for share-investment program	—	(8)
Share-investment program	2	1
Cash-flow hedging	13	(14)
Translation differences	71	(68)
Reassessments reported against shareholders’ equity	120	(12)
Changes in shareholders’ equity of associated company	—	4
Net income in reporting period	786	615
Shareholders’ equity at September 30	4,826	4,501

See accompanying notes to consolidated financial statements.

OMX AB

Notes to the unaudited interim consolidated

financial statements

Note 1. Basis of Presentation

Our unaudited consolidated financial statements include the consolidated accounts of OMX AB (publ) and its wholly-owned subsidiaries. We are responsible for the unaudited consolidated financial statements included in this document. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair statement, have been reflected. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be representative of those for the full year. The information included in unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2006 that appear beginning at page F-126. Throughout the consolidated financial statements of OMX, OMX is also referred to as the “Group.” Throughout the consolidated financial statements of OMX, numbers in certain tables may not compute due to rounding.

We have condensed or omitted footnotes or other financial information that is normally included in annual financial statements prepared in accordance with IFRS, but is not required for interim reports. Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

Note 2. Revenues, expenses and operating income by business area

	Three months ended September 30,		Nine months ended September 30,
(SEK in millions)	2007	2006	2007	2006

Nordic Marketplaces
Trading revenue	386	267	1,191	958
Issuers’ revenue	93	85	286	255
Other revenue	39	27	107	91
Total revenue	518	379	1,584	1,304
Total expenses	(249)	(201)	(778)	(619)
Participation in earnings of associated companies	3	5	14	13
Operating income	272	183	820	698
Operating margin, %	53	48	52	54
Information Services & New Markets
Information sales	140	119	408	320
Revenues from Baltic Markets(1)	20	15	59	45
Revenue from Broker Services	45	47	138	147
Other revenue	6	3	15	15
Total revenue	211	184	620	527
Total expenses	(139)	(132)	(427)	(393)
Participation in earnings of associated companies	1	2	2	7
Operating income	73	54	195	141
Operating margin, %	35	29	31	27
Market Technology
License, support and project revenue	238	183	781	551
Facility Management Services	135	117	393	321
Other revenue	13	2	115	39
Total revenue	386	302	1,289	910
Total expenses	(368)	(297)	(1,149)	(889)
Participation in earnings of associated companies	8	6	20	22
Operating income	26	11	160	43
Operating margin, %	7	4	12	5
Operations being discontinued(2)
Total revenue	60	33	171	88
Total expenses	(72)	(43)	(218)	(114)
Operating income	(12)	(10)	(47)	(26)

Group eliminations—revenues(3)	173	81	472	244
Group eliminations—costs(3)	134	81	397	244
Total Group
Revenue	1,002	817	3,192	2,585
Expenses	(694)	(592)	(2,175)	(1,771)
Participation in earnings of associated companies	12	13	36	42
Operating income	320	238	1,053	856

(1) Comprises trading revenues, issuers’ revenue and revenues from the central securities depositories in Tallinn and Riga.

(2) The income statement for discontinued operations has been adjusted for periods in 2006 compared with interim reports in 2006 as a result of organizational changes where certain parts of the business area have been retained.

(3) Development activities at OMX intensified in conjunction with the introduction of Genium. The development of Genium takes place within the Market Technology business area. Genium is initially being developed for OMX’s Nordic Exchange, which is the reason that the asset generated by OMX was transferred to the Nordic Marketplaces business area on March 31, 2007. A difference in the eliminations of expenses and revenues in the Group has arisen as there is a difference between costs in Market technology and the amount that OMX is able to capitalize. This accounting effect will remain for the entire duration of the development project.

Note 3. Investments

	Three months ended September 30,		Nine months ended September 30,
(SEK in millions)	2007	2006	2007	2006
Goodwill	—	—	47	190
Other intangible assets	91	46	360	176
Tangible assets	14	8	49	34
Assets acquired through acquisitions(1)	—	—	30	75

Total	105	54	486	475

(1)	Concerns other intangible assets.

Note 4. Research and Development Investments

	Three months ended September 30,		Nine months ended September 30,
(SEK in millions)	2007	2006	2007	2006
(of which expensed)
Nordic Marketplaces(1)	40(1)	2(2)	144(5)	10(4)
Information Services & New Markets(2)	33(3)	6(0)	71(6)	13(1)
Market Technology(1)	13(3)	34(0)	86(8)	129(12)

Total	86(7)	42(2)	301(19)	152(17)

(1) The development of Genium takes place within the Market Technology business area but it is initially being developed for OMX’s Nordic Exchange. Hence, the asset generated was transferred to the Nordic Marketplaces business area on March 31, 2007. This has led to investments in R&D increasing in Nordic Marketplaces and decreasing in Market Technology.

(2) For the periods from July to September and from January to September 2007, investments in R&D within the Information Services & New Markets business area increased compared to the same period last year, mainly due to increased development within the business units Information Services and Broker Services.

Note 5. Acquisition of Eignarhaldsfelagid Verdbrefathing

Preliminary Acquisition Calculation

(SEK in millions)
Cash	41
Acquisition costs	17
New share issue	256

Acquisition price	314
Fair value of acquired net assets	179

Goodwill	135

Acquired assets and liabilities

	Fair value	Carrying value

Fixed assets(1)	149	9
Current assets	19	19
Cash and bank balance	33	33
Current liabilities	(22)	(22)

Acquired net assets	179	39

(1)	The difference between fair value and carrying value is primarily attributable to the valuation of acquired contracts.

Eignarhaldsfelagid Verdbrefathing (“EV”) is included in Nordic Marketplaces. EV was consolidated in the Group’s income statement and balance sheet on December 1, 2006. For the period, EV is included in the Group’s revenues in the amount of SEK 94 million and in net income in the amount of SEK 37 million. Goodwill is attributable to the company’s positive profitability and anticipated revenue synergies in conjunction with the continued integration of the Nordic Baltic securities market. The cash-flow effect of the acquisition amounts to SEK 25 million, comprising a cash payment of SEK 41 million, acquisition costs of SEK 17 million, minus received cash balances of SEK 33 million. Of the total amount of acquisition costs of SEK 17 million, SEK 11 million had an effect on cash flow in 2006. The remaining SEK 6 million will impact cash flow in 2007. The new shares issued are valued at market value on the acquisition date.

Note 6. Acquisition of Findata AB

Preliminary acquisition calculation

(SEK in millions)
Cash	71
Acquisition costs	3

Acquisition price	74
Fair value of acquired net assets	31

Goodwill	43

Acquired assets and liabilities

	Fair value	Carrying value

Fixed assets(1)	30	0
Current assets	3	3
Cash and bank balance	1	1
Current liabilities	(3)	(3)

Acquired net assets	31	1

(1)	The difference between fair value and carrying value is primarily attributable to the valuation of acquired contracts.

Findata AB (“Findata”) was consolidated in the Group’s income statement and balance sheet on March 1, 2007 and is included in the Information Services & New Markets business area. Findata is included in the Group’s revenues in the amount of SEK 9 million and in net income in the amount of SEK 3 million. Goodwill is attributable to the anticipated synergies in conjunction with the further development of OMX’s information services.

The cash flow effect of the acquisition totals a negative amount of SEK 73 million, comprising a cash payment of SEK 71 million, acquisition costs of SEK 3 million, minus received cash balances of SEK 1 million. A total of SEK 43.5 million of the cash amount was paid during the first quarter of 2007. An additional cash payment of SEK 5 million has been paid in the third quarter 2007 and another SEK 5 million will be paid in 2008.

The remaining earn-out payment, which is dependent on results, and is expected to amount to SEK 17.5 million, will be paid in the first quarters of 2008 and 2009. Of the acquisition costs, SEK 1 million had an effect on cash flow in the first quarter. The remaining acquisition costs were paid during the second quarter.

Note 7. Depreciation and Impairment by Business Area

	Three months ended September 30,		Nine months ended September 30,
(SEK in millions)	2007	2006	2007	2006
Nordic Marketplaces	19	17	57	53
Information Services & New Markets	12	5	40	16
Market Technology(1)	35	36	105	99

Total	70	53	136	110

(1) The period from January to September 2007 includes impairment losses in discontinued operations in the amount of SEK 6 million. The period from January to September 2006 includes impairment losses in discontinued operations in the amount of SEK 6 million.

Note 8. U.S. GAAP Information

The accompanying consolidated financial statements of the Group have been prepared in accordance with International Financing Reporting Standards, or IFRS, as adopted by the EU. These accounting principles differ in certain material respects from accounting principles generally accepted in the United States of America, or U.S. GAAP.

Below is a discussion of the principal differences between IFRS and U.S. GAAP that are significant to the Group’s consolidated financial statements for the nine months ended September 30, 2007:

Reconciliation of net income

(Dollars in millions)	Nine months ended September 30, 2007

Net income from continuing operations, as reported	$126.1
a) Revenue recognition	(5.5)
b) Business combinations	(6.5)
c) Research and development costs	(0.6)
d) Onerous contracts	(0.3)
e) Capitalization of borrowing costs	1.3
f) Capitalization of project expenses	(9.6)
g) Financial instruments	0.5
h) Derivative instruments and hedging activities	1.3
i) Social expenses	1.1
Taxes on above adjustments	5.2

j) Minority interest	(1.0)

Net income from continuing operations according to U.S. GAAP	112.0
Net income from discontinued operations according to U.S. GAAP	(8.3)
Net income according to U.S. GAAP	$103.7

Reconciliation of equity

(Dollars in millions)	September 30, 2007

Equity as reported in the consolidated balance sheet	$749.6
a) Revenue recognition	(25.3)
b) Business combinations	(3.0)
c) Research and development costs	(25.9)
d) Onerous contracts	2.5
e) Capitalization of borrowing costs	1.6
f) Capitalization of project expenses	(9.9)
g) financial instruments	—
h) Derivative instruments and hedging activities	—
i) Social expenses	1.9

Taxes on the above adjustments	(14.9)
j) Minority interest	(3.6)

Equity according to U.S. GAAP	$673.0

The table below summarizes the consolidated balance sheets prepared in accordance with IFRS and U.S. GAAP:

Balance sheet

	According to IFRS	According to U.S. GAAP
(Dollars in millions)	At September 30, 2007	At September 30, 2007

Non-current assets	$904.8	$891.1
Current assets	1,221.2	1,185.9
Total assets	2,126.0	2,077.0
Shareholders’ equity	749.6	673.0
Minority interests	—	3.6
Provisions	19.9	17.3
Long term liabilities	238.4	266.9
Current liabilities	1,118.1	1,116.2

Total shareholders’ equity and liabilities	$2,126.0	$2,077.0

Significant differences between IFRS and U.S. GAAP for OMX

Revenue recognition

Software revenue recognition

In its Technology operations, OMX enters into sales arrangements with customers for software programs, implementation of software, support and other post-contract customer support (“PCS”) services. Further, the Technology operations enter into certain hosting arrangements with certain of its customers.

Under IFRS, OMX recognizes revenue for its software and the implementation projects under the percentage of completion method. The support and hosting services revenue are recognized ratably over the service period. Other services are recognized when the service was performed. A variable fee arrangement is recognized when actual usage has been established.

Under U.S. GAAP, the rules for revenue recognition under multiple-element arrangements are detailed and prescriptive. These rules include the requirement that revenues be allocated to the respective elements of such an arrangement on the basis of objective and reliable evidence of fair value, preferably Vendor Specific Objective Evidence (“VSOE”), for each element. Statement of Position 97-2 “Software Revenue Recognition” (“SOP 97-2”) sets out precise requirements for establishing VSOE for valuing elements of certain multiple-element arrangements. When VSOE for individual elements of an arrangement cannot be established in accordance with SOP 97-2, revenue is generally deferred and recognized over the term of the final element.

Under U.S. GAAP, OMX did not have VSOE for certain elements of certain multiple-element arrangements with customers. The terms of these arrangements with customers include, among other terms, the provision of hosting services and on-going customer support (known as PCS under SOP 97-2). As a consequence of the terms of these arrangements, under U.S. GAAP, the total revenue for a customer under a customer contract is recognized over the total customer service period.

Business combinations

Application of first time adoption IFRS 1

For financial reporting purposes, the cost of acquiring a business is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition for both IFRS and U.S. GAAP. Any excess of purchase cost over the fair values assigned to the acquired net assets is reported as goodwill. Under IFRS 1, a first time adopter may elect to not apply IFRS 3 business combinations fully retrospectively to business combinations completed in prior years. OMX adopted IFRS for the first time in 2005 and chose not to apply IFRS 3 to acquisitions prior to 2004 such as the acquisitions of the Helsinki Stock Exchange (“HEX”) and Stockholms Fondbörs. As a result, application of U.S. GAAP under SFAS 141 and 142, which require OMX to identify, measure, and separately account for intangible assets such as licenses, customer relationships, trademarks and technology apart from Goodwill, was not met. For this purpose, valuations were prepared using estimates and assumptions provided by management. As a result, OMX has identified a difference between U.S. GAAP and IFRS relating to its acquisitions of HEX and Stockholms Fondbörs.

For both HEX and Stockholms Fondbörs, customer contracts for listing and issuance were identified as acquired intangible assets. Internal use software was also identified as an intangible asset for the Stockholms Fondbörs. The customer contracts were valued using a fair value model based on discounted cash flows for the related operations. The fair value of internal use software was identified based on the assessed repurchase value of the asset. The customer contracts are amortized over 20 years. The internal use software is amortized over 10 years.

Stockholms Fondbörs: details of intangible assets, capitalized amounts and amortization

(Dollars in millions)	Nine months ended September 30, 2007

Customer contracts
Initial amount capitalized	$63.0
Opening balance depr/amort	(28.4)
Current period depr/amort	(2.4)

Net book value	32.2

Internal use software
Initial amount capitalized	9.9
Opening balance depr/amort	(8.9)
Current period amort/depr	(0.7)

Net book value	$0.3

Helsinki Stock Exchange: Details of intangible assets, capitalized amounts and amortization

(Dollars in millions)	Nine months ended September 30, 2007

Customer contracts
Initial amount capitalized	$99.2
Opening balance depr/amort	(19.8)
Current period amort/depr	(3.7)
Currency translation adjustments	2.1

Net book value	$77.8

Goodwill amortization

According to the U.S. accounting standard SFAS 142, Goodwill and Other Intangible Assets, applicable from January 2002, acquisition goodwill and other intangible assets that have indefinite useful lives are not amortized, but are instead tested for impairment annually. IFRS similarly requires annual testing of impairment. Prior to the implementation of IFRS in January 2004, OMX, under Swedish GAAP, amortized goodwill and other intangible assets over their expected useful lives. As a result, differences between U.S. GAAP and IFRS arise from the different dates of implementation.

Cost of acquisition

Under IFRS, equity shares issued as purchase consideration in a business combination are valued based on the weighted average trading price of the shares shortly before and after the date of the exchange transaction, which is the date when the acquirer obtains control over the acquiree’s net assets and operations. Under U.S. GAAP, such equity shares are valued based on the average share price for a reasonable period before and after the acquisition is publicly announced or, if the number of shares is uncertain on such date, the first day on which both the number of acquirer shares and the amount of other consideration becomes fixed. OMX has identified a difference between U.S. GAAP and IFRS relating to share value at OMX’s acquisitions of the Stockholm, Helsinki, Copenhagen and Iceland stock exchanges in the amount of $18.1 million, $(45.9) million, $2.8 million and $3.0 million, respectively. Such differences affect the amount of goodwill recorded.

Research and development costs

Development expenses are capitalized under IFRS when an entity can demonstrate the technological feasibility to complete the development of the product together with other specific criteria. Capitalization ceases and depreciation begins when the product becomes available to customers. Under U.S. GAAP, software development expenses are capitalized after the product has reached technological feasibility. As a result of this, certain software related development costs capitalized under IFRS are not capitalizable under U.S. GAAP and therefore are expensed as incurred, net of any amortization added back.

Details of U.S. GAAP adjustment: Capitalized development costs

(Dollars in millions)	Nine months ended September 30, 2007

Historically expensed for U.S. GAAP	$(39.4)
Current years expense	(7.1)

Reversal of Amortization:
Opening balance	14.1
Current year	6.5
U.S. GAAP adjustment net, income	(0.6)
U.S. GAAP adjustment net, equity	$(25.8)

Onerous contracts

If an entity reporting under IFRS has a contract that is onerous, the present obligation under the contract is recognized and measured as a provision. Under U.S. GAAP, costs to terminate a contract before the end of its term is recognized as a liability and measured at fair value when the entity terminates the contract in accordance with the contract terms. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity should be recognized and measured at its fair value when the entity ceases to use the right conveyed by the contract. OMX has identified a difference between U.S. GAAP and IFRS related to a leasehold property that has not yet been vacated and thus is not qualified as a provision in accordance with U.S. GAAP.

Capitalization of borrowing cost

Under IFRS, an entity can choose to capitalize borrowing costs where they are directly attributable to the acquisition, construction or production of a qualifying asset. OMX has chosen to expense the borrowing costs incurred. Such costs are capitalized in accordance with U.S. GAAP, and depreciated as the assets concerned are used. With respect to U.S. GAAP, OMX has capitalized interest on the development of its software, Genium, which amounts to $1.4 million for the nine months ended September 30, 2007.

Capitalization of project expenses

OMX has incurred direct acquisition-related costs related to the proposed offer, which includes legal and advisory fees. Nasdaq and OMX have signed an agreement where Nasdaq will reimburse OMX for such costs unless the OMX acquisition is not consummated. Therefore, under IFRS, OMX has deferred such costs until reimbursed by Nasdaq.

Under U.S. GAAP, since the agreement to reimburse such costs is not unconditional, OMX has recognized these acquisition-related costs incurred as expense. As these costs are material non-recurring transactions under Regulation S-X, we recorded a pro forma adjustment to exclude these costs from the statement of income.

Financial instruments

Under IFRS, OMX has utilised the fair value option in accordance with IAS 39, when valuing their Clearing Capital portfolio. Under U.S. GAAP, OMX classifies the Clearing Capital portfolio as available for sale investments. As a result of this, gains and losses recognized in the income statement under IFRS are recognized in equity under U.S. GAAP.

Derivative instruments and hedging activities

OMX hedges certain of its internal cash flows based on gross inflows in subsidiaries. Under U.S. GAAP, this hedge does not qualify since the internal transaction is denominated in the same currency as the external expense in the subsidiary. As such, these hedge arrangements that are recognized in equity under IFRS are recognized in the income statement under U.S. GAAP.

Social expenses

Under IFRS, employers are required to record provisions for related social fees and the costs are charged to the income statement over the vesting period. U.S. GAAP requires that the employer payroll taxes upon exercise of stock must be recognized as an expense at the exercise date of the option.

Minority interest

In accordance with IFRS, minority interest is recognized as part of shareholders’ equity and is included in net income for the year in the income statement. Under U.S. GAAP, minority interest is reported as a separate item in both the income statement and balance sheet.

Report of Grant Thornton LLP, independent auditors

Board of Governors, Shareholders and Members

The Philadelphia Stock Exchange, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of the Philadelphia Stock Exchange, Inc. and its Subsidiaries (the Exchange) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Exchange’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Exchange’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Exchange as of December 31, 2005 and 2004, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton LLP

Philadelphia, Pennsylvania

April 10, 2006

Philadelphia Stock Exchange, Inc.

Consolidated balance sheets

	December 31,
(Dollars in thousands)	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$45,086	$10,568
Restricted cash	2,807	1,034
Accounts receivable, net Members	6,906	8,816
Payment for order flow	2,665	440
Others	2,380	1,718
Prepaid and other assets	1,943	1,122
Deferred income taxes, net	1,046	—

Total current assets	62,833	23,698
Clearing and depository items	7,872	10,260

Other assets
Advance to clearing accounts	3,610	3,087
Investments available for sale, at market	15,080	12,332
Investments held to maturity, at amortized cost	144	211
Investments held to maturity, at amortized cost—restricted	3,014	3,035
Investment in affiliate	333	333
Equipment and leasehold improvements, net of accumulated depreciation and amortization	35,602	31,790
Other assets	1,098	256
Deferred income taxes, net	2,151	814

Total other assets	61,032	51,858

Total assets	$131,737	$85,816

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt and capital lease obligation	46	132
Accounts payable and other liabilities	20,418	13,133
Payment for order flow	4,988	1,029
Deferred revenue	6,829	7,606
Deferred credits	114	—
Covered sale fee payable	614	713

Total current liabilities	33,009	22,613
Clearing and depository items	7,872	10,260
Long-term debt	—	46
Accounts payable and other liabilities	7,464	6,603
Deferred credits	3,151	—
Supplemental executive retirement plan	960	563

	11,575	7,212

Total liabilities	52,456	40,085

Shareholders’ equity
Preferred Stock, $0.01 par value, 100,000 shares authorized, 1 share issued and outstanding	—	—
Common Stock, Class A, $0.01 par value, 50,500 shares authorized, 50,500 shares issued and 46,900 shares outstanding at December 31, 2005; 50,500 shares issued and outstanding at December 31, 2004	1	1
Common Stock, Class B, $0.01 par value, 949,500 shares authorized, 45,450 shares issued and outstanding at December 31, 2005; no shares issued and outstanding at December 31, 2004	1	—
Additional paid-in-capital	98,196	46,608
Accumulated other comprehensive (loss) income	(478)	372
Accumulated deficit	(15,199)	(1,250)

	82,521	45,731
Treasury stock	(3,240)	—

Total shareholders’ equity	79,281	45,731

Total liabilities and shareholders’ equity	$131,737	$85,816

The accompanying notes are an integral part of these consolidated financial statements.

Philadelphia Stock Exchange, Inc.

Consolidated statements of operations

	Year ended December 31,
(Dollars in thousands)	2005	2004

Revenues
Transaction fees	$53,554	$45,011
Other services
Clearing and settlement	3,041	3,849
Security price data and floor charges	6,756	6,906
Regulatory fees	11,074	10,747
Divided and interest income	1,438	629
Other	6,959	7,671

Total revenues	82,822	74,813

Operating expenses
Staffing costs	39,743	35,196
Data processing and communication costs	8,352	8,599
Depreciation and amortization	12,231	11,060
Occupancy costs	4,150	3,855
Professional services	6,850	6,950
Demutualization costs	—	102
License costs	1,658	2,169
Equity issued to third party	17,835	—
Other	6,939	6,945

Total operating expenses	97,758	74,876

Loss before income taxes	(14,936)	(63)

Income tax (benefit) expense	(987)	70

Net Loss	$(13,949)	$(133)

The accompanying notes are an integral part of these consolidated financial statements.

Philadelphia Stock Exchange, Inc.

Consolidated statements of shareholders’ equity

	Preferred Stock		Class A Common Stock		Class B Common Stock		Additional paid-in capital	Equity of members	Accumulated other comprehensive income (loss)	Accumulated deficit	Treasury Stock	Total stockholders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount

Years ended December 31, 2005 and 2004
(In thousands, except share amounts)
Balance, December 31, 2003	—	$—	—	$—	—	$—	$—	$45,481	$(75)	$—	$—	$45,406
Change in treasury seats	—	—	—	—	—	—	—	(4)	—	—	—	(4)
Capital contributions	—	—	—	—	—	—	—	15	—	—	—	15
Allocation of equity of members and pre-demutualization income to additional paid-in-capital	—	—	—	—	—	—	46,608	(45,491)	—	(1,117)	—	—
Allocation of equity of members to Series A Preferred Stock	1	—	—	—	—	—	—	—	—	—	—	—
Allocation of equity of members to Class A Common Stock	—	—	50,500	1	—	—	—	(1)	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(133)	—	(133)
Other comprehensive income, net of reclassifications and taxes	—	—	—	—	—	—	—	—	447	—	—	447
Total comprehensive income												$314
Balance, December 31, 2004	1	$—	50,500	$1	—	$—	$46,608	$—	$372	$(1,250)	$—	$45,731
Change in treasury seats	—	—	—	—	—	—	(3)	—	—	—	—	(3)
Purchase of 3,600 shares of treasury stock	—	—	(3,600)	—	—	—	—	—	—	—	(3,240)	(3,240)
Capital contributions	—	—	—	—	—	—	6	—	—	—	—	6
Issuance of Class B Common Stock	—	—	—	—	45,450	1	33,750	—	—	—	—	33,751
Issuance of warrants	—	—	—	—	—	—	17,835	—	—	—	—	17,835
Net loss	—	—	—	—	—	—	—	—	—	(13,949)	—	(13,949)
Other comprehensive loss, net of reclassifications and taxes	—	—	—	—	—	—	—	—	(850)	—	—	(850)
Total comprehensive loss												$(14,799)
Balance, December 31, 2005	1	$—	46,900	$1	45,450	$1	$98,196	$—	$(478)	$(15,199)	$(3,240)	$79,281

Philadelphia Stock Exchange, Inc.

Consolidated statements of cash flows

	Year ended December 31,
(Dollars in thousands)	2005	2004

Cash flows from operating activities:
Net loss	$(13,949)	$(133)

Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization/accretion of bond premiums/discounts	(14)	33
Depreciation and amortization	12,231	11,060
Equity issued to third parties	17,835	—
Provision for rebates, discounts and allowances	142	479
Realized gain on sale of investments	(132)	(1,213)
Loss on disposal of fixed assets	517	885
Non-cash employee compensation	—	100
Supplemental executive retirement plan	397	98
Deferred taxes	(1,928)	—
Changes in operating assets and liabilities
Accounts receivable	(1,119)	3,353
Prepaid and other assets	(1,663)	550
Accounts payable and other liabilities	10,262	(388)
Deferred credits	3,265	—
Deferred revenue	(777)	118
Covered sale fee payable	(99)	(816)

Net cash provided by operating activities	24,968	14,126

Cash flows from investing activities:
Proceeds from sale of investments	3,908	12,118
Purchase of investments	(5,884)	(9,794)
(Increase) decrease in restricted cash	(1,773)	325
Capital expenditures	(16,559)	(13,140)
Increase in advance to clearing accounts, net	(523)	(1,389)

Net cash used in investing activities	(20,831)	(11,880)

Cash flows from financing activities:
Repayments of long-term debt	(132)	(2,956)
Capital contributions	6	15
Proceeds from issuance of Class B common stock	33,750	—
Purchase of treasury stock	(3,240)	—
Change in treasury seats	(3)	(4)
Net cash provided by (used in) financing activities	30,381	(2,945)

Increase (decrease) in cash and cash equivalents	34,518	(699)
Cash and cash equivalents at beginning of year	10,568	11,267

Cash and cash equivalents at end of year	$45,086	$10,568

Supplemental disclosures of cash flow information
Cash paid during the year for interest	$18	$62

The	accompanying notes are an integral part of these consolidated financial statements.

Philadelphia Stock Exchange, Inc.

Notes to consolidated financial statements

years ended December 31, 2005 and 2004

Note A—Organization and operations

The Philadelphia Stock Exchange, Inc. (the “Exchange”), provides a marketplace and facilities for the trading of equity securities, equity option, index option, and foreign currency option products for its members. On January 20, 2004 the Exchange demutualized and was converted from a Delaware non-stock corporation into a Delaware stock corporation, as more fully described in note P (Demutualization). The Exchange’s Subsidiaries include the Stock Clearing Corporation of Philadelphia (“SCCP”), the Philadelphia Board of Trade (“PBOT”), Advanced Tech Source (“ATS”), and Phlx Investment Product Services (“PIPS”). SCCP provides an interface clearing arrangement between certain of the Exchange’s floor members and specialists and National Securities Clearing Corporation (“NSCC”), and also provides margin services to certain specialists. Pursuant to a 1997 Securities and Exchange Commission (“SEC”) order, the Exchange, SCCP, NSCC, and The Depository Trust Company (“DTC”) entered into an agreement whereby SCCP provides limited clearing services. SCCP’s limited clearing services are facilitated through an omnibus account with NSCC and do not include the maintenance or offering of continuous net settlement accounts for its participants. The Exchange and SCCP are subject to regulatory oversight by the SEC. PBOT is subject to oversight by the Commodity Futures Trading Commission and operates as a designated commodities market. PIPS was organized to develop and to act as sponsor of unit investment trusts to be listed and traded on the Exchange. ATS was organized to provide outsourced data processing services.

Note B—Summary of significant accounting policies

1. Basis of presentation

The consolidated financial statements include the accounts of the Exchange and its Subsidiaries, SCCP, PBOT, ATS, and PIPS. Significant intercompany accounts and transactions have been eliminated in consolidation.

2. Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Cash and cash equivalents

All highly liquid investments purchased with an original maturity of three months or less are considered cash equivalents.

The Exchange periodically maintains cash balances at a financial institution in excess of the $100,000 Federal Deposit Insurance Corporation insurance limit.

4. Revenue recognition

Transaction fees and the majority of clearing and settlement service fees relate to trades executed or cleared through the Exchange and its Subsidiaries and are recorded on a settlement date basis. Regulatory fees include annual registered representative registration renewal fees and initial, transfer and termination fees from parties that are members of the Exchange. The renewal registration fees are billed annually and collected by the National Association of Securities Dealers (NASD) and remitted to the Exchange in December preceding the effective year, and are deferred and recognized monthly over the course of the effective year. Registered representative initial registration, transfer and termination fees are also billed and collected by NASD and are remitted monthly to the Exchange and recognized in the month they are assessed to the member. Security price data revenue includes distributions from the Exchange’s participation in the Consolidated Tape Association and the Options Price Reporting Authority and are accrued and recognized in the month the revenue is earned. Floor charges consist predominantly of trading post rental fees and other fees related to operating a trading floor and other revenue includes permit and Foreign Currency Options (FCO) participation fees, which are accrued and recognized in the month the services are provided.

5. Accounts receivable

The Exchange’s accounts receivable are primarily due from monthly transaction fees and member fees. Credit is extended based on evaluation of customers’ financial condition, and generally, collateral is not required. Accounts receivable are stated in the consolidated financial statements at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the payment terms are considered past due. The Exchange determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Exchange’s previous loss history, the obligor’s current ability to pay its obligation to the Exchange, and the condition of the general economy and the industry as a whole. The Exchange writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

6. Investments

Investments classified as available for sale are stated at market value, and any net unrealized gain or loss is reported as a separate component of equity, net of deferred income taxes. Market value was obtained based on available quoted market prices as of December 31, 2005 and 2004. Debt securities for which the Exchange has the intent and ability to hold to maturity are classified as held to maturity and are valued at cost adjusted for the amortization/accretion of premiums/discounts computed by the interest method. Gain or loss recognized on sales of securities are based on the specific classification method and are recorded as of the trade date.

7. Equipment and leasehold improvements

Equipment and leasehold improvements are carried at cost less allowances for accumulated depreciation and amortization. Depreciation of furniture and equipment is provided using the straight line method over the estimated useful lives of the applicable assets. Leasehold improvements are amortized over the lesser of the lease term or the useful life of such improvements.

8. Restricted cash

The Exchange has classified cash totaling $9,000 and $3,000 as restricted at December 31, 2005 and 2004, respectively, representing capital contributions from owners of exchange memberships used for funding technological improvements and other capital needs including principal payments with respect to certain loans, as more fully described in note K (Capital Contribution). The Exchange has classified cash totaling $2,323,000 and $590,000 as of December 31, 2005 and 2004, respectively, as restricted, representing funds collected from market makers for the purpose of reimbursing applicable specialists in relation to qualifying payments for order flow, as more fully described in note I (Payment for Order Flow). Additionally, the Exchange has classified $475,000 and $441,000 as restricted at December 31, 2005 and 2004, respectively, representing SCCP restricted cash, deposits and escrow amounts.

All SCCP participant funds are maintained in cash, cash equivalents, or short-term investments, except for amounts utilized to satisfy the Depository Trust & Clearing Corporation (DTCC) participant fund requirements with respect to SCCP’s omnibus clearance and settlement accounts. At December 31, 2005 and 2004, the participant funds were invested in overnight reverse repurchase agreements.

9. Deferred revenue

The Exchange has classified amounts totaling $6,829,000 (comprised of regulatory fees of $6,809,000 and listing fees of $20,000) and $7,590,000 (comprised of regulatory fees) as deferred revenue at December 31, 2005 and 2004, respectively. Additionally, PBOT billed $16,000 in 2004 that was not earned until 2005. Deferred revenue is amortized to income over the applicable future year.

10. Deferred credits

The Exchange has classified amounts totaling $3,265,000 (comprised of rent credits of $2,708,000 and depreciation credits of $558,000) as deferred credits at December 31, 2005. The deferred rent credit (see note O.1) represents the tenant improvement allowance paid to the Exchange and will be amortized over the life of the lease renewal. The deferred depreciation credit represents a reimbursement of equipment related to PBOT’s trading platform (see note O.3) and will be amortized over the life of the equipment.

11. Securities purchased under agreements to resell

Relative to SCCP, transactions involving purchases of securities under agreements to resell (reverse repurchase agreements or reverse repos) are accounted for as collateralized financings except where SCCP does not have an agreement to sell (or purchase) the same, or substantially the same securities before maturity at a fixed or determinable price. It is the policy of SCCP to obtain possession of or the legal right to collateral with a market value equal to or in excess of the principal amount loaned under reverse repurchase agreements. Collateral is valued daily, and SCCP may require counterparties to deposit additional collateral or return pledges when appropriate. As of December 31, 2005 and 2004, SCCP had open reverse repos, which amounted to $3,628,594 and $5,427,941, respectively, reflected in clearing and depository items on the balance sheet. The value of securities taken as collateral for these contracts was $3,810,023 and $5,699,338 at December 31, 2005 and 2004, respectively.

12. Government and government agency securities

Government securities, which are expected to be held until maturity, are stated at cost and adjusted for the amortization of premiums computed by the interest method, which approximates fair value. SCCP maintains a $3,000,000 reserve fund that is invested in government securities. At December 31, 2005 and 2004, this reserve fund was part of the investment in government securities, which totaled $3,013,640 and $3,035,057, respectively. Pursuant to SCCP rules, the reserve fund is to be used to cover all reasonably anticipated operating expenses of SCCP and must be replenished within 60 days of the use of such monies.

13. Participants’ securities transactions

SCCP’s participants’ securities transactions are reported on a settlement date basis.

14. Participants’ margin accounts

Relative to SCCP, margin accounts receivable from and payable to participants include amounts due on cash and margin transactions. Securities owned by participants and held as collateral for receivables were valued at $4,085,000 and $5,600,000 at December 31, 2005 and 2004, respectively. Such collateral is not reflected in the consolidated financial statements. Securities owned by participants are marked to market in determining equity for margining purposes.

SCCP is potentially exposed to credit risk arising from nonperformance of its equity specialist margin members in meeting their settlement obligations.

15. Income taxes

Deferred income taxes are recognized for the tax consequences of differences in future years between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on tax laws and statutory tax rates applicable to the periods in which the differences are expected to result in taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

16. Computer software developed or obtained for internal use

The Exchange follows the provisions of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires entities to capitalize direct internal and external costs that meet certain capitalization criteria. Accordingly, the Exchange capitalized $4,095,000 and $4,873,000 in 2005 and 2004, respectively.

17. Comprehensive income

The Exchange follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-operating sources. Other comprehensive income consists of net unrealized gains on investment securities available for sale and minimum pension liability adjustments. The components of other comprehensive (loss) income are as follows:

Year ended December 31, 2005	Before tax amount	Tax expense	Net of tax amount

	(Dollars in thousands)

Unrealized gains on securities:
Unrealized holding gains arising during period	$669	$373	$296
Less reclassification adjustment for gains realized in net income	(132)	(53)	(79)
Unrealized gains on securities	537	320	217
Minimum pension liability adjustment	(1,752)	(685)	(1,067)
Other comprehensive loss, net	$(1,215)	$(365)	$(850)

Year ended December 31, 2004	Before tax amount	Tax expense	Net of tax amount

	(Dollars in thousands)

Unrealized gains on securities:
Unrealized holding gains arising during period	$1,424	$484	$940
Less reclassification adjustment for gains realized in net income	(1,213)	(412)	(801)
Unrealized gains on securities	211	72	139
Minimum pension liability adjustment	471	163	308
Other comprehensive income, net	$682	$235	$447

18. Pension plan

The Exchange funds its pension plan subject to the full funding limitation of the Employee Retirement Income Security Act of 1974. The Exchange follows SFAS No. 132R (revised), Employers’ Disclosures about Pensions and Other Postretirement Benefits.

19. Postretirement health benefit plan

Net postretirement health benefit costs are not funded. The net transition obligation for the plan is being amortized over a 20-year period, and will be fully amortized by January 1, 2013.

20. Advertising costs

The Exchange expenses advertising costs as incurred. Advertising expense was $35,000 and $157,000 for 2005 and 2004, respectively.

21. Reclassifications

Certain reclassifications have been made to the 2004 consolidated financial statements to conform to the 2005 presentation.

Note C—Regulatory directives

Pursuant to investigations conducted by the SEC regarding, among other things, listing and competition-related behavior, and by the United States Department of Justice (DOJ) regarding antitrust, the agencies in the year 2000 entered into settlements with the Exchange and certain other options exchanges.

On September 11, 2000, the SEC issued an Order Instituting Public Administrative Proceedings (the 2000 Order), which accepted the settlement offers of the Exchange and certain other options exchanges, censured them, and among other things, required them to adopt or modify certain rules regarding listing, allocation, harassment or intimidation, order handling, and certain other competition-related behavior. The 2000 Order also required the Exchange, jointly with other defendant exchanges, to establish a consolidated audit trail system, reform the plan by which capacity is procured and allocated and reform the plan by which exchanges list options. The 2000 Order also required the Exchange and other exchanges to enhance their surveillance, investigation, and enforcement processes.

On September 11, 2000, a U.S. district court entered a Proposed Final Judgment (Judgment), which instituted an antitrust proceeding brought by the DOJ and likewise accepted the settlement offers of the Exchange and certain other options exchanges. The Judgment, which was finalized by the court on December 6, 2000, among other things, established periodic reporting requirements, required the Exchange and the other exchanges to designate an Antitrust Compliance Officer and initiate an Antitrust Compliance Program, and prohibited certain agreements between and among the exchanges. The Judgment expires 10 years from the date of its entry.

Note D—Dissolution of PHILADEP

In January 2001, Philadep adopted a Plan of Voluntary Dissolution (the Plan) providing for the cessation of Philadep’s corporate existence pursuant to the Pennsylvania Banking Code of 1965. In connection with the Plan, in February 2001, Philadep and the Exchange entered into an Assumption and Guarantee Agreement (the Assumption Agreement) providing for the Exchange to discharge certain obligations of Philadep not discharged directly by Philadep. Pursuant to the Assumption Agreement, the Exchange assumed Philadep’s obligations under its pension and/or post-retirement benefit plans.

As of December 31, 2002 (the “Final Distribution Date”), by virtue of the Plan and the Assumption Agreement, all funds, assets, and liabilities of Philadep, with a net asset value of $2,185,800, were assigned to and assumed by the Exchange. In 2005, Philadep received tax clearance from the Commonwealth of Pennsylvania and filed Articles of Dissolution with the Pennsylvania Department of Banking in March 2005, the approval of which will serve to terminate the existence of Philadep. In December 2002, the SEC issued an order approving Philadep’s request to withdraw as a registered clearing agency effective as of December 31, 2002. At December 31, 2005 and 2004, the Exchange maintained reserves of $194,000 for potential claims related to dividends and interest on securities that were on deposit with Philadep. The SEC required Philadep to keep a separate minimum reserve of $300,000 to cover potential reorganization claims. In 2000, Philadep was authorized by the SEC to amortize the $300,000 reserve to income over a three-year period.

Note E—Investments

The amortized cost, gross unrealized gains and losses and estimated market values of the Exchange’s investment securities are summarized as follows (dollars in thousands):

2005	Amortized cost	Gross unrealized gain	Gross unrealized losses	Estimated market value

	(Dollars in thousands)

Available-for-sale:
Equity securities	$12,031	$2,515	$228	$14,318
Debt securities	744	22	4	762

	12,775	2,537	232	15,080

Held-to-maturity
Debt securities	$3,158	$—	$37	$3,120

2004	Amortized cost	Gross unrealized gain	Gross unrealized losses	Estimated market value

	(Dollars in thousands)

Available-for-sale:
Equity securities	$9,476	$1,812	$85	$11,203
Debt securities	1,088	42	1	1,129

	10,564	1,854	86	12,232

Held-to-maturity:
Debt securities	$3,246	$—	$31	$3,215

The amortized cost and estimated market value of investment securities, by contractual maturity at December 31, 2005 (in thousands), are shown below:

	Available-for-sale		Held to maturity
(Dollars in thousands)	Amortized cost	Estimated market value	Amortized cost	Estimated market value

Due within five years	$—	$—	$3,158	$3,120
Mortgage-backed securities	744	762	3,158	—
Total debt securities	$744	$762	$3,158	$3,120

Proceeds from the sales of investments and gross gains and losses on such sales for 2005 and 2004 were as follows:

(Dollars in thousands)	2005	2004

Proceeds	$3,908	$12,118
Gross gains	406	1,357
Gross losses	$(2740)	$(144)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2005 (Dollars in thousands):

		Less than 12 months		12 months or longer		Total
Description of Securities	Number of securities	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

Mortgage-backed securities	5	$172	$3	$40	$1	$212	$4
Marketable equity securities	14	1,990	166	183	62	2,173	228
Total temporarily impaired investment securities	19	$2,162	$169	$223	$63	$2,385	$232

Management has considered factors regarding other than temporarily impaired securities and determined that there are no securities that are impaired as of December 31, 2005.

Note F—Investment in affiliate

The Exchange has a minority equity interest in The Options Clearing Corporation (OCC) carried at cost totaling $333,000. In the event the Exchange should cease to be qualified to participate in OCC, OCC has the right to purchase all the shares owned by the Exchange. The shareholders’ agreement provides that the purchase price will be the lesser of the Exchange’s cost or the aggregate book value of the shares.

It is intended that the income of OCC will either be distributed to the member exchanges or retained within OCC. This determination will be made annually by the OCC Board of Directors. As the investment in OCC is not marketable and because there is little likelihood of dividends being distributed to the shareholders, the Exchange will realize its share of OCC’s equity upon ultimate liquidation of OCC, an event not in the foreseeable future. Accordingly, the investment in OCC is carried at the Exchange’s cost. There were no distributions in 2005 and 2004.

Note G—Equipment and leasehold improvements

The Exchange’s investment in equipment and leasehold improvements comprises the following:

(Dollars in thousands)	Estimated useful lives	2005	2004

Equipment	3 to 7 years	$72,703	$83,972
Leasehold improvements	Various	13,452	11,482

		86,155	95,454
Less—accumulated depreciation and amortization		50,553	63,664

		$35,602	$31,790

Note H—Clearing items

The clearing items represent cash, receivables and payables for open securities transactions cleared for participants through SCCP’s clearing system. A summary of the balances at December 31, 2005 and 2004 follows:

(Dollars in thousands)	2005	2004

Cash—restricted	$—	$3
Securities purchased under agreements to resell—restricted	2,515	3,427
Securities purchased under agreements to resell	1,113	2,001
Cash	88	106
Margin accounts, debit balances	3,117	3,836
Miscellaneous accounts, debit balances	1	25
Omnibus accounts with other clearing organizations	161	560
Deposits with other clearing agencies	877	302
	7,872	10,260

Margin accounts, credit balances	852	3,424
Continuous net settlement and other accounts, credit balances	18	17
Participants’ fund	3,392	3,732
Advance from corporate accounts	3,610	3,087

	$7,872	$10,260

SCCP participants are required to contribute to the Participants’ Fund (the Fund). Amounts are dependent upon the nature and volume of services utilized by the participant. The Fund is designed to provide security for participants’ obligations to SCCP, and is available to protect against the possibility of certain losses and as necessary to meet participant fund requirements of NSCC and/or DTC. SCCP determined that each participant’s contribution was in accordance with the formulas approved by the SCCP Board of Directors. All formulas were applied to all SCCP participants on a uniform non-discriminatory basis.

All required contributions to the Fund must be made in cash and SCCP may allocate any portion of the Fund to satisfy DTCC’s participant fund requirements with respect to SCCP’s Omnibus Clearance and Settlement account. Accordingly, at December 31, 2005, SCCP had $877,000 deposited with DTCC, and at December 31, 2004, SCCP had $302,000 deposited with DTCC. SCCP’s excess participant fund cash not used to fund its DTCC participants’ fund requirements is segregated and invested by SCCP in accordance with its rules.

SCCP rebates interest monthly to participants with deposits greater than $50,000 at the average federal funds rate, less one half of a percent. During 2005 and 2004, SCCP rebated $23,000 and $5,000, respectively, in interest, to the participants in accordance with the formulas. The participants’ fund consisted of $3,392,000 and $3,732,000 in cash deposits and securities at December 31, 2005 and 2004, respectively.

Note I—Payment for order flow

In August 2000, the Exchange instituted its original Payment for Order Flow (PFOF) program, charging specialists and registered options traders (ROTs) $1.00/contract for all trades executed against a customer in the top 120 equity options. The Exchange acted as custodian of the process, collecting funds from specialists and ROTs and reimbursing specialists as appropriate. The amount of funds billed above the balance requested by the specialists was rebated to all applicable parties on a pro-rata basis. At December 31, 2005, the Exchange held cash in the amount of $118,000 and receivable and payable balances of $3,000 and $121,000, respectively, related to the original PFOF program. At December 31, 2004, the Exchange held cash in the amount of $116,000 and receivable and payable balances of $-0- and $116,000, respectively, related to the original PFOF program. The Exchange suspended its original program in August 2001.

In November 2002, the Exchange re-instituted a modified PFOF program, which charged ROTs a variable rate between $0.00/contract and $1.00/contract for all trades executed against a customer in the top 120 equity options, and later included a 500 contract cap per individual cleared side of a transaction. The Exchange acted as custodian of the process, collecting funds from ROTs and reimbursing specialists as appropriate. The amount of funds billed above the balance requested by the specialists was rebated to all applicable ROTs on a pro-rata basis. At December 31, 2005, the Exchange held cash in the amount of $4,000 and receivable and payable balances of $57,000 and $61,000, respectively, related to the modified PFOF program. At December 31, 2004, the Exchange held cash in the amount of $44,000 and receivable and payable balances of $61,000 and $105,000, respectively, related to the modified PFOF program.

In August 2004, the Exchange revised its PFOF program to charge ROTs $1.00/contract for equity options on the then top-ranked equity option and $.35/contract for all other equity option trades executed against a customer, subject to a 500 contract cap per individual cleared side of a transaction, if the specialist in that option participated in the PFOF program. The Exchange acted as custodian of the process, collecting funds from ROTs and reimbursing specialists as appropriate. The amount of funds collected above the balance requested by the specialists was rebated to all applicable ROTs on a pro-rata basis. In September 2004, the Exchange charged $1.00/contract on the then top-ranked equity option and $.40/contract for the remaining top 150 equity options for trades executed against a customer, subject to a 500 contract cap per individual cleared side of a transaction, if the specialist in that option participated in the PFOF program. The amount of funds collected above the balance requested by the specialists was carried forward to the next month by option. Excess PFOF funds collected from ROTs but not requested by specialists in connection with the PFOF program in effect in September and October 2004 were later rebated to ROTs on a pro-rata basis. In November 2004, the Exchange charged a PFOF program fee of $.40/contract on all equity options traded on the Exchange other than options on FXI, which were not assessed a PFOF fee, and on the then top-ranked equity option, which continued to be charged $1.00/contract, subject to a 500 contract cap per individual cleared side of a transaction, if the specialist in that option participated in the PFOF program. Rebates to applicable ROTs were also reinstituted. At December 31, 2005, the Exchange held cash in the amount of $5,000 and receivable and payable balances of $2,000 and $7,000, respectively, related to its revised PFOF program. At December 31, 2004, the Exchange held cash in the amount of $430,000 and receivable and payable balances of $379,000 and $809,000, respectively, related to its revised PFOF program.

In October 2005, the Exchange revised its PFOF program to charge specialists, Directed ROTs (DROTs) who participate in the program, and ROTs $0.75/contract for equity options on the then top-ranked equity option and $.60/ contract for all other equity option trades, other than options on FXI which are not assessed a PFOF fee, executed against an electronically delivered customer order executed on the Exchange, subject to a 500 contract cap per individual cleared side of a transaction. The Exchange acts as custodian of the process, collecting funds from specialists, DROTs and ROTs and making payments to order flow providers as directed by specialists and

DROTs. The amount of funds collected above the balance requested by the specialists or DROTs is carried forward to future months by specialist or DROT pool unless the applicable specialist or DROT requests the excess to be rebated on a pro-rata basis to the applicable specialists, DROT or ROT who paid into that pool of funds. The program is in effect as a pilot program that is currently scheduled to expire on May 27, 2006. At December 31, 2005, the Exchange held cash in the amount of $2,196,000 and receivable and payable balances of $2,603,000 and $4,799,000, respectively, related to its current PFOF program.

Note J—Notes payable

The Exchange had no loan obligations at December 31, 2005 or 2004.

During 2005 and 2004, the Exchange maintained two collateralized line of credit facilities. Under these facilities, the Exchange has lines of credit totaling $10,000,000, comprised of agreements of $5,000,000 each at two different banks. Interest on outstanding balances is payable at the prime rate. The Exchange has pledged a minimum of $1,500,000 in marketable securities and certain of its accounts receivable to each bank as collateral for the lines of credit. At December 31, 2005 and 2004, no portion of the lines of credit were used.

During 2001, the Exchange acquired equipment through a capital lease arrangement. Principal payments totaling $46,000 are due in 2006, with interest at 7.7%.

During 2005 and 2004, SCCP maintained two collateralized line-of-credit agreements. Under these agreements, SCCP has lines of credit totaling $40,000,000, comprised of agreements of $20,000,000 each at two different banks. Interest is payable at the federal funds rate plus 1.6%. At December 31, 2005 and 2004, no portion of the lines of credit were used.

The Exchange’s obligations for payment for the settlement of the class action lawsuit pursuant to the original settlement offer had been secured by a bank Letter of Credit (LOC). The LOC expired November 28, 2005 and was not renewed in light of the original settlement offer being replaced by a modified settlement offer pursuant to which the Exchange fulfilled its payment obligations (see Notes O and R).

Note K—Capital contribution

In June 2000, the Exchange implemented a three-year capital contribution program. The program assessed a $1,500/month contribution on owners of the Exchange’s 505 seats to be used to provide funding for technological improvements and other capital needs. Through December 31, 2005, the Exchange had collected $27,186,000 (2005 - $6,000; 2004 - $33,000; 2003 - $4,251,000; 2002 - $9,336,000; 2001 - $8,888,000; 2000 - $4,672,000) from its seat owners. The program expired in May 2003.

Note L—Member credits

In June 2000, the Exchange implemented a member credit program that allowed certain Exchange members to receive a monthly credit of up to $1,000. The credit was applied against fees, dues, charges and other amounts owed to the Exchange, except fines, late fees, out-of-pocket expenses, pass-through costs, capital funding fees, payment for order flow fees, electronic communication network fees and fees for the print subscription of the Phlx guides.

During the years ended December 31, 2005 and 2004, the allowance of the member credit had no impact and a positive impact of $34,000 respectively, on the Exchange’s results of operations. The member credit program was discontinued in May 2003.

Note M—Income taxes

The components of the provision for income taxes are:

	Year ended December 31,
(Dollars in thousands)	2005	2004

Currently payable
Federal	$264	$—
State	677	70
Deferred taxes	(1,928)	—

	$(987)	$70

The 2005 and 2004 provisions for income taxes are different from the amount which would be provided by applying the statutory Federal income tax rate to the loss before income taxes, primarily as a result of permanent book tax differences including equity issued to third parties, dividend income offset by non-deductible items, and the reversal of the valuation allowance recorded on the net deferred tax asset.

Deferred taxes result from federal operating losses, recording depreciation, pension costs, deferred compensation, retiree medical benefits, unrealized gains/losses on investments, and the reserve for possible losses on aged items in different periods for financial accounting and income tax reporting purposes.

The components of the net deferred tax asset/liability recognized in the accompanying consolidated balance sheets are as follows:

	Year ended December 31,
(Dollars in thousands)	2005	2004

Deferred tax assets	$15,793	$12,342
Deferred tax liability	12,548	8,885

Net deferred tax asset before valuation allowance	3,245	3,457
Valuation allowance	(48)	(2,643)

Net deferred tax asset	$3,197	$814

As of December 31, 2005 and 2004, the Exchange had net deferred tax assets relating to research and development credits of $48,000. These credits expire in 2012. In 2005, the Exchange reversed the valuation allowance previously recorded, except for the amounts relating to the research and development tax credits. The reversal of the valuation allowance is due to increased projected net income from increased order flow primarily from the six Strategic Partners. Due to this projected net income, the Exchange believes that it is more likely than not that the net deferred tax asset will be realized. As of December 31, 2005, the Exchange has approximately $7,500,000 of federal net operating losses, expiring through 2024, available to reduce future federal taxable income.

As described in notes P and Q, the Exchange demutualized in 2004 and issued stock in two rounds during 2005. The second round of stock issued on August 16, 2005 triggered an ownership change as defined in Internal Revenue Code (IRC) Section 382. This ownership change limits the amount of net operating losses that the Exchange can utilize annually subsequent to the ownership change date. Under IRC Section 382, the Exchange is limited to net operating losses annually totaling approximately $2,600,000.

The Exchange files a consolidated federal income tax return. It is the Exchange’s policy to calculate all taxes on a separate company basis. Any tax calculated at the Subsidiary level is paid to the parent for subsequent payment to the federal government.

Note N—Employee benefits

1. Pension Plan

The Exchange and SCCP participated in a noncontributory pension plan and postretirement plan covering substantially all employees of the Exchange and its Subsidiaries. The Exchange provides defined benefits which are generally a function of years of service and based on an employee’s average pay over the employee’s career with the Exchange. The postretirement plan provides certain health care and life insurance benefits for retired employees. Substantially all of the Exchange’s employees may become eligible for those benefits if they reach normal retirement age while employed by the Exchange and fulfill other eligibility requirements as specified by the plan.

The funded status of the defined benefit plan and postretirement benefit plan is as follows:

	Pension benefits		Postretirement benefits
	2005	2004	2005	2004

Benefit obligation at December 31	$27,252,000	$22,631,000	$8,595,000	$6,004,000
Fair value of plan assets at December 31	19,883,000	16,219,000	—	—

Funded status	(7,369,000)	(6,412,000)	(8,595,000)	(6,004,000)

Accrued benefit cost recognized in the balance sheets consist of Accrued benefit liability	(4,141,000)	(3,831,000)	(4,196,000)	(3,430,000)
Intangible asset	219,000	303,000	—	—
Accumulated other comprehensive loss	2,988,000	1,236,000	—	—

Net amount recognized	(934,000)	(2,292,000)	(4,196,000)	(3,430,000)

Net periodic pension cost	1,618,000	1,573,000	873,000	937,000
Increase in minimum liability included in other comprehensive loss	1,752,000	(471,000)	—	—
Benefit cost	1,497,000	1,391,000	458,000	459,000
Employer contribution	2,976,000	1,293,000	108,000	110,000
Benefits paid	$411,000	$388,000	$108,000	$110,000

The accumulated benefit obligation for the pension plan at December 31, 2005 and 2004 was $24,024,000 and $20,050,000, respectively.

	Pension benefits		Postretirement benefits
	2005	2004	2005	2004

Weighted-average assumptions used to determine benefit obligation at December 31
Discount rate	5.75%	6.25%	5.75%	6.25%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%

Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31
Discount rate	6.25%	6.25%	6.25%	6.25%
Expected return on plan assets	9.00%	9.00%	NA	NA
Rate of compensation expense	4.50%	4.50%	4.50%	4.50%

Assumed health care cost trend rates related to postretirement benefits at December 31:

	2005	2004

Current trend rate	10.00%	6.00%
Ultimate trend rate	5.00	6.00
Year that the rate reaches the ultimate trend rate	2013	2004

The Exchange’s expected long-term rate on plan assets of 9% is based on the aggregate historical returns of the investments that comprise the defined benefit plan portfolio over the most recent six consecutive year period. The investment strategy of the plan is to achieve an asset allocation balance within planned targets to preserve principal while obtaining an average 9% annual return for the long term.

The Exchange’s strategy is to fund its defined benefit plan obligations. The need for further contributions will be based on changes in the value of plan assets and the movements of interest rates during the year. The Exchange expects to contribute $1,911,000 to the pension plan in 2006. The Exchange’s pension plan asset allocation at December 31, 2005 and 2004, and target allocation for 2006 by category are as follows:

	% of plan assets		Target allocation
Asset category	2005	2004	2006

Equity securities	67%	53%	65%
Fixed income securities	29%	15%	30%
Cash	4%	32%	5%

The following assumed benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Pension benefits	Postretirement benefits

2006	$518,000	$126,000
2007	553,000	135,000
2008	742,000	146,000
2009	830,000	141,000
2010 to 2015	$8,455,000	$1,335,000

2. Supplemental Executive Retirement Plan

The Exchange maintains nonqualified Supplemental Executive Retirement Plans (“Plans”) for certain key executives. The Plans are unfunded. The Exchange has reflected its liability related to the Plans of $960,000 and $563,000 in the accompanying consolidated balance sheets at December 31, 2005 and 2004, respectively.

3. Savings plan

The Exchange and SCCP also participate in a voluntary defined contribution 401(k) plan which covers substantially all of the Exchange and its Subsidiaries’ employees. Employer contributions to this 401(k) plan were $597,000 in 2005 and $561,000 in 2004.

4. Postretirement health benefit plan

The Exchange adopted SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions, as of January 1, 1993. This statement requires the accrual of the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. The transition obligation as of January 1, 1993, was estimated to be $2,617,000, which the Exchange has elected to amortize over 20 years as permitted by SFAS No. 106.

On December 8, 2003, the President signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act provides for an expansion of Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. The Act also provides a federal subsidy to sponsors that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Exchange has concluded that the benefits provided by the plans are actuarially equivalent to Medicare Part D under the legislation, and that the effects of the Act on medical obligations and costs are significant. The Company has chosen the prospective application of FSP SFAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” The remeasurement of the subsidy reduced the Accumulated Postretirement Benefit Obligation by $1,282,000. The effect of the subsidy on the measurement of net periodic postretirement benefit cost is $167,000.

Note O—Commitments and contingencies

1. Operating leases

Rental expense was $3,914,000 in 2005 and $3,689,000 in 2004. Rental expense includes $377,000 in 2005 and $410,000 in 2004, for taxes and maintenance related to leased property.

The Exchange’s minimum future annual rental obligations, exclusive of insurance, maintenance, and other costs, applicable to existing operating leases, are as follows:

Year ending December 31,

2006	$2,565,000
2007	2,780,000
2008	2,780,000
2009	2,780,000
2010 and thereafter	33,708,000

Total	$44,613,000

The Exchange leases equipment under a lease which expires April 2006. The Exchange leases its facilities under leases which are included in the preceding commitment schedule. Two lease agreements expired in May 2005 and two in October 2006, one of which was renewed for an additional 15 year lease term (primary lease). In December 2004, the Exchange renewed its lease agreement for approximately 91,000 square feet of office space at its existing location and in March 2005 and July 2005 the Exchange expanded its space to primarily address the other lease agreements that were expiring in May 2005 and October 2006 and to expand its data center for approximately 56,000 square feet of additional office space. For the primary space, the lease term is 15 years, effective November 1, 2006, and contains a renewal option for extending the agreement for an additional two consecutive five-year terms. The five-year renewal options provide for possible escalation in annual rental costs depending on certain economic factors between now and the exercise periods of the renewal options. The expansion space commenced between June 1, 2005 and November 1, 2005 with free rent periods on certain amounts of space from between three months and seventeen months. It is co-terminus with the primary lease. The landlord reimbursed the Exchange $2,708,000 in 2005 and $2,380,000 from January through February 2006 for tenant improvements made after January 1, 2003. Reimbursement of tenant improvements is recorded as deferred rent credits and will be amortized on a straight-line basis over the 15 year lease renewal term as a reduction of rent expense. The lease agreements include termination options in October 2011 and 2016, subject to a termination fee.

2. Class action settlement

In May 2000, the Exchange settled consolidated class action lawsuits filed against it and certain other exchanges in October 1999 (the Original Settlements). The lawsuits alleged antitrust violations in connection with the listing of options. The Exchange was obligated under its Original Settlement Agreement to pay $2,800,000 (the Original Settlement Amount) to plaintiffs, which was accrued and included in the 2000 Consolidated Statement of Operations in “Other Expenses.” Payment of the Original Settlement Amount was secured by a letter of credit issued by a bank, which was renewed every year since 2001 and expired on November 28, 2005 and was not renewed due to the Original Settlement Agreement being replaced by a Modified Settlement Agreement, as described below.

In February 2001, the Court before whom the class action was filed issued an order granting a summary judgment motion filed by all Exchanges on the grounds that the Exchanges are entitled to implied immunity from liability under the antitrust laws. In April 2001, the Court issued an order stating that, as a result of its granting summary judgment, it does not have jurisdiction to entertain the plaintiffs’ request to preliminarily approve the proposed settlement, and thus denied the plaintiffs’ motion for approval of the settlement. The plaintiffs in April and May 2001 appealed the Court orders. In January 2003, after appellate briefing and oral argument, the Appellate Court issued a decision in which it a) affirmed the Court’s dismissal of the class action complaint on the basis of implied repeal, and b) vacated the Court’s order stating that it did not have jurisdiction to hear motions for preliminary approval of the settlements and remanded the matter to the Court to entertain such motions. The plaintiffs filed a petition with the Court of Appeals for panel rehearing and for rehearing en banc. This petition was denied.

In February 2004, the plaintiffs filed a motion with the Court seeking preliminary approval of the Original Settlements including the Exchanges. In July 2004, the Court issued a complex order and decision regarding the Original Settlements wherein, among other things, the court agreed with certain objections to the settlement while approving the original settlement of one of the exchange defendants. In January 2006, Phlx, the other exchange defendants and several market maker defendants submitted to the Court a Modified Settlement Agreement that was complemented by supplemental settlement agreements of additional defendants (collectively the Modified Settlement Agreement). On February 8, 2006, the Court entered an order preliminarily approving the Modified Settlement Agreement and scheduling May 22, 2006, for consideration of final approval of the settlement. Pursuant to the Modified Settlement Agreement the Exchange is obligated to pay a Modified Settlement amount that is significantly reduced from the Original Settlement Amount. On February 21, 2006, the Exchange paid the Modified Settlement Amount in full into the settlement fund. The Exchange cannot predict the timing and final outcome of the settlement approval process.

3. Other

In December 2003, six purported trading firms sued the Exchange and other options exchanges, ROTs, and specialists in federal court in Chicago, alleging improper handling of options orders placed by these firms. The case was dismissed by order of the court on March 30, 2005, but plaintiffs were permitted to amend their complaint excluding antitrust allegations. Other similarly situated plaintiffs filed similar complaints against PHLX, among others, on September 28, 2005 and September 30, 2005, respectively. All of these have been consolidated with this first case. Plaintiffs have filed their amended complaint (without antitrust claims) with allegations very similar to the original complaints and defendants have filed a motion to dismiss on January 6, 2006. The court has not ruled on this motion to dismiss.

In 1998, a member of the Exchange, Joseph Carapico, and the entity through which he trades securities at the Exchange, filed suit against the Exchange in Pennsylvania Common Pleas Court. The suit was amended in 2003 to request the Court to appoint a custodian to conduct the business of the Exchange, direct defendants to provide immediate notice to members of the commencement of any exploratory talks regarding certain corporate transactions, declare whether any fundamental transaction that might be undertaken by the Exchange was lawful, and enjoin the Exchange from pursuing certain mergers, sales of assets, conversions, or other transfers. On October 6, 2004, the Court granted a summary judgment against the Plaintiffs and dismissed the case with prejudice. Plaintiffs filed a notice of appeal to the Superior Court of Pennsylvania on November 4, 2004. On February 24, 2006, the Superior Court affirmed the Summary Judgment against Mr. Carapico and his trading entity.

SCCP is a participant of NSCC and as such submits and guarantees activity of certain of the Exchange’s members for clearance through the SCCP omnibus account. SCCP is entitled to all of the services and benefits of a participant of NSCC and is subject to all of the liabilities of a participant. The Exchange guarantees to NSCC all liabilities and/or obligations of SCCP to NSCC which now, or in the future may arise including liabilities and obligations which may arise from SCCP’s membership in DTC.

In 2003, the Commonwealth of Pennsylvania notified the Exchange that it is subject to the Pennsylvania Corporate Net Income (CNI) and Capital Stock/Franchise (CS/F) taxes beginning with the 1998 tax year. Prior to 2003, the Exchange had never filed or paid the above taxes as management believed that the Exchange was not subject to the above taxes due to the Exchange’s not-for-profit status. The amount of the deficiency claimed by the Commonwealth as a result of the above taxes was $1,041,000 (including interest and penalties of $260,000). Management contacted officials of the Commonwealth of Pennsylvania regarding Pennsylvania’s determination that the Exchange is subject to the above taxes. Management had determined that $780,000 was the maximum amount the Exchange would have to pay to the Commonwealth of Pennsylvania related to these taxes. The Exchange had $780,000 accrued on its books at December 31, 2003. The amount of $780,000, which excludes interest and penalties, was paid to the Commonwealth of Pennsylvania in 2004 pending the outcome of continued discussions with the Commonwealth. In August 2005, this issue was resolved in the Exchange’s favor and the Commonwealth of Pennsylvania reimbursed the Exchange $992,000 representing CNI and CS/F taxes paid from 1998 through 2003.

In March 2004, the Exchange received a request for documentation from the SEC’s Division of Enforcement related to the Exchange’s surveillance, investigation, and enforcement functions. The request is being held in abeyance by the SEC pending the outcome of discussions between the Exchange and the SEC. The Exchange cannot at this time predict the timing or ultimate resolution of this matter.

The Exchange is a third-party beneficiary to a Letter of Intent (LOI) dated March 18, 2004, between PBOT and Susquehanna Investment Group, L.P., pursuant to which the parties intended to enter into a Joint Development Agreement (JDA). Because the parties did not execute a JDA before March 18, 2005, either party may terminate the LOI upon written notice to the other.

In August 2003, the Exchange entered into an exclusive license agreement with The Nasdaq Stock Market, Inc. (Nasdaq) for listing and trading options on the Nasdaq Composite Index which began on March 22, 2004. The initial term of the agreement is for three years. Under the agreement, the Exchange is responsible for paying a license fee per contract traded, but must pay Nasdaq a minimum of $1,250,000 during the three-year term of the agreement. A member organization committed to cover any shortfall owed by the Exchange to Nasdaq. Pursuant to a termination and release notice, dated February 17, 2006, Nasdaq and the Exchange released each other from all obligations in this agreement and the Exchange agreed to pay Nasdaq $320,000 in final satisfaction. A member organization is committed to reimbursing the Exchange for such amount.

The Exchange has entered into employment agreements with certain employees. In addition to base salaries, the agreements provide for retention, and in part, incentive bonuses based on criteria established by the Board of Governors.

In the normal course of its business, the Exchange is exposed to asserted and unasserted claims. In the opinion of management, the resolution of these matters will not have a material adverse affect on the Exchange’s consolidated financial position, results of operations or cash flows.

Note P—Demutualization

A formal plan of demutualization was approved by the Board of Governors in October 2003 and by the seat owners and members, in separate votes, in November 2003. On January 16, 2004, the SEC approved the demutualization whereby the Exchange would be converted from a Delaware non-stock corporation whose certificate of incorporation prohibited the payment of dividends into a Delaware stock corporation that is permitted to pay dividends and the transaction was completed on January 20, 2004.

As a result of the demutualization, the Exchange is authorized to issue (i) 1,000,000 shares of common stock, 50,500 shares of which are designated Class A Common Stock and 949,500 shares of which are designated Class B Common Stock (collectively, the Common Stock), and (ii) 100,000 shares of preferred stock, all with a par value of $.01 per share. Each Exchange membership was converted in the demutualization into 100 shares of Class A Common Stock of Philadelphia Stock Exchange, Inc., the surviving stock-form corporation, for an aggregate of 50,500 shares. In connection with the demutualization, no shares of Class B Common Stock were issued and, as described below, one share of Series A Preferred Stock was issued.

Off-floor and non-industry Governors of the Exchange are elected by the holders of the Common Stock. On-floor Governors are chosen, and their removal may be directed, by the members (permit holders) of the Exchange. All voting rights of a member are exercised through the member organization with which the member is primarily affiliated. The on-floor Governors who are chosen by the members are formally elected at the annual meeting of stockholders by the Phlx Member Voting Trust (the Trust), a Delaware statutory trust whose trustee is an independent institution that is required to vote in accordance with the vote of the Exchange’s members. In connection with the demutualization, one share of Series A Preferred Stock of the Exchange was issued to the Trust, the sole purpose of which is to allow the Trust to vote for the election or removal of on-floor Governors as directed by a member vote. Except for the election and removal of on-floor Governors, and subject to the rights of any class or series of preferred stock if and when issued, the Common Stock retains all voting rights of the stockholders of the Exchange.

The holders of the Common Stock will have all dividend and other distribution rights of stockholders in the Exchange, subject to the rights of any class or series of preferred stock, if and when issued. The Series A Preferred Stock does not have any dividend rights. The Exchange’s by-laws prohibit the payment of dividends from revenues received by the Exchange from regulatory fines, fees or penalties.

As a result of the demutualization, membership and trading privileges on the Exchange are represented by trading permits issued to qualified persons for a periodic fee. All members of the Exchange in good standing immediately prior to the demutualization were given the opportunity to obtain trading permits, and the Exchange is authorized to issue additional trading permits to individuals who seek membership and trading privileges.

As a result of the demutualization, members’ equity (totaling $45,492,000) and pre-demutualization net income generated through January 20, 2004 (totaling $1,117,000) were allocated to additional paid-in-capital, one share of Series A Preferred Stock, and 50,500 shares of Class A Common Stock.

Note Q—Equity

1. Strategic partners

As approved by the Board of Governors on June 15, 2005, the Exchange, on June 16, 2005, entered into strategic alliances with Merrill Lynch, Pierce, Fenner & Smith and Citadel Derivatives Group (the “First Round Strategic Partners”). Pursuant to the terms of each transaction and in exchange for a cash purchase price of $7.5 million, each First Round Strategic Partner acquired (i) shares of Class B Common Stock representing 10% of the number of shares of Common Stock outstanding (or available for issuance to management pursuant to the Phlx’s management incentive plan) immediately after and taking into account the closing of the First Round Strategic Alliances and (ii) a warrant (a “First Round Warrant”) to acquire, for nominal consideration, additional shares of Class B Common Stock such that, together with the shares already owned by the investor, the investor would own shares representing up to 19.9% of the shares of Common Stock outstanding (or available for issuance to management pursuant to the Exchange’s management incentive plan) immediately after and taking into account the exercise of such First Round Warrant (with provision made, through a “Shortfall Warrant” if the issuance thereof is necessary, to maintain the right to acquire such 19.9% if any dilutive warrants, options, convertible securities or other similar rights are outstanding at the time the First Round Warrant is exercised).

As approved by the Board of Governors on August 12, 2005, the Exchange on August 16, 2005, entered into strategic alliances with Citigroup Financial Products, Inc., Credit Suisse First Boston Next Fund, Inc, UBS Securities, LLC (collectively, the “5% Investors”) and Morgan Stanley & Co., Incorporated (“Morgan Stanley”) (together with the 5% Investors, the “Second Round Strategic Partners”). Like the First Round Strategic Partners, Morgan Stanley acquired, pursuant to the terms of the transaction and in exchange for a cash purchase price of $7.5 million, (i) shares of Class B Common Stock representing 10% of the number of shares of Common Stock outstanding (or available for issuance to management pursuant to the Exchange’s management incentive plan) immediately after and taking into account the closing of the Second Round Strategic Alliances and (ii) a warrant (a “Second Round Warrant” and, together with the First Round Warrants, the “Warrants”) to acquire, for nominal consideration, additional shares of Class B Common Stock such that, together with the shares already owned by Morgan Stanley, it would own shares representing up to 19.9% of the shares of Common Stock outstanding (or available for issuance to management pursuant to the Exchange’s management incentive plan) immediately after and taking into account the exercise of such Second Round Warrant (with provision made, through a “Shortfall Second Round Warrant” if the issuance thereof is necessary, to maintain the right to acquire such 19.9% if any dilutive warrants, options, convertible securities or other similar rights are outstanding at the time the Second Round Warrant is exercised).

Pursuant to the terms of the transaction and in exchange for a cash purchase price of $3.75 million, the 5% Investors acquired (i) shares of Class B Common Stock representing 5% of the number of shares of Common Stock outstanding (or available for issuance to management pursuant to the Exchange’s management incentive plan) immediately after and taking into account the closing of the Second Round Strategic Alliances and (ii) a Second Round Warrant to acquire, for nominal consideration, additional shares of Common Stock such that, together with the shares already owned by such 5% Investors, each 5% Investor would own shares representing up to 9.9% of the shares of Common Stock outstanding (or available for issuance to management pursuant to the Exchange’s management incentive plan) immediately after and taking into account the exercise of such Second Round Warrant (with provision made, through a “Shortfall Second Round Warrant” if the issuance thereof is necessary, to maintain the right to acquire such 9.9% if any dilutive warrants, options, convertible securities or other similar rights are outstanding at the time the Second Round Warrant is exercised).

As a result of the Second Round Strategic Alliances, the Board of Governors issued an additional 3,156 shares of Class B Common Stock to each of the First Round Strategic Partners, in order to restore their Common Stock ownership to 10% after taking into account the Second Round Strategic Alliances.

The number of additional shares of Common Stock that may be issued pursuant to a First or Second Round Warrant and any Shortfall First or Second Round Warrant will vary depending on whether the First or Second Round Strategic Partner holding such First or Second Round Warrant meets the specific performance criteria set forth in the First or Second Round Warrant, which require that the First or Second Round Strategic Partner trade an agreed-upon number of option contracts, subject to certain exceptions, on the Exchange on a daily basis over a specified period of months.

As a result of the above transactions, the Exchange issued 45,450 shares of Class B Common Stock to the six Strategic Partners described above for $33,750,000. Additionally, the Exchange recognized warrant expense of $17,835,000 related to the fair market value associated with the Strategic Partners meeting their performance criteria and earning additional Class B Common Stock under their Warrants and is included in equity granted to third parties and additional-paid-in-capital in the accompanying consolidated statements of operations and consolidated balance sheets, respectively.

2. Tender offer—treasury shares

In the Exchange’s Offer to Purchase (“Offering”) dated September 22, 2005 that expired on October 26, 2005, the Exchange offered to purchase for cash up to 16,700 shares of its Class A Common Stock at a price per share of $900. The Offering was approved by the Board of Governors on August 12, 2005. As a result of this Offering, the Exchange purchased 3,600 shares of Class A Common Stock for $3,240,000.

Note R—Subsequent events

1. Class action settlement

On February 21, 2006, the Exchange fully paid the Modified Settlement Amount into the class action settlement fund (see note O).

2. Exercise of warrants

In January 2006, Citadel Derivatives Group, LLC met all of their performance criteria under the warrants issued to them on June 15, 2005 (see Strategic Partners under Note Q). Citadel Derivatives Group, LLC exercised their warrant on February 14, 2006 and the Exchange issued to them 10,334 shares of Class B Common Stock.

3. Dooner v. Philadelphia Stock Exchange, Inc., et al

William and Maureen Dooner, husband and wife, filed suit against the Exchange, among others, on May 28, 2004 in the Court of Common Pleas, Philadelphia County primarily alleging that the Exchange had provided negligent security on its trading floor which resulted in bodily injury and other harm to Mr. Dooner (and a loss of consortium for his wife). Mr. Dooner alleges that he was pulled to the ground, striking his head, by another trader in a trading crowd which action arose out of a disagreement over positioning within a trading crowd. On March 3, 2006, a jury awarded Mr. and Mrs. Dooner a total of $1,935,000 of which the Exchange was held liable for $967,500 (50%). The Exchange is appealing this verdict. Zurich North America has and will fully indemnify the Exchange.

4. Real estate transactions

In connection with a proposed transaction, PHLX has formed the following three entities: (i) Market 1900 Associates GP, LLC a Pennsylvania limited liability company (“Market GP”), (ii) 1900 Market GP, LLC, a Delaware limited liability company (“General Partner”) and (iii) Market 1900 Associates, L.P., a Pennsylvania limited partnership (“Limited Partner”). The transaction involves the acquisition by General Partner and Limited Partner of certain partnership interests in an entity whose primary asset is real estate. Although PHLX is the sole owner of Market GP, General Partner and Limited Partner at the time PHLX formed these entities, upon the closing of the proposed transaction, these entities may be owned in whole or in part by another party unaffiliated with PHLX.

5. Carapico v. Frucher, et al

PennMont Securities, a shareholder of PHLX, filed suit on December 22, 2005 against five individuals: Meyer Frucher, PHLX’s Chairman and Chief Executive Officer; William Briggs, PHLX’s Executive Vice President; Norman Steisel, PHLX’s Executive Vice President and Chief Operating Officer; and Kevin Foley and Christopher Nagy, former members of PHLX’s Board of Governors. PHLX is advancing defense expenses to the Defendants in accordance with its Restated Certificate of Incorporation and By-Laws. The complaint alleges mismanagement from the mid 1990s forward and alleges direct and derivative claims under the Racketeer Influenced and Corrupt Organizations Act and nine common law causes of action. The complaint seeks monetary damages for plaintiffs and fellow shareholders. Defendants have filed a motion to dismiss the complaint on multiple grounds.

Report of Grant Thornton LLP, independent auditors

Board of Governors and Members

The Philadelphia Stock Exchange, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of the Philadelphia Stock Exchange, Inc. and Subsidiaries (the Exchange) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Exchange’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Exchange’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Exchange as of December 31, 2006 and 2005, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note B.23 to the consolidated financial statements, the Exchange adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106 and 132(R) as of December 31, 2006.

Grant Thornton LLP

Philadelphia, Pennsylvania

April 16, 2007

Philadelphia Stock Exchange, Inc.

Consolidated balance sheets

	December 31,
(Dollars in thousands)	2005	2006

Assets

Current assets
Cash and cash equivalents	$45,086	$50,676
Restricted cash	2,807	6,048
Accounts receivable, net Members	6,906	6,563
Payment for order flow	2,665	4,294
Others	2,380	2,843
Prepaid and other assets	1,943	3,149
Deferred income taxes	1,046	232

Total current assets	62,833	73,805

Clearing and depository items	7,872	7,192

Other assets
Advance to clearing accounts	3,610	3,607
Investments available for sale, at market	15,080	15,337
Investments held to maturity, at amortized cost	144	110
Investments held to maturity, at amortized cost—restricted	3,014	3,023
Investment in affiliate	333	333
Equipment and leasehold improvements, net of accumulated depreciation and amortization	35,602	42,318
Other assets	1,098	369
Deferred income taxes, net	2,151	9,112

Total other assets	61,032	74,209

Total assets	$131,737	$155,206

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt and capital lease obligation	46	—
Accounts payable and other liabilities	20,418	14,385
Payment for order flow	4,988	9,833
Deferred revenue	6,829	7,120
Deferred credits	114	451
Covered sale fee payable	614	355

Total current liabilities	33,009	32,144

Clearing and depository items	7,872	7,192

Accounts payable and other liabilities	7,464	15,899
Deferred credits	3,151	4,977
Supplemental executive retirement plans	960	3,953

	11,575	24,829

Total liabilities	52,456	64,165

Shareholders’ equity
Preferred Stock, $0.01 par value, 100,000 shares authorized, 1 share issued and outstanding	—	—
Common Stock, Class A, $0.01 par value, 50,500 shares authorized, 46,900 shares issued and outstanding	1	1
Common Stock, Class B, $0.01 par value, 949,500 shares authorized, 394,604 shares issued and outstanding at December 31, 2006; 45,450 shares issued and outstanding at December 31, 2005	1	4
Additional paid-in-capital	98,196	113,614
Accumulated other comprehensive loss	(478)	(3,715)
Accumulated deficit	(15,199)	(15,623)

	82,521	94,281
Treasury stock	(3,240)	(3,240)

Total shareholders’ equity	79,281	91,041

Total liabilities and shareholders’ equity	$131,737	$155,206

Philadelphia Stock Exchange, Inc.

Consolidated statements of operations

	Year ended December 31,
(Dollars in thousands)	2005	2006

Revenues
Transaction fees	$53,554	$75,710
Other services
Clearing and settlement	3,041	2,252
Security price data and floor charges	6,756	10,673
Regulatory fees	11,074	10,350
Dividend and interest income	1,438	2,889
Gain on real estate transaction	—	5,738
Other	6,959	5,934

Total revenues	82,822	113,546

Operating expenses
Staffing costs	39,743	46,829
Data processing and communication costs	8,352	10,505
Depreciation and amortization	12,231	11,862
Occupancy costs	4,150	4,999
Professional services	6,850	7,927
License costs	1,658	1,730
Equity issued to third parties	17,835	15,449
Other	6,939	5,320

Total operating expenses	97,758	104,621

Income (loss) before income tax expense (benefit)	(14,936)	8,925
Income tax expense (benefit)	(987)	9,349

Net loss	$(13,949)	$(424)

Philadelphia Stock Exchange, Inc.

Consolidated statements of shareholders’ equity

	Years ended December 31, 2006 and 2005
	Preferred stock		Class A common stock		Class B common stock		Additional paid-in	Comprehen- sive income	Accumulated other	Accumulated treasury	Total stock- holders’
(Dollars in thousands, except share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	capital	(loss)	deficit	stock	equity

Balance, December 31, 2004	1	$—	50,500	$1		$—	$46,608	$372	$(1,250)	$—	$45,731
Change in treasury seats	—	—	—	—	—	—	(3)	—	—	—	(3)
Purchase of 3,600 shares of treasury stock	—	—	(3,600)	—	—	—	—	—	—	(3,240)	(3,240)
Capital contributions	—	—	—	—	—	—	6	—	—	—	6
Issuance of Class B Common Stock	—	—	—	—	45,450	1	33,750	—	—	—	33,751
Issuance of warrants	—	—	—	—	—	—	17,835	—	—	—	17,835
Net loss	—	—	—	—	—	—	—	—	(13,949)	—	(13,949)
Other comprehensive loss, net of reclassifications and taxes	—	—	—	—	—	—	—	(850)	—	—	(850)
Total comprehensive loss											$(14,799)

Balance, December 31, 2005	1	—	46,900	1	45,450	1	$98,196	(478)	(15,199)	(3,240)	79,281

Change in treasury seats	—	—	—	—	—	—	(28)	—	—	—	(28)
Capital contributions	—	—	—	—	—	—	2	—	—	—	2
Issuance of Class B Common Stock	—	—	—	—	349,154	3	(5)	—	—	—	(2)
Issuance of warrants	—	—	—	—	—	—	15,449	—	—	—	15,449
Effect of adoption of SFAS No. 158, net of taxes	—	—	—	—	—	—	—	(3,273)	—	—	(3,273)
Net loss	—	—	—	—	—	—	—	—	(424)	—	(424)
Other comprehensive income, net of reclassifications and taxes	—	—	—	—	—	—	—	36	—	—	36

Total comprehensive loss											$(388)

Balance, December 31, 2006	1	$—	46,900	$1	394,604	$4	$113,614	$(3,715)	$(15,623)	$(3,240)	$91,041

Philadelphia Stock Exchange, Inc.

Consolidated statements of cash flows

	Year ended December 31,
(Dollars in thousands)	2005	2006

Cash flows from operating activities:
Net loss	$(13,949)	$(424)
Adjustments to reconcile net loss to net cash provided by operating activities
Amortization/accretion of bond premiums/discounts	(14)	29
Depreciation and amortization	12,231	11,862
Equity issued to third parties	17,835	15,449
Provision for rebates, discounts and allowances	142	80
Gain on real estate transaction		(5,738)
Non cash compensation expense		5,095
Settlement of class action lawsuit		(3,406)
Realized gain on sale of investments	(132)	(944)
Loss on disposal of fixed assets	517	1,135
Supplemental executive retirement plan	397	891
Deferred taxes	(1,928)	(3,339)
Changes in operating assets and liabilities:
Accounts receivable	(1,119)	(200)
Prepaid and other assets	(1,663)	(477)
Accounts payable and other liabilities	10,262	(3,539)
Deferred credits	3,265	2,163
Deferred revenue	(777)	291
Covered sale fee payable	(99)	(259)

Net cash provided by operating activities	24,968	18,669

Cash flows from investing activities:
Proceeds from sale of investments	3,908	9,250
Proceeds from sale of real estate	—	5,738
Purchase of investments	(5,884)	(8,260)
Increase in restricted cash	(1,773)	(25)
Capital expenditures	(16,559)	(19,713)
Increase in advance to clearing accounts, net	(523)	3

Net cash used in investing activities	(20,831)	(13,007)

Cash flows from financing activities:
Repayments of long-term debt	(132)	(46)
Capital contributions	6	2
Proceeds from issuance of Class B common stock	33,750	—
Purchase of treasury stock	(3,240)	—
Change in treasury seats	(3)	(28)

Net cash (used in) provided by financing activities	30,381	(72)

Increase in cash and cash equivalents	34,518	5,590
Cash and cash equivalents at beginning of year	10,568	45,086

Cash and cash equivalents at end of year	$45,086	$50,676

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$18	$5

The accompanying notes are an integral part of these consolidated financial statements.

Philadelphia Stock Exchange, Inc.

Notes to consolidated financial statements

December 31, 2006 and 2005

Note A—Organization and operations

The Philadelphia Stock Exchange, Inc. (the “Exchange”) provides a marketplace and facilities for the trading of equity securities, equity option, index option, and foreign currency option products for its members. On January 20, 2004, the Exchange demutualized and was converted from a Delaware non-stock corporation into a Delaware stock corporation, as more fully described in note O (Demutualization). The Exchange’s subsidiaries include the Stock Clearing Corporation of Philadelphia (SCCP), the Philadelphia Board of Trade (PBOT), Advanced Tech Source (ATS), and Phlx Investment Product Services (PIPS). SCCP provides an interface clearing arrangement between certain of the Exchange’s floor members and specialists and National Securities Clearing Corporation (NSCC), and also provides margin services to certain specialists/market makers. Pursuant to a 1997 Securities and Exchange Commission (SEC) order, the Exchange, SCCP, NSCC, and The Depository Trust Company (DTC) entered into an agreement whereby SCCP provides limited clearing services. SCCP’s limited clearing services are facilitated through an omnibus account with NSCC and do not include the maintenance or offering of continuous net settlement accounts for its participants. The Exchange and SCCP are subject to regulatory oversight by the SEC. PBOT is subject to oversight by the Commodity Futures Trading Commission and operates as a designated contract market, which allows PBOT to list and trade various futures contracts. PBOT also engages in the distribution of market data products, including futures trading market data and sector index spot and settlement values data. PIPS was organized to develop and to act as sponsor of unit investment trusts to be listed and traded on the Exchange. ATS was organized to provide outsourced data processing services.

On November 10th, 2006, PHLX launched an all-electronic equities exchange, creating an efficient marketplace for executing, displaying, and routing orders in all National Market System Stocks. In addition, the SEC introduced Regulation NMS, designed to enhance and modernize the regulatory structure of the existing national market system (“NMS”). Fundamentally different than floor-based trading, the new equity-trading model is designed in compliance with Regulation NMS, as well as competes with a new technology platform named “XLE.”

Note B—Summary of significant accounting policies

1. Basis of presentation

The consolidated financial statements include the accounts of the Exchange and its subsidiaries, SCCP, PBOT, ATS, and PIPS. Significant intercompany accounts and transactions have been eliminated in consolidation.

2. Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Cash and cash equivalents

All highly liquid investments purchased with an original maturity of three months or less are considered cash equivalents.

The Exchange periodically maintains cash balances at a financial institution in excess of the $100,000 Federal Deposit Insurance Corporation insurance limit.

4. Revenue recognition

Transaction fees and the majority of clearing and settlement service fees relate to trades executed or cleared through the Exchange and its subsidiaries and are recorded on a settlement date basis. Regulatory fees include annual registered representative registration renewal fees and initial, transfer and termination fees from parties that are members of the Exchange. The renewal registration fees are billed annually and collected by the National Association of Securities Dealers (NASD) and remitted to the Exchange in December preceding the effective year, and are deferred and recognized monthly over the course of the effective year. Registered representative initial registration, transfer and termination fees are also billed and collected by NASD and are remitted monthly to the Exchange and recognized in the month they are assessed to the member. Security price data revenue includes distributions from the Exchange’s participation in the Consolidated Tape Association, the Nasdaq UTP Plan and the Options Price Reporting Authority and PBOT’s market data revenue from sale of the Exchange’s data associated with the current and closing index spot values and the settlement values for the Exchange and SIG Sector Indices and are accrued and recognized in the month the revenue is earned. Floor charges consist predominantly of trading post rental fees and other fees related to operating a trading floor and other revenue includes permit and Foreign Currency Options (FCO) participation fees, which are accrued and recognized in the month the services are provided.

5. Accounts receivable

The Exchange’s accounts receivable are primarily due from monthly transaction fees and member fees. Credit is extended based on evaluation of customers’ financial condition and, generally, collateral is not required. Accounts receivable are stated in the consolidated financial statements at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the payment terms are considered past due. The Exchange determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Exchange’s previous loss history, the obligor’s current ability to pay its obligation to the Exchange, and the condition of the general economy and the industry as a whole. The Exchange writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

6. Investments

Investments classified as available for sale are stated at market value, and any net unrealized gain or loss is reported as a separate component of equity, net of deferred income taxes. Market value was obtained based on available quoted market prices as of December 31, 2006 and 2005. Debt securities for which the Exchange has the intent and ability to hold to maturity are classified as held to maturity and are valued at cost adjusted for the amortization/accretion of premiums/discounts computed by the interest method. Gain or loss recognized on sales of securities are based on the specific classification method and are recorded as of the trade date.

7. Equipment and leasehold improvements

Equipment and leasehold improvements are carried at cost less allowances for accumulated depreciation and amortization. Depreciation of furniture and equipment is provided using the straight line method over the estimated useful lives of the applicable assets. Leasehold improvements are amortized over the lesser of the lease term or the useful life of such improvements.

8. Restricted cash

The Exchange has classified cash totaling $12,000 and $9,000 as restricted at December 31, 2006 and 2005, respectively, representing capital contributions from owners of exchange memberships used for funding technological improvements and other capital needs including principal payments with respect to certain loans, as more fully described in note K (Capital Contribution). The Exchange has classified cash totaling $5,539,000 and $2,323,000 as of December 31, 2006 and 2005, respectively, as restricted, representing funds collected from market makers and specialists for the purpose of making qualifying payments for order flow, as more fully described in note I (Payment for order flow). Additionally, the Exchange has classified $497,000 and $475,000 as restricted at December 31, 2006 and 2005, respectively, representing SCCP restricted cash, deposits and escrow amounts.

All SCCP participant funds are maintained in cash, cash equivalents, or short-term investments, except for amounts utilized to satisfy the Depository Trust & Clearing Corporation (DTCC) participant fund requirements with respect to SCCP’s omnibus clearance and settlement accounts. At December 31, 2006 and 2005, the participant funds were invested in overnight reverse repurchase agreements.

9. Deferred revenue

The Exchange has classified amounts totaling $7,120,000 (comprised of regulatory fees of $7,116,000, PBOT member dues of $4,000 and listing fees of $-0-) and $6,829,000 (comprised of regulatory fees of $6,809,000 and listing fees of $20,000) as deferred income at December 31, 2006 and 2005, respectively. Additionally, PBOT billed $16,000 in 2004 that was not earned until 2005. Deferred income is amortized to income over the applicable future year.

10. Deferred credits

The Exchange has classified amounts totaling $5,428,000 (comprised of rent credits of $4,977,000 and depreciation credits of $451,000) and $3,265,000 (comprised of rent credits of $2,708,000 and depreciation credits of $557,000) as deferred credits at December 31, 2006 and 2005, respectively. The deferred rent credit (see note N. I) represents the tenant improvement allowance paid to the Exchange and will be amortized over the life of the lease renewal. The deferred depreciation credit represents a reimbursement of equipment purchases and internally developed software expenses related to development of PBOT’s trading platform (see note N.3) and will be amortized over the life of the equipment and software.

11. Securities purchased under agreements to resell

Relative to SCCP, transactions involving purchases of securities under agreements to resell (reverse repurchase agreements or reverse repos) are accounted for as collateralized financings except where SCCP does not have an agreement to sell (or purchase) the same, or substantially the same, securities before maturity at a fixed or determinable price. It is the policy of SCCP to obtain possession of or the legal right to collateral with a market value equal to or in excess of the principal amount loaned under reverse repurchase agreements. Collateral is valued daily, and SCCP may require counterparties to deposit additional collateral or return pledges when appropriate. As of December 31 , 2006 and 2005, SCCP had open reverse repos, which amounted to $3,719,147 and $3,628,594, respectively, reflected in clearing and depository items on the balance sheet. The value of securities taken as collateral for these contracts was $3,905,105 and $3,810,023 at December 31, 2006 and 2005, respectively.

12. Government and government agency securities

Government securities, which are expected to be held until maturity, are stated at cost and adjusted for the amortization of premiums computed by the interest method, which approximates fair value. SCCP maintains a $3,000,000 reserve fund that is invested in government securities. At December 31, 2006 and 2005, this reserve fund was part of investments held to maturity, which totaled $3,022,533 and $3,013,640, respectively. Pursuant to SCCP rules, the reserve fund is to be used to cover all reasonably anticipated operating expenses of SCCP and must be replenished within 60 days of the use of such monies.

13. Participants’ securities transactions

SCCP’s participants’ securities transactions are reported on a settlement date basis.

14. Participants’ margin accounts

Relative to SCCP, margin accounts receivable from and payable to participants include amounts due on cash and margin transactions. Securities owned by participants and held as collateral for receivables were valued at $3,440,000 and $4,085,000 at December 31, 2006 and 2005, respectively. Such collateral is not reflected in the consolidated financial statements. Securities owned by participants are marked to market in determining equity for margining purposes.

SCCP is potentially exposed to credit risk arising from nonperformance of its margin members in meeting their settlement obligations.

15. Income taxes

Deferred income taxes are recognized for the tax consequences of differences in future years between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on tax laws and statutory tax rates applicable to the periods in which the differences are expected to result in taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

16. Computer software developed or obtained for internal use

The Exchange follows the provisions of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires entities to capitalize direct internal and external costs that meet certain capitalization criteria. Accordingly, the Exchange capitalized $5,081,000 and $4,095,000 in 2006 and 2005, respectively.

17. Comprehensive income

The Exchange follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-operating sources. Other comprehensive loss consists of net unrealized gains on investment securities available for sale and pension and postretirement plan adjustments. The components of other comprehensive loss are as follows:

	Year ended December 31, 2005
(Dollars in thousands)	Before tax amount	Tax expense (benefit)	Net of tax amount

Unrealized gains on securities:
Unrealized holding gains arising during period	$669	$373	$296
Less reclassification adjustment for gains realized in net income	(132)	(53)	(79)
Unrealized gains on securities	537	320	217
Minimum pension liability adjustment	(1,752)	(685)	(1,067)
Other comprehensive loss, net	$(1,215)	$(365)	$(850)

	Year ended December 31, 2006
(Dollars in thousands)	Before tax amount	Tax expense (benefit)	Net of tax amount

Unrealized gains on securities:
Unrealized holding gains arising during period	$1,252	$703	$549
Less reclassification adjustment for gains realized in net income	(944)	(431)	(513)
Unrealized gains on securities	308	272	36
Other comprehensive income, net	$308	$272	$36

18. Pension plan

The Exchange funds its pension plan subject to the full funding limitation of the Employee Retirement Income Security Act of 1974. The Exchange follows SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106 and 132(R) (see notes B23 and M).

19. Postretirement health benefit plan

Net postretirement health benefit costs are not funded. The net transition obligation for the plan is being amortized over a 20-year period, and will be fully amortized by January 1, 2013 (see notes B23 and M).

20. Advertising costs

The Exchange expenses advertising costs as incurred. Advertising expense was $161,000 and $35,000 for 2006 and 2005, respectively.

21. Reclassifications

Certain reclassifications have been made to the 2005 financial statements to conform to the 2006 presentation.

22. New accounting pronouncements

The Exchange adopted SFAS No. 123(R) Accounting for Share-Based Payment (“SFAS 123(R)”). This statement addresses the accounting for share-based payment transactions and requires all share-based payment to employees, including grants of employee stock options, to be recognized in the financial statements at their fair values. It requires that share based payments be accounted for using a fair value based method to recognize compensation expense. It also requires that the benefit of tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as was required under previous accounting pronouncements.

The Exchange has not previously issued share-based payments to employees. In 2006, the Exchange issued restricted stock units to employees (see note P.3).

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections: a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires that (I) all voluntary changes in accounting principles and (2) changes required by a new accounting pronouncement that does not include specific transition provisions, be applied retrospectively to prior periods’ financial statements, unless it is impracticable to do so. The effective date of this standard is for fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 had no effect on the Exchange’s disclosure requirements for the year ended of December 31, 2006.

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of Statement No. 109. FIN 48 was issued to address financial statement recognition and measurement by an enterprise of a tax position taken, or expected to be taken, in a tax return. The new standard will require several new disclosure in annual financial statements, including (a) the income statement classification of income tax-related interest and penalties and (b) a reconciliation of the total amount of unrecognized tax benefits. The effective date of this standard is for fiscal years beginning after December 15, 2006. The Exchange is currently assessing the impact FIN 48 will have on the Exchange’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. Statement No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires the Exchange to recognize the funded status of its defined benefit postretirement benefit plan in the Company’s statement of financial position. The funded status was previously disclosed in the notes to the Exchange’s financial statements, but differed from the amount recognized in the balance sheet. SFAS No. 158 does not change the accounting for the Exchange’s defined contribution plan.

The recognition and disclosure provisions of SFAS No. 158 are effective for fiscal years ending after June 15, 2007, for nonpublic entities with defined benefit plans and are to be applied as of the end of the year of adoption. Retrospective application is not permitted. The Exchange voluntarily adopted the recognition and disclosures provisions of SFAS No. 158 effective December 31, 2006. The Exchange uses a December 3 I measurement date for its pension and postretirement health benefit plan, and thus, the measurement date provisions will not affect the Exchange.

At December 31, 2006, the Exchange’s projected benefit obligation under its pension, retiree medical health and supplemental executive retirement plans exceeded the fair value of the plan assets, and thus the plans are underfunded. The adoption of SFAS No. 158 had the following effect on the Exchange’s balance sheet as of December 31, 2006:

	Prior to adoption of Statement 158	Adjustments	After adoption of Statement 158

Noncurrent liability	$9,495,000	$6,404,000	$15,899,000
Deferred income taxes	6,213,000	3,131,000	9,344,000
Accumulated other comprehensive loss	$(442,000)	$(3,273,000)	$(3,715,000)

The adoption of SFAS No. 158 did not affect the Exchange’s statement of operations for the year ended December 31, 2006, or any prior periods. Application of SFAS No. 158 will not change the calculation of net income in future periods, but will affect accumulated other comprehensive income.

The Exchange does not expect to have any plan assets returned during the year ended December 31, 2007.

Note C—Regulatory directives

Pursuant to investigations conducted by the SEC regarding, among other things, listing and competition-related behavior, and by the United States Department of Justice (DOJ) regarding antitrust, the agencies in the year 2000 entered into settlements with the Exchange and certain other options exchanges.

On September 11, 2000, the SEC issued an Order Instituting Public Administrative Proceedings (the 2000 Order), which accepted the settlement offers of the Exchange and certain other options exchanges, censured them, and, among other things, required them to adopt or modify certain rules regarding listing, allocation, harassment or intimidation, order handling, and certain other competition-related behavior. The 2000 Order also required the Exchange, jointly with other defendant exchanges, to establish a consolidated audit trail system, reform the plan by which capacity is procured and allocated and reform the plan by which exchanges list options. The 2000 Order also required the Exchange and other exchanges to enhance their surveillance, investigation, and enforcement processes.

On September 11, 2000, a U.S. district court entered a Proposed Final Judgment (Judgment), which instituted an antitrust proceeding brought by the DOJ and likewise accepted the settlement offers of the Exchange and certain other options exchanges. The Judgment, which was finalized by the court on December 6, 2000, among other things, established periodic reporting requirements, required the Exchange and the other exchanges to designate an Antitrust Compliance Officer and initiate an Antitrust Compliance Program, and prohibited certain agreements between and among the exchanges. The Judgment expires 10 years from the date of its entry.

Note D—Dissolution of Philadep

In January 2001, Philadep adopted a Plan of Voluntary Dissolution (the Plan) providing for the cessation of Philadep’s corporate existence pursuant to the Pennsylvania Banking Code of 1965. In connection with the Plan, in February 2001, Philadep and the Exchange entered into an Assumption and Guarantee Agreement (the Assumption Agreement) providing for the Exchange to discharge certain obligations of Philadep not discharged directly by Philadep. Pursuant to the Assumption Agreement, the Exchange assumed Philadep’s obligations under its pension and/or post-retirement benefit plans.

As of December 31, 2002 (the “Final Distribution Date”), by virtue of the Plan and the Assumption Agreement, all funds, assets, and liabilities of Philadep, with a net asset value of $2,185,800, were assigned to and assumed by the Exchange. In 2005, Philadep received tax clearance from the Commonwealth of Pennsylvania and filed Articles of Dissolution with the Pennsylvania Department of Banking which were approved by the Department of Banking in 2006, causing Philadep to be dissolved. In December 2002, the SEC issued an order approving Philadep’s request to withdraw as a registered clearing agency effective as of December 31, 2002. At December 31, 2006 and 2005, the Exchange maintained reserves of $-0- and $194,000, respectively, for potential claims related to dividends and interest on securities that were on deposit with Philadep. The SEC required Philadep to keep a separate minimum reserve of $300,000 to cover potential reorganization claims. In 2000, Philadep was authorized by the SEC to amortize the $300,000 reserve to income over a three-year period.

Note E—Investments

The amortized cost, gross unrealized gains and losses and estimated market values of the Company’s investment securities are summarized as follows:

	2005
(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated market value

Available-for-sale
Equity securities	$12,031	$2,515	$228	$14,318
Debt securities	744	22	4	762
Held-to-maturity	$12,775	$2,537	$232	$15,080

Debt securities	$3,158	$—	$37	$3,120

	2006
(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated market value

Available-for-sale
Equity securities	$12,145	$2,731	$125	$14,751
Debt securities	579	12	5	586
Held-to-maturity	$12,724	$2,743	$130	$15,337

Debt securities	$3,133	$—	$24	$3,109

The amortized cost and estimated market value of investment securities, by contractual maturity at December 31, 2006 (in thousands), are shown below:

	Available-for-sale		Held-to-maturity
(Dollars in thousands)	Amortized cost	Estimated market value	Amortized cost	Estimated market value

Due within five years	$—	$—	$3,133	$3,109
Mortgage-backed securities	579	586	—	—

Total debt securities	$579	$586	$3,133	$3,109

Proceeds from the sales of investments and gross realized gains and losses on such sales for 2006 and 2005 were as follows:

(Dollars in thousands)	2005	2006

Proceeds	$3,908	$9,250
Gross gains	406	1,297
Gross losses	(274)	(353)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2006 (Dollars in thousands):

		Less than 12 months		12 months or longer		Total
Description of securities	Number of securities	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

Mortgage-backed securities	7	$—	$—	$181	$5	$181	$5
Marketable equity securities	7	1,051	74	492	52	1,543	126
Total temporarily impaired investment securities	14	$1,051	$74	$673	$57	$1,724	$131

Management has considered factors regarding other than temporarily impaired securities and determined that there are no securities that are impaired as of December 31, 2006.

Note F—Investment in affiliate

The Exchange has a minority equity interest in The Options Clearing Corporation (OCC) carried at cost totaling $333,000. In the event the Exchange should cease to be qualified to participate in OCC, OCC has the right to purchase all the shares owned by the Exchange. The shareholders’ agreement provides that the purchase price will be the lesser of the Exchange’s cost or the aggregate book value of the shares.

It is intended that the income of OCC will either be distributed to the member exchanges or retained within OCC. This determination will be made annually by the OCC Board of Directors. As the investment in OCC is not marketable and because there is little likelihood of dividends being distributed to the shareholders, the Exchange will realize its share of OCC’s equity upon ultimate liquidation of OCC, an event not in the foreseeable future. Accordingly, the investment in OCC is carried at the Exchange’s cost. There were no distributions in 2006 and 2005.

Note G—Equipment and leasehold improvements

The Exchange’s investment in equipment and leasehold improvements comprises the following:

(Dollars in thousands)	Estimated useful lives	2005	2006

Equipment	3 to 7 years	$72,703	$84,944
Leasehold improvements	Various	13,452	15,639

		86,155	100,583
Less—accumulated depreciation and amortization		50,553	58,265

		$35,602	$42,318

Note H—Clearing items

The clearing items represent cash, receivables and payables for open securities transactions cleared for participants through SCCP’s clearing system. A summary of the balances at December 31, 2006 and 2005, follows:

(Dollars in thousands)	2005	2006

Cash—restricted	$—	$122
Securities purchased under agreements to resell—restricted	2,515	2,786
Securities purchased under agreements to resell	1,113	933
Cash	88	113
Margin accounts, debit balances	3,117	2,895
Miscellaneous accounts, debit balances	1	7
Omnibus accounts with other clearing organizations	161	2
Deposits with other clearing agencies	877	334

	7,872	7,192

Margin accounts, credit balances	852	298
Continuous net settlement and other accounts, credit balances	18	17
Participants’ fund	3,392	3,242
Advance from corporate accounts	3,610	3,607
Dividend and other payables	—	28

	$7,872	$7,192

SCCP participants are required to contribute to the Participants’ Fund (the Fund). Amounts are dependent upon the nature and volume of services utilized by the participant. The Fund is designed to provide security for participants’ obligations to SCCP, and is available to protect against the possibility of certain losses and as necessary to meet participant fund requirements of NSCC and/or DTC. SCCP determined that each participant’s contribution was in accordance with the formulas approved by the SCCP Board of Directors. All formulas were applied to all SCCP participants on a uniform non-discriminatory basis.

All required contributions to the Fund must be made in cash and SCCP may allocate any portion of the Fund to satisfy DTCC’s participant fund requirements with respect to SCCP’s Omnibus Clearance and Settlement account. Accordingly, at December 31, 2006, SCCP had $334,000 deposited with DTCC, and at December 31, 2005, SCCP had $877,000 deposited with DTCC. SCCP’s excess participant fund cash not used to fund its DTCC participants’ fund requirements is segregated and invested by SCCP in accordance with its rules.

SCCP rebates interest monthly to participants with deposits greater than $50,000 at the average federal funds rate, less one half of a percent. During 2006 and 2005, SCCP rebated $36,000 and $23,000, respectively, in interest, to the participants in accordance with the formulas. The participants’ fund consisted of $3,242,150 and $3,392,000 in cash deposits and securities at December 31, 2006 and 2005, respectively.

Note I—Payment for order flow

At December 31, 2006, the Exchange held total cash in the amount of $5,539,000 and total receivable and payable balances of $4,294,000 and $9,833,000, respectively, related to its various Payment for Order Flow (PFOF) programs noted below. At December 31, 2005, the Exchange held total cash in the amount of $2,323,000 and total receivable and payable balances of $2,665,000 and $4,988,000, respectively.

In August 2000, the Exchange instituted its original PFOF program, charging specialists and registered options traders (ROTs) $1.00/contract for all trades executed against a customer in the top 120 equity options. The Exchange acted as custodian of the process, collecting funds from specialists and ROTs and reimbursing specialists as appropriate. The amount of funds billed above the balance requested by the specialists was rebated to all applicable parties on a pro-rata basis. At December 31, 2006, the Exchange held cash in the amount of $1,000 and receivable and payable balances of $3,000 and $4,000, respectively, related to the original PFOF program. At December 31, 2005, the Exchange held cash in the amount of $118,000 and receivable and payable balances of $3,000 and $121,000, respectively, related to the original PFOF program. The Exchange suspended its original program in August 2001.

In November 2002, the Exchange re-instituted a modified PFOF program, which charged ROTs a variable rate between $0.00/contract and $1.00/contract for all trades executed against a customer in the top 120 equity options, and later included a 500 contract cap per individual cleared side of a transaction. The Exchange acted as custodian of the process, collecting funds from ROTs and reimbursing specialists as appropriate. The amount of funds billed above the balance requested by the specialists was rebated to all applicable ROTs on a pro-rata basis. At December 31, 2006, the Exchange held cash in the amount of $4,000 and receivable and payable balances of $53,000 and $57,000, respectively, related to the modified PFOF program. At December 31, 2005, the Exchange held cash in the amount of $4,000 and receivable and payable balances of $57,000 and $61,000, respectively, related to the modified PFOF program.

In August 2004, the Exchange revised its PFOF program to charge ROTs $1.00/contract for equity options on the then top-ranked equity option and $.35/contract for all other equity option trades executed against a customer, subject to a 500 contract cap per individual cleared side of a transaction, if the specialist in that option participated in the PFOF program. The Exchange acted as custodian of the process, collecting funds from ROTs and reimbursing specialists as appropriate. The amount of funds collected above the balance requested by the specialists was rebated to all applicable ROTs on a pro-rata basis. In September 2004, the Exchange charged $1.00/contract on the then top-ranked equity option and $.40/contract for the remaining top 150 equity options for trades executed against a customer, subject to a 500 contract cap per individual cleared side of a transaction, if the specialist in that option participated in the PFOF program. The amount of funds collected above the balance requested by the specialists was carried forward to the next month by option. Excess PFOF funds collected from ROTs but not requested by specialists in connection with the PFOF program in effect in September and October 2004 were later rebated to ROTs on a pro rata basis. In November 2004, the Exchange charged a

PFOF program fee of $.40/contract on all equity options traded on the Exchange other than options on FXI, which were not assessed a PFOF fee, and on the then top-ranked equity option, which continued to be charged $1.00/contract, subject to a 500 contract cap per individual cleared side of a transaction, if the specialist in that option participated in the PFOF program. Rebates to applicable ROTs were also reinstituted. At December 31, 2006, the Exchange held cash in the amount of $-0- and receivable and payable balances of $-0- and $-0-, respectively, related to its revised PFOF program. At December 31, 2005, the Exchange held cash in the amount of $5,000, and receivable and payable balances of $2,000 and $7,000, respectively, related to its revised PFOF program.

In October 2005, the Exchange revised its PFOF program to charge specialists, Directed ROTs (DROTs) who participate in the program, and ROTs $0.75/contract for equity options on the then top-ranked equity option and $.60/ contract for all other equity option trades, other than options on FXI which are not assessed a PFOF fee, executed against an electronically delivered customer order executed on the Exchange, subject to a 500 contract cap per individual cleared side of a transaction. The Exchange acts as custodian of the process, collecting funds from specialists, DROTs and ROTs and making payments to order flow providers as directed by specialists and DROTs. The amount of funds collected above the balance requested by the specialists or DROTs is carried forward to future months by specialist or DROT pool unless the applicable specialist or DROT requests the excess to be rebated on a pro rata basis to the applicable specialists, DROT or ROT who paid into that pool of funds. The program is in effect as a pilot program that was currently scheduled to expire on May 27, 2007. At December 31, 2006, the Exchange held cash in the amount of $5,535,000 and receivable and payable balances of $4,237,000 and $9,773,000, respectively, related to its current PFOF program. At December 31, 2005, the Exchange held cash in the amount of $2,196,000, and receivable and payable balances of $2,603,000 and $4,799,000, respectively, related to its current PFOF program.

Note J—Notes payable

The Exchange had no loan obligations at December 31, 2006 and a capital lease obligation of $46,000 at December 31, 2005, which was paid off in 2006.

During 2006, the Exchange maintained two collateralized line of credit facilities. Under these facilities, the Exchange has lines of credit totaling $10,000,000, comprised of agreements of $5,000,000 each at two different banks. Interest on outstanding balances is payable at the prime rate minus 0.5% and the prime rate. During 2005, the Exchange maintained two collateralized line of credit facilities. Under these facilities, the Exchange has lines of credit totaling $10,000,000, comprised of agreements of $5,000,000 each at two different banks. Interest on outstanding balances is payable at the prime rate. The Exchange has pledged a minimum of $1,500,000 in marketable securities and certain of its accounts receivable to each bank as collateral for the lines of credit. At December 31, 2006 and 2005, no portion of the lines of credit was outstanding.

During 2001, the Exchange acquired equipment through a capital lease arrangement. The lease expired in April 2006.

During 2006, SCCP maintained two collateralized line-of-credit agreements. Under these agreements, SCCP has lines of credit totaling $40,000,000, comprised of agreements of $20,000,000 each at two different banks. Interest is payable to the two accounts at the federal funds rate plus 1.6% and federal funds rate plus 1.5%. During 2005, SCCP maintained two collateralized line-of-credit agreements. Under these agreements, SCCP has lines of credit totaling $40,000,000, comprised of agreements of $20,000,000 each at two different banks. Interest is payable at the federal funds rate plus 1.6%. At December 31, 2006 and 2005, no portion of the lines of credit was outstanding.

The Exchange’s obligations for payment for the settlement of the class action lawsuit pursuant to the original settlement offer had been secured by a bank Letter of Credit (“LOC”). The LOC expired November 28, 2005 and was not renewed in light of the original settlement offer being replaced by a modified settlement offer pursuant to which the Exchange fulfilled its payment obligations.

Note K—Capital contribution

In June 2000, the Exchange implemented a three-year capital contribution program. The program assessed a $1,500/month contribution on owners of the Exchange’s 505 seats to be used to provide funding for technological improvements and other capital needs. Through December 31, 2006, the Exchange had collected $27,188,000 (2006 - $2,000; 2005 - $6,000; 2004 - $33,000; 2003 - $4,251,000; 2002 - $9,336,000; 2001 - $8,888,000: 2000 - $4,672,000) from its seat owners. The program expired in May 2003.

Note L—Income taxes

The components of the provision for income taxes are:

	Year ended December 31,
(Dollars in thousands)	2005	2006

Currently payable
Federal	$264	$7,260
State	677	5,545

	941	$12,805
Deferred taxes	(1,928)	(3,456)

	$(987)	$9,349

The 2006 and 2005 provisions for income taxes are different from the amount which would be provided by applying the statutory Federal income tax rate to the income (loss) from continuing operations before income taxes, primarily as a result of permanent book tax differences and tax credits.

Deferred taxes result from federal and state net operating losses, recording depreciation, pension costs, deferred compensation, retiree medical benefits, unrealized gains/losses on investments, the reserve for possible losses on aged items in different periods for financial accounting and income tax reporting purposes, research and development credits and valuation allowance.

The components of the net deferred tax asset/liability recognized in the accompanying consolidated balance sheets are as follows:

	Year ended December 31,
(Dollars in thousands)	2005	2006

Deferred tax assets	$15,793	$27,051
Deferred tax liability	12,548	16,065

Net deferred tax asset before valuation allowance	3,245	10,986
Valuation allowance	(48)	(1,642)

Net deferred tax asset	$3,197	$9,344

During 2006, the Exchange performed a study regarding available Research and Development (“R&D”) tax credits relating to their internally development software. Based upon this study, there are $5,037,000 of R&D credits available to the Exchange that were generated between 1998 and 2006. As of December 31, 2006, the Exchange had net deferred tax assets relating to research and development credits of $4,104,000. These credits expire in 2018 through 2026. Additionally, alternative minimum tax credits are available of approximately $549,000 for 2006 and 2005. A valuation allowance has been recorded to reduce deferred tax assets to the amount that is more likely than not to be realized. The Exchange has approximately $7,064,000, expiring through 2024, of net operating loss carryforwards available to reduce future federal taxable income. These net operating losses are subject to an annual limitation under Internal Revenue Code Section 382 of approximately $2,100,000.

The Exchange files a consolidated federal income tax return. It is the Exchange’s policy to calculate all taxes on a separate company basis. Any tax calculated at the subsidiary level is paid to the parent for subsequent payment to the federal government.

Note M—Employee benefits

1. Pension plan

The Company participates in a trusted noncontributory pension plan and a postretirement benefit plan covering substantially all employees of the Parent and its subsidiaries. The Company provides defined benefits which are generally a function of years of service and based on an employee’s average pay over the employee’s career with the Company.

The funded status of the defined benefit plan and postretirement benefit plan is as follows:

	Pension benefits		Postretirement benefits
	2005	2006	2005	2006

Change in benefit obligation
Benefit obligation, beginning of year	$22,631,000	$27,252,000	$6,004,000	$8,595,000
Service cost	1,497,000	1,641,000	458,000	688,000
Interest cost	1,396,000	1,503,000	322,000	489,000
Assumption changes	2,228,000	(1,080,000)		—
Actuarial (gain) loss	(89,000)	(904,000)	1,919,000	(463,000)
Benefits paid	(411,000)	(443,000)	(108,000)	(125,000)

Benefit obligation, end of year	27,252,000	27,969,000	8,595,000	9,184,000
Change in plan assets
Fair value of plan assets, beginning of year	16,219,000	19,883,000	—	—
Return on plan assets	1,101,000	2,235,000	—	—
Employer contributions	2,976,000	3,948,000	108,000	125,000
Expenses	(2,000)	2,000	—	—
Benefits paid	(411,000)	(443,000)	(108,000)	(125,000)

Fair value of plan assets, end of year	19,883,000	25,625,000

Funded status, end of year	$(7,369,000)	$(2,344,000)	$(8,595,000)	$(9,184,000)

As discussed in note B—Summary of Significant Accounting Policies, the Company adopted SFAS No. 158 as of December 31, 2006. SFAS No. 158 requires that the Company recognize on a prospective basis the funded status of its defined benefit pension plan and other postretirement benefit plans on the balance sheet and recognize as a component of other comprehensive loss, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. The adjustment for SFAS No. 158 affected the balance sheet and statement of comprehensive income as follows:

	Pension benefits		Postretirement benefits
	2005	2006	2005	2006

Reconciliation of funded status
Funded status	$(7,369,000)	NA	$(8,595,000)	NA
Unrecognized prior service cost	—	NA	2,000	NA
Unrecognized transition obligation	219,000	NA	124,000	NA
Unrecognized actuarial loss	6,216,000	NA	4,273,000	NA

Net amount recognized in balance sheets as accrued benefit cost	(934,000)	NA	(4,196,000)	NA

Amounts recognized in balance sheets at December 31, 2005
Accrued minimum liability	(4,141,000)	NA	(4,196,000)	NA
Intangible assets	219,000	NA	—	NA

Accumulated other comprehensive loss	2,988,000	NA	—	NA

Net amount recognized in balance sheets	(934,000)	NA	(4,196,000)	NA

Amounts recognized in balance sheets at December 31, 2006
Current liabilities (anticipated contributions)	NA	—	NA	(155,000)

Noncurrent liabilities	NA	(2,344,000)	NA	(9,029,000)

Net amount recognized in balance sheets	NA	(2,344,000)	NA	(9,184,000)

Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	NA	3,412,000	NA	3,586,000
Unrecognized transition obligation	NA	—	NA	107,000
Prior service cost	NA	134,000	NA	—

	NA	$3,546,000	NA	$3,693,000

The postretirement benefit plan provides certain health care and life insurance benefits for retired employees. Substantially all of the Company’s employees may become eligible for those benefits if they reach normal retirement age while employed by the Company and fulfill other eligibility requirements as specified by the plan.

The accumulated benefit obligation for the pension plan at December 31, 2006 and 2005 was $24,183,000 and $24,024,000, respectively. The accumulated postretirement benefit obligation at December 31, 2006 and 2005 was $9,184,000 and $8,595,000, respectively.

	Pension benefits		Postretirement benefits
	2005	2006	2005	2006

Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate
Rate of compensation increase	4.50	4.50	4.50	4.50

	Pension benefits		Postretirement benefits
	2005	2006	2005	2006

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31
Discount rate	6.25%	5.75%		5.75%
Expected long-term return on plan assets	9.00	8.00	NA	NA
Rate of compensation increase	4.50	4.50	4.500	4.50

The Company sets the discount rate assumption annually for its retirement-related benefit plan at the measurement date to reflect the yield of high-quality fixed-income debt instruments.

Assumed health care cost trend rates related to postretirement benefits at December 31:

	2005	2006

Current trend rate	6.00%	9.50%
Ultimate trend rate	6.00%	5.00%
Year that the rate reaches the ultimate trend rate	2013	2015

	2005	2006

Effect of 1% Change in Assumed Healthcare Trend rates
One-Percentage point Increase
Effect on Total of Service Cost and Interest Cost	$179,000	$276,000
Effect on Postretirement Benefit Obligation	1,633,000	1,800,000

One-Percentage point Decrease
Effect on Total of Service Cost and Interest Cost	(139,000)	(215,000)
Effect on Postretirement Benefit Obligation	$(1,306,000)	$(1,437,000)

The Company’s net periodic pension cost and other postretirement benefits costs include the following components:

	Pension benefits		Postretirement benefits
	2005	2006	2005	2006

Service cost	$1,497,000	$1,641,000	$458,000	$688,000
Interest cost	1,396,000	1,503,000	322,000	489,000
Expected return on plan assets	(1,491,000)	(1,645,000)	—	—
Amortization of transition obligation	—	—		18,000
Amortization of prior service cost	85,000	85,000	4,000	2,000
Amortization of net losses	131,000	228,000	71,000	224,000
Net periodic benefit cost	$1,618,000	$1,812,000	$873,000	$1,421,000

The Exchange’s expected long-term rate on pension plan assets of 8% is based on the aggregate historical returns of the investments that comprise the defined benefit plan portfolio over the most recent six consecutive year period. The investment strategy of the plan is to achieve an asset allocation balance within planned targets to preserve principal while obtaining an average 8% annual return for the long term.

The Exchange’s strategy is to fund its defined benefit pension plan obligations. The need for further contributions will be based on changes in the value of plan assets and the movements of interest rates during the year. The Exchange expects to contribute $564,000 to the pension plan in 2007. The Exchange’s pension plan asset allocation at December 31, 2006 and 2005, and target allocation for 2007 by category are as follows:

	% of plan assets		Target allocation
Asset category	2005	2006	2007

Equity securities	67%	68%	65%
Fixed income securities	29%	28%	30%
Cash	4%	4%	5%

The following assumed benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Pension benefits	Postretirement benefits

2007	$564,000	$160,000
2008	733,000	186,000
2009	818,000	197,000
2010	896,000	226,000
2011 – 2016	$9,256,000	$2,674,000

2. Supplemental Executive Retirement Plan

The Exchange maintains nonqualified Supplemental Executive Retirement Plans (“Plans”) for certain key executives. The Plans are unfunded. The Exchange has reflected its liability related to the Plans of $3,953,000 and $960,000 as supplemental executive retirement plans in the accompanying balance sheet at December 31, 2006 and 2005, respectively.

The funded status of the Plans are as follows:

	Plan #1		Plan #2
	2005	2006	2005	2006

Change in benefit obligation
Benefit obligation, beginning of year	$143,000	$139,000	$2,603,000	$3,382,000
Service cost	—	—	410,000	457,000
Interest cost	8,000	8,000	163,000	191,000
Assumption changes	2,000	(1,000)	—	—
Actuarial (gain) loss	18,000	18,000	206,000	(209,000)
Benefits paid	(32,000)	(32,000)	—	—
Benefit obligation, end of year	139,000	132,000	3,382,000	3,821,000
Change in plan assets
Fair value of plan assets, beginning of year	—	—	—	—
Employer contributions	32,000	32,000	—	—
Benefits paid	(32,000)	(32,000)	—	—
Fair value of plan assets, end of year	—	—	—	—

Funded Status, end of year	$(139,000)	$(132,000)	$(3,382,00)	$(3,821,00)

As discussed in Note B—summary of significant accounting policies, the Company adopted SFAS No. 158 as of December 31, 2006. SFAS No. 158 requires that the Company recognize on a prospective basis the funded status of its supplemental executive retirement plans on the balance sheet and recognize as a component of other comprehensive loss, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. The adjustment for SFAS No. 158 affected the balance sheet and statement of comprehensive income as follows:

	Plan #1		Plan #2
	2005	2006	2005	2006

Reconciliation of funded status
Funded status	$(139,000)	NA	$(3,382,000)	NA
Unrecognized prior service cost	—	NA	2,355,000	NA
Unrecognized actuarial loss	26,000	NA	206,000	NA
Net amount recognized in balance				NA
Sheets as accrued benefit cost	$(113,000)	NA	$(821,000)	NA

	Plan #1		Plan #2
	2005	2006	2005	2006

Amounts recognized in balance sheets at December 31, 2005	$(113,000)	NA	$(821,000)	NA
Noncurrent liabilities	(113,000)	NA	(821,000)	NA

Net amount recognized in balance sheets
Amounts recognized in balance sheets at December 31, 2006	NA	(132,000)	NA	—
Current liabilities (anticipated contributions)	NA	—	NA	(3,821,000)
Noncurrent liabilities	NA	(132,000)	NA	(3,821,000)
Net amount recognized in balance sheets			NA

Amounts recognized in accumulated other comprehensive loss	NA	111,000	NA	(3,000)
Net actuarial loss (gain)	NA	—	NA	2,107,000
Prior service cost	NA	$111,000	NA	$2,104,000

The accumulated benefit obligation for Plan #1 at December 31, 2006 and 2005 was $132,000 and $139,000, respectively. The accumulated benefit obligation for Plan #2 at December 31, 2006 and 2005 was $2,934,000 and $2,694,000, respectively.

	Plan # 1		Plan #2
	2005	2006	2005	2006

Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	5.75%	6.00%	5.75%	6.00%
Rate of compensation increase	4.50	4.50	4.00	4.00

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31
Discount rate	6.25%	5.75%	6.25%	5.75%
Expected long-term return on plan assets	9.00	8.00	NA	NA
Rate of compensation increase	4.50	4.50	4.00	4.00

The Company sets the discount rate assumption annually for its retirement-related benefit plan at the measurement date to reflect the yield of high-quality fixed-income debt instruments.

The Company’s net periodic pension costs include the following components:

	Plan #1		Plan #2
	2005	2006	2005	2006

Service cost	$—	$—	$410,000	$457,000
Interest cost	8,000	7,000	163,000	192,000
Amortization of prior service cost	—	—	248,000	248,000
Amortization of net losses	20,000	20,000	—	—
Net periodic benefit cost	$28,000	$27,000	$821,000	$897,000

The following assumed benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Plan #1 benefits	Plan #2 benefits

2007	$32,000	$32,000
2008	26,000	64,000
2009	22,000	61,000
2010	19,000	58,000
2011 to 2016	57,000	3,165,000

3. Savings plan

The Exchange and SCCP also participate in a voluntary defined contribution 401(k) plan which covers substantially all of the Exchange and its Subsidiaries’ employees. Employer contributions to this 401(k) plan were $618,000 in 2006 and $597,000 in 2005.

In December 2006, the Board of Governors approved changes to the Exchange’s retirement program. Employees hired on or after January 1, 2007 will participate in an enhanced 401(k) plan only. Employees hired prior to January 1, 2007 will be given a one-time opportunity to choose between continued participation in the current defined benefit pension plan plus current 401(k) plan or participation in the enhanced 401(k) plan.

4. Postretirement health benefit plan

The Exchange adopted SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions, as of January 1, 1993. This statement requires the accrual of the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. The transition obligation as of January 1, 1993, was estimated to be $2,617,000, which the Exchange has elected to amortize over 20 years as permitted by SFAS No. 106.

On December 8, 2003, the President signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act provides for an expansion of Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. The Act also provides a federal subsidy to sponsors that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Exchange has concluded that the benefits provided by the plans are actuarially equivalent to Medicare Part D under the legislation, and that the effects of the Act on medical obligations and costs to the Company are not significant.

Note N—Commitments and contingencies

1. Operating leases

Rental expense was $4,434,000 in 2006 and $3,914,000 in 2005. Rental expense includes $358,000 in 2006 and $377,000 in 2005, for taxes and maintenance related to leased property.

The Exchange’s minimum future annual rental obligations, exclusive of insurance, maintenance, and other costs, applicable to existing operating leases, are as follows:

Year ending December 31,

2007	$3,067,000
2008	3,590,000
2009	3,772,000
2010	3,724,000
2011 and thereafter	44,005,000

Total	$58,158,000

The Exchange leases equipment under a lease which expired in April 2006. The Exchange leases its facilities under leases which are included in the preceding commitment schedule. Two lease agreements expired in May 2005 and two in October 2006, one of which was renewed for an additional 15 year lease term (primary lease). In December 2004, the Exchange renewed its lease agreement for approximately 91,000 square feet of office space at its existing location and in March 2005 and July 2005, the Exchange expanded its space to primarily address the other lease agreements that were expiring in May 2005 and October 2006 and to expand its data center for approximately 56,000 square feet of additional office space. In October 2006, the Exchange increased its space to expand its data center for approximately 7,000 square feet of office space. For the primary space, the lease term is 15 years, effective November 1, 2006, and contains a renewal option for extending the agreement for an additional two consecutive five-year terms. The five-year renewal options provide for possible escalation in annual rental costs depending on certain economic factors between now and the exercise periods of the renewal options. The expansion space commenced between June 1, 2005 and November 1, 2006 with free rent periods on certain amounts of space from between three months and seventeen months. It is co-terminus with the primary lease. Additionally, the landlord reimbursed the Exchange $2,708,000 in 2005 and $2,380,000 from January through February 2006 for tenant improvements made after January 1, 2003. Reimbursement of tenant improvements is recorded as deferred rent credits and will be amortized on a straight-line basis over the 15 year lease renewal term as a reduction of rent expense. The lease agreements include termination options in October 2011 and 2016, subject to a termination fee.

In June 2006, the Exchange expanded its space to accommodate its data center by approximately 26,000 square feet of office space in a Keystone Opportunity Zone, in which the Exchange qualified for state and local tax savings through 2018. The lease term is 15 years and 6 months, effective November 4, 2007, and contains a renewal option for extending the agreement for an additional two consecutive five-year terms. The five-year renewal options provide for possible escalation in annual rental costs depending on certain economic factors between now and the exercise periods of the renewal options. The landlord will reimburse the Exchange $762,000 in 2007 for tenant improvements. Reimbursement of tenant improvements will be recorded as deferred rent credits and will be amortized on a straight-line basis over the 15 year lease renewal term as a reduction of rent expense.

In May of 2006, pursuant to rights granted to the Exchange in its main lease, the Exchange acquired a limited partnership interest in Market 1900 Associates, L.P., a Pennsylvania limited partnership, an entity which, in turn, acquired a partnership interest of the entity whose primary asset is the real estate in which the Exchange’s main leased premises are located. The Exchange recognized a gain of $5,738,000 on the purchase and subsequent sale of these ownership interests.

2. Class action settlement

In May 2000, the Exchange settled consolidated class action lawsuits filed against it and certain other exchanges in October 1999 (the Original Settlements). The lawsuits alleged antitrust violations in connection with the listing of options. The Exchange was obligated under its Original Settlement Agreement to pay $2,800,000 (the Original Settlement Amount) to plaintiffs, which was accrued and included in the 2000 Consolidated Statement of Operations in Other Expenses. Payment of the Original Settlement Amount was secured by a letter of credit issued by a bank, which was renewed every year since 2001 and expired on November 28, 2005 and was not renewed due to the Original Settlement Agreement being replaced by a Modified Settlement Agreement, as described below.

In February 2001, the Court before whom the class action was filed issued an order granting a summary judgment motion filed by all Exchanges on the grounds that the Exchanges are entitled to implied immunity from liability under the antitrust laws. In April 2001, the Court issued an order stating that, as a result of its granting summary judgment, it does not have jurisdiction to entertain the plaintiffs’ request to preliminarily approve the proposed settlement, and thus denied the plaintiffs’ motion for approval of the settlement. The plaintiffs in April and May 2001 appealed the Court orders. In January 2003, after appellate briefing and oral argument, the Appellate Court issued a decision in which it a) affirmed the Court’s dismissal of the class action complaint on the basis of implied repeal, and b) vacated the Court’s order stating that it did not have jurisdiction to hear motions for preliminary approval of the settlements and remanded the matter to the Court to entertain such motions. The plaintiffs filed a petition with the Court of Appeals for panel rehearing and for rehearing en banc. This petition was denied.

In February 2004, the plaintiffs filed a motion with the Court seeking preliminary approval of the Original Settlements including the Exchange’s. In July 2004, the Court issued a complex order and decision regarding the Original Settlements wherein, among other things, the court agreed with certain objections to the settlement while approving the original settlement of one of the exchange defendants. In January 2006, the Exchange, the other exchange defendants and several market maker defendants submitted to the Court a Modified Settlement Agreement that was complemented by supplemental settlement agreements of additional defendants (collectively the Modified Settlement Agreement). On February 8, 2006, the Court entered an order preliminarily approving the Modified Settlement Agreement and scheduling May 22, 2006, for consideration of final approval of the settlement. Pursuant to the Modified Settlement Agreement the Exchange is obligated to pay a Modified Settlement amount that is significantly reduced from the Original Settlement Amount. As a result, the Exchange paid $575,000 ($525,000 principal, $50,000 interest) and reversed $3,406,000 ($2,275,000 in principal, $1,131,000 in interest) of previously accrued settlement liabilities through other expenses which are reflected in operating expenses in the consolidated statement of operations. An amended final judgment and order approving the Modified Settlement Agreement was entered on December 14, 2006. No appeal was taken on the final judgment, and the settlement under the Modified Settlement Agreement is final.

3. Other

In December 2003, six purported trading firms sued the Exchange and other options exchanges, ROTs, and specialists in federal court in Chicago, alleging improper handling of options orders placed by these firms. The case was dismissed by order of the court on March 30, 2005, but plaintiffs were permitted to amend their complaint excluding antitrust allegations. Other similar situated plaintiffs filed similarly complaints against the Exchange, among others, on September 28, 2005 and September 30, 2005, respectively. All of these have been consolidated with this first case. Plaintiffs’ amended complaint (without antitrust claims), with allegations very similar to the original complaints, was dismissed on September 13, 2006 and their Motion for Reconsideration was denied on March 22, 2007. Plaintiffs now seek relief in the United States Court of Appeals which has not ruled on their request for an appeal. The Exchange cannot determine the ultimate outcome of this matter as of December 31, 2006.

In 1998, a member of the Exchange, Joseph Carapico, and the entity through which he trades securities at the Exchange, filed suit against the Exchange in Pennsylvania Common Pleas Court. The suit was amended in 2003 to request the Court to appoint a custodian to conduct the business of the Exchange, direct defendants to provide immediate notice to members of the commencement of any exploratory talks regarding certain corporate transactions, declare whether any fundamental transaction that might be undertaken by the Exchange was lawful, and enjoin the Exchange from pursuing certain mergers, sales of assets, conversions, or other transfers. On October 6, 2004, the Court granted a summary judgment against the Plaintiffs and dismissed the case with prejudice. On February 24, 2006, the Superior Court affirmed the Summary Judgment against Mr. Carapico and his trading entity. On September 15, 2006, the Supreme Court of Pennsylvania denied Plaintiffs’ Petition for Allowance of Appeal, ending the litigation in favor of the Exchange.

PennMont Securities, a shareholder of the Exchange, filed suit on December 22, 2005 against five individuals: Meyer Frucher, the Exchange’s Chairman and Chief Executive Officer; William Briggs, the Exchange’s Executive Vice President; Norman Steisel, the Exchange’s Executive Vice President and Chief Operating Officer; and Kevin Foley and Christopher Nagy, former members of the Exchange’s Board of Governors. The Exchange is advancing defense expenses to the Defendants in accordance with its Restated Certificate of Incorporation and By-Laws. The complaint alleges mismanagement from the mid 1990s forward and alleges direct and derivative claims under the Racketeer Influenced and Corrupt Organizations Act (RICO) and nine common law causes of action. The complaint seeks monetary damages for plaintiffs and fellow shareholders. Defendants have filed a motion to dismiss the complaint on multiple grounds. The Court denied the motion to dismiss on October 4, 2006, but permitted the motion to be refiled with additional legal analysis and authority. The amended motion to dismiss was filed on October 30, 2006; a ruling is expected during the summer of 2007. The Exchange cannot determine the ultimate outcome of this matter as of December 31, 2006.

William and Maureen Dooner, husband and wife, filed suit against the Exchange, among others, on May 28, 2004 in the Court of Common Pleas, Philadelphia County primarily alleging that the Exchange had provided negligent security on its trading floor which resulted in bodily injury and other harm to Mr. Dooner (and a loss of consortium for his wife). Mr. Dooner alleges that he was pulled to the ground, striking his head, by another trader in a trading crowd which action arose out of a disagreement over positioning within a trading crowd. On March 3, 2006, a jury awarded Mr. and Mrs. Dooner a total of $1,935,000 of which the Exchange was held liable for

$967,500 (50%). The Exchange has appealed this verdict, and oral argument on the appeal was held on March 6, 2007. Zurich North America has and will fully indemnify the Exchange.

Plaintiffs, Exchange shareholders, filed suit on June 14, 2006 in the United States District Court for the Eastern District of Pennsylvania, alleging securities fraud against the Exchange Defendants in connection with the six strategic investments secured by the Exchange in June and August 2005. The complaint also alleged “fraudulent transfer” of Exchange treasury stock against the Strategic Investors. Plaintiffs requested rescission of the sale of treasury stock to the Strategic Investors, or in the alternative, monetary damages. On July 19, 2006, Plaintiffs filed an amended complaint that expands upon the securities fraud claim asserted against the Exchange Defendants to attack not only the Strategic Transactions, but also demutualization and the Exchange’s September 2005 stock buyback tender offer. Plaintiffs request: (i) rescission of stock sales pursuant to the tender offer; (ii) reversal of demutualization “to the extent such is possible and, to the extent such is not possible,” damages; and (iii) rescission of the stock issued to the Strategic Investors.

The amended complaint also newly asserts a claim for breach of fiduciary duty against the Exchange Defendants for which plaintiffs seek damages. With respect to the Strategic Investors, in addition to “fraudulent transfer,” the amended complaint asserts claims for securities fraud, “commercial bribery” pursuant to the Robinson-Patman Act, and aiding and abetting breach of fiduciary duty. The Exchange’s motion to dismiss was granted on March 31, 2007. The plaintiffs have thirty days to appeal. The Exchange cannot determine the ultimate outcome of this matter as of December 31, 2006.

A similar class action was filed against both the Exchange and the Strategic Investors in Delaware’s Court of Chancery on June 6, 2006. As in the above matter, Plaintiffs seek to unwind the strategic investments, and in the alternative, monetary damages. Legal costs associated with the defense of both class action matters will be covered by AIG Insurance. Motions to Dismiss filed on behalf of all defendants were denied on December 7, 2006. Discovery has commenced and a motion to certify the class has been filed. The Chancellor has scheduled a non-jury trial for June 18, 2007. The Exchange cannot determine the ultimate outcome of this matter as of December 31, 2006.

PennMont, an Exchange shareholder, filed suit on April 19, 2006 in the United States District Court for the Eastern District of Pennsylvania, alleging insider trading in violation of the Securities Exchange Act of 1934 against Meyer S. Frucher, the Company’s Chairman and Chief Executive Officer; John F. Wallace, the Company’s On-Floor Vice Chairman; and Pasquale DiDonato, the principal of a floor broker at the Exchange. The complaint’s allegations concern the sale of 100 shares of the Exchange’s Class A common stock from plaintiff to defendant DiDonato in January 2005. PennMont filed an amended complaint on August 4, 2006 that purports to state a controlling person claim against Wallace and hold him liable as a “tipper,” while it purports to state a direct securities fraud claim against Frucher. Defendants’ motion to dismiss the amended complaint was denied on March 23, 2007. Discovery has not commenced and no trial date has been set. The Exchange cannot determine the ultimate outcome of this matter as of December 31, 2006.

On June 2, 2006, Nextrade, Inc., filed a claim against the Exchange in the United States District Court for the Middle District of Florida alleging patent infringement and breach of contract. The suit arises out of a licensing agreement between the Exchange and Nextrade signed in April of 2005 regarding an alleged patent for expirationless options. Plaintiff seeks unspecified damages, costs and fees for infringement and breach, along with a declaratory judgment that NexTrade’s patent covers long dated options in addition to expirationless options. A motion to dismiss filed by the Exchange was denied in August of 2006, and discovery has commenced. A trial date has been set for March 3, 2008. The Exchange cannot determine the ultimate outcome of this matter as of December 31, 2006.

On March 22, 2006, the Exchange was served with a complaint filed in the Court of Common Pleas of Philadelphia County by the owner of 200 shares of the Exchange’s Class A Common Stock (the “Shares”) and by two prospective purchasers of those shares. The complaint alleges that the Exchange in 2005 wrongfully prevented the transfer of the Shares to their record owner, Steven Braverman, due to debts owed by Mr. Braverman to the Exchange thus depriving Mr. Braverman of a gain of $120,000 from an agreed upon sale to the two prospective purchasers in May 2005. The two prospective purchasers allege that they were wrongfully deprived of gains of $30,000 each, which they would have realized upon their acceptance of a tender offer made by the Exchange in October 2005. The Exchange reached a settlement with the two prospective purchasers in December of 2006, by allowing the transfer of shares with the proceeds being held in escrow pending the outcome of the litigation with Mr. Braverman. The Exchange filed an amended counterclaim and a motion for summary judgment in January of 2007. The case is scheduled for trial in August of 2007. The Exchange cannot determine the ultimate outcome of this matter as of December 31, 2006.

In 2003, the Commonwealth of Pennsylvania notified the Exchange that it is subject to the Pennsylvania Corporate Net Income (CNI) and Capital Stock/Franchise (CS/F) taxes beginning with the 1998 tax year. Prior to 2003, the Exchange had never filed or paid the above taxes as management believed that the Exchange was not subject to the above taxes due to the Exchange’s not-for-profit status. The amount of the deficiency claimed by the Commonwealth as a result of the above taxes is $1,041,000 (including interest and penalties of $260,000). Management was in contact with officials of the Commonwealth of Pennsylvania regarding Pennsylvania’s determination that the Exchange is subject to the above taxes. Management had determined that $780,000 was the maximum amount the Exchange would have to pay to the Commonwealth of Pennsylvania related to these taxes. The Exchange had $780,000 accrued on its books at December 31, 2003. The amount of $780,000, which excludes interest and penalties, was paid to the Commonwealth of Pennsylvania in 2004 pending the outcome of continued discussions with the Commonwealth. In August 2005, this issue was resolved in the Exchange’s favor and the Commonwealth of Pennsylvania reimbursed the Exchange $992,000 representing CNI and CS/F taxes paid from 1998 through 2003.

In March 2004, the Exchange received a request for documents from the SEC’s Division of Enforcement related to a review of the Exchange’s surveillance, investigation and enforcement functions from April 1999 through January 2002. This resulted in a settlement with the Division of Enforcement in May 2006 which included: (i) an order that the Exchange cease and desist from committing or causing any violations of Section 19(g) of the Securities and Exchange Act of 1934; (ii) an undertaking that the Exchange shall institute a training program for staff that addresses compliance with the federal securities laws and the Exchange’s rules; and (iii) a further undertaking that the Exchange retain in 2006 and 2008 a third party auditor to conduct a comprehensive compliance audit and spend up to $500,000 in each of 2006 and 2008 on those audits.

PBOT has entered into a Letter of Intent (LOI) to which the Exchange is a third-party beneficiary, which contemplates the creation of a Joint Development Agreement (Agreement) amongst the parties to the LOI. This Agreement has not yet been consummated.

In August 2003, the Exchange entered into an exclusive license agreement with The Nasdaq Stock Market, Inc. (Nasdaq) for listing and trading options on the Nasdaq Composite Index which began on March 22, 2004. The initial term of the agreement is for three years. Under the agreement, the Exchange is responsible for paying a license fee per contract traded, but must pay Nasdaq a minimum of $1,250,000 during the 3 year term of the agreement. A member organization committed that they would cover any shortfall owed by the Exchange to Nasdaq. Pursuant to a termination and release notice, dated February 17, 2006, Nasdaq and the Exchange released each other from all obligations in this agreement and the Exchange agreed to pay Nasdaq $320,000 in final satisfaction. A member organization reimbursed the Exchange for such amount.

The Exchange has entered into employment agreements with certain employees. In addition to base salaries, the agreements provide for retention and, in part, incentive bonuses based on criteria established by the Board of Governors.

SCCP is a participant of NSCC and as such submits and guarantees activity of certain of the Exchange’s members for clearance through the SCCP omnibus account. SCCP is entitled to all of the services and benefits of a participant of NSCC and is subject to all of the liabilities of a participant. The Exchange guarantees to NSCC all liabilities and/or obligations of SCCP to NSCC which now, or in the future may arise including liabilities and obligations which may arise from SCCP’s membership in DTC.

In the normal course of its business, the Exchange is exposed to asserted and unasserted claims. In the opinion of management, the resolution of these matters will not have a material adverse affect on the Exchange’s consolidated financial position, results of operations or cash flows.

Note O—Demutualization

As a result of the demutualization, the Exchange is authorized to issue (i) 1,000,000 shares of common stock, 50,500 shares of which are designated Class A Common Stock and 949,500 shares of which are designated Class B Common Stock (collectively, the Common Stock), and (ii) 100,000 shares of preferred stock, all with a par value of $.01 per share. Each Exchange membership was converted in the demutualization into 100 shares of Class A Common Stock of Philadelphia Stock Exchange, Inc., the surviving stock-form corporation, for an aggregate of 50,500 shares. In connection with the demutualization, no shares of Class B Common Stock were issued and, as described below, one share of Series A Preferred Stock was issued.

Shareholder and Independent Governors of the Exchange are elected by the holders of the Common Stock. Member and Designated Independent Governors are chosen, and their removal may be directed by the members (permit holders) of the Exchange. All voting rights of a member are exercised through the member organization with which the member is primarily affiliated. The Member and Designated Independent Governors who are chosen by the members are formally elected at the annual meeting of stockholders by the Phlx Member Voting Trust (the Trust), a Delaware statutory trust whose trustee is an independent institution that is required to vote in accordance with the vote of the Exchange’s members. In connection with the demutualization, one share of Series A Preferred Stock of the Exchange was issued to the Trust, the sole purpose of which is to allow the Trust to vote for the election or removal of Member and Designated Independent Governors as directed by a member vote. Except for the election and removal of Member and Designated Independent Governors, and subject to the rights of any class or series of preferred stock if and when issued, the Common Stock retains all voting rights of the stockholders of the Exchange.

The holders of the Common Stock will have all dividend and other distribution rights of stockholders in the Exchange, subject to the rights of any class or series of preferred stock, if and when issued. The Series A Preferred Stock does not have any dividend rights. The Exchange’s by-laws prohibit the payment of dividends from revenues received by the Exchange from regulatory fines, fees or penalties.

As a result of the demutualization, membership and trading privileges on the Exchange are represented by trading permits issued to qualified persons for a periodic fee. All members of the Exchange in good standing immediately prior to the demutualization were given the opportunity to obtain trading permits, and the Exchange is authorized to issue additional trading permits to individuals who seek membership and trading privileges.

As a result of the demutualization, members’ equity (totaling $45,492,000) and pre-demutualization net income generated through January 20, 2004 (totaling $1,117,000) were allocated to additional paid-in-capital, one share of Series A Preferred Stock, and 50,500 shares of Class A Common Stock.

On January 20, 2007, all Class A Common Stock converted to Class B Common Stock (see Conversion of Class A Common Stock under note Q).

Note P—Equity

1. Strategic partners

As approved by the Board of Governors on June 15, 2005, the Company, on June 16, 2005, entered into strategic alliances with Merrill Lynch, Pierce, Fenner & Smith and Citadel Derivatives Group (the “First Round Strategic Partners”). Pursuant to the terms of each transaction and in exchange for a cash purchase price of $7.5 million, each First Round Strategic Partner acquired (i) shares of Class B Common Stock representing 10% of the number of shares of Common Stock outstanding (or available for issuance to management pursuant to the Phlx’s management incentive plan) immediately after and taking into account the closing of the First Round Strategic Alliances and (ii) a warrant (a “First Round Warrant”) to acquire, for nominal consideration, additional shares of Common Stock such that, together with the shares already owned by the investor, the investor would own shares representing up to 19.9% of the shares of Common Stock outstanding (or available for issuance to management pursuant to the Phlx’s management incentive plan) immediately after and taking into account the exercise of such First Round Warrant (with provision made, through a “Shortfall Warrant” if the issuance thereof is necessary, to maintain the right to acquire such 19.9% if any dilutive warrants, options, convertible securities or other similar rights are outstanding at the time the First Round Warrant is exercised).

As approved by the Board of Governors on August 12, 2005, the Company on August 16, 2005, entered into strategic alliances with Citigroup Financial Products, Inc., Credit Suisse First Boston Next Fund, Inc, UBS Securities, LLC (collectively, the “5% Investors”) and Morgan Stanley & Co., Incorporated (“Morgan Stanley”) (together with the 5% Investors, the “Second Round Strategic

Partners”). Like the First Round Strategic Partners, Morgan Stanley acquired, pursuant to the terms of the transaction and in exchange for a cash purchase price of $7.5 million, (i) shares of Class B Common Stock representing 10% of the number of shares of Common Stock outstanding (or available for issuance to management pursuant to the Exchange’s management incentive plan) immediately after and taking into account the closing of the Second Round Strategic Alliances and (ii) a warrant (a “Second Round Warrant” and, together with the First Round Warrants, the “Warrants”) to acquire, for nominal consideration, additional shares of Common Stock such that, together with the shares already owned by Morgan Stanley, it would own shares representing up to 19.9% of the shares of Common Stock outstanding (or available for issuance to management pursuant to the Exchange’s management incentive plan) immediately after and taking into account the exercise of such Second Round Warrant (with provision made, through a “Shortfall Second Round Warrant” if the issuance thereof is necessary, to maintain the right to acquire such 19.9% if any dilutive warrants, options, convertible securities or other similar rights are outstanding at the time the Second Round Warrant is exercised).

Pursuant to the terms of the transaction and in exchange for a cash purchase price of $3.75 million, the 5% Investors acquired (i) shares of Class B Common Stock representing 5% of the number of shares of Common Stock outstanding (or available for issuance to management pursuant to the Exchange’s management incentive plan) immediately after and taking into account the closing of the Second Round Strategic Alliances and (ii) a Second Round Warrant to acquire, for nominal consideration, additional shares of Common Stock such that, together with the shares already owned by such 5% Investors, each 5% Investor would own shares representing up to 9.9% of the shares of Common Stock outstanding (or available for issuance to management pursuant to the Exchange’s management incentive plan) immediately after and taking into account the exercise of such Second Round Warrant (with provision made, through a “Shortfall Second Round Warrant” if the issuance thereof is necessary, to maintain the right to acquire such 9.9% if any dilutive warrants, options, convertible securities or other similar rights are outstanding at the time the Second Round Warrant is exercised).

As a result of the Second Round Strategic Alliances, the Board of Governors issued an additional 3,156 shares of Class B Common Stock to each of the First Round Strategic Partners, in order to restore their Common Stock ownership to 10% after taking into account the Second Round Strategic Alliances.

The number of additional shares of Common Stock that may be issued pursuant to a First or Second Round Warrant and any Shortfall First or Second Round Warrant will vary depending on whether the First or Second Round Strategic Partner holding such First or Second Round Warrant meets the specific performance criteria set forth in the First or Second Round Warrant, which require that the First or Second Round Strategic Partner trade an agreed-upon number of option contracts, subject to certain exceptions, on the Phlx’s exchange on a daily basis over a specified period of months.

As a result of the above transactions, the Exchange issued 45,450 shares of Class B Common Stock to the six Strategic Partners described above for $33,750,000. Additionally, the company recognized expense of $15,449,000 and $17,835,000 in 2006 and 2005, respectively, related to the costs associated with the Strategic Partners meeting their performance criteria and earning additional Class B Common stock under their warrants and is included in equity granted to third parties and additional-paid-in-capital in the accompanying consolidated statements of operations and consolidated balance sheets, respectively.

In January 2006, Citadel Derivatives Group, LLC met all of its performance criteria under the warrants issued to them on June 15, 2005. Citadel Derivatives Group, LLC exercised their warrant on February 14, 2006 and the Company issued to them 10,334 shares of Class B Common Stock. In June 2006, Merrill Lynch, Pierce, Fenner & Smith (“Merrill Lynch”) met all of their performance criteria under the warrants issued to them on June 15, 2005. Merrill Lynch exercised their warrant on July 17, 2006 and the Exchange issued to them 77,759 shares of Class B Common Stock. In June 2006, Morgan Stanley met all of their performance criteria under the warrants issued to them on June 15, 2005. Morgan Stanley exercised their warrant on July 17, 2006 and the Exchange issued to them 77,759 shares of Class B Common Stock. In June 2006, Citigroup Financial Products, Inc. met all of their performance criteria under the warrants issued to them on June 15, 2005. Citigroup Financial Products, Inc. exercised their warrant on July 17, 2006 and the Exchange issued to them 38,659 shares of Class B Common Stock. In June 2006, Credit Suisse First Boston Next Fund, Inc. met all of their performance criteria under the warrants issued to them on June 15, 2005. Credit Suisse First Boston Next Fund, Inc. exercised their warrant on July 17, 2006 and the Exchange issued to them 38,559 shares of Class B Common Stock. In June 2006, UBS Securities, LLC met all of their performance criteria under the warrants issued to them on June 15, 2005. UBS Securities, LLC exercised their warrant on July 17, 2006 and the Exchange issued to them 38,659 shares of Class B Common Stock. On July 17, 2006, the Exchange also issued to Citadel Derivatives Group, LLC, 67,425 shares of Class B Common Stock pursuant to the Shortfall Warrant.

2. Tender offer—treasury shares

In the Exchange’s Offer to Purchase (“Offering”) dated September 22, 2005 that expired on October 26, 2005, the Exchange offered to purchase for cash up to 16,700 shares of its Class A Common Stock at a price per share of $900. The Offering was approved by the Board of Governors on August 12, 2005. As a result of this Offering, the Exchange purchased 3,600 shares of Class A Common Stock for $3,240,000.

3. Management equity plan

On December 14, 2006, the Exchange established the Philadelphia Stock Exchange, Inc. 2005 Stock Incentive Plan (“Plan”) whereby the Board of Governors may grant Restricted Stock Units (“RSUs”) to management, which is defined in the Plan as a notional unit representing the right to receive one share of stock on a settlement date at which time, all vested RSU’s shall be settled by issuance of shares of Stock underlying such vested units, or at the discretion of the Compensation Committee, in cash or partially in cash and partially in shares of stock. The settlement dates shall be the earliest to occur of (i) the third anniversary of the date of the grant; (ii) a change in control; or (iii) termination of employment or service. The Exchange has accounted for the awards using the assumption that the awards will be fully settled in cash. Fair value of the Exchange’s stock is based on an independent appraisal. The RSUs shall vest in accordance with the following schedule, subject to each holder’s continued employment or service with the Exchange or its affiliates as applicable: (i) 33.3% of the RSUs shall be vested on the date of the grant; and the remaining 66.7% of such RSUs shall vest ratably in 24 equal monthly installments beginning on the first day of each of the subsequent 24 months following the date of the grant. Compensation expense is charged to earnings over the life of each award. The charge is based upon each award’s current value, which is adjusted annually to reflect changes in value associated with movements in the value of the Exchange’s stock. The number of RSUs to be given to each individual was set at a special meeting of the Board of Governors on December 19, 2006. During the year ended December 31, 2006, the Exchange awarded 17,773 RSUs with a grant date value of $860 per share. Total compensation expense related to the Plan was $5,095,000 for the year ended December 31, 2006 and is included in staffing costs on the consolidated statements of operations and in accounts payable and other liabilities on the consolidated balance sheets. Additional compensation expense related to these awards, estimated to be $10,191,000, and the related income taxes, will be recognized over the vesting period through December 31, 2008.

Included as part of the compensation approved by the Board of Governors at the December 19, 2006 regular meeting were change of control arrangements for certain members of executive management as well as the Independent Governors on the Board of Governors.

Note Q—Subsequent event

Conversion of class A common stock

On January 20, 2007, the third anniversary of the demutualization of the Exchange, all 46,900 shares of Class A Common Stock converted to Class B Common Stock such that all 441,504 shares of the Exchange are, as of that date, Class B shares. Upon conversion to Class B, the eligibility of holders of Class A shares for a contingent dividend, terminated. The former holders of the Class A shares otherwise continue to have the same rights and privileges, including voting, as the Class B holders.

Philadelphia Stock Exchange, Inc.

Consolidated balance sheets

(Unaudited)

	September 30,
(Dollars in thousands)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$68,067	$47,336
Restricted cash	725	5,584
Accounts receivable:
Member—Trade	8,179	6,811
Members—Payment for order flow	5,436	4,606
Others	3,811	3,082
Deferred income taxes	289	421
Prepaid and other assets	5,738	3,969

	92,245	71,809
Clearing and depository items	7,198	7,186

Other assets:
Advance to clearing accounts	3,535	3,591
Investments available for sale at market	16,032	15,225
Investments held to maturity, at amortized cost	49	117
Investments held to maturity, at amortized cost—restricted	3,045	3,016
Investment in affiliate	333	333
Equipment and leasehold improvements (net of accumulated depreciation)	49,821	37,750
Other assets	217	86
Deferred income taxes	12,933	2,392

	85,965	62,510

Total assets	$185,408	$141,505

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and other liabilities	$39,040	$16,697
Payment for order flow due to specialists	5,638	9,687
Covered sale fee payable	112	94
Deferred revenue	1,823	1,705
Deferred credits	451	423

	47,064	28,606
Clearing and depository items	7,198	7,186
Accounts payable and other liabilities	24,114	6,524
Deferred credits	4,639	5,089
Supplemental executive retirement plan	4,624	1,631

	33,377	13,244

Total liabilities	87,639	49,036

Stockholders’ equity:
Common Stock, Class A, $0.01 par value 50,500 shares authorized, 0 shares issued and outstanding at September 30, 2007; 50,500 shares authorized, 46,900 shares issued and outstanding at September 30, 2006	—	—
Common Stock, Class B, $0.01 par value 949,500 shares authorized, 441,504 shares issued and outstanding at September 30, 2007; 394,604 shares issued and outstanding at September 30, 2006	4	4
Preferred Stock, $0.01 par value 100,000 shares authorized, 1 share issued and outstanding	—	—
Additional paid-in capital	113,611	113,624
Accumulated other comprehensive loss	(3,708)	(624)
Accumulated deficit	(8,898)	(17,295)

	101,009	95,709
Treasury stock	(3,240)	(3,240)

Total stockholders’ equity	97,769	92,469

Total liabilities and stockholders’ equity	$185,408	$141,505

See notes to consolidated financial statements.

Philadelphia Stock Exchange, Inc.

Consolidated statements of operations and

retained deficit (unaudited)

	For the nine months ended September 30,
(Dollars in thousands)	2007	2006

Revenues:
Transaction fees	$70,490	$56,768
Other services:
Clearing and settlement	1,413	1,753
Security price data and floor charges	9,264	7,982
Regulatory fees	8,115	8,060
Dividend and interest income	2,186	2,120
Gain on real estate transaction	—	5,500
Other	4,410	4,509

	95,878	86,692

Operating expenses:
Compensation and other staffing costs	41,951	31,131
Data processing and communication costs	9,182	7,379
Depreciation and amortization	9,290	9,116
Occupancy costs	3,486	3,673
Professional services	6,193	5,435
License costs	111	1,609
Equity issued to third parties	—	15,449
Other	10,435	6,821

	80,648	80,613

Income before income taxes	15,230	6,079
Income taxes	8,505	8,175

Net income (loss)	6,725	(2,096)
Accumulated deficit, beginning of period	(15,623)	(15,199)

Accumulated deficit, end of period	$(8,898)	$(17,295)

See notes to consolidated financial statements.

Philadelphia Stock Exchange, Inc.

Consolidated statements of cash flows

(Unaudited)

	For the nine months ended September 30,
(Dollars in thousands)	2007	2006

Cash flows from operating activities:
Net income (loss)	$6,725	$(2,096)
Adjustments to reconcile net income (loss) to net cash provided by in operating activities:
Amortization of bond premium/discount	1	(22)
Depreciation and amortization	9,290	9,116
Equity issued to third parties	—	15,449
Provision for rebates, discounts and allowances	20	22
Gain on real estate transaction	—	(5,500)
Non-cash compensation expense	6,490	—
Settlement of class action lawsuit	—	—
Gain on sale of investments	(452)	(828)
Loss on disposal of fixed assets	—	—
Supplemental executive retirement plan	671	671
Deferred income taxes	(3,883)	480
Changes in operating assets and liabilities:
Accounts receivable	(3,746)	(2,570)
Prepaid and other assets	(2,437)	(1,014)
Accounts payable and other liabilities	22,185	38
Deferred revenue	(5,297)	(5,124)
Deferred credits	(338)	2,247
Covered sale fee payable	(243)	(520)

Net cash provided by operating activities	28,986	10,349

Cash flows from investing activities:
Proceeds from sale of investments	8,059	4,438
Proceeds from sale of real estate	—	5,500
Purchase of investments	(8,253)	(3,952)
Restricted cash	5,323	(2,777)
Capital expenditures	(16,793)	(11,264)
Advance to clearing accounts	72	19

Net cash used in investing activities	(11,592)	(8,036)

Cash flows from financing activities:
Loan repayments	—	(46)
Capital contributions	—	2
Change in treasury seats	(3)	(19)

Net cash used in financing activities	(3)	(63)

Net increase in cash and cash equivalents	17,391	2,250
Cash and cash equivalents at beginning of period	50,676	45,086

Cash and cash equivalents at end of period	$68,067	$47,336

See notes to consolidated financial statements.

1. Basis of presentation

The accompanying consolidated interim financial statements of the Philadelphia Stock Exchange, Inc. and Subsidiaries (“PHLX” or the “Exchange”) are unaudited. These statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should be read in conjunction with the Exchange’s consolidated financial statements and the notes thereto for the years ended December 31, 2006 and 2005. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

The consolidated financial statements for the unaudited interim periods presented include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of financial position, results of operations and cash flows for such interim periods. In the opinion of management, results for the nine months ended September 30, 2007 are not necessarily indicative of results to be obtained for the year ended December 31, 2007.

The consolidated financial statements include the accounts of PHLX and its subsidiaries, SCCP, PBOT, ATS and PIPS.

Significant intercompany accounts and transactions have been eliminated in consolidation.

2. Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Cash and cash equivalents

All highly liquid investments purchased with an original maturity of three months or less are considered cash equivalents. PHLX periodically maintains cash balances at a financial institution in excess of the $100,000 Federal Deposit Insurance Corporation insurance limit.

4. Revenue recognition

Transaction fees and the majority of clearing and settlement service fees relate to trades executed or cleared through PHLX and its subsidiaries and are recorded on a settlement date basis. Regulatory fees include annual registered representative registration renewal fees and initial, transfer and termination fees from parties that are members of PHLX. The renewal registration fees are billed annually and collected by the National Association of Securities Dealers (“NASD”) and remitted to PHLX in December preceding the effective year, and are deferred and recognized monthly over the course of the effective year. Registered representative initial registration, transfer and termination fees are also billed and collected by NASD and are remitted monthly to PHLX and recognized in the month they are assessed to the member. Security price data revenue includes distributions from PHLX’s participation in the Consolidated Tape Association, the Nasdaq UTP Plan and the Options Price Reporting Authority and PBOT’s market data revenue from sale of PHLX’s data associated with the current and closing index spot values and the settlement values for PHLX and SIG Sector Indices and are accrued and recognized in the month the revenue is earned. Floor charges consist predominantly of trading post rental fees and other fees related to operating a trading floor and other revenue includes permit and Foreign Currency Options (“FCO”) participation fees, which are accrued and recognized in the month the services are provided.

5. Accounts receivable

PHLX’s accounts receivable are primarily due from monthly transaction fees and member fees. Credit is extended based on evaluation of customers’ financial condition and, generally, collateral is not required. Accounts receivable are stated in the consolidated financial statements at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the payment terms are considered past due. PHLX determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, PHLX’s previous loss history, the obligor’s current ability to pay its obligation to PHLX, and the condition of the general economy and the industry as a whole. PHLX writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

6. Investments

Investments classified as available for sale are stated at market value, and any net unrealized gain or loss is reported as a separate component of equity, net of deferred income taxes. Market value was obtained based on available quoted market prices as of September 30, 2007 and 2006. Debt securities for which PHLX has the intent and ability to hold to maturity are classified as held to maturity and are valued at cost adjusted for the amortization/accretion of premiums/discounts computed by the interest method. Gain or loss recognized on sales of securities are based on the specific classification method and are recorded as of the trade date.

7. Equipment and leasehold improvements

Equipment and leasehold improvements are carried at cost less allowances for accumulated depreciation and amortization. Depreciation of furniture and equipment is provided using the straight line method over the estimated useful lives of the applicable assets. Leasehold improvements are amortized over the lesser of the lease term or the useful life of such improvements.

8. Restricted cash

PHLX has classified cash totaling approximately $11,000 and $11,000 as restricted at September 30, 2007 and 2006, respectively, representing capital contributions from owners of exchange memberships used for funding technological improvements and other capital needs including principal payments with respect to certain loans. PHLX has classified cash totaling approximately $203,000 and $5.1 million as of September 30, 2007 and 2006, respectively, as restricted, representing funds collected from market makers for the purpose of reimbursing applicable specialists in relation to qualifying payments for order flow. Additionally, PHLX has classified $511,000 and $430,000 as restricted at September 30, 2007 and 2006, respectively, representing SCCP restricted cash, deposits and escrow amounts. All SCCP participant funds are maintained in cash, cash equivalents, or short-term investments, except for amounts utilized to satisfy Depository Trust & Clearing Corporation (“DTCC”) participant fund requirements with respect to SCCP’s omnibus clearance and settlement accounts. At September 30, 2007 and 2006, the participant funds were invested in overnight reverse repurchase agreements.

9. Deferred revenue

PHLX has classified amounts totaling $1.8 million (comprising regulatory fees of $1.7 million, PBOT member dues of $0, listing fees of approximately $4,000 and sector license fees of approximately $78,000), and $1.7 million (comprising regulatory fees of $1.6 million, PBOT member dues of $11,000, listing fees of $5,000 and sector license fees of $26,000), as deferred income at September 30, 2007 and 2006, respectively. Deferred income is amortized to income over the applicable future year.

10. Deferred credits

PHLX has classified amounts totaling $5.1 million (comprising rent credits of $4.7 million and depreciation credits of approximately $364,000) and $5.5 million (comprising rent credits of $5.0 million and depreciation credits of $479,000), as deferred credits at September 30, 2007 and 2006, respectively. The deferred rent credit represents the tenant improvement allowance paid to PHLX and will be amortized over the life of the lease renewal. The deferred depreciation credit represents a reimbursement of equipment purchases and internally developed software expenses related to development of PBOT’s trading platform and will be amortized over the life of the equipment and software.

11. Securities purchased under agreements to resell

Relative to SCCP, transactions involving purchases of securities under agreements to resell (reverse repurchase agreements or reverse repos) are accounted for as collateralized financings except where SCCP does not have an agreement to sell (or purchase) the same, or substantially the same, securities before maturity at a fixed or determinable price. It is the policy of SCCP to obtain possession of or the legal right to collateral with a market value equal to or in excess of the principal amount loaned under reverse repurchase agreements. Collateral is valued daily, and SCCP may require counterparties to deposit additional collateral or return pledges when appropriate. As of September 30, 2007 and 2006, SCCP had open reverse repos, which amounted to $5.6 million and $4.1 million, respectively, reflected in clearing and depository items on the balance sheet. The value of securities taken as collateral for these contracts was $5.8 million and $4.3 million at September 30, 2007 and 2006, and December 31, 2006 and 2005, respectively.

12. Government and government agency securities

Government securities, which are expected to be held until maturity, are stated at cost and adjusted for the amortization of premiums computed by the interest method, which approximates fair value. SCCP maintains a $3.0 million reserve fund that is invested in government securities. At September 30, 2007 and 2006, this reserve fund was part of investments held to maturity, which totaled $3.0 million. Pursuant to SCCP rules, the reserve fund is to be used to cover all reasonably anticipated operating expenses of SCCP and must be replenished within 60 days of the use of such monies.

13. Participants’ securities transactions

SCCP’s participants’ securities transactions are reported on a settlement date basis.

14. Participants’ margin accounts

Relative to SCCP, margin accounts receivable from and payable to participants include amounts due on cash and margin transactions. Securities owned by participants and held as collateral for receivables were valued at $1.3 million and $4.3 million at September 30, 2007 and 2006, respectively. Such collateral is not reflected in the consolidated financial statements. Securities owned by participants are marked to market in determining equity for margining purposes. SCCP is potentially exposed to credit risk arising from nonperformance of its margin members in meeting their settlement obligations.

15. Income taxes

Deferred income taxes are recognized for the tax consequences of differences in future years between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on tax laws and statutory tax rates applicable to the periods in which the differences are expected to result in taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

16. Computer software developed or obtained for internal use

PHLX follows the provisions of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires entities to capitalize direct internal and external costs that meet certain capitalization criteria. Accordingly, PHLX capitalized $3.6 million and $3.7 million for the nine months ended September 30, 2007 and 2006, respectively.

17. Comprehensive income

PHLX follows the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-operating sources. Other comprehensive loss consists of net unrealized gains on investment securities available for sale and minimum pension and postretirement plan adjustments.

18. Pension plan

PHLX funds its pension plan subject to the full funding limitation of the Employee Retirement Income Security Act of 1974. PHLX follows SFAS No. 132R (revised), Employee’s Disclosures about Pensions and Other Postretirement Benefits.

19. Postretirement health benefit plan

Net postretirement health benefit costs are not funded. The net transition obligation for the plan is being amortized over a 20-year period, and will be fully amortized by January 1, 2013.

20. Advertising costs

PHLX expenses advertising costs as incurred. Advertising expense was approximately $100,000 and $61,000 for the nine months ended September 30, 2007 and 2006, respectively.

21. Reclassifications

Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 presentation.